As filed with the Securities and Exchange Commission on December 3, 2025.
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HBT FINANCIAL, INC.
(Exact name of registrant as specified in its Charter)
6022
(Primary Standard Industrial Classification Code Number)
Delaware (State of or Other Jurisdiction of Incorporation or Organization)	37-1117216 (I.R.S. Employer Identification Number)
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Jennifer Durham King Mark C. Svalina Vedder Price P.C. 222 N. LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500	Joseph T. Ceithaml Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large, accelerated file, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company, See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Small reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the common stock of HBT Financial, Inc. to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 3, 2025
, 2025
Dear Shareholders of CNB Bank Shares, Inc.:
On October 20, 2025, CNB Bank Shares, Inc. (“CNB”), HBT Financial, Inc. (“HBT”), and HB-CNB Merger, Inc., a wholly-owned subsidiary of HBT (“MergerCo”), entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the merger of CNB with HBT. CNB will hold a special meeting of its common shareholders at which the holders of shares of CNB’s common stock, par value $0.05 per share (“CNB common stock”), will be asked to vote to adopt the merger agreement and approve the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus.
Under the merger agreement, MergerCo, a newly organized company which is wholly-owned by HBT, will merge with and into CNB, with CNB as the surviving entity, and as a result, CNB will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, CNB will merge with and into HBT, with HBT as the surviving entity, thereby ending the separate corporate existence of CNB (the “intermediate merger”). In addition, subsequent to the intermediate merger and at a time to be determined by HBT, CNB Bank & Trust, N.A., a nationally-chartered bank and a wholly-owned subsidiary of CNB (“CNB Bank”), will merge with and into Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT (“Heartland Bank”), with Heartland Bank continuing as the surviving bank (the “bank merger”).
Upon the terms and subject to the conditions of the merger agreement, upon completion of the merger, each share of CNB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each CNB shareholder, one of the following (“merger consideration”): (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $27.73 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of CNB common stock, you will receive 1.0434 shares of HBT common stock for each CNB share converted into stock and $27.73 in cash for each CNB share converted into cash.
Each shareholder election will be subject to a proration mechanism based on the elections of other CNB shareholders. On an aggregate basis, the cash to be received by CNB shareholders will equal as closely as possible $33,830,958 (the “aggregate cash consideration”) and the number of shares of HBT common stock to be received by CNB shareholders will equal as closely as possible 5,513,480 shares (the “aggregate stock consideration”). Holders of CNB common stock that do not make a valid election will be treated as having elected to receive the cash consideration or the stock consideration in accordance with the proration methodology described in the merger agreement.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Holders of CNB capital stock should note that the value of the HBT common stock to be received by holders of CNB capital stock in the merger will fluctuate based on the trading price of HBT common stock. HBT common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HBT.” CNB common stock is quoted on the OTCQX under the symbol “CNBN.”
Based on the closing price of HBT common stock as reported on Nasdaq of $23.60 as of October 17, 2025, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $130.1 million, and the implied aggregate transaction value was approximately $165.4 million, or approximately $170.2 million based on HBT’s 15-day volume weighted average stock price of $24.44 as of such date. Based on the closing price of HBT common stock as reported on Nasdaq of $      as of                 , 2025, the latest practicable date before the date of this proxy

statement/prospectus, the implied value of the stock consideration was approximately $      million, and the implied aggregate transaction value was approximately $      million.
Based on the number of shares of HBT common stock to be issued in connection with the merger, holders of shares of CNB capital stock as of immediately prior to the closing of the merger are expected to hold, in the aggregate, approximately 15% of the issued and outstanding shares of HBT common stock immediately following the effectiveness of the merger.
Adoption of the merger agreement requires the affirmative vote of the holders of (i) at least a majority of the voting power of all outstanding shares of CNB common stock and (ii) at least a majority of the voting power of all outstanding shares of CNB preferred stock, voting as a separate class. All of the directors of CNB and CNB Bank and one significant shareholder of CNB, collectively holding an aggregate       shares of CNB common stock as of the record date for the special meeting, representing approximately     % of the outstanding CNB common stock as of such date, and the shareholder holding all of the shares of CNB preferred stock, have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
Castle Creek Capital Partners VI LP (“Castle Creek”), the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
The special meeting of holders of CNB common stock will be held on            , 2026, at         Central Time, on the lower level of the main office of CNB Bank & Trust, N.A., located at 450 West Side Square, Carlinville, Illinois 62626.
CNB’s board of directors has unanimously recommended that holders of CNB capital stock vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, and “FOR” one or more adjournments of the special meeting, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.
We cannot complete the merger without the approval of the adoption of the merger agreement by holders of CNB common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the CNB special meeting, we urge you to submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, and certain related transactions and agreements. We encourage you to carefully read the entire accompanying proxy statement/prospectus (including the documents incorporated therein by reference). Please pay particular attention to the section entitled “Risk Factors” on page 33 in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger and HBT.
We hope to see you at the special meeting and look forward to the successful completion of the merger.
Sincerely,
James T. Ashworth
President
CNB Bank Shares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of the accompanying proxy statement/prospectus is          , 2025, and it is first being mailed or otherwise delivered to CNB shareholders on or about       , 2025.

450 West Side Square
Carlinville, Illinois 62626
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2026
To the Shareholders of CNB Bank Shares, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock, $0.05 par value per share (“CNB common stock”), of CNB Bank Shares, Inc., an Illinois corporation (“CNB”), will be held on            , 2026, at        , Central Time, on the lower level of the main office of CNB Bank & Trust, N.A., located at 450 West Side Square, Carlinville, Illinois 62626 (the “special meeting”), for the purpose of considering and voting upon the following matters:
1.
Merger Proposal.   Adoption of the Agreement and Plan of Merger, dated as of October 20, 2025 (the “merger agreement”), by and among HBT Financial, Inc. (“HBT”), HB-CNB Merger, Inc. (“MergerCo”) and CNB, and the approval of the transactions contemplated thereby (the “merger proposal”);

2.
Adjournment Proposal.   Approval by the holders of CNB common stock of one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

3.
Other Business.   Such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on             , 2025, as the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. Only holders of record of CNB common stock at the close of business on the record date are entitled to notice of and to vote on the proposals at the special meeting and any adjournments of the special meeting.
Under Illinois law, CNB shareholders who do not vote in favor of the merger proposal will have the right, under certain circumstances, to assert dissenters’ rights (which we refer to as “dissenters’ rights”) in connection with the merger and, upon complying with the requirements of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), receive cash in the amount of the “fair value” of their shares of CNB common stock instead of the merger consideration. This “fair value” could be the same or more than the merger consideration but could also be less. See “The Merger Agreement — CNB Shareholder Dissenters’ Rights.”
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting in person, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
CNB’s board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CNB and its shareholders and has unanimously recommended that holders of CNB common stock vote “FOR” the merger proposal and vote “FOR” the adjournment proposal.
We encourage you to carefully read the entire accompanying proxy statement/prospectus (including any documents incorporated therein by reference) because it contains important information about the merger agreement, the merger and the CNB special meeting. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus for a discussion of the risks relating

i

to the proposed merger. You may also obtain information about HBT from documents that it has filed with the Securities and Exchange Commission at its website www.sec.gov.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact CNB’s proxy solicitor at:
Advantage Proxy, Inc.
Attention: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
By order of the Board of Directors,
James T. Ashworth President , 2025	Richard C. Walden Chairman

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following discussion is intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully this entire proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Unless the context otherwise requires, references in this proxy statement/prospectus to “HBT” refer to HBT Financial, Inc., a Delaware corporation; references to “Heartland Bank” refer to Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT; references to “MergerCo” refer to HB-CNB Merger, Inc., a Delaware corporation and wholly-owned subsidiary of HBT; references to “CNB” refer to CNB Bank Shares, Inc., an Illinois corporation; and references to “CNB Bank” refer to CNB Bank & Trust, N.A., a nationally-chartered bank and a wholly-owned subsidiary of CNB.
Q:
What is the proposed transaction?

A:
You are being asked to vote on the adoption of a merger agreement that provides for the merger of MergerCo, with and into CNB, with CNB as the surviving entity, whereby CNB will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, CNB will then merge with and into HBT, with HBT as the surviving entity, and thereby ending the separate corporate existence of CNB (the “intermediate merger”). Subsequent to the intermediate merger and at a time to be determined by HBT, CNB Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, CNB Bank’s banking offices will become banking offices of Heartland Bank.

Q:
What will CNB shareholders be entitled to receive in the merger?

A:
If the merger is completed, each share of CNB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each CNB shareholder, one of the following (“merger consideration”): (i) 1.0434 shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $27.73 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of CNB common stock, you will receive 1.0434 shares of HBT common stock for each CNB share converted into stock and $27.73 in cash for each CNB share converted into cash.

Each shareholder election will be subject to a proration mechanism based on the elections of other CNB shareholders. On an aggregate basis, the cash to be received by CNB shareholders will equal as closely as possible $33,830,958 (the “aggregate cash consideration”) and the number of shares of HBT common stock to be received by CNB shareholders will equal as closely as possible 5,513,840 shares (the “aggregate stock consideration”).
Holders of CNB common stock that do not make a valid election will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology described in the merger agreement. Shares of CNB common stock held by CNB shareholders who validly exercise their dissenters’ rights (“dissenting shares”) will not be converted into merger consideration.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.

Q:
What is the value of the merger consideration I will receive?

A:
If the merger is completed, each share of CNB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each CNB shareholder: (i) 1.0434 shares of HBT common stock, (ii) cash in the amount of $27.73 or (iii) a combination of cash consideration and stock consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement.

Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) of $23.60 as of October 17, 2025, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $130.1 million, and the implied aggregate transaction value was approximately $165.4 million, or approximately $170.2 million based on HBT’s 15-day volume weighted average stock price of $24.44 as of such date. Based on the closing price of HBT common stock as reported on Nasdaq of $       as of           , 2025, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration was approximately $       million, and the implied aggregate transaction value was approximately $       million.
For illustrative purposes only, and assuming no proration of merger consideration, a holder of 100 shares of CNB common stock could receive:
•
an amount of cash equal to $2,773.00 for an all-cash election;

•
104 shares of HBT common stock with an implied value of approximately $      , as of           , 2025, plus cash in lieu of any fractional shares of HBT common stock, for an all-stock election; or

•
$554.60 in cash and 83 shares of HBT common stock with an implied value of approximately $      , as of           , 2025, plus cash in lieu of any fractional shares of HBT common stock, for an election to receive a mix of 20% cash consideration and 80% stock consideration, which is the approximate expected breakdown of the total cash and stock consideration in the merger.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Q:
How and when do I make any merger consideration election?

A:
Subject to the proration procedures described below, CNB common shareholders will be offered the opportunity to elect to receive their merger consideration in the form of (i)  cash consideration, (ii)  stock consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash. CNB shareholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an “election form”) that will be mailed on or about the date on which the proxy statement/prospectus is first mailed to CNB common shareholders (and at least 20 business days prior to the election deadline).

For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”), before the election deadline, which is the date of the special meeting. CNB shareholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing CNB common stock, you must return your stock certificates to the exchange agent with your election form.
If you own CNB common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.

If you do not send in a properly completed election form by the election deadline, you will be treated as though you had not made an election and you will be allocated cash, shares of HBT common stock or a combination thereof as needed to satisfy the overall aggregate cash consideration and aggregate stock consideration requirement. Carefully review and follow the instructions accompanying the election form.
Q:
Will CNB shareholders receive the form of merger consideration they elect?

A:
The form of merger consideration you receive may differ from the form of consideration that you elect to receive. This is because the CNB shareholder elections will be subject to the elections of other CNB shareholders and a proration mechanism, such that the total cash consideration to be received by CNB shareholders will equal as closely as possible the aggregate cash consideration, and the total stock consideration to be received by CNB shareholders will equal as closely as possible the aggregate stock consideration. Holders of CNB common stock that do not make an election will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology in the merger agreement.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Q:
What do I do if I want to revoke my election?

A:
At any time prior to the election deadline, a shareholder may change his or her election by written notice to the exchange agent accompanied by a properly completed and signed revised election form.

Q:
What happens if I do not make a valid election?

A:
If you do not return a properly completed election form and all required documents by the election deadline, your shares of CNB common stock will be considered “non-election shares” and will be converted into the right to receive the cash consideration, the stock consideration or a combination thereof as needed to satisfy the overall aggregate cash consideration and aggregate stock consideration requirement according to the proration methodology specified in the merger agreement.

Q:
Why do CNB and HBT want to engage in the merger?

A:
CNB believes that the merger will provide CNB shareholders with substantial benefits, including increased shareholder value and enhanced liquidity, and HBT believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — CNB’s Reasons for the Merger and Recommendation of the CNB Board” and “The Merger — HBT’s Reasons for the Merger.”

Q:
Are CNB shareholders being asked to vote on any matters other than the merger proposal?

A:
In addition to voting to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”), CNB is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger proposal (the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the CNB Board recommend?

A:
CNB’s board of directors (the “CNB Board”) has determined that the merger agreement and the transactions contemplated therein are in the best interests of CNB and its shareholders. The CNB Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. To review the reasons for the merger in more detail, see “The Merger — CNB’s Reasons for the Merger and Recommendation of the CNB Board.”

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting of a majority of the outstanding shares of CNB common stock entitled to vote, represented in person or by proxy, shall constitute a quorum.

Castle Creek, the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting. Accordingly, quorum requirements relating to the CNB preferred stock at the special meeting will not apply.
Q:
What vote is required to approve each proposal at the special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger proposal requires the affirmative vote of the holders of (i) at least a majority of the voting power of all outstanding shares of CNB common stock and (ii) at least a majority of the voting power of all outstanding shares of CNB Series A convertible perpetual preferred stock, par value $0.01 per share (“CNB preferred stock” and, together with CNB common stock, “CNB capital stock”), voting as a separate class. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal.

Castle Creek Capital Partners VI LP (“Castle Creek”), the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of CNB common stock represented at the special meeting and entitled to vote on the adjournment proposal. Abstentions will have the same effect as a vote against the adjournment proposal, while broker non-votes will have no effect on the adjournment proposal, although they may prevent CNB from obtaining a quorum and require CNB to adjourn the special meeting to solicit additional proxies.
Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by CNB shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. The CNB Board unanimously recommends that CNB’s shareholders vote “FOR” the merger proposal. Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of CNB common stock as of the close of business on the record date for the special meeting. After you have carefully read and considered the information contained in this proxy statement/prospectus, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to CNB, or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of CNB common stock on behalf of their customers may not give a proxy to CNB to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against the merger proposal.
Q:
How will my shares be voted?

A:
If you submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card, your shares will be voted in accordance with your instructions. If you submit a proxy but you do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
Can I revoke my proxy and change my vote?

A:
You may revoke your proxy or change your vote prior to the special meeting by filing with the Corporate Secretary of CNB, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding how to vote on the merger proposal?

A:
Yes. In evaluating the merger agreement and the transactions contemplated therein, you should carefully read this proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page      .

Q:
What if I oppose the merger? Do I have dissenters’ rights?

A:
CNB shareholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of the Illinois Business Corporation Act of 1983, as amended (which we refer to as the “IBCA”), will be entitled to receive payment in cash of the “fair value” of their shares of CNB common stock as ultimately determined under the statutory process. This “fair value” could be more than the merger consideration but could also be less. A copy of the applicable section of the IBCA is attached as Appendix F to this document.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to HBT’s and CNB’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither CNB nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.

Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of CNB common stock generally will be as follows:
•
if a U.S. holder of CNB common stock receives solely shares of HBT common stock in exchange for such holder’s shares of CNB common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of CNB common stock receives solely cash in exchange for such holder’s shares of CNB common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of CNB common stock; and

•
if a U.S. holder of CNB common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of CNB common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of CNB common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).
The U.S. federal income tax consequences of the integrated merger to each CNB shareholder will depend on such CNB shareholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the integrated merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.”
Q:
When and where is the special meeting?

A:
The special meeting will take place on            , 2026, at          , Central Time, on the lower level of the main office of CNB Bank & Trust, N.A., located at 450 West Side Square, Carlinville, Illinois 62626.

Q:
Who may attend the special meeting?

A:
Only holders of CNB common stock as of the record date may attend the special meeting. If you are a common shareholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting. If you held shares of CNB common stock in “street name” as of the record date, you may attend the special meeting only if you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary.

Q:
Should I send in my CNB stock certificates with my proxy card?

A:
No, you should not send your stock certificates with your proxy card.   You will be required to send in your stock certificates when you complete the election form (which also will serve as a letter of transmittal) that will be mailed on the same date on which this proxy statement/prospectus is first mailed to holders of CNB common stock, unless otherwise agreed by HBT and CNB. After you receive the election form, you should complete the form (which also will serve as a letter of transmittal), and if you hold CNB stock certificates, return them with your completed form to the exchange agent in the envelope provided with the form before the election deadline, which is the date of the special meeting.

As soon as reasonably practicable after the closing date, if necessary, the exchange agent will cause an additional letter of transmittal to be mailed to each holder of record of shares of CNB common stock who had not previously delivered a letter of transmittal, including delivery and surrender of the holder’s underlying CNB stock certificates, to the exchange agent by the election deadline. If you receive this subsequent letter of transmittal, you should complete the form, and if you hold CNB stock certificates, return them with your completed form to the exchange agent in the envelope provided as soon as reasonably practicable to receive the merger consideration.
Q:
Whom may I contact if I cannot locate my CNB stock certificates?

A:
If you are unable to locate your original CNB stock certificates, you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you with the election form on the same date on which this proxy statement/prospectus is first mailed to holders of CNB common stock and, as applicable, following the closing of the merger. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact: CNB Bank Shares, Inc., Attn: Karen Viehweg, Senior Executive Assistant, 450 West Side Square, Carlinville, Illinois 62626, at (217) 854-2674 or kviehweg@cnbil.com.

Q:
What should I do if I hold my shares of CNB common stock in book-entry form?

A:
If you hold shares of CNB common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to those shares.

Q:
What should I do if I receive more than one set of voting materials?

A:
CNB shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CNB common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CNB common stock and your shares are registered in more than one name, you will receive more than one proxy card or voting instruction card. Please submit a proxy with your voting instructions for each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of CNB common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be adopted by shareholders of CNB, and we must obtain the necessary regulatory approvals before we can complete the merger. Assuming CNB shareholders approve the merger proposal, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the first quarter of 2026. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied or waived. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
What happens if the merger is not completed?

A:
Neither HBT nor CNB can assure you of when or if the merger will be completed. CNB must first obtain the approval of its shareholders of the merger proposal, and the parties must obtain necessary regulatory approvals and satisfy certain other customary closing conditions. If the merger is not completed, CNB shareholders will not receive any consideration for their shares and will continue to be CNB shareholders, and each of HBT and CNB will remain independent companies. Under certain circumstances, CNB may be required to pay HBT a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement.”

Q:
Who can answer my other questions?

A:
If you have other questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: CNB Bank Shares, Inc., Attn: James T. Ashworth, President, 450 West Side Square, Carlinville, Illinois 62626, at (217) 854-2674 or Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the special meetings?

A:
CNB will pay the cost of soliciting proxies for the special meeting. CNB has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the special meeting. CNB has agreed to pay Advantage Proxy a fee of up to $10,000 for this service. CNB will also reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CNB common stock, in which case these parties will be reimbursed by CNB for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of CNB’s directors, officers and other employees, without additional compensation.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about HBT from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by HBT at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting HBT in writing at the address or by telephone as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of the documents that you request. In order for you to receive timely delivery of the documents before the CNB special meeting, you must request them no later than              , 2026, five business days prior to the date of the special meeting.
See the section entitled “Where You Can Find More Information.”
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4, filed with the SEC, constitutes a prospectus of HBT under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of HBT common stock to be issued to shareholders of CNB as consideration in the merger of CNB with HBT, as more fully described herein. In addition, it constitutes a proxy statement with respect to the special meeting of CNB shareholders.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should assume that the information in this proxy statement/ prospectus is accurate only as of its date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to CNB shareholders nor the issuance by HBT of shares of HBT common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to carefully read this entire document and the documents referenced herein for a more complete understanding of the proposed merger between HBT and CNB. In addition, we incorporate by reference into this document important business and financial information about HBT. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Proposed merger of HBT and CNB (Page    )
Pursuant to the merger agreement, MergerCo, a newly organized company which is wholly-owned by HBT, will merge with and into CNB, with CNB as the surviving entity, and as a result, CNB will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, CNB will merge with and into HBT, with HBT as the surviving entity, thereby ending the separate corporate existence of CNB (the “intermediate merger”). In addition, subsequent to the intermediate merger and at a time to be determined by HBT, CNB Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”).
Subject to the satisfaction of the conditions precedent to the merger, we expect to complete the merger and the bank merger in the first quarter of 2026, although delays may occur.
Special meeting of CNB shareholders (Page    )
CNB plans to hold its special meeting of shareholders on            , 2026, at          , Central Time, on the lower level of the main office of CNB Bank, located at 450 West Side Square, Carlinville, Illinois 62626 (the “special meeting”). At the special meeting, holders of common stock, $0.05 par value per share, of CNB (“CNB common stock”) will be asked to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”).
You can vote at the special meeting to approve the merger proposal if you owned CNB common stock at the close of business on                 , 2025 (the “record date”). As of that date, there were        shares of CNB common stock outstanding and entitled to vote, and 9,745 shares of CNB preferred stock outstanding. A holder of CNB common stock can cast one vote for each share of CNB common stock owned on the record date.
The CNB Board unanimously recommends that holders of CNB common stock vote “FOR” the merger proposal (Page    )
The CNB Board (i) has unanimously determined that the Agreement and Plan of Merger, dated as of October 20, 2025 (the “merger agreement”), among, HBT, MergerCo, and CNB, and the transactions contemplated thereby are advisable, fair to and in the best interests of CNB and its shareholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, and (iii) unanimously recommends that holders of CNB common stock vote “FOR” the merger proposal.
All of the directors of CNB and CNB Bank and one significant shareholder of CNB, collectively holding as of the record date an aggregate of         shares of CNB common stock, representing approximately     % of the outstanding CNB common stock as of such date, and the shareholder holding all of the shares of CNB preferred stock, have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
CNB shareholders will receive, at their election, either cash, shares of HBT common stock, or both in the merger (Page    )
Upon completion of the merger, each share of CNB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each CNB shareholder, one of the following (“merger consideration”): (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”),

(ii) cash in the amount of $27.73 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of CNB common stock, you will receive 1.0434 shares of HBT common stock for each CNB share converted into stock and $27.73 in cash for each CNB share converted into cash.
Each shareholder election will be subject to a proration mechanism based on the elections of other CNB shareholders. On an aggregate basis, the cash to be received by CNB shareholders will equal as closely as possible the aggregate cash consideration of $33,830,958 and stock to be received by CNB shareholders will equal as closely as possible the aggregate stock consideration of 5,513,480 shares. Holders of CNB common stock that do not make a valid election will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology described in the merger agreement.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the stock consideration, CNB shareholders will receive cash for any such fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
Based on the closing price of HBT common stock as reported on Nasdaq of $23.60 as of October 17, 2025, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $130.1 million, and the implied aggregate transaction value was approximately $165.4 million, or approximately $170.2 million based on HBT’s 15-day volume weighted average stock price of $24.44 as of such date. Based on the closing price of HBT common stock as reported on Nasdaq of $      as of                 , 2025, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration was approximately $      million, and the implied aggregate transaction value was approximately $      million.
For illustrative purposes, and assuming no proration of merger consideration, a holder of 100 shares of CNB common stock could receive:
•
an amount of cash equal to $2,773.00 for an all-cash election;

•
104 shares of HBT common stock with an implied value of approximately $      as of,          2025, plus cash in lieu of any fractional shares of HBT common stock, for an all-stock election; or

•
$554.60 in cash and 83 shares of HBT common stock with an implied value of approximately $      as of           , 2025, plus cash in lieu of any fractional shares of HBT common stock, for an election to receive a mix of 20% cash consideration and 80% stock consideration, which is the approximate expected breakdown of the total cash and stock consideration in the merger.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
All CNB preferred stock issued and outstanding will, immediately prior to the merger, be automatically converted into a number of shares of CNB common stock equal to 100 shares of CNB common stock for each one share of CNB preferred stock.
Each CNB stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the volume weighted average closing price of HBT common stock over the 10 trading days ending on the fifth trading day prior to the effective time of the merger (the “VWAP price”) multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of CNB common stock subject to the option. For illustrative purposes, assuming a VWAP price of $25.00, a holder of a CNB stock option for 100 shares with an exercise price of $10.00, would receive $1,608.50.

Each CNB stock appreciation right (“SAR”) outstanding will, immediately prior to the merger, whether vested or unvested, fully vest and be converted into the right to receive a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the grant price per share of CNB common stock under the SAR, multiplied by (ii) the number of shares of CNB common stock subject to such SAR. For illustrative purposes, assuming a VWAP price of $25.00, a holder of a SAR for 100 shares with a grant price per share of $10.00, would receive $1,608.50.
Election and proration procedures for CNB shareholders (Page    )
An election form will be mailed to CNB common shareholders on or about the date on which the proxy statement/prospectus is first mailed to CNB shareholders (and at least 20 business days prior to the election deadline). For an election to be valid, a properly executed election form must be received by the exchange agent before the election deadline, which is the date of the special meeting. CNB shareholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
Each election form will permit the holder of record of CNB common stock to elect to receive for each share of CNB stock: (i) stock consideration, (ii) cash consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as described in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing CNB common stock, you must return your stock certificates to the exchange agent with your election form in order to receive the merger consideration.
If you own CNB common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
Carefully review and follow the instructions accompanying the election form. If you do not send in the properly completed election form by the election deadline, you will be treated as though you had not made an election and will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology described in the merger agreement.
The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the CNB shareholder elections will be subject to a proration mechanism based on the elections of other CNB shareholders, such that the total cash consideration to be received by CNB shareholders will equal as closely as possible the aggregate cash consideration and the total stock consideration to be received by CNB shareholders will equal as closely as possible the aggregate stock consideration. The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Material U.S. federal income tax consequences of the integrated merger (Page    )
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to HBT’s and CNB’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither CNB nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.
Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of CNB common stock generally will be as follows:
•
if a U.S. holder of CNB common stock receives solely shares of HBT common stock in exchange for such holder’s shares of CNB common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of CNB common stock receives solely cash in exchange for such holder’s shares of CNB common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of CNB common stock; and

•
if a U.S. holder of CNB common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of CNB common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of CNB common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).

For a complete description of the material U.S. federal income tax consequences of the transaction, see “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.” You should consult your own tax advisor for a full understanding of the tax consequences to you of the integrated merger.
Limitation on CNB dividends; HBT’s dividend policy (Page    )
Pursuant to the terms of the merger agreement, CNB is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.15 per share made in the ordinary course of business. On September 30, 2025, CNB paid a dividend to shareholders of $0.15 per share. On November 18, 2025, the CNB Board approved a quarterly dividend of $0.15 per share, payable on December 30, 2025 to holders of CNB capital stock of record as of December 1, 2025.
HBT expects to continue its policy of paying quarterly cash dividends on its common stock, although all future dividends are subject to the discretion of HBT’s board of directors (the “HBT Board”). During each quarter of 2025, HBT paid quarterly cash dividends to stockholders of $0.21 per share. During each quarter of 2024, HBT paid quarterly cash dividends to stockholders of $0.19 per share.
The merger will be accounted for as a business combination (Page    )
The merger will be treated as a business combination under generally accepted accounting principles (“GAAP”).
HBT’s reasons for the merger (Page    )
For a discussion of the factors considered by the HBT Board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — HBT’s Reasons for the Merger.”
CNB’s reasons for the merger and recommendation of the CNB Board (Page    )
For a discussion of the factors considered by the CNB Board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — CNB’s Reasons for the Merger and Recommendation of the CNB Board.”
Opinions of CNB’s financial advisors (Page    )
Opinion of D.A. Davidson
At the October 17, 2025 meeting of the CNB Board, a representative of CNB’s financial advisor, D.A. Davidson & Co. (“D.A. Davidson”), rendered D.A. Davidson’s oral opinion, which was subsequently confirmed by delivery of a written opinion, to the CNB Board, dated October 17, 2025, as to the fairness of the merger, as of such date, from a financial point of view, to the holders of CNB common stock, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of D.A. Davidson, dated October 17, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by D.A. Davidson, is attached as Appendix E to this proxy statement/prospectus. D.A. Davidson provided its opinion for the information and assistance of the CNB Board (solely in its capacity as such) in connection with, and for purposes of, CNB’s consideration of the financial terms of the merger and D.A. Davidson’s opinion only addressed whether the merger was fair, from a financial point of view, to the holders of CNB common stock. The opinion of D.A. Davidson does not address any other term or aspect of the merger agreement or any transactions contemplated thereby. D.A. Davidson’s opinion does not address the underlying business decision of CNB to engage in the merger or constitute a recommendation to the CNB Board or any holder of CNB common stock as to how the CNB Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter (including what election any holder of CNB common stock should make with respect to the stock consideration, cash consideration or mixed consideration).
Opinion of Performance Trust
In connection with CNB’s consideration of a possible business combination with HBT, CNB retained Performance Trust Capital Partners, LLC (“Performance Trust”) to render its opinion to the CNB Board as to, as of October 17, 2025, the fairness, from a financial point of view, to the holders of CNB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. On October 17, 2025, Performance Trust rendered its oral opinion to the CNB Board (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion addressed to the CNB Board dated the same date) to the effect that, as of October 17, 2025, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken set forth therein, the merger consideration to be received by the holders of CNB common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Performance Trust’s opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Performance Trust’s opinion was directed to the CNB Board, in its capacity as such, in connection with its consideration of the merger and does not constitute a recommendation to any shareholder or any other person as to how to vote or otherwise act on any matters relating to the merger (including as to any election a holder of CNB common stock may make to receive stock consideration, cash consideration or mixed consideration). Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of CNB common stock in the merger pursuant to the merger agreement, and did not address the underlying business decision of CNB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for CNB or the effect of any other transaction in which CNB might engage. Performance Trust did not participate in the negotiation of the merger.
Certain directors and executive officers of CNB may have interests in the merger that differ from your interests (Pages     to    )
Certain directors and executive officers of CNB may have interests in the merger other than their interests as shareholders, including:
•
As of the date of the merger agreement, 83,785 unvested restricted stock unit awards (“RSUs”) were outstanding. Additionally, following the date of the merger agreement, the CNB Board approved the issuance of an additional 7,200 RSUs. As of the date of the merger agreement, James T. Ashworth (CNB’s President) held 474 RSUs and Andrew E. Tinberg (CNB Bank’s President and Chief Executive Officer) held 75,339 RSUs. On November 18, 2025, the CNB Board approved the vesting of all outstanding unvested RSUs (and the issuance of the underlying shares of CNB common stock) effective on December 2, 2025. Accordingly, as of the record date, no RSUs were outstanding.

•
Each CNB stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of CNB common stock subject to the option. As of the date of the merger agreement, stock options to purchase 77,530 shares of CNB’s common stock were outstanding. As of the date of the merger agreement, Mr. Ashworth did not hold any shares subject to stock option awards, and Mr. Tinberg held 5,000 shares subject to stock option awards.

•
CNB and CNB Bank are parties to an employment agreement with Mr. Tinberg pursuant to which Mr. Tinberg is entitled to receive a payment in the event that he voluntarily terminates his employment with CNB for “good reason” or is terminated by CNB for reasons other than “cause” within two (2) years following a “change of control” (as each term is defined in Mr. Tinberg’s employment agreement) in an amount equal to two and a half (2.5) times the sum of his base salary and the average annual bonus paid to him for the three fiscal years immediately preceding the fiscal year in which a change in control occurs. In connection with the execution of the merger agreement, HBT entered into an employment agreement with Mr. Tinberg to be effective upon the closing of the merger. Mr. Tinberg’s employment agreement with HBT is discussed further below in “The Merger — Interests of Certain Persons in the Merger.”

•
Pursuant to the terms of the merger agreement, the current directors and officers of CNB will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger.

•
In connection with the merger agreement, all of the directors of CNB and CNB Bank and one significant shareholder of CNB, and the holder of all of the shares of CNB preferred stock, have entered into voting and support agreements with HBT, which, among other things, require such individuals to vote in favor of, and to otherwise support, the merger.

•
In connection with the merger agreement, Mr. Shawn Davis, a director of CNB, entered into a restrictive covenants agreement with HBT, which, among other things, contains certain confidentiality, non-competition and non-solicitation obligations.

•
In connection with the merger agreement, three directors of CNB entered into letter agreements amending each such individual’s director deferred compensation agreements with CNB and CNB Bank. Among other things, the letter agreements reduce the interest crediting on the deferred account balances under such agreements to CNB’s “2-year CD rate” for the period prior to the closing date of the merger and HBT’s “2-year CD rate” following the closing date of the merger.

•
As Mr. Tinberg’s service on the CNB Board will cease upon the effective time of the merger, Mr. Tinberg’s account balance under his deferred compensation agreements will become payable in accordance with his distribution elections.

•
In connection with the merger agreement, HBT will cause James T. Ashworth and Nancy Ruyle, current directors of CNB and CNB Bank, to be appointed to the boards of directors of both HBT and Heartland Bank as of the effective time of the merger, and, in the case of the board of directors of HBT, to be re-nominated for a one year term at HBT’s annual meeting of stockholders in 2026.

The CNB Board was aware of these additional interests and considered them when they unanimously adopted the merger agreement and approved the merger. These additional interests of directors and officers are discussed further below in “The Merger — Interests of Certain Persons in the Merger.”
Holders of CNB common stock have dissenters’ rights (Page    )
If you are a holder of CNB common stock, you may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the Illinois Business Corporation Act of 1983, as amended (“IBCA”), receive cash in the amount of the “fair value” of your shares instead of the merger consideration.
A copy of the sections of the IBCA pertaining to dissenters’ rights is attached as Appendix F to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. For more information regarding your right to dissent from the merger and exercise dissenters’ rights, please see “The Merger Agreement — CNB Shareholder Dissenters’ Rights” on page      .
We have agreed when and how CNB can consider third-party acquisition proposals (Page    )
We have agreed that CNB will not, and will cause its subsidiaries and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding an acquisition of CNB. In addition, we have agreed that CNB will not engage in negotiations with or provide confidential information to a third party regarding an acquisition of CNB. However, if CNB receives an unsolicited acquisition proposal from a third party, CNB can participate in negotiations with and provide confidential information to the third party if, among other steps, the CNB Board concludes in good faith that the proposal is superior to HBT’s merger proposal.
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of CNB common stock, and certain CNB shareholders holding approximately    % of CNB’s outstanding common stock have agreed to vote their shares “FOR” the merger proposal (Page      and Appendix B)
As an inducement to and condition of HBT’s willingness to enter into the merger agreement, all of the directors of CNB and CNB Bank and one significant shareholder of CNB, collectively holding an aggregate of      shares of CNB common stock representing approximately    % of CNB’s outstanding common stock, in each case as of the record date, and the holder of all of the shares of CNB preferred stock, entered into voting and support agreements, pursuant to which, among other things, they agreed to vote all of their shares of CNB common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby. Accordingly, we expect that at least    % of the outstanding shares of CNB common stock as of the record date will be voted in favor of the merger proposal.
Castle Creek, the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
For information regarding the beneficial ownership of CNB common stock held by (i) each director and executive officer of CNB, (ii) all directors and executive officers of CNB as a group, and (iii) significant shareholders of CNB, see “Security Ownership of Certain CNB Beneficial Owners and Management.”
We must meet the conditions set forth in the merger agreement in order to complete the merger (Page    )
Our obligations to complete the merger depend on a number of conditions being met. These include:
•
the continued accuracy of various representations and warranties and the performance or compliance in all material respects of various covenants and obligations made by each party in the merger agreement;

•
the adoption of the merger agreement by holders of at least a majority of the voting power of all outstanding shares of CNB common stock and at least a majority of the voting power of all outstanding shares of CNB preferred stock, voting as a separate class;

•
the receipt of required approvals of federal and state regulatory authorities;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, for the registration of the shares of HBT common stock to be issued in the merger, and the absence of any stop orders with respect to such registration statement;

•
the absence of any government action or other legal restraint or prohibition that would delay, prevent or prohibit the merger, the bank merger or any transaction contemplated by the merger agreement or make it illegal;

•
no action, suit, claim or proceeding will be pending against or affecting CNB or HBT that is seeking to prohibit or make illegal the consummation of the merger;

•
there shall have been no change in the financial condition, assets or business of the other party or any of its subsidiaries that has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on such other party or any of its subsidiaries;

•
with respect to HBT’s obligation to complete the merger (but not CNB’s), the continued effectiveness of the voting and support agreements;

•
with respect to HBT’s obligation to complete the merger (but not CNB’s), the number of dissenting shares of CNB common stock must not exceed five percent (5%) of the outstanding shares of CNB common stock;

•
with respect to HBT’s obligation to complete the merger, HBT shall have received a written opinion of Vedder Price P.C. (“Vedder Price”), tax counsel to HBT, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) CNB and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of CNB common stock upon the receipt of shares of HBT common stock in exchange for their shares of CNB common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of CNB common stock who receives both HBT common stock and cash in exchange for its shares of CNB common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of any fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of CNB common stock who receive solely cash in exchange for their shares of CNB common stock;

•
with respect to CNB’s obligation to complete the merger (but not HBT’s), the filing with Nasdaq of a notification form for the listing of HBT shares to be issued in the merger and the absence of any objection by Nasdaq to the listing of such shares;

•
with respect to CNB’s obligation to complete the merger, CNB shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), tax counsel to CNB, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) CNB and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of CNB common stock upon the receipt of shares of HBT common stock in exchange for their shares of CNB common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of CNB common stock who receives both HBT common stock and cash in exchange for its shares of CNB common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of any fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of CNB common stock who receive solely cash in exchange for their shares of CNB common stock; and

•
with regard to CNB’s obligation to complete the merger, CNB shall have delivered to HBT a properly executed statement from CNB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1).

Where the law permits, either HBT or CNB could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory approvals must be obtained in order to complete the merger (Page    )
The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). HBT submitted a request on October 31, 2025 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
The bank merger must be approved by the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”). On October 31, 2025, Heartland Bank filed with the IDFPR and FDIC the required regulatory applications requesting approval to consummate the bank merger.

The merger agreement may be terminated by either party under certain circumstances (Page    )
We can mutually agree at any time to terminate the merger agreement without completing the merger, even if CNB shareholders have voted to approve the merger agreement and the merger.
In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
•
if there is a breach of or failure to perform under the merger agreement by a party that, individually or together with other breaches or failures to perform by such party, if occurring and continuing on the date on which the closing of the merger would otherwise occur, would result in the failure of any of the conditions precedent to the transactions contemplated by the merger agreement and the breaching party has not cured or cannot cure the breach or failure to perform on or before two business days prior to the merger agreement termination date and 30 days (or in the case of certain of CNB’s obligations five days) after delivery of written notice to such breaching party;

•
if there is a final and non-appealable denial of a required regulatory approval, or an application for a required regulatory approval has been permanently withdrawn upon the request or recommendation of the applicable governmental authority;

•
if holders of a majority of the outstanding shares of CNB common stock fail to approve the merger proposal at the special meeting;

•
if a court or regulatory authority has issued a final, non-appealable judgement, injunction or other action enjoining or prohibiting the merger, the bank merger or any other transaction contemplated by the merger agreement; or

•
if the merger is not completed on or before June 30, 2026 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2026, if the merger is not completed on or before September 30, 2026.

In addition, HBT may terminate the merger agreement if CNB or the CNB Board withholds, withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withhold, withdraw, qualify or adversely modify) the recommendation of the CNB Board that CNB’s shareholders vote in favor of the adoption and approval of the merger agreement and the merger (a “CNB Adverse Recommendation”).
In addition, CNB may terminate the merger agreement if CNB receives an unsolicited proposal to acquire CNB that the CNB Board concludes constitutes or would reasonably be likely to result in a Superior Proposal (as defined in the merger agreement), subject to applicable notice and negotiation periods with HBT.
With respect to certain events and circumstances above, the right to terminate the merger agreement will not be available to a party whose failure to fulfill its obligations under the merger agreement caused or resulted in the occurrence of the event or circumstance giving rise to such party’s termination right.
Whether or not the merger is completed, we will each pay our own fees and expenses, except that HBT will pay the costs and expenses incurred in connection with filing, printing and distributing this proxy statement/prospectus and all filing and other fees payable to the SEC, including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part, except for fees paid to counsel and accountants.
If the merger agreement is terminated by HBT due to a CNB Adverse Recommendation or the CNB Board’s acceptance of a Superior Proposal (each as defined in the merger agreement), then CNB will be obligated under the merger agreement to pay HBT a termination fee of $7.25 million within two business days after such termination.
If an acquisition proposal with respect to CNB that seeks to acquire more than 50% of the voting power, business or assets of CNB becomes known to senior management of CNB or has been made directly to CNB shareholders, or any such acquisition proposal has been publicly announced (and not withdrawn), and (i) thereafter the merger agreement is terminated by HBT due to CNB’s material breach of the merger agreement and (ii) within 12 months after such termination CNB enters into a definitive written agreement with any person other than HBT with respect to such acquisition proposal, then CNB will be obligated to pay to HBT a termination fee of $7.25 million (less the amount of funds, if any, previously paid by CNB to HBT under the termination provisions of the merger agreement).

We may amend or waive merger agreement provisions (Page    )
At any time before completion of the merger, the parties may amend the merger agreement; however, once CNB’s shareholders have approved the merger proposal, no amendment may be made that would require further approval by CNB shareholders unless that approval is obtained.
At any time before completion of the merger, either HBT or CNB may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or extend the time for performance of any obligation of the other party.
The parties also may change the structure of the merger or the method of effecting the merger before the effective time of the merger so long as any change does not: (a) affect the U.S. federal income tax consequences of the merger to holders of CNB common stock; and (b) no such change will (i) reduce the amount, or change the kind, of the consideration to be issued to CNB shareholders in the merger, (ii) materially impede or delay consummation of the merger or (iii) require submission to or approval of CNB’s shareholders after the merger has been approved; provided, however, in the event the merger fails to qualify for federal tax-free reorganization treatment, then HBT may, in its sole discretion, increase the amount of stock consideration and make a corresponding decrease to the cash consideration by the minimum amount necessary to enable the merger to otherwise qualify for federal tax-free reorganization treatment.
The rights of CNB shareholders following the merger will be different (Page    )
The rights of HBT stockholders are governed by Delaware law and by HBT’s restated certificate of incorporation and its amended and restated bylaws. The rights of CNB shareholders are governed by Illinois law and by CNB’s articles of incorporation, as amended, and bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and HBT’s restated certificate of incorporation and amended and restated bylaws.
Information about the companies (Page    )
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. Heartland Bank provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois and eastern Iowa through 66 full-service branch locations. As of September 30, 2025, HBT had total assets of $5.0 billion, total loans of $3.4 billion, and total deposits of $4.3 billion. HBT is a longstanding central Illinois company, with banking roots that can be traced back to 1920. HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
CNB Bank Shares, Inc.
450 West Side Square
Carlinville, Illinois 62626
(217) 854-2674
CNB Bank Shares, Inc. is a financial services and registered bank holding company headquartered in Carlinville, Illinois. CNB’s primary business is operating its wholly-owned subsidiary, CNB Bank, a nationally-chartered bank. CNB Bank provides a full range of banking products and services to individual and corporate customers throughout south-central Illinois, suburban southwestern Chicago and the St. Louis metropolitan area. CNB Bank operates through 17 branch locations across Illinois, and one in Missouri. CNB common stock is quoted on the OTCQX under the symbol “CNBN.”
As of September 30, 2025, CNB had, on a consolidated basis, approximately $1.85 billion in total assets, $1.53 billion in total deposits, and $1.29 billion in total loans.
See “Information About the Companies” on page      of this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF HBT
The following table summarizes selected historical consolidated financial data of HBT as of and for the periods indicated. HBT’s historical results may not be indicative of HBT’s future performance. In addition, results for the nine months ended September 30, 2025 and 2024 may not be indicative of the results that may be expected for the full fiscal year ending December 31, 2025, or for any future period.
This information has been derived from HBT’s consolidated financial statements filed with the SEC. You should read this information in conjunction with HBT’s consolidated financial statements and related notes thereto included in HBT’s Annual Report on Form 10-K for the year ended December 31, 2024, and HBT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	(Unaudited) As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(dollars in thousands, except per share information)
Operating Results
Net income	$58,070	$51,508	$71,780	$65,842	$56,456	$56,271	$36,845
Share and Per Share Data
Earnings per share – Diluted	1.84	1.62	2.26	2.07	1.95	2.02	1.34
Book value per share	19.05	17.04	17.26	15.44	12.99	14.21	13.25
Closing stock price	25.20	21.88	21.90	21.11	19.57	18.73	15.15
Ending number shares of common stock outstanding	31,455,803	31,559,366	31,559,366	31,695,828	28,752,626	28,986,061	27,457,306
Weighted average shares of common stock outstanding, including all dilutive potential shares	31,628,929	31,715,708	31,712,480	31,738,147	28,919,316	27,811,293	27,457,306
Performance Ratios
Net interest margin(1)	4.13%	3.96%	3.96%	4.09%	3.54%	3.18%	3.54%
Efficiency ratio	53.37	55.00	53.99	56.49	57.72	56.46	59.66
Return on average assets(1)	1.54	1.37	1.43	1.34	1.32	1.41	1.07
Return on average stockholders’ equity(1)	13.57	13.58	13.93	14.60	14.73	14.81	10.51
Balance Sheet Highlights
Total assets	$5,035,027	$4,990,728	$5,032,902	$5,073,170	$4,286,734	$4,314,254	$3,666,567
Total loans, before allowance for credit losses	3,400,029	3,369,830	3,466,146	3,404,417	2,620,253	2,499,689	2,247,006
Total deposits	4,347,187	4,280,700	4,318,254	4,401,437	3,587,024	3,738,185	3,130,534
Subordinated notes	—	39,533	39,553	39,474	39,395	39,316	39,238
Junior subordinated debentures	52,894	52,834	52,849	52,789	37,780	37,714	37,648
Total stockholders’ equity	599,129	537,662	544,605	489,496	373,632	411,881	363,917
Credit Quality Ratios
Allowance for credit losses to loans, before allowance for credit losses	1.23%	1.22%	1.21%	1.18%	0.97%	0.96%	1.42%
Nonaccrual loans to loans, before allowance for credit losses	0.22	0.24	0.22	0.23	0.08	0.11	0.44
Nonperforming loans to loans, before allowance for credit losses	0.22	0.24	0.22	0.23	0.08	0.11	0.44
Nonperforming assets to loans, before allowance for credit losses and foreclosed assets	0.25	0.25	0.23	0.26	0.20	0.24	0.63
Net charge-offs (recoveries) to average loans, before allowance for credit losses(1)	0.06	0.04	0.05	0.01	(0.08)	(0.01)	0.04

	(Unaudited) As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(dollars in thousands, except per share information)
Regulatory Capital Ratios
Total capital (to risk weighted assets)	16.77%	16.54%	16.51%	15.33%	16.27%	16.88%	17.40%
Tier 1 capital (to risk weighted assets)	15.67	14.48	14.50	13.42	14.23	14.66	14.55
Common Equity Tier 1 (“CET1”) capital (to risk weighted assets)	14.35	13.15	13.21	12.12	13.07	13.37	13.06
Tier 1 capital (to average assets)	12.16	11.16	11.51	10.49	10.48	9.84	9.94

(1)
Annualized based on the actual number of days for the nine months ended September 30, 2025 and 2024.

SELECTED CONSOLIDATED FINANCIAL DATA OF CNB
The following table sets forth summary selected historical consolidated financial information of CNB as of and for the nine months ended September 30, 2025, and as of and for the year ended December 31, 2024. The summary selected balance sheet data as of December 31, 2024 and the summary selected income statement data for year ended December 31, 2024 were derived from CNB’s audited consolidated financial statements for the year ended 2024. The summary selected balance sheet data as of September 30, 2025 and the summary selected income statement for the nine months ended September 30, 2025 were derived from CNB’s unaudited consolidated financial statements for each respective period. CNB’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated. Results for past periods are not necessarily indicative of results that may be expected for the fiscal year or for any future period.
You should read the following together with the section of this document entitled “CNB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      .
	As of or for the nine months ended September 30, 2025 (unaudited)	As of and for the year ended December 31, 2024 (audited)
	(dollars in thousands, except per share data)
Selected Period-End Balance Sheet Data:
Investments in available-for-sale debt securities, at fair value	$368,622	$369,856
Mortgage loans held for sale	1,540	188
Allowance for credit losses	(15,441)	(14,301)
Net loans	1,292,298	1,274,101
Total assets	1,847,016	1,759,160
Total deposits	1,531,822	1,442,594
Short-term borrowings	44,910	42,352
Total shareholders’ equity	164,698	141,665
Selected Income Statement Data:
Total interest income	$71,641	$87,958
Total interest expense	26,216	34,851
Net interest income	45,425	53,107
Provision for credit loss	1,310	1,987
Net interest income after provision for possible credit losses	44,115	51,120
Total noninterest income	9,243	11,605
Total noninterest expense	34,974	44,911
Income before applicable income taxes	18,384	17,814
Applicable income tax expense	5,009	4,158
Net income	13,375	13,656
Selected Share and Per Share Data:
Basic earnings per common share	$2.38	$2.43
Book value per common share(1)	$26.72	$22.62
Weighted average common shares outstanding	5,425,893	5,398,145
Shares outstanding at end of period	5,438,707	5,407,033

	As of or for the nine months ended September 30, 2025 (unaudited)	As of and for the year ended December 31, 2024 (audited)
	(dollars in thousands, except per share data)
Selected Performance Ratios:
Return on average assets(1)(2)	1.00%	0.79%
Return on average common equity(1)(2)	12.46%	10.33%
Net interest margin(1)(2)(3)	3.48%	3.14%
Asset Quality Ratios:
Nonperforming loans to total loans	0.44%	0.96%
Net loan (recoveries) charge offs to average loans(1)(2)	0.00%	0.10%
Allowance for credit losses to total loans	1.18%	1.11%

(1)
Figure not audited.

(2)
September 30, 2025 data is annualized.

(3)
Net interest margin is the result of net interest income for the period, divided by average interest earning assets.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes. The following unaudited pro forma condensed combined financial statements present the historical consolidated financial positions and results of operations of HBT and CNB as an acquisition by HBT of CNB. Under the acquisition method of accounting, the assets and liabilities of CNB are, as of the effective date of the merger, recorded at their respective fair values and added to HBT.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of HBT and CNB as of September 30, 2025, giving effect to the merger as if those transactions had occurred on that date. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2025 and the year ended December 31, 2024 combined the historical consolidated income statements of HBT and CNB giving effect to the merger as if those transactions had occurred on January 1, 2024, the first day of HBT’s fiscal year.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. Accordingly, the fair values are preliminary estimates as of the date hereof and subject to change, and actual amounts could differ materially.

Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in thousands, except per share data)
	September 30, 2025
	HBT	CNB	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$155,133	$81,155	$(52,009)	A, B	$184,279
Debt securities available-for-sale	793,730	368,622	—		1,162,352
Debt securities held-to-maturity	466,565	—	—		466,565
Loans held for sale	1,432	1,540	—		2,972
Loans, before allowance for credit losses	3,400,029	1,307,739	(25,261)	C	4,682,507
Allowance for credit losses	(41,900)	(15,441)	6,223	D	(51,118)
Loans, net of allowance for credit losses	3,358,129	1,292,298	(19,038)		4,631,389
Bank owned life insurance	24,489	13,012	—		37,501
Bank premises and equipment, net	69,965	16,965	(2,500)	E	84,430
Foreclosed assets	1,007	—	—		1,007
Goodwill	59,820	21,416	(219)	F	81,017
Intangible assets, net	15,760	1,286	29,130	G	46,176
Mortgage servicing rights	17,254	315	2,700	H	20,269
Other assets	71,743	50,407	(2,685)	I	119,465
Total assets	$5,035,027	$1,847,016	$(44,621)		$6,837,422
Liabilities
Deposits:
Noninterest-bearing	$1,034,181	$285,249	$—		$1,319,430
Interest-bearing	3,313,006	1,246,573	—		4,559,579
Total deposits	4,347,187	1,531,822	—		5,879,009
Securities sold under agreements to repurchase	—	44,910	—		44,910
Other borrowings	7,271	77,024	700	J	84,995
Junior subordinated debentures	52,894	—	—		52,894
Other liabilities	28,546	28,562	—		57,108
Total liabilities	4,435,898	1,682,318	700		6,118,916
Stockholders’ Equity
Preferred stock	—	19,352	(19,352)	K	—
Common stock	329	289	(234)	K	384
Surplus	297,992	17,227	115,813	K	431,032
Retained earnings	354,864	163,991	(177,709)	B, K	341,146
Accumulated other comprehensive loss	(27,119)	(29,141)	29,141	K	(27,119)
Treasury stock at cost	(26,937)	(7,020)	7,020	K	(26,937)
Total stockholders’ equity	599,129	164,698	(45,321)		718,506
Total liabilities and stockholders’ equity	$5,035,027	$1,847,016	$(44,621)		$6,837,422
Book value per share	$19.05	$26.72			$19.44
Shares of common stock outstanding	31,455,803	5,438,707	74,773		36,969,283
See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Unaudited Pro Forma Condensed Combined Statements of Income
(dollars in thousands, except per share data)
	Nine Months Ended September 30, 2025
	HBT	CNB	Pro Forma Adjustment	Reference	Pro Forma Combined
Interest income	$191,393	$71,641	$8,340	L	$271,374
Interest expense	43,041	26,216	(189)	M	69,068
Net interest income	148,352	45,425	8,529		202,306
Provision for credit losses	1,698	1,310	—		3,008
Net interest income after provision for credit losses	146,654	44,115	8,529		199,298
Noninterest income	28,295	9,243	—		37,538
Noninterest expense	96,357	34,974	3,491	N	134,822
Income before income tax expense	78,592	18,384	5,038		102,014
Income tax expense	20,522	5,009	1,411	O	26,942
Net income	$58,070	$13,375	$3,627		$75,072
Earnings per share – Basic	$1.84	$2.38			$2.03
Earnings per share – Diluted	$1.84	$2.06			$2.02
Weighted average shares outstanding for basic earnings per share	31,525,247	5,425,893	87,587		37,038,727
Weighted average shares outstanding for diluted earnings per share	31,628,929	6,492,447	(978,967)		37,142,409
	Year Ended December 31, 2024
	HBT	CNB	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$251,700	$87,958	$11,851	L	$351,509
Interest expense	62,850	34,851	(378)	M	97,323
Net interest income	188,850	53,107	12,229		254,186
Provision for credit losses	3,031	1,987	10,665	P	15,683
Net interest income after provision for credit losses	185,819	51,120	1,564		238,503
Noninterest income	35,571	11,605	—		47,176
Noninterest expense	124,007	44,911	5,156	N	174,074
Income before income tax expense	97,383	17,814	(3,592)		111,605
Income tax expense	25,603	4,158	(1,006)	O	28,755
Net income	$71,780	$13,656	$(2,586)		$82,850
Earnings per share – Basic	$2.27	$2.43			$2.23
Earnings per share – Diluted	$2.26	$2.14			$2.23
Weighted average shares outstanding for basic earnings per share	31,590,117	5,398,145	115,335		37,103,597
Weighted average shares outstanding for diluted earnings per share	31,712,480	6,387,573	(874,093)		37,225,960
See Notes to Unaudited Pro Forma Condensed Combined Statements of Income

NOTE 1 — BASIS OF PRESENTATION
The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the CNB merger as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the CNB merger as if it had become effective on January 1, 2024. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 — PRELIMINARY PURCHASE PRICE CONSIDERATION
Pursuant to the merger agreement, shares of CNB common stock, in the aggregate, will be exchanged for approximately 5,513,480 shares of HBT common stock and $33.8 million in cash. Each share of CNB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one of the following: (i) 1.0434 shares of HBT common stock, or (ii) $27.73 per share in cash or (iii) a combination of cash and stock consideration, subject to adjustment and to the election and proration provisions in the merger agreement. Additionally, each CNB stock option and SAR outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of CNB common stock subject to the stock option or SAR. Based upon the closing price of HBT common stock of $24.14 on December 2, 2025, the latest practicable date before the date of this proxy statement/prospectus, this represents total consideration of approximately $168.5 million.
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price per share of HBT common stock from the December 2, 2025 baseline price, and its impact on the total consideration value and preliminary goodwill estimate.
	Per Share Value of HBT Common Stock	HBT Common Stock Issued	Consideration Value				Estimated Goodwill
			HBT Common Stock	Cash	Stock Options and SARs	Total
As presented in pro forma financial statements	$24.14	5,513,480	$133,095	$33,831	$1,534	$168,460	$21,197
Assumed increase of 10% in price per share	26.55	5,513,480	146,383	33,831	2,052	182,266	35,003
Assumed decrease of 10% in price per share	21.73	5,513,480	119,808	33,831	1,014	154,653	7,390

NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
Balance Sheet Adjustments
A.
Adjustment to cash to reflect the estimated cash component of the merger consideration of $33.8 million and estimated cash payment for outstanding stock options and SARs of $1.5 million.

B.
To reflect impact of $13.7 million of estimated after-tax acquisition expenses expected to be incurred by HBT Financial and $2.9 million of estimated after-tax acquisition expenses expected to be incurred by CNB prior to closing.

C.
Adjustment to CNB’s loans to reflect the preliminary estimated fair value.

D.
To eliminate CNB’s historical allowance for credit losses and record a $9.2 million allowance for credit losses on purchase credit deteriorated (“PCD”) loans.

E.
Adjustment to CNB’s bank premises and equipment to reflect the preliminary estimated fair value.

F.
To eliminate CNB’s historical goodwill and record goodwill of $21.2 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Cash	$33,831
Cash paid for outstanding stock options and SARs	1,534
HBT common stock (based on closing price of $24.14 on December 2, 2025)	133,095
Pro forma purchase price	168,460
Allocated to:
Historical book value of CNB’s assets and liabilities	164,698
Elimination of CNB’s historical allowance for credit losses	15,441
Elimination of CNB’s historical goodwill	(21,416)
Elimination of CNB’s historical intangible assets	(1,286)
Transaction expenses paid by CNB, net of tax	(2,926)
Fair value adjustments:
Loans	(25,261)
Allowance for credit losses on PCD loans	(9,218)
Bank premises and equipment	(2,500)
Core deposit intangible asset	29,416
Customer relationship intangible asset	1,000
Mortgage servicing rights	2,700
FHLB advances	(700)
Deferred taxes	(2,685)
Preliminary pro forma goodwill	$21,197

G.
To eliminate CNB’s historical intangible assets, record core deposit intangible asset of $29.4 million, and record customer relationship intangible asset related to the wealth management department of $1.0 million.

H.
Adjustment to CNB’s mortgage servicing rights to reflect the preliminary estimated fair value.

I.
Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments.

J.
Adjustment to CNB’s FHLB advances to reflect the preliminary estimated fair value.

K.
To reflect the conversion of CNB’s preferred stock to common stock, the elimination of CNB’s shareholders’ equity of $164.7 million, and the issuance of approximately 5,513,480 shares of HBT common stock.

Income Statement Adjustments
L.
To record estimated discount accretion on the CNB loan portfolio and securities portfolio. The estimated loan discount accretion approximates a level yield over the remaining life of the respective loans. The estimated securities portfolio accretion reflects a reinvestment into debt securities yielding 4.40%.

M.
To record estimated premium amortization expense on FHLB advances on a sum-of-the-years’ digits basis over a period of 3 years.

N.
To record estimated amortization expense on the core deposit intangible asset on sum-of-the-years’ digits basis over a period of 10 years and wealth management intangible asset on a straight-line basis over a period of 10 years.

O.
To record tax effects of the CNB pro forma adjustments at an estimated tax rate of 28%.

P.
To record provision for credit losses related to non-PCD loans.

COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA PER COMMON SHARE DATA
We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. Except for the historical information for the year ended December 31, 2024, the data provided below is unaudited. The pro forma combined and equivalent pro forma CNB data give effect to the merger as if the transaction had been effective on January 1, 2024, in the case of the earnings per share and dividends per share data, and on September 30, 2025, in the case of the book value per share data. This has been derived from and should be read in conjunction with the consolidated financial statements and related notes of HBT and CNB, which are incorporated by reference into, or included in, this proxy statement/prospectus. See “Where You Can Find More Information” and “Index to Consolidated Financial Statements of CNB Bank Shares, Inc.”
The unaudited pro forma combined data gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Accordingly, the unaudited pro forma combined data reflects the assets and liabilities of CNB at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The unaudited pro forma combined data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of CNB common stock.
	HBT Historical	CNB Historical	Pro Forma Combined	Equivalent Pro Forma CNB(1)
Book value per share
September 30, 2025	$19.05	$26.72	$19.44	$20.28
Cash dividends per share(2)
Nine months ended September 30, 2025	0.63	0.45	0.63	0.66
Year ended December 31, 2024	0.76	0.57	0.76	0.79
Earnings per share – Basic
Nine months ended September 30, 2025	1.84	2.38	2.03	2.11
Year ended December 31, 2024	2.27	2.43	2.23	2.33
Earnings per share – Diluted
Nine months ended September 30, 2025	1.84	2.06	2.02	2.11
Year ended December 31, 2024	2.26	2.14	2.23	2.32

(1)
Equivalent pro forma CNB data was calculated based on pro forma combined amounts multiplied by the 1.0434 exchange ratio.

(2)
Pro forma combined cash dividends per share are based upon HBT’s historical amounts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, as well as HBT’s other filings with the SEC and CNB’s other communications with its shareholders, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.
In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “outlook,” “predict,” “project,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and HBT and CNB undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.
In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.
Among the factors that could impact our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:
•
the risk that the businesses of HBT and CNB will not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

•
expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between HBT and CNB might not be realized within the expected time frames or might be less than projected;

•
revenues following the merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•
the ability to obtain governmental approvals of the merger, or the ability to obtain such regulatory approvals in a timely manner;

•
the potential impact of announcement or completion of the merger on relationships with third parties, including customers, employees, and competitors;

•
business disruption following the merger, including diversion of management’s attention from ongoing business operations and opportunities;

•
the failure of CNB’s shareholders to approve the merger proposal;

•
changes in the level of non-performing assets and charge-offs;

•
HBT’s potential exposure to unknown contingent liabilities of CNB;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•
changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•
changes in HBT’s stock price before closing, including as a result of the financial performance of HBT prior to closing;

•
inflation, interest rate, securities market and monetary fluctuations;

•
credit and interest rate risks associated with HBT’s and CNB’s respective businesses, customer borrowing, repayment, investment and deposit practices;

•
general economic conditions, either internationally, nationally or in the market areas in which HBT and CNB operate or anticipate doing business, may be less favorable than expected;

•
the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures and supply chain constraints);

•
effects on the U.S. economy resulting from the threat or implementation of, or changes to, existing policies and executive orders including tariffs, immigration policy, regulatory or other governmental agencies, foreign policy and tax regulations;

•
the economic impact of any future terrorist threats and attacks, widespread disease or pandemics, acts of war or other threats thereof, or other adverse events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events;

•
new and revised accounting policies and practices, as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board (the “PCAOB”);

•
changes in local, state and federal laws, regulations and governmental policies concerning HBT’s and CNB’s respective businesses and any changes in response to bank failures;

•
the imposition of tariffs or other governmental policies impacting the value of products produced by HBT’s or CNB’s commercial borrowers;

•
changes in interest rates and prepayment rates of HBT’s or CNB’s assets;

•
increased competition in the financial services sector, including from non-bank competitors such as credit unions and “fintech” companies, and the inability to attract new customers;

•
technological changes implemented by us and other parties, including third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence;

•
the loss of key executives and employees, talent shortages and employee turnover;

•
changes in consumer spending;

•
unexpected outcomes or costs of existing or new litigation or other legal proceedings and regulatory actions involving either HBT or CNB;

•
the economic impact of climate change, natural disasters and of exceptional weather occurrences such as tornadoes, floods and blizzards;

•
fluctuations in the value of securities held in our securities portfolio, including as a result of changes in interest rates;

•
credit risks and risks from concentrations (by type of borrower, geographic area, collateral and industry) within the loan portfolio (including commercial real estate loans) and large loans to certain borrowers;

•
the overall health of the local and national real estate market;

•
the ability to maintain an adequate level of allowance for credit losses on loans;

•
the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and who may withdraw deposits to diversify their exposure;

•
the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact our cost of funds;

•
the level of nonperforming assets;

•
interruptions involving information technology and communications systems or third-party servicers;

•
the occurrence of fraudulent activity, breaches or failures of third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud;

•
the effectiveness of HBT’s and CNB’s risk management framework and internal disclosure controls and procedures;

•
asset quality and any loan charge-offs;

•
the effects of changes in interest rates on net interest income, net interest margin, investments, loan originations, and modeling estimates relating to interest rate changes;

•
access to sources of liquidity and capital to address liquidity needs;

•
inability to receive dividends from the banks, pay dividends to stockholders or satisfy obligations as they become due;

•
the effects of problems encountered by other financial institutions;

•
our ability to achieve organic loan and deposit growth and the composition of such growth;

•
our ability to successfully develop and commercialize new or enhanced products and services;

•
current and future business, economic and market conditions in the United States (“U.S.”) generally or in the States of Illinois and Iowa in particular;

•
the geographic concentration of our operations in the States of Illinois, Missouri and Iowa;

•
our ability to attract and retain customer deposits;

•
our ability to maintain our reputation;

•
possible impairment of goodwill and other intangible assets;

•
market perceptions associated with certain aspects of our business; and

•
HBT’s ability to meet its obligations as a public company, including its obligations under Section 404 of the Sarbanes-Oxley Act of 2002.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to HBT and CNB, see “Risk Factors” in this proxy statement/prospectus and HBT’s other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with HBT’s business contained under the heading “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2024. See “Where You Can Find More Information.”
Risks Relating to the Merger
The exchange ratio is fixed for the stock consideration and will not be adjusted in the event of any change in HBT’s stock price. Because the market price of HBT common stock will fluctuate, CNB shareholders cannot be certain of the market value of any shares of HBT common stock they may receive as merger consideration.
Upon effectiveness of the merger, holders of shares of CNB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each CNB shareholder, one of the following: (i) 1.0434 shares of HBT common stock per share of CNB common stock, (ii) cash in the amount of $27.73 per share of CNB common stock or (iii) a combination of the foregoing, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash. If a shareholder elects to receive a combination of shares of HBT common stock and cash for his or her shares of CNB common stock, such shareholder will receive 1.0434 shares of HBT common stock for each CNB share converted into stock and $27.73 in cash for each CNB share converted into cash.
Each shareholder election will be subject to a proration mechanism based on the elections of other CNB shareholders. On an aggregate basis, the cash to be received by CNB shareholders will equal as closely as possible the aggregate cash consideration of $33,830,958 and the number of shares of HBT common stock to be received by CNB shareholders will equal as closely as possible 5,513,840 shares. Holders of CNB common stock that do not make a valid election will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology described in the merger agreement. Shares of CNB common stock held by CNB shareholders who validly exercise their dissenters’ rights will not be converted into merger consideration.
The 1.0434 exchange ratio for the HBT common stock component of the merger consideration will not be adjusted for changes in the market price of HBT common stock between the date of signing the merger agreement and the completion of the merger. There will be a time lapse between the date on which CNB shareholders vote on the merger agreement at the special meeting and the date on which CNB shareholders actually receive shares of HBT common stock in the merger. In addition, there will be a time lapse between the deadline for CNB shareholders to make an election as to which form of merger consideration they wish to receive, and the date on which CNB shareholders actually receive shares of HBT common stock in the merger. The market price of HBT common stock may fluctuate during these periods, and after completion of the merger, as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, regulatory considerations, and other factors, including those identified under “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2024. Many of these factors are outside of our control. Accordingly, at the time of the special meeting, CNB shareholders electing to receive stock consideration or mixed consideration, or that are otherwise allocated stock consideration as a result of the election and proration procedures in the merger agreement, will not know or be able to calculate the value of HBT common stock that they will receive upon completion of the merger.
CNB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CNB and consequently on HBT. These uncertainties may impair CNB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that do business with CNB to seek to change existing business relationships with CNB. Employee retention may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with HBT, and certain CNB employees have already chosen to leave the company or not to remain with CNB following the merger. If key employees depart in significant numbers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HBT, HBT’s business following the merger could be harmed. In addition, the merger agreement restricts CNB from making certain acquisitions and taking other specified actions without HBT’s consent, and generally requires CNB to continue its operations in the ordinary course until the merger occurs. These restrictions may prevent CNB from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which CNB is subject, see “The Merger Agreement — Conduct of Business Pending the Merger.”
Combining HBT and CNB may be more difficult, costly or time-consuming than currently expected, and the parties may fail to realize the anticipated benefits and cost savings of the merger.
HBT and CNB have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including the realization of anticipated benefits and cost savings, will depend, in part, on HBT’s ability to successfully combine and integrate CNB’s business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause HBT or CNB to lose customers or cause customers to take their deposits or loans out of the banks. The success of the combined company following the merger and the bank merger may depend, in part, on the ability of HBT to integrate the two businesses, business models and cultures. If HBT experiences difficulties in the integration process, including those listed above, HBT may fail to realize the anticipated benefits of the merger in a timely manner or at all. HBT’s business or results of operations and the value of its common stock may be materially and adversely affected as a result.
The market price of HBT common stock after the merger may be affected by factors different from those currently affecting HBT common stock.
The businesses of HBT and CNB differ in some respects and, accordingly, the results of operations of the combined company and the market price of HBT common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of HBT or CNB. For a discussion of the business of HBT and of certain factors to consider in connection with the business of HBT, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” including, in particular, the section entitled “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2024.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger, intermediate merger and bank merger may be completed, HBT and CNB must obtain approvals from the Federal Reserve, the FDIC and the IDFPR. HBT submitted a request to the Federal Reserve on October 31, 2025 to obtain a waiver from its prior approval requirements concerning the merger and intermediate merger. In addition, Heartland Bank filed applications with the FDIC and IDFPR on October 31, 2025 seeking approval of the bank merger. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger Agreement — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in a delay of or an inability to obtain regulatory approval. CNB Bank is subject to a consent order with the Office of the Comptroller of the Currency (the “OCC”) relating to Bank Secrecy Act/anti-money laundering/countering the financing of terrorism

(“BSA/AML/CFT”) compliance matters, which affects its regulatory standing by placing it under heightened OCC scrutiny in these areas.
The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations by a federal, state or local governmental agency. We cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether the regulators may impose any conditions on the approvals that could delay or prevent the merger or the bank merger.
Some CNB directors and officers have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.
CNB’s shareholders should be aware that some of CNB’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of CNB shareholders generally. These interests and arrangements may create potential conflicts of interest. The CNB Board was aware of these interests and considered these interests, among other matters, when making its decision to unanimously approve the merger agreement, and in recommending that CNB’s shareholders vote in favor of the merger proposal.
For a more complete description of these interests, see “The Merger — Interests of Certain Persons in the Merger.”
The merger agreement limits CNB’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit CNB’s ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of CNB. These provisions, which include a possible $7.25 million termination fee payable by CNB to HBT under certain circumstances, might discourage a potential competing acquiror from considering or proposing an acquisition of all or a significant part of CNB, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger. Or, those provisions might result in a potential competing acquiror proposing to pay a lower per share price to acquire CNB than it might otherwise have proposed to pay.
Termination of the merger agreement could negatively impact CNB.
In the event the merger agreement is terminated, including as a result of CNB shareholders declining to approve the merger agreement and the transactions contemplated therein, CNB’s business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger. Matters relating to the merger (including integration planning) have required and will continue to require substantial commitments of time and resources by CNB’s management team, which would otherwise have been devoted to other opportunities that may have been beneficial to CNB as an independent company. If the merger agreement is terminated, CNB may experience negative reactions from its customers, vendors and employees. If the merger agreement is terminated and the CNB Board seeks another merger or business combination, CNB shareholders cannot be certain that CNB will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, CNB may be required to pay HBT a termination fee of $7.25 million. See “The Merger Agreement — Termination of the Merger Agreement.”
If the merger is not completed, CNB will be negatively impacted in several ways.
CNB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including, but not limited to, the expenses related to the vesting of outstanding RSUs in contemplation of the merger. If the merger is not completed, CNB would have to recognize these expenses without realizing the expected benefits of the merger.

In addition, Castle Creek, CNB’s largest shareholder, has registration rights, which allow it to require CNB to file a registration statement with the SEC to register the resale of its shares of CNB capital stock. If Castle Creek exercises such rights, CNB would become a public company, required to file periodic reports with the SEC. If the merger is not completed, Castle Creek may require CNB to file a registration statement to provide it with the means to sell its CNB capital stock without needing to rely on a securities law exemption. As a public company, CNB would incur substantial legal, accounting and other expenses that it does not currently incur. Further, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from operating the company, which could adversely affect CNB’s business, results of operations and financial condition. Moreover, if CNB registers Castle Creek’s shares for resale, it will be easier for Castle Creek to sell its shares of CNB capital stock. If Castle Creek sells large numbers of shares of stock, the market price of CNB’s common stock of OTCQX could significantly decline.
The CNB Board approved the vesting of all outstanding unvested RSUs (and the issuance of the underlying shares of CNB common stock) prior to the record date for the special meeting so that RSU holders could vote at the special meeting and make an election for merger consideration. In the absence of the merger, the CNB Board would not have approved the acceleration of vesting of the RSUs. The acceleration of RSUs has the effect of diluting the shareholders of CNB by increasing the total number of outstanding shares of CNB common stock. If the merger is not completed, holders of RSUs whose vesting was accelerated will continue to be CNB shareholders, as opposed to holders of RSUs, and CNB shareholders would not realize the expected benefits of the merger.
CNB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of CNB common stock currently have the right to vote on matters affecting CNB. Upon the completion of the merger, each CNB shareholder who receives shares of HBT common stock will become a stockholder of HBT with a percentage ownership of HBT with respect to such shares that is smaller than the shareholder’s current percentage ownership of CNB. Following the effective time of the merger, the former shareholders of CNB as a group would receive shares in the merger constituting approximately 15% of the outstanding shares of HBT common stock immediately after the merger based on the number of shares of HBT common stock and CNB common stock outstanding as of September 30, 2025. Because of this, CNB shareholders will have less influence on the management and policies of HBT than they now have on the management and policies of CNB.
The opinions of CNB’s financial advisors delivered to the CNB Board prior to the signing of the merger agreement will not reflect changes in circumstances after the date of such opinions.
The opinion of Performance Trust, one of CNB’s financial advisors, was delivered to the CNB Board on October 17, 2025. The opinion of D.A. Davidson, also one of CNB’s financial advisors, was delivered to the CNB Board on October 17, 2025. Changes in the operations and prospects of HBT or CNB, general market and economic conditions and other factors that may be beyond the control of HBT or CNB may significantly alter the value of HBT or CNB, the price of shares of HBT common stock by the time the merger is completed or the future price at which HBT common stock trades. Performance Trust’s and D.A. Davidson’s opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. For a description of the opinions that the CNB Board received from Performance Trust and D.A. Davidson, please refer to “The Merger — Opinions of CNB’s Financial Advisors.”
The shares of HBT common stock that CNB shareholders will receive as a result of the merger will have different rights from shares of CNB common stock.
Upon consummation of the merger, CNB shareholders who receive stock consideration will become shareholders of HBT. The rights associated with CNB common stock are different from the rights associated with HBT common stock. For a discussion of the different rights associated with HBT common stock, see “Comparison of Stockholder Rights.”

Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.
The obligations of HBT and CNB to complete the merger are subject to the satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See “The Merger Agreement — Conditions to Completion of the Merger.”
In addition, if the merger is not completed on or before June 30, 2026 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2026, if the merger is not completed on or before September 30, 2026, either HBT or CNB may choose not to proceed with the merger and terminate the merger agreement. HBT or CNB may also terminate the merger agreement under certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement.”
CNB Bank is subject to a consent order with the OCC, which may affect the combined company.
On June 18, 2024, CNB Bank entered into a consent order with the OCC, in which the OCC determined, but CNB Bank neither admitted nor denied, that CNB Bank had not implemented a reasonably designed BSA/AML/CFT compliance program and engaged in unsafe and unsound practices relating to such program. As part of the terms of the consent order, CNB Bank is required to develop and implement certain corrective actions and monitoring steps, and to report regularly to the OCC with respect to its progress. The consent order could also limit certain actions by CNB and CNB Bank, including potentially limiting their ability to expand their business or acquire other institutions.
CNB Bank believes that it has maintained compliance with the terms of the consent order, and expects that it will remain in compliance going forward. However, if CNB Bank fails to remain in compliance, a material breach of the consent order could subject CNB Bank to heightened OCC scrutiny, additional enforcement or other supervisory action, as well as further limitations on its operations. Additionally, such an event could adversely affect the ability of HBT to obtain the required regulatory approvals for the merger or the bank merger, or could result in the imposition of burdensome conditions on such approvals that could delay or prevent the parties from consummating the transactions.
Issuance of shares of HBT common stock pursuant to the merger agreement may adversely affect the market price of HBT common stock.
Pursuant to the merger agreement, HBT expects to issue up to 5,513,480 shares of HBT common stock to CNB shareholders. The dilution caused by the issuance of a large number of new shares of HBT common stock may result in fluctuations in the market price of HBT common stock, including a potential stock price decrease.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been consummated on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record CNB’s identifiable assets acquired and liabilities assumed at fair value, and to record any goodwill. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of CNB as of the closing date of the merger, which fair value is directly impacted by, among other things, changes in interest rates. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information and Notes.”
Litigation may be filed against HBT or CNB (or their respective boards of directors) that could prevent or delay the consummation of the merger or result in the payment of damages following consummation of the merger.
It is possible that, in connection with the merger, shareholders may file demands or putative class action lawsuits against HBT or CNB (or their respective boards of directors). Among other remedies, these shareholders could seek financial damages or to enjoin the special meeting or the merger. The outcome of any such litigation is uncertain. Additionally, one of the conditions to the closing of the merger is that there must not be any proceeding involving a challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the merger agreement, or that may have the effect of preventing, delaying or otherwise interfering with any of the transactions contemplated by the merger agreement, in either case that would have a material adverse effect on HBT as the surviving entity of the merger. If a dismissal is not granted or a settlement is not reached and any plaintiff were successful in obtaining an injunction prohibiting the special meeting or HBT or CNB from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to HBT or CNB, including any cost associated with the indemnification of directors and officers of each company. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows and the market price of the combined company.

THE SPECIAL MEETING
This section contains information for CNB shareholders about the special meeting CNB has called to consider and approve the merger agreement and the transactions contemplated thereby by the holders of CNB common stock. On or about          , 2025, CNB commenced mailing of this proxy statement/prospectus to holders of CNB common stock. Together with this proxy statement/prospectus, we are also sending to holders of CNB’s common stock a notice of the special meeting and a form of proxy card that the CNB Board is soliciting for use at the special meeting and at any adjournments of the meeting.
This proxy statement/prospectus is also being furnished by HBT to CNB shareholders as a prospectus in connection with the issuance of shares of HBT common stock as part of the merger consideration upon completion of the merger.
Date, Time and Place
The special meeting will be held on            , 2026, at        , Central Time, on the lower level of the main office of CNB Bank & Trust, N.A., located at 450 West Side Square, Carlinville, Illinois 62626.
Matters to Be Considered
At the special meeting, holders of CNB common stock as of the record date will be asked to consider and vote on the following matters:
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To adopt the merger agreement and approve the transactions contemplated thereby (the “merger proposal”);

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To approve one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

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To approve the transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Recommendation of the CNB Board
After careful consideration, the CNB Board unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of CNB and its shareholders.
The CNB Board unanimously recommends that holders of CNB common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger — CNB’s Reasons for the Merger and Recommendation of the CNB Board.”
All of the directors of CNB and CNB Bank and one significant shareholder of CNB, collectively holding as of the record date an aggregate         shares of CNB common stock, representing approximately     % of the outstanding shares of CNB common stock, and the holder of all of the shares of CNB preferred stock, have signed voting and support agreements with HBT agreeing to vote in favor of, and to otherwise support, the merger agreement and the transactions contemplated thereby. Castle Creek, the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
Record Date
The CNB Board has fixed the close of business on          , 2025, as the record date for determining the CNB common shareholders entitled to receive notice of and to vote at the special meeting.
As of the close of business on the record date,         shares of CNB common stock were issued and outstanding and held by approximately         record holders. Each share of CNB common stock held at the close of business on the record date entitles the holder thereof to one vote on each matter considered and voted on by holders of CNB common stock at the special meeting.

Castle Creek beneficially owned all 9,745 shares of CNB preferred stock outstanding as of the record date. As noted above, Castle Creek has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
Quorum Requirements
A quorum is required to transact business and consider each proposal at the special meeting. The presence at the special meeting of a majority of the outstanding shares of CNB common stock entitled to vote, represented in person or by proxy, shall constitute a quorum. All shares of CNB common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
Castle Creek, the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting. Accordingly, quorum requirements relating to the CNB preferred stock at the special meeting will not apply.
Vote Required; Treatment of Abstentions and Failures to Vote
Merger Proposal
Approval of the merger proposal requires the affirmative vote of the holders of: (i) at least a majority of the voting power of all outstanding shares of CNB common stock and (ii) at least a majority of the voting power of all outstanding shares of CNB preferred stock, voting as a separate class.
Castle Creek, the sole holder of CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
If you fail to submit a proxy card or vote in person at the special meeting, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker for shares held in street name with respect to the proposal to approve the merger proposal, it will have the same effect as a vote “AGAINST” approval of the merger proposal.
The merger proposal will not require the approval of the holders of HBT common stock under the Delaware General Corporation Law or applicable rules of Nasdaq.
Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of CNB common stock represented at the special meeting and entitled to vote on the adjournment proposal. If you mark “ABSTAIN” with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the approval of the adjournment proposal, although they may prevent CNB from obtaining a quorum and require CNB to adjourn the special meeting to solicit additional proxies.
Shares Held by Directors and Significant Shareholders
Each of the CNB and CNB Bank directors and one significant shareholder of CNB, in his or her capacity as a beneficial or record owner of shares of CNB common stock, have entered into a voting and support agreement with HBT, the form of which is attached to this proxy statement/prospectus as Appendix B, in which each such individual has agreed to vote all shares of CNB common stock that he or she owns (of record or beneficially) and has the power and authority to vote in favor of, and to otherwise support, the merger proposal and any other matter that is required to be approved by the shareholders of CNB to facilitate the transactions contemplated by the merger agreement. These individuals have also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. See “The Merger — Interests of Certain Persons in the Merger.”
As of the record date, the individuals party to voting and support agreements held, in the aggregate, approximately         shares of CNB common stock, or approximately     % of the outstanding shares

of CNB common stock entitled to vote at the special meeting. Castle Creek, the sole holder of CNB preferred stock is expected to vote in favor of the merger proposal by written consent, separately from the special meeting.
As of the record date, HBT and its subsidiaries held no shares of CNB common stock, and none of its directors and executive officers and their affiliates held shares of CNB common stock.
Solicitation of Proxies; Payment of Solicitation Expenses
Proxies are being solicited by the CNB Board from CNB shareholders. Shares of CNB common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of CNB common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.
On behalf of the CNB Board, CNB has engaged Advantage Proxy, a proxy solicitation firm, to solicit proxies for the special meeting. Advantage Proxy will be paid a fixed fee of up to $10,000 for this service, and be reimbursed for out-of-pocket expenses for its services. CNB has also agreed to indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.
HBT has agreed to pay for the costs and expenses (excluding the fees and disbursements of counsel and accountants) of filing, printing and distributing this proxy statement/prospectus and all filing and registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part with the SEC. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of CNB or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation.
Voting Your Shares
Holders of CNB common stock may vote in person or by proxy at the special meeting on the proposals upon which they are entitled to vote. Holders of CNB common stock may also vote by using one of the methods described on the proxy card. To be valid, your vote by mail must be received by the deadline specified on the proxy card.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CNB COMMON STOCK YOU OWN. ACCORDINGLY, YOU SHOULD SUBMIT IN ADVANCE OF THE SPECIAL MEETING A PROXY WITH YOUR VOTING INSTRUCTIONS USING ONE OF THE METHODS DESCRIBED ON YOUR PROXY CARD.
Revocability of Proxies and Changes to a CNB Shareholder’s Vote
A holder of CNB common stock who has submitted a proxy may revoke it or change the shareholder’s vote at any time before its proxy is voted at the special meeting. A holder of CNB common stock may revoke a proxy by (i) giving a written notice of revocation to the Corporate Secretary of CNB, (ii) attending the special meeting in person and voting by ballot at the special meeting, or (iii) by properly submitting to CNB a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to CNB as follows: CNB Bank Shares, Inc., Attn: Karen Viehweg, Senior Executive Assistant, 450 West Side Square, Carlinville, Illinois 62626.
Attending the Special Meeting
The special meeting will be held on            , 2026, at         , Central Time, on the lower level of the main office of CNB Bank & Trust, N.A., located at 450 West Side Square, Carlinville, Illinois 62626. All holders of CNB common stock as of the record date, including shareholders who hold their shares through brokers, trusts, banks, nominees or any other holder of record, are invited to attend the special meeting.

You will also need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting. If you held shares of CNB common stock in “street name” as of the record date, you may attend the special meeting only if you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary.
Any representative of a shareholder who wishes to attend the special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of CNB common stock and an acceptable form of identification.
Questions and Additional Information
If you have any questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus, please contact Advantage Proxy, CNB’s proxy solicitor, by calling toll-free at (877) 870-8565, or for banks and brokers, collect at (206) 870-8565, or by email at ksmith@advantageproxy.com.

THE MERGER
The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement attached as Appendix A to this proxy statement/prospectus, for a more complete understanding of the merger.
Terms of the Merger
The HBT Board and the CNB Board have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Pursuant to and subject to the conditions set forth in the merger agreement, MergerCo will merge with CNB, with CNB as the surviving entity, and as a result, CNB will become a wholly-owned subsidiary of HBT. Immediately following the merger, HBT will complete the intermediate merger, whereby CNB will merge with and into HBT, with HBT as the surviving entity, and as a result, the separate existence of CNB will terminate. Subsequent to the intermediate merger and at a time to be determined by HBT, CNB Bank will merge with and into Heartland Bank, with Heartland Bank being the surviving bank. At such time, CNB Bank’s banking offices will become banking offices of Heartland Bank.
Upon completion of the merger, each share of CNB common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of the CNB shareholder, one of the following (“merger consideration”): (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $27.73 (“cash consideration”) or (iii) a combination of the cash consideration and the stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement.
The merger consideration to be received by holders of CNB common stock is subject to adjustment and proration in accordance with the terms of the merger agreement. For example, if holders of CNB common stock elect to receive more cash consideration in the aggregate than the aggregate cash consideration of $33,830,958, then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to $33,830,958. Any such adjustment will be made assuming that dissenting holders would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of CNB common stock elect to receive more stock consideration in the aggregate than the aggregate stock consideration of 5,513,480 shares of HBT common stock, then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 5,513,480 shares of HBT common stock.
Holders of CNB common stock should note that the exchange ratio of 1.0434 is not subject to adjustment, but the value of the HBT common stock to be received by holders of CNB common stock in the merger will fluctuate based on the trading price of HBT common stock.
In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the merger consideration, CNB shareholders will receive cash for any such fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement.”
Background of the Merger
As part of its ongoing consideration and evaluation of CNB’s long-term business strategy, the CNB Board has regularly reviewed CNB’s strategic direction, performance and prospects in the context of trends and developments in the markets that CNB serves, the banking industry in general and the regulatory environment. As part of these strategic reviews, the CNB Board often consulted with its financial and legal advisors. Among other considerations, the CNB Board has reviewed and discussed the highly competitive banking landscape, CNB’s recent and forecasted financial performance, changes in the regulatory environment and regulatory status of CNB, the impact of technology on the banking industry, the time horizon of management and board succession, bank stock values, bank merger and acquisition activity, as well as possible strategic alternatives available to CNB.
In recent periods, one of the primary factors driving the timing of a strategic decision was the registration rights held by one of its shareholders, Castle Creek, which permits Castle Creek to require CNB to file a registration statement with the SEC to register the resale of its shares of CNB. This action would result in CNB becoming a public company, required to file periodic reports with the SEC.
Castle Creek’s investment helped fund CNB’s acquisition of Jacksonville Bancorp in January 2018, which was a significant strategic transaction for CNB. In connection with the capital raise, CNB and Castle Creek entered into a registration rights agreement that provides Castle Creek with the right to require CNB to file a registration statement with the SEC by no later than the fifth anniversary of the closing date of the stock sale. Castle Creek agreed to extend this deadline date twice to August 1, 2025, and subsequently to February 11, 2026 (subject to automatic extension for another year in certain circumstances), to allow CNB more time to consider its strategic options.
As a result, the registration rights of Castle Creek have been a part of the CNB Board’s consideration and evaluation of CNB’s long-term business strategy since 2018. In considering how to prepare for and comply with the registration rights, the CNB Board evaluated several strategic alternatives, including: remaining independent and satisfying the terms of registration rights agreement with Castle Creek by filing a registration statement with the SEC for the resale of its shares; completing an initial public offering alongside the registration of the Castle Creek stock to raise capital for CNB for long-term growth or acquisitions; raising private capital in the form of stock or subordinated debt to repurchase the stock held by Castle Creek; seeking alternative investors to purchase the stock held by Castle Creek; entering into a merger of equals transaction; or exploring a sale of CNB.
Another primary factor impacting the CNB Board’s consideration of strategic alternatives was CNB’s regulatory condition. On June 18, 2024, CNB Bank entered into a consent order with the OCC relating to BSA/AML/CFT compliance matters. The consent order could limit certain actions by CNB and CNB Bank, including potentially making any acquisitions of other institutions.
Beginning in early 2023, CNB began to have informal discussions with another, similarly sized financial institution about a possible merger of equals. In January 2025, management of CNB began to more formally discuss a potential business combination with this other financial institution. The CNB Board met on January 21, 2025, to discuss the proposed transaction. At the meeting, a representative of Barack Ferrazzano reviewed with the CNB Board its fiduciary duties in considering CNB’s strategic alternatives, including a potential business combination transaction. The CNB Board authorized management to move forward with exploring the transaction. Following the sharing of limited confidential information and several discussions between management of the two companies, CNB and the counterparty entered into a non-binding preliminary term sheet on February 7, 2025, which provided for a high-level framework for continuing discussions. The transaction would be structured as a low or no-premium merger of equals, with 100% stock consideration and a fixed exchange ratio. The term sheet also included a number of corporate governance considerations. The term sheet did not provide for exclusivity.
Over the next two weeks, while discussions between the parties continued, certain significant disagreements arose between the two management teams regarding the structure and terms of the transaction. On February 19, 2025, CNB communicated its intent not to pursue the merger of equals following a meeting of the CNB Board on February 18, 2025.
Following the termination of discussions regarding a merger of equals, the CNB Board and management decided to focus on preparing to comply with the registration rights granted to Castle Creek. From February to August 2025, CNB’s management began planning for the SEC registration and held a number of meetings with CNB’s legal and accounting advisors to discuss the process and potential timing. Based on the work required to be completed by CNB’s auditor to ensure that its 2024 and 2025 financial statements would be PCAOB compliant for purposes of the registration statement, CNB targeted August 1, 2025, as the date to formally decide whether to move forward with the registration process.

While CNB’s management team continued its preparations for SEC registration, in June 2025, the CNB Board asked D.A. Davidson, CNB’s financial advisor, to explore whether any other financial institution would be interested in merging with CNB by engaging in a targeted marketing effort to a group of three potential bank partners selected by the CNB Board with input from D.A. Davidson. Over the next month, D.A. Davidson, with the assistance of CNB’s executive management, prepared a package of preliminary confidential information designed to discretely and efficiently market CNB to potential bank partners.
In late June 2025, at the direction of the CNB Board, D.A. Davidson contacted three potential bank acquirors, including HBT, to gauge their interest in a transaction with CNB. Of the three banks contacted, two executed a confidentiality agreement and received confidential information regarding CNB. On June 16, 2025, members of CNB’s and HBT’s senior management teams met at HBT’s headquarters. HBT and CNB entered into a confidentiality agreement on July 10, 2025.
Throughout July 2025, HBT and another interested party each independently reviewed the provided confidential introductory information and met with CNB executive management. After reviewing the preliminary confidential information about CNB, the other party informed CNB that it was not interested in further exploring a potential transaction with CNB primarily because it was focused on other acquisition opportunities.
On July 22, 2025, Fred L. Drake, Executive Chairman of HBT, and J. Lance Carter, President and Chief Executive Officer of HBT, provided an update to the HBT Board on the status of the proposed transaction with CNB.
On August 5, 2025, HBT completed preliminary due diligence on the potential transaction with CNB and indicated that HBT would be providing an initial letter of intent to engage in a merger with CNB on August 6, 2025.
On August 6, 2025, HBT submitted a letter of intent to engage in a merger with CNB. The initial letter of intent provided for an offer of approximately 80% stock and 20% cash. Each CNB shareholder would receive 0.8556 shares of HBT common stock plus cash consideration of $5.11 per share for each share of CNB common stock. The exchange ratio would be fixed. The implied transaction value was $175.0 million, or $26.87 per share, based on a 30-day volume weighted average price of HBT’s common stock as of August 5, 2025; however, because of the fixed exchange ratio, the value of the stock consideration would fluctuate until the closing based on HBT’s stock price. In the letter of intent, HBT offered one position on the HBT Board and the Board of Heartland Bank to an existing member of the CNB Board.
The CNB Board met on August 19, 2025, to review and discuss the proposed letter of intent from HBT. At the meeting, D.A. Davidson reviewed the proposal, including the financial and non-financial terms and the possible financial and strategic impacts of pursuing a transaction with HBT. With respect to HBT, D.A. Davidson highlighted its market capitalization, dividend yield, trading volume and concentrated family ownership. D.A. Davidson also summarized HBT’s history of profitability and provided information on HBT’s historical market performance, as compared to its peers. D.A. Davidson noted that HBT is an experienced, serial acquiror and reviewed HBT’s acquisition history. Representatives of Barack Ferrazzano reviewed with the CNB Board its fiduciary duties in considering CNB’s strategic alternatives, including a potential transaction with HBT. In addition to reviewing the financial terms of the letter of intent, the CNB Board discussed the potential effect of the transaction on CNB’s customers, employees and communities. With D.A. Davidson’s and Barack Ferrazzano’s assistance, the CNB Board considered the advantages and disadvantages of engaging in a transaction with HBT versus CNB continuing to remain independent.
At the end of the meeting, the CNB Board requested additional information to further evaluate the letter of intent from HBT. The CNB Board asked D.A. Davidson to reach out to HBT’s financial advisor to invite HBT’s management team to meet with the CNB Board to discuss the proposal. The CNB Board also asked D.A. Davidson to prepare a separate financial presentation analyzing three strategic alternatives to the HBT transaction, including an initial public offering, a capital raise to redeem Castle Creek’s stock or an acquisition by CNB of a smaller institution, to determine whether any of those would be viable options for CNB.
The CNB Board reconvened on August 22, 2025, to meet with Fred L. Drake, Executive Chairman of HBT, and J. Lance Carter, President and Chief Executive Officer of HBT, who attended the meeting in person, and to review the supplemental financial presentation from D.A. Davidson. Mr. Drake and Mr. Carter provided the CNB Board with information about HBT and answered CNB director questions about HBT’s proposal. Following the meeting with HBT, the CNB Board received the presentation from D.A. Davidson, after which, the CNB Board continued its discussion and evaluation of CNB’s strategic alternatives, including a transaction with HBT. The CNB Board specifically discussed the purchase price and directed D.A. Davidson to respond to HBT’s financial advisor to confirm CNB’s continued interest in exploring a transaction and to request an increase in the merger consideration.
The CNB Board met again on August 25, 2025 for the primary purpose of determining whether to accept the HBT letter of intent. A representative from D.A. Davidson updated the CNB Board that, in response to his request that HBT increase its purchase price, HBT agreed to increase the cash portion of the letter of intent by $0.14 per share. D.A. Davidson also reviewed the total updated deal value, which HBT had updated in a revised letter of intent based on HBT’s stock price as of August 22, 2025. The new proposal offered CNB shareholders a fixed exchange ratio of 0.8556 shares of HBT common stock plus cash consideration of $5.25 per share for each share of CNB common stock. The implied transaction value was $182.5 million, or $27.99 per share, based on the closing price of HBT common stock on August 22, 2025. Based on the revised letter of intent, the CNB Board approved moving forward with the updated letter of intent. HBT and CNB executed the letter of intent on August 26, 2025.
Following the execution of the letter of intent, throughout the remainder of August and into September, HBT executed a thorough due diligence review of CNB, including a review of CNB’s corporate records, loan files and other information requested by HBT, and numerous meetings between CNB’s management team and HBT’s management team. During this time, CNB also conducted a review of HBT’s reports and other materials filed with the SEC and other information requested by CNB and held due diligence meetings with HBT’s management.
On September 11, 2025, Vedder Price, HBT’s outside legal counsel, provided Barack Ferrazzano with a first draft of the merger agreement, which included initial drafts of the ancillary agreements. The draft agreement included a placeholder for the exchange ratio due to the pending resolution of the acceleration of vesting of RSUs issued by CNB to its employees. The RSUs would be treated as outstanding shares of CNB common stock for purposes of the calculation of the exchange ratio.
On September 16, 2025, the CNB Board met to discuss several transaction matters, including an update from management on due diligence, a summary of the material terms of the initial draft of the merger agreement, the formal engagement of D.A. Davidson as CNB’s financial advisor for the transaction and certain executive compensation matters, including the potential vesting of restricted stock units granted to Mr. Tinberg. The CNB Board discussed the post-closing representation of CNB on the HBT Board following the closing, and the CNB Board directed management and D.A. Davidson to negotiate with HBT for two board seats instead of one. At the meeting, the CNB Board also discussed whether to engage a second financial advisor that had not been working on the transaction to render a separate fairness opinion to the CNB Board. Following this discussion, the CNB Board approved the engagement of a second financial advisor to render such a fairness opinion and authorized management to reach out to Performance Trust, an investment banking firm with extensive experience in the banking industry to obtain a proposal.
On September 22, 2025, the CNB Board met to invite Performance Trust to describe its process for the preparation of a fairness opinion. The CNB Board also requested that Performance Trust make a financial presentation to the CNB Board on the merits of the HBT proposal. The CNB Board approved the engagement of Performance Trust and authorized and directed CNB management to negotiate and execute an engagement letter with the firm.
At this meeting, the CNB Board discussed the possibility of obtaining two fairness opinions, one from D.A. Davidson and one from Performance Trust. The CNB Board discussed the terms of the proposed engagement letter with D.A. Davidson and directed CNB management to request that the fairness opinion fee payable to D.A. Davidson be credited against the transaction fee payable at closing.
On September 22, 2025, CNB formally engaged D.A. Davidson to act as CNB’s financial advisor in connection with a potential sale of CNB to HBT, and D.A. Davidson agreed in the engagement letter to credit the fairness opinion fee against the transaction fee if the transaction closes.

On September 23, 2025, representatives of Piper Sandler reviewed with the HBT Board a presentation providing an updated overview of the proposed transaction.
On September 23, 2025, Barack Ferrazzano delivered to Vedder Price a revised draft of the merger agreement. The revised merger agreement draft included two HBT board seats instead of one, lowered the termination fee from approximately 4% to 3% of the total transaction value and reflected other changes requested by CNB management. Throughout the remainder of September and into October 2025, representatives of CNB and HBT, together with representatives of Barack Ferrazzano and Vedder Price, negotiated the specific terms of the merger agreement and the related ancillary agreements.
On September 26, 2025, Vedder Price delivered to Barack Ferrazzano a revised draft of the merger agreement, which included placeholders for the final exchange ratio and the number of HBT board seats. Representatives from both law firms discussed the other remaining open items in the agreement.
On October 1, 2025 the CNB Board had a meeting, which representatives of Performance Trust attended. Representatives of Performance Trust reviewed the HBT proposal and noted that the total implied deal value, based on a 30-day volume weighted average price of HBT’s stock as of August 26, 2025, was $178.6 million, or $27.45 per share. Performance Trust also discussed an update on the state of the banking market, an overview of CNB’s franchise and strategic position and a discussion of CNB’s strategic alternatives, including the potential transaction with HBT and remaining independent.
On October 6, 2025, the CNB Board met to discuss several transaction matters, including an update from management on the reverse due diligence review of HBT, employee matters, the potential vesting of restricted stock units granted to Mr. Tinberg and who the CNB Board would propose to fill the two potential HBT board seats. The CNB Board also revisited the financial metrics of the HBT proposal. Representatives from D.A. Davidson attended the meeting to assist in this discussion. The CNB Board discussed the importance of the market’s perception of the transaction given the substantial amount of stock consideration. D.A. Davidson stated that a positive reception could result in an increase in HBT’s stock price following announcement, which would increase the implied deal value to CNB’s shareholders. The CNB Board also revisited the fixed exchange ratio and noted that the true value of the deal would not be known until the closing and would fluctuate between signing and closing. At the meeting, the CNB Board also approved the vesting of Mr. Tinberg’s RSUs, subject to a 280G cutback, if applicable.
On October 8, 2025, CNB engaged Performance Trust to render a second fairness opinion to the CNB Board.
On October 17, 2025, the CNB Board met to review the proposed merger agreement and related ancillary agreements. CNB’s legal and financial advisors reviewed with the CNB Board a substantially final, negotiated version of the merger agreement and related exhibits, including the final, negotiated version of the voting and support agreement to be entered into by directors and executive officers and certain shareholders of CNB, and a financial presentation prepared by D.A. Davidson providing an updated overview of CNB and the financial terms of the proposed transaction. The CNB Board received copies of these materials in advance of the meeting. Barack Ferrazzano discussed with the CNB Board its fiduciary duties and reviewed in detail the terms of the proposed definitive merger agreement and ancillary agreements. The final version of the merger agreement provides for two HBT Board seats and the final exchange ratios described in this proxy statement/prospectus based on the change to the number of outstanding shares of CNB common stock due to the vesting of RSUs.
D.A. Davidson reviewed the financial aspects of the proposed transaction and rendered to the CNB Board its opinion (which was initially rendered verbally and confirmed in a written opinion, dated October 17, 2025) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson, as set forth in its opinion, the merger was fair from a financial point of view to the holders of CNB’s common stock. For more information, please refer to “The Merger — Opinions of CNB’s Financial Advisors” beginning on page    , as well as the full text of D.A. Davidson’s opinion which is attached as Appendix E to this proxy statement/prospectus.
Performance Trust then reviewed and discussed its financial analyses with respect to CNB, HBT and the proposed merger. Thereafter, at the request of the CNB Board, Performance Trust rendered its oral opinion to the CNB Board (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion dated the same date) as to, as of October 17, 2025, the fairness, from a financial point of view, to the holders of CNB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. For more information, please refer to “The Merger — Opinions of CNB’s Financial Advisors” beginning on page    , as well as the full text of Performance Trust’s opinion which is attached as Appendix D to this proxy statement/prospectus.
After considering the proposed terms of the merger agreement and the various presentations of its advisors, and taking into consideration the matters discussed during the meeting, including those set forth under “The Merger — CNB’s reasons for the merger and recommendation of the CNB Board” the members of the CNB Board then unanimously determined that the merger agreement and the merger were in the best interests of CNB and its shareholders, authorized and approved the merger agreement and the merger, and recommended to CNB’s shareholders that they approve and adopt the merger agreement.
Also on October 17, 2025, the HBT Board met to review the proposed merger agreement and related ancillary agreements. The HBT Board received copies of these materials in advance of the meeting. At the HBT Board meeting, members of the HBT Board and members of HBT’s senior management discussed the strategic and business rationale of consummating an acquisition of CNB, and the related merger of CNB Bank with and into Heartland Bank, including the factors set forth in more detail in the section titled “— HBT’s Reasons for the Merger.” Members of HBT’s senior management also reported to the HBT Board on the results of their due diligence review. Also at this meeting, the HBT Board reviewed the financial terms of the proposed transaction and other material terms and conditions of the transaction.
Following these discussions with HBT’s senior management, and after further deliberations among members of the HBT Board, the HBT Board determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger of CNB with and into HBT and the merger of CNB Bank with and into Heartland Bank, were advisable and in the best interests of HBT and its stockholders, and the HBT directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the bank merger.
In addition, the Heartland Bank Board also met on October 17, 2025 to review and approve the bank merger agreement between Heartland Bank and CNB Bank pursuant to which CNB Bank will be merged with and into Heartland Bank, with Heartland Bank as the resulting bank. The Heartland Bank Board unanimously approved and adopted the bank merger agreement and the bank merger.
On October 20, 2025, HBT and CNB executed the merger agreement and issued a joint press release announcing the transaction.
HBT’s Reasons for the Merger
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HBT Board evaluated the merger in consultation with HBT management and considered information provided by HBT’s financial and legal advisors, as well as a number of factors, including the following material factors:
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management’s view that the acquisition of CNB provides an attractive opportunity to expand HBT’s presence in existing desirable markets, and enter new markets;

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CNB’s community banking orientation and its compatibility with HBT and its subsidiaries;

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management’s assessment that CNB Bank presents a strong banking franchise that is consistent with Heartland Bank’s relationship-based banking model while adding talent and depth to Heartland Bank’s operations;

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management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of CNB Bank;

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management’s belief that CNB Bank’s core deposit base is strong and that a substantial portion of these deposits would be retained following completion of the merger;

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management’s due diligence review of CNB and CNB Bank;

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the projected earnings per share accretion expected to occur as a result of the proposed transactions;

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the expectation of management that HBT will maintain its strong capital ratios upon completion of the proposed transactions;

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the fact that shareholders of CNB will have an opportunity to approve the merger;

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projected efficiencies, including reductions in CNB or HBT’s total non-interest expense base, to come from integrating certain of CNB’s operations into HBT’s existing operations;

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the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which HBT reviewed with its outside financial and legal advisors;

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CNB Bank’s compatibility with Heartland Bank, which HBT management believes should facilitate integration and implementation of the merger and the bank merger, and the complementary nature of the products and customers of CNB Bank and Heartland Bank, which HBT management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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the nature and amount of payments and other benefits to be received by CNB and CNB Bank’s management in connection with the transactions pursuant to existing CNB benefit plans and compensation arrangements and the merger agreement;

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the fact that, concurrently with the execution of the merger agreement, (i) all of the CNB and CNB Bank directors and one significant shareholder of CNB, who beneficially owned in the aggregate approximately 26% of CNB’s outstanding voting common stock as of October 20, 2025, were entering into voting and support agreements with HBT agreeing to vote for approval of the merger agreement and the transactions contemplated thereby, and (ii) Mr. Davis, a director of CNB, was entering into a restrictive covenants agreement with HBT; and

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the fact that the regulatory and other approvals required to consummate the transactions are expected to be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The HBT Board believes that the merger and the merger agreement are advisable and in the best interests of HBT and its stockholders.
The foregoing discussion of the information and factors considered by the HBT Board is not intended to be exhaustive, but includes a description of all material factors considered by the HBT Board. The HBT Board further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the HBT Board in connection with its evaluation of the merger, the HBT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The HBT Board collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of HBT stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the HBT Board’s reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward — Looking Statements.”
CNB’s Reasons for the Merger and Recommendation of the CNB Board
After careful consideration, the CNB Board, at a meeting held on October 17, 2025, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of CNB and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The CNB Board has concluded that the merger offers CNB shareholders an attractive opportunity to achieve the CNB Board’s strategic business objectives, including increasing shareholder value and enhancing liquidity for CNB shareholders. In addition, the CNB Board believes that the customers and communities served by CNB Bank will benefit from the merger. Accordingly, the CNB Board recommends that CNB shareholders vote “FOR” approval and adoption of the merger agreement at the special meeting.
In reaching its decision, the CNB Board evaluated the merger in consultation with CNB’s management, as well as CNB’s outside legal counsel and financial advisors, and considered a number of financial, legal and market factors, including the following:
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the composition of the per share merger consideration, which provides CNB shareholders with the option of selecting:

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cash consideration, which provides the ability to realize immediate and certain value for a portion of their shares of CNB common stock;

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stock consideration, which offers the opportunity to participate in the future growth and opportunities of the combined company; or

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a combination of cash consideration and stock consideration;

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HBT’s trading market on Nasdaq, which will provide CNB shareholders liquidity with respect to the stock consideration received in the merger;

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HBT’s history of paying quarterly dividends and its dividend yield;

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the market value of HBT common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

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HBT’s experience as an acquiror of numerous financial institutions and track record of successfully integrating acquired financial institutions;

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the CNB Board’s belief that CNB shareholders and customers will benefit from combining with a larger financial institution, including potentially being better equipped to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets;

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information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels, liquidity levels, loan portfolio and asset quality of CNB and HBT, both individually and as a combined company;

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the CNB Board’s assessment of the strategic options available to CNB and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for CNB’s shareholders than the value to be paid by HBT in the merger;

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the registration rights held by one of CNB’s shareholders, which permits the shareholder to require CNB to file a registration statement with the SEC to register the resale of its shares of CNB common stock, which would result in CNB becoming a public company, required to file periodic reports with the SEC and incur significant expenses;

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the consent order CNB Bank entered into with the OCC relating to BSA/AML/CFT compliance matters, which could limit certain actions by CNB and CNB Bank, including potentially making any acquisitions of other institutions;

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the CNB Board’s familiarity with, and understanding of, CNB’s business, results of operations, asset quality, operating markets, financial and market position, and expectations concerning CNB’s future earnings and prospects;

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the satisfactory results of CNB’s management’s reverse due diligence of HBT;

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the compatibility of CNB’s geographic footprint with that of HBT and the potential expansion of product and service availability to the customers of and communities currently served by CNB;

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the complementary aspects and cultures of CNB’s and HBT’s businesses, including customer focus, geographic coverage, business orientation and operations, HBT’s strong deposit market share, low cost of funds and HBT’s strengths in relationship-based commercial lending;

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the severance and other benefits agreed to be provided to CNB’s employees by HBT;

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the CNB Board’s understanding of the current and prospective environment in which CNB and HBT operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to CNB’s operation as an independent banking organization;

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the financial analyses reviewed and discussed with the CNB Board by representatives of D.A. Davidson as well as the oral opinion of D.A. Davidson rendered to the CNB Board on October 17, 2025 (which was subsequently confirmed in writing by delivery of D.A. Davidson’s written opinion dated the same date) as to, as of October 17, 2025, the fairness, from a financial point of view, to the holders of CNB common stock of the merger, as more fully described below under “— Opinions of CNB’s Financial Advisors;”

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the financial analyses reviewed and discussed with the CNB Board by representatives of Performance Trust as well as the oral opinion of Performance Trust rendered to the CNB Board on October 17, 2025 (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion dated the same date) as to, as of October 17, 2025, the fairness, from a financial point of view, to the holders of CNB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, as more fully described below under “— Opinions of CNB’s Financial Advisors;” and

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the potential synergies expected from the merger.

The CNB Board, along with its outside legal counsel and financial advisors, also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the potential risk of diverting management’s attention and resources from the operation of CNB’s business to the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

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the risks that certain of the conditions to the consummation of the merger set forth in the merger agreement would not be satisfied in a timely manner, or at all;

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the potential risks and costs associated with successfully integrating CNB’s business, operations and employees with those of HBT, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame;

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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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that the announcement and/or consummation of the merger would result in key staff departures, potentially adversely impacting the operations of CNB Bank prior to the consummation of the merger and during the post-merger integration period;

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the merger agreement provisions generally requiring CNB to conduct its business in the ordinary course and the other restrictions on the conduct of CNB’s business prior to consummation of the merger, which may delay or prevent CNB from undertaking business opportunities that may arise pending consummation of the merger;

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the expected benefits and synergies sought in the merger, including cost savings and HBT’s ability to successfully market its products and services to CNB’s customers, may not be realized within the expected time period, or at all;

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that certain provisions of the merger agreement prohibit CNB from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

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CNB’s obligation to pay to HBT a termination fee of $7.25 million under certain circumstances, which might discourage a potential competing acquiror from considering or proposing an acquisition of all or a significant part of CNB;

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the possible negative effects on CNB should the parties fail to consummate the merger, including the incurrence of significant transaction expenses and opportunity costs;

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the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors, and the expectations that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

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that the aggregate cash consideration is subject to possible downward adjustment between signing and closing in the event that certain environmental remediation costs with respect to CNB’s properties were to be required and such costs were to exceed certain amounts;

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the right of the CNB shareholders to exercise dissenters’ rights, as further described under “The Merger Agreement — CNB Shareholder Dissenters’ Rights”;

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the fact that the CNB directors and certain officers of CNB have interests in the merger that are different from or in addition to those of CNB shareholders; and

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the fact that the receipt of the HBT common stock portion of the merger consideration was expected to provide favorable tax treatment to CNB shareholders receiving HBT common stock as merger consideration, based on the expected tax treatment of the integrated merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.”

The foregoing discussion of the information and factors considered by the CNB Board is not intended to be exhaustive, but includes a summary of all material factors considered by the CNB Board. The CNB Board in approving the merger agreement further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the CNB Board in connection with its evaluation of the merger, the CNB Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The CNB Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of factors that each of them considered appropriate, that the merger is in the best interests of CNB and CNB shareholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities. The CNB Board realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
After considering the foregoing and other relevant factors and risks, and their overall impact on the shareholders and other constituencies of CNB, the CNB Board concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, the CNB Board unanimously approved and deemed advisable the merger agreement and the merger, and the CNB Board unanimously recommends that CNB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
It should be noted that this explanation of the CNB Board reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Opinions of CNB’s Financial Advisors
Opinion of D.A. Davidson
On September 22, 2025, CNB entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to CNB in connection with CNB’s review of its financial and strategic alternatives, through sale or merger with another person. As part of its engagement, D.A. Davidson agreed to assist CNB in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between CNB and another person, corporation or business entity. D.A. Davidson also agreed to provide the CNB Board with an opinion as to the fairness of such merger, from a financial point of view, to the holders of CNB common stock. CNB engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CNB and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On October 17, 2025, the CNB Board held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the CNB Board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger was fair, from a financial point of view, to the holders of CNB common stock.
The full text of D.A. Davidson’s written opinion, dated October 17, 2025, is attached as Appendix E to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. This description of D.A. Davidson’s opinion is qualified in its entirety by reference to the full text of such opinion. CNB’s common shareholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the CNB Board and addresses only the fairness of the merger, from a financial point of view, to the holders of CNB common stock. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of CNB to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transaction or strategies that may be or may have been available to or contemplated by CNB or the CNB Board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to CNB, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the financial terms of the merger. CNB and HBT each determined to execute the merger agreement and engage in the merger through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of CNB’s or HBT’s officers, directors or employees, or any class of such persons, relative to the merger, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to the CNB Board as Appendix E to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.2 to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
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a draft of the merger agreement, dated October 14, 2025;

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certain publicly available business and financial information about CNB and HBT and the industry in which each operates, public filings by HBT including Forms 10-K, Forms 10-Q, press releases and certain publicly available research analysts’ reports for HBT;

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certain internal projections and other financial and operating data concerning the business, operations and prospects of CNB prepared by or at the direction of management of CNB, as approved for D.A. Davidson’s use by CNB;

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information relating to certain strategic, financial, tax and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, prepared by or at the direction of management of CNB and HBT, as approved for D.A. Davidson’s use by CNB;

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the past and current business, operations, financial condition and prospects of CNB and HBT, and other matters D.A. Davidson deemed relevant, which D.A. Davidson discussed with senior management of CNB;

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the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as D.A. Davidson deemed relevant;

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the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that D.A. Davidson deemed relevant;

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the current and historical market prices and trading activity of CNB common stock and HBT common stock with that of certain other publicly traded companies that D.A. Davidson deemed relevant;

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the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger, as provided by or at the direction of the senior management of HBT and approved for D.A. Davidson’s use by CNB;

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the implied valuation of CNB derived by discounting future cash flows and a terminal value of CNB based upon CNB’s financial forecasts, prepared by or at the direction of management of CNB and approved for D.A. Davidson’s use by CNB;

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the implied valuation of HBT derived by discounting future cash flows and a terminal value of HBT based upon publicly available consensus analyst estimates for HBT for the years ending December 31, 2025 and December 31, 2026, and assumed growth rates for the years ending December 31, 2027 through December 31, 2030, at discount rates that D.A. Davidson deemed appropriate; and

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other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of CNB and HBT concerning the business, financial condition, results of operations and prospects of CNB and HBT.

In arriving at its opinion, D.A. Davidson has, with CNB’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of CNB that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CNB. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of CNB or HBT, and has not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in CNB’s or HBT’s respective business, assets, financial condition, results of operations, cash flows or prospects since the date of the latest financial statements provided to D.A. Davidson prior to the issuance of its opinion.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of CNB, and has assumed with CNB’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of CNB at such time as to the future financial performance of CNB and the other matters covered thereby, and that the financial results reflected in such projections and estimates would be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of CNB that they are not aware of any facts or circumstances that would make any such information, projections or estimates inaccurate or misleading.
D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for credit losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CNB or HBT or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to CNB or HBT. D.A. Davidson has assumed, with CNB’s consent, that the respective allowances for loan and lease losses for both CNB and HBT are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of CNB’s or HBT’s deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of CNB or HBT. D.A. Davidson did not make an independent evaluation of the quality of CNB’s or HBT’s investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of CNB or HBT.
D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct in all respects material to its analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof, the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on CNB or the contemplated benefits of the merger.
D.A. Davidson has assumed in all respects material to its analysis that CNB and HBT will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of CNB and HBT or any other entity.
D.A. Davidson’s opinion is limited to the fairness of the merger, from a financial point of view, to the holders of CNB common stock. D.A. Davidson does not express any view on, and D.A. Davidson’s opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by CNB to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of CNB or HBT, or any class of such persons, relative to the aggregate consideration to be paid to the holders of CNB common stock in the merger, or with respect to the fairness of any such compensation. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
D.A. Davidson expresses no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that CNB obtained such advice as it deemed necessary from qualified professionals.
D.A. Davidson expresses no opinion as to the actual value of HBT common stock when issued in the merger or the prices at which HBT common stock would trade following announcement of the merger or at any future time.
D.A. Davidson has not evaluated the solvency or fair value of CNB or HBT under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. D.A. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CNB or HBT. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of CNB or HBT or the ability of CNB or HBT to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of October 14, 2025, and is not necessarily indicative of market conditions after such date. Unless otherwise indicated, financial information is as of September 30, 2025. Note all dollars are in thousands, except per share values, unless otherwise noted.

Summary of Implied Aggregate Consideration
D.A. Davidson reviewed a summary of the implied aggregate consideration to be received by CNB common shareholders, including fully diluted price per share, implied stock consideration for CNB common shareholders, aggregate cash consideration for CNB common shareholders, cash consideration for options, cash consideration for SARs, aggregate stock consideration, and pro forma ownership amounts for CNB and HBT.
Implied Valuation Multiples for CNB based on Implied Aggregate Consideration
D.A. Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each share of CNB common stock outstanding immediately prior to the effective time of the merger (other than treasury and dissenters’ shares) will be converted into the right to receive, at the option of each CNB shareholder, one of the following (“merger consideration”): (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $27.73 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement (with the aggregate of the stock consideration and the cash consideration collectively referred to herein as the “aggregate consideration”). For purposes of this section, the following terms shall have the following meanings: (i) “aggregate cash consideration” means $33,830,958.00, subject to adjustment in accordance with Sections 2.1(d), 2.1(e) and 5.12 of the merger agreement; (ii) “aggregate stock consideration” means 5,513,480 shares of HBT common stock, subject to adjustment in accordance with Section 5.12 of the merger agreement; and, (iii) “per share merger consideration” means the amounts of cash and stock obtained by dividing the aggregate consideration by the number of shares of CNB common stock issued and outstanding immediately prior to the effective time (other than shares to be cancelled pursuant to Section 2.1(a) of the merger agreement). The terms and conditions of the merger are more fully set forth in the merger agreement. For purposes of the financial analyses described below, based on the 10-day volume weighted average closing price (“VWAP”) of HBT’s common stock on October 14, 2025, of $24.46, the aggregate consideration represented an implied value of $170.4 million. Based upon financial information as of or for the twelve-months period ended September 30, 2025, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Implied Valuation Multiples
Transaction Price / Book Value (9/30/2025)	103.4%
Transaction Price / Tangible Book Value (9/30/2025)	120.0%
Premium / (Discount) to Market Price	15.2%
Transaction Price / Earnings (LTM)	10.7x
Transaction Price / Earnings (2025E)(1)	9.4x
Core Deposit Premium (9/30/2025)	2.2%
Pay-to-Trade (Price / Tangible Book Value)	81.7%
Pay-to-Trade (Price / LTM Earnings)	108.1%

Note: Consideration value based on HBT’s 10-day VWAP as of 10/14/2025
Note: Assumes $19.4 million of CNB preferred stock is converted to CNB common stock
(1)
Financial projections for CNB based on combination of CNB guidance and D.A. Davidson Investment Banking assumptions in 2025, as discussed with and confirmed by CNB senior management

Sensitivity Analysis on HBT Stock Price — Implied Aggregate Consideration
D.A. Davidson analyzed the sensitivity of the aggregate consideration based on movement in HBT’s stock price of +/- 25.00% vs. the 10-day VWAP of HBT common stock on October 14, 2025, of $24.46. Based on HBT’s 10-day VWAP of $24.46, the implied aggregate consideration was $170.4 million. Assuming HBT’s stock price increased by 25.00%, the implied Aggregate Consideration increased to $205.2 million.

Conversely, assuming HBT’s stock price decreased by 25.00%, the implied aggregate consideration decreased to $135.6 million. Additionally, D.A. Davidson analyzed the sensitivity of the aggregate consideration based on HBT’s 52-week high stock price, 52-week low stock price and VWAPs over two-day, five-day, ten-day, 15-day, 20-day, 30-day, 60-day and 90-day periods.
Implied Aggregate Consideration — HBT Market Performance
D.A. Davidson analyzed the implied aggregate consideration based on HBT’s reported trading stock prices since HBT’s initial public offering.
Market Performance of HBT
D.A. Davidson reviewed HBT’s current market profile, along with the historical trading prices and volume of HBT common stock. In addition, D.A. Davidson reviewed certain stock indices, including the S&P 500 and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of HBT with the performance of the S&P 500 and the NASDAQ Bank Index as follows:
Market Performance
	Beginning Index Value	5-Day on 10/8/2025	10-Day on 10/1/2025	20-Day on 9/17/2025	30-Day on 9/3/2025	Year-To- Date on 12/31/2024	Last Twelve Months on 10/15/2024	Since 2024 Election on 11/5/2024
HBT	0.00%	-0.45%	-2.12%	-5.23%	-5.78%	11.64%	8.86%	13.62%
S&P 500	0.00%	-1.62%	-1.00%	0.67%	3.04%	12.97%	14.26%	14.90%
NASDAQ Bank	0.00%	0.22%	0.04%	-2.76%	-4.06%	0.35%	1.63%	1.87%
Historical Performance of HBT
D.A. Davidson reviewed the historical trading prices of HBT common stock and certain stock indices, including the S&P 500 and the NASDAQ Bank Index over the last three months, twelve months and five-year periods. D.A. Davidson compared the stock price performance of HBT with the performance of the S&P 500 and the NASDAQ Bank Index as follows:
Market Performance – Last Three Months
	Beginning Index Value on 7/18/2025	Ending Index Value on 10/14/2025
HBT	100.0%	96.6%
S&P 500	100.0%	105.5%
NASDAQ Bank	100.0%	97.5%
Market Performance – Last Twelve Months
	Beginning Index Value on 10/15/2024	Ending Index Value on 10/14/2025
HBT	100.0%	108.9%
S&P 500	100.0%	114.3%
NASDAQ Bank	100.0%	101.6%
Market Performance – Last 5 Years
	Beginning Index Value on 10/14/2020	Ending Index Value on 10/14/2025
HBT	100.0%	200.7%
S&P 500	100.0%	190.5%
NASDAQ Bank	100.0%	164.5%
Trading Volume Analysis of HBT
D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of HBT common stock over the last week, month, three months and one-year periods ($ amounts in thousands):

Trading Volume – HBT
	Shares	Volume
One Week	24,435	$597
One Month	39,618	$969
Three Month	33,033	$808
One Year	33,754	$825
Stock Price and Volume History of HBT
D.A. Davidson reviewed HBT closing stock prices, one-day stock price changes and trading volume for the prior sixty trading days.
HBT Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for HBT and a group of 20 financial institutions selected by D.A. Davidson which: (i) were listed in HBT’s Investor Presentation for the quarter ended June 30, 2025, headquartered in the Midwest (ii) had their common stock listed on the NASDAQ or NYSE exchange; (iii) had assets between $4.0 billion and $10.0 billion; and (iv) were not pending merger targets. These 20 financial institutions were as follows:
Byline Bancorp, Inc.
Peoples Bancorp Inc.
QCR Holdings, Inc.
Stock Yards Bancorp, Inc.
Nicolet Bankshares, Inc.
German American Bancorp, Inc.
First Mid Bancshares, Inc.
Horizon Bancorp, Inc.
Midland States Bancorp, Inc.
Lakeland Financial Corporation	Mercantile Bank Corporation
MidWestOne Financial Group, Inc.
Great Southern Bancorp, Inc.
Old Second Bancorp, Inc.
First Financial Corporation
Independent Bank Corporation
Farmers National Banc Corp.
Southern Missouri Bancorp, Inc.
Bank First Corporation
Civista Bancshares, Inc.
The analysis compared the financial condition and market performance of HBT and the 20 financial institutions identified above based on publicly available financial information for HBT and the 20 financial institutions, along with internal financial information for HBT, as of and for the twelve months ended June 30, 2025 or September 30, 2025, if available at the time of the analysis. The market trading information for HBT and the 20 financial institutions identified above is as of October 14, 2025. The analysis also compared the 2025 and 2026 earnings per share multiples for HBT and the 20 financial institutions identified above based on publicly available analyst earnings estimates for HBT and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after October 14, 2025. The table below shows the results of this analysis.

Financial Condition and Performance
	HBT	Comparable Companies
		Median	Average	Low	High
Total Assets	$5,035	$6,573	$6,900	$4,186	$9,720
Loans / Deposits	78.2%	90.0%	89.7%	75.1%	99.7%
Non-Performing Assets / Total Assets(1)	0.17%	0.40%	0.41%	0.14%	1.10%
Tangible Common Equity Ratio	10.56%	8.76%	8.78%	5.03%	10.83%
Net Interest Margin	4.06%	3.42%	3.48%	2.76%	4.67%
Cost of Deposits	1.21%	2.01%	2.08%	0.86%	2.97%
Non-Interest Income / Assets (LTM)	0.80%	0.82%	0.84%	0.45%	1.47%
Efficiency Ratio (LTM)	53.9%	56.1%	56.0%	45.4%	66.9%
Return on Average Equity (LTM)	13.69%	11.14%	8.73%	-20.02%	14.30%
Return on Average Assets (LTM)	1.55%	1.21%	0.97%	-1.86%	1.58%
Percentage of Deposits Outside Illinois	2.5%	100.0%	80.6%	0.0%	100.0%
Market Performance Multiples
	HBT	Comparable Companies
		Median	Average	Low	High
Market Capitalization (in millions)	$770.1	$847.7	$997.5	$357.0	$2,083.2
Price Change (LTM)	8.9%	0.7%	4.2%	-28.3%	47.9%
Price Change (YTD)	11.6%	-0.5%	0.6%	-32.1%	36.2%
Price / LTM EPS	9.9x	10.6x	12.1x	8.4x	19.5x
Price / EPS 2025E	9.1x	10.1x	11.3x	8.3x	18.9x
Price / EPS 2026E	9.2x	9.1x	10.1x	6.2x	15.3x
Price / Tangible Book Value	146.9%	137.0%	163.5%	80.1%	317.0%
Core Deposit Premium	5.95%	4.17%	6.96%	-1.48%	25.27%
Dividend Yield (Most Recent Quarter)	3.44%	3.04%	2.98%	0.33%	7.72%
Public Float %	36.3%	95.2%	90.8%	67.3%	99.0%
Average Daily Trading Volume (in Thousands)(2)	$808	$3,950	$5,052	$1,338	$15,025

Note: Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter
Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter
Note: Future period P/E multiples based on average street estimates
(1)
Non-Performing Assets /Assets includes troubled debt restructuring (TDRs)

(2)
Total value of average daily volume based on current stock price

Market Performance of CNB
D.A. Davidson reviewed CNB’s current market profile, along with the historical trading prices and volume of CNB common stock. In addition, D.A. Davidson reviewed certain stock indices, including the S&P 500 and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of CNB with the performance of the S&P 500 and the NASDAQ Bank Index as follows:

Market Performance
	Beginning Index Value	5-Day on 10/8/2025	10-Day on 10/1/2025	20-Day on 9/17/2025	30-Day on 9/3/2025	Year-To- Date on 12/31/2024	Last Twelve Months on 10/15/2024	Since 2024 Election on 11/5/2024
CNB	0.00%	0.00%	-1.06%	-0.89%	8.54%	17.68%	21.85%	21.85%
S&P 500	0.00%	-1.62%	-1.00%	0.67%	3.04%	12.97%	14.26%	14.90%
NASDAQ Bank	0.00%	0.22%	0.04%	-2.76%	-4.06%	0.35%	1.63%	1.87%
Historical Performance of CNB
D.A. Davidson reviewed the historical trading prices of CNB common stock and certain stock indices, including the S&P 500 and the NASDAQ Bank Index over the last three months, twelve months and five year periods. D.A. Davidson compared the stock price performance of CNB with the performance of the S&P 500 and the NASDAQ Bank Index as follows:
Market Performance – Last Three Months
	Beginning Index Value on 7/18/2025	Ending Index Value on 10/14/2025
CNB	100.0%	126.1%
S&P 500	100.0%	105.5%
NASDAQ Bank	100.0%	97.5%
Market Performance – Last Twelve Months
	Beginning Index Value on 10/15/2024	Ending Index Value on 10/14/2025
CNB	100.0%	121.9%
S&P 500	100.0%	114.3%
NASDAQ Bank	100.0%	101.6%
Market Performance – Last 5 Years
	Beginning Index Value on 10/14/2020	Ending Index Value on 10/14/2025
CNB	100.0%	135.5%
S&P 500	100.0%	190.5%
NASDAQ Bank	100.0%	164.5%
Trading Volume Analysis of CNB
D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of CNB common stock over the last week, month, three months and one-year periods ($ amounts in thousands):
Trading Volume – CNB
	Shares	Volume
One Week	—	$—
One Month	141	$3
Three Month	246	$6
One Year	446	$10
Stock Price and Volume History of CNB
D.A. Davidson reviewed CNB closing stock prices, one-day stock price changes and trading volume for the prior sixty trading days.

CNB Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for CNB and a group of 25 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwest including Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the OTC exchanges; (iii) had assets between $1.0 billion and $2.5 billion; and (iv) were not pending merger targets. These 25 financial institutions were as follows:
Marquette National Corporation
Tri City Bankshares Corporation
First Ottawa Bancshares, Inc.
Foresight Financial Group, Inc.
Southern Michigan Bancorp, Inc.
Tri-County Financial Group, Inc.
PSB Holdings, Inc.
Community Bancshares, Inc.
Main Street Financial Services Corp.
Security National Corporation
CNB Community Bancorp, Inc.
FS Bancorp
CSB Bancorp, Inc.	First Bankers Trustshares, Inc.
United Bancshares, Inc.
Two Rivers Financial Group, Inc.
Croghan Bancshares, Inc.
Consumers Bancorp, Inc.
University Bancorp, Inc.
Pontiac Bancorp, Inc.
Farmers Bancorp (Frankfort IN)
Bank of Labor Bancshares, Inc.
Bancorp. of Southern Indiana
Cornerstone Bancorp Inc.
Keweenaw Financial Corporation
The analysis compared the financial condition and market performance of CNB and the 25 financial institutions identified above based on publicly available financial information for CNB and the 25 financial institutions, along with internal financial information for CNB, as of and for the twelve-months ended June 30, 2025 or September 30, 2025, if available. The market trading information for CNB and the 25 financial institutions identified above is as of October 14, 2025. The analysis also compared the last-twelve-months earnings per share multiples for CNB and the 25 financial institutions identified above. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after October 14, 2025. The table below shows the results of this analysis:
Financial Condition and Performance
	CNB	Comparable Companies
		Median	Average	Low	High
Total Assets (in millions)	$1,847	$1,238	$1,352	$1,000	$2,230
Loan / Deposit Ratio	85.6%	81.7%	82.5%	34.1%	103.9%
Non-Performing Assets / Total Assets(1)	0.31%	0.35%	0.46%	0.00%	1.71%
Tangible Common Equity Ratio	7.78%	8.14%	7.98%	3.80%	11.02%
Net Interest Margin (LTM)	3.36%	3.36%	3.32%	2.38%	4.47%
Cost of Deposits (LTM)	2.07%	1.93%	1.84%	0.34%	2.70%
Non-Interest Income / Assets (LTM)	0.68%	0.63%	0.96%	0.27%	7.01%
Efficiency Ratio (LTM)	66.6%	70.7%	68.7%	50.4%	89.5%
Return on Average Equity (LTM)	10.54%	10.65%	11.27%	6.00%	26.76%
Return on Average Assets (LTM)	0.89%	0.87%	0.89%	0.45%	1.57%
Market Performance Multiples
	CNB	Comparable Companies
		Median	Average	Low	High
Market Capitalization (in millions)	$145.4	$107.2	$109.9	$34.0	$336.6
Price Change (LTM)	21.9%	13.8%	22.3%	-35.3%	120.0%
Price Change (YTD)	17.7%	10.6%	15.5%	-8.3%	120.0%
Price / LTM EPS	9.1x	9.1x	9.7x	4.3x	20.7x
Price / Tangible Book Value	102.4%	90.7%	97.7%	36.4%	140.0%
Core Deposit Premium	0.26%	-0.71%	-0.14%	-6.89%	5.76%
Dividend Yield (Most Recent Quarter)	2.73%	0.00%	1.39%	0.00%	4.50%
Average Daily Volume (in thousands)(2)	$6	$18	$30	$—	$163

Note: Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter
Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter
Note: Assumes $19.4 million of CNB preferred stock is converted to CNB common stock
(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Total value of average daily volume based on current stock price

Historical Performance of HBT and CNB
D.A. Davidson reviewed the historical trading prices of HBT common stock, CNB common stock and certain stock indices, including the S&P 500 and the NASDAQ Bank Index over the last three months, twelve months and five-year periods. D.A. Davidson compared the stock price performance of HBT and CNB with the performance of the S&P 500 and the NASDAQ Bank Index as follows:
Market Performance – Last Three Months
	Beginning Index Value on 7/18/2025	Ending Index Value on 10/14/2025
HBT	100.0%	96.6%
CNB	100.0%	126.1%
S&P 500	100.0%	105.5%
NASDAQ Bank	100.0%	97.5%
Market Performance – Last Twelve Months
	Beginning Index Value on 10/15/2024	Ending Index Value on 10/14/2025
HBT	100.0%	108.9%
CNB	100.0%	121.9%
S&P 500	100.0%	114.3%
NASDAQ Bank	100.0%	101.6%
Market Performance – Last 5 Years
	Beginning Index Value on 10/14/2020	Ending Index Value on 10/14/2025
HBT	100.0%	200.7%
CNB	100.0%	135.5%
S&P 500	100.0%	190.5%
NASDAQ Bank	100.0%	164.5%
Dividend Analysis
D.A. Davidson reviewed HBT’s dividend yield over the last twelve months, dividend payout ratio over the last five years, dividends per share over the last five years and dividends per share over the next two years using publicly available analyst estimates.
In addition, D.A. Davidson analyzed the amount of pro forma dividends per share CNB common shareholders would receive per current CNB share owned on a quarterly and annual basis using the exchange ratio noted above, of 1.0434. D.A. Davidson compared the difference, on a dollar and percentage basis, between the pro forma dividends per CNB share versus standalone CNB dividends per share. Also, D.A. Davidson performed an analysis that estimated the net present value per share associated with pro forma dividend accretion for CNB. The analysis assumed the Exchange Ratio, terminal multiple of 13.0x and discount rate of 10.54%.

Precedent Transactions Analysis
D.A. Davidson reviewed two sets of precedent transactions and acquisitions. The sets of transactions and acquisitions included: (1) “Nationwide” and (2) “Illinois.”
“Nationwide” included 22 transactions where:
•
The selling company was a bank headquartered in the United States;

•
The transaction was announced since the beginning of 2024;

•
The selling company was profitable, publicly traded and total assets were between $1.0 billion and $5.0 billion;

•
The transaction was not a merger of equals;

•
The acquiring company was not an investor group;

•
The acquiring company was not a credit union; and,

•
The transaction’s pricing information was publicly available.

“Illinois” included 5 transactions where:
•
The selling company was a bank headquartered in Illinois;

•
The transaction was announced since the beginning of 2020;

•
The selling company’s total assets were between $1.0 billion and $5.0 billion;

•
The transaction was not a merger of equals;

•
The acquiring company was not an investor group;

•
The acquiring company was not a credit union; and,

•
The transaction’s pricing information was publicly available.

The following tables set forth the transactions included in “Nationwide” and “Illinois” and are sorted by announcement date:
Nationwide
Announcement Date	Acquirer	Target
9/25/2025* 8/19/2025* 8/11/2025* 6/24/2025 6/16/2025* 6/05/2025* 4/03/2025 3/31/2025 3/17/2025* 1/13/2025 1/10/2025 12/17/2024 12/09/2024 9/10/2024 9/09/2024 9/05/2024 7/29/2024 7/25/2024 5/20/2024	First Merchants Corporation
TowneBank
First Financial Bancorp.
Glacier Bancorp, Inc.
Commerce Bancshares, Inc.
NB Bancorp, Inc.
TowneBank
FB Financial Corporation
MetroCity Bankshares, Inc.
Glacier Bancorp, Inc.
CNB Financial Corporation
Northwest Bancshares, Inc.
Independent Bank Corp.
Camden National Corporation
NBT Bancorp Inc.
ConnectOne Bancorp, Inc.
German American Bancorp, Inc.
ChoiceOne Financial Services, Inc.
West Coast Community Bancorp	First Savings Financial Group, Inc.
Dogwood State Bank
BankFinancial Corporation
Guaranty Bancshares, Inc.
FineMark Holdings, Inc.
Provident Bancorp, Inc.
Old Point Financial Corporation
Southern States Bancshares, Inc.
First IC Corporation
Bank of Idaho Holding Company
ESSA Bancorp, Inc.
Penns Woods Bancorp, Inc.
Enterprise Bancorp, Inc.
Northway Financial, Inc.
Evans Bancorp, Inc.
The First of Long Island Corporation
Heartland BancCorp
Fentura Financial, Inc.
1st Capital Bancorp

Announcement Date	Acquirer	Target
5/15/2024 4/29/2024 4/15/2024	Alerus Financial Corporation Hope Bancorp, Inc. Wintrust Financial Corporation	HMN Financial, Inc. Territorial Bancorp Inc. Macatawa Bank Corporation

*
Indicates the transaction was pending as of October 14, 2025

Illinois
Announcement Date	Acquirer	Target
8/11/2025* 2/25/2025 11/30/2022 7/26/2021 1/19/2021	First Financial Bancorp. Old Second Bancorp, Inc. Byline Bancorp, Inc. Old Second Bancorp, Inc. First Busey Corporation	BankFinancial Corporation Bancorp Financial, Inc. Inland Bancorp, Inc. West Suburban Bancorp, Inc. Cummins-American Corp.

*
Indicates the transaction was pending as of October 14, 2025

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
Transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
Transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
Core deposit premium, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
Premium or discount to market price, comparing seller stock price prior to announcement of the transaction to deal value per share; and,

•
Premium or discount to market price three months prior, comparing seller stock price three months before announcement of the transaction to deal value per share.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and CNB data for the last twelve months ended September 30, 2025.

Financial Condition and Performance
		Nationwide				Illinois
	CNB	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$1,847.0	$2,212.2	$2,242.3	$1,014.5	$4,742.8	$1,429.2	$1,695.7	$1,233.0	$2,972.4
Return on Average Assets (LTM)	0.89%	0.76%	0.78%	0.14%	2.10%	0.69%	0.56%	0.14%	0.75%
Return on Average Equity (LTM)	10.54%	8.77%	8.70%	1.23%	18.50%	5.16%	5.14%	1.23%	8.77%
Tangible Common Equity Ratio	7.78%	9.20%	9.32%	4.92%	14.64%	10.35%	9.67%	7.91%	10.92%
Core Deposits / Deposits	85.0%	87.9%	85.4%	50.0%	96.4%	96.3%	90.6%	74.8%	96.7%
Loans / Deposits	85.6%	92.8%	91.1%	58.8%	113.9%	66.2%	68.9%	39.9%	96.8%
Non-Interest Income / Assets (LTM)	0.68%	0.48%	0.52%	0.11%	1.01%	0.61%	0.67%	0.18%	1.43%
Efficiency Ratio (LTM)	66.6%	70.3%	69.6%	45.8%	87.2%	65.4%	68.9%	62.5%	80.3%
Cost of Funds (LTM)	2.16%	2.22%	2.11%	0.98%	3.18%	0.28%	1.21%	0.20%	4.04%
Non-Performing Assets / Total Assets(1)	0.31%	0.23%	0.40%	0.00%	2.02%	0.70%	0.77%	0.14%	1.63%
Loan Loss Reserves / Non-Performing Assets	269.2%	236.0%	270.3%	67.3%	602.4%	75.2%	122.2%	47.9%	290.3%
Transaction Multiples
Transaction Price / Tangible Book Value	120.0%	138.9%	136.4%	31.0%	223.7%	121.7%	115.8%	90.8%	131.1%
Transaction Price / LTM Earnings	10.7x	14.4x	14.5x	8.3x	21.1x	17.1x	17.9x	14.5x	22.2x
Core Deposit Premium	2.15%	4.62%	4.63%	-14.16%	15.72%	2.20%	2.57%	-1.33%	7.37%
Premium / (Discount) to Market	15.2%	24.2%	30.6%	-0.8%	81.7%	4.0%	4.0%	2.7%	5.4%
Premium / (Discount) to Market, 3 Months Prior	46.2%	46.5%	41.4%	-23.2%	144.2%	8.3%	8.3%	-6.4%	23.0%

Note: Assumes $19.4 million of CNB preferred stock is converted to CNB common stock
Note: Operating financials for target company based on quarter-end prior to announcement; performance ratios measured over last twelve month period
(1)
Non-Performing Assets / Total Assets includes troubled debt restructurings (TDRs)

Pay-to-Trade Analysis
D.A. Davidson reviewed one set of “Nationwide” precedent transactions and acquisitions for the purpose of analyzing pay-to-trade multiples. The selection criteria and list of transactions were identical to the Nationwide set of transactions under Precedent Transactions Analysis.
For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
Transaction price to tangible book value compared to buyer stock price to tangible book value per share, based on the latest publicly available financial statements of the target company and buying company prior to the announcement of the transaction; and

•
Transaction price to net income for the last twelve months compared to buyer stock price to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company and buying company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction group and other operating financial data where relevant. The table below sets forth the data for the comparable transaction group as of the last twelve months ended prior to the transaction announcement and CNB data for the last twelve months ended September 30, 2025.
Financial Condition and Performance
		Nationwide
	CNB	Median	Average	Low	High
Total Assets (in millions)	$1,847.0	$2,212.2	$2,242.3	$1,014.5	$4,742.8
Return on Average Assets (LTM)	0.89%	0.76%	0.78%	0.14%	2.10%
Return on Average Equity (LTM)	10.54%	8.77%	8.70%	1.23%	18.50%
Tangible Common Equity Ratio	7.78%	9.20%	9.32%	4.92%	14.64%
Non-Performing Assets / Total Assets(1)	0.31%	0.23%	0.40%	0.00%	2.02%
Transaction Multiples
		Nationwide
	CNB	Median	Average	Low	High
Transaction Price / Tangible Book Value	120.0%	138.9%	136.4%	31.0%	223.7%
Transaction Price / LTM Earnings	10.7x	14.4x	14.5x	8.3x	21.1x
Core Deposit Premium	2.15%	4.62%	4.63%	-14.16%	15.72%
Buyer Trading (Price / Tangible Book Value)	146.9%	153.3%	158.2%	79.7%	264.0%
Buyer Trading (Price / LTM Earnings)	9.9x	14.4x	15.7x	7.1x	41.6x
Pay-to-Trade (Price / Tangible Book Value)	81.7%	85.7%	87.4%	38.9%	135.2%
Pay-to-Trade (Price / LTM Earnings)	108.1%	102.8%	105.1%	48.2%	249.0%

Note: Assumes $19.4 million of CNB preferred stock is converted to CNB common stock
Note: Operating financials for target company based on quarter-end prior to announcement; performance ratios measured over last twelve month period
(1)
Non-Performing Assets / Total Assets includes performing troubled debt restructurings (TDRs)

Net Present Value Analysis for Standalone CNB
D.A. Davidson performed an analysis that estimated the net present value of CNB under various circumstances. The analysis assumed CNB performed in accordance with CNB’s financial forecasts, prepared by or at the direction of management of CNB and approved for D.A. Davidson’s use by CNB, for the years ended December 31, 2025 through December 31, 2030. To approximate the terminal value of CNB at December 31, 2030, D.A. Davidson applied takeout price to earnings multiples ranging from 8.0x to 18.0x and takeout tangible book value multiples ranging from 100.0% to 150.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.13% to 18.13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CNB. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and plus the published Kroll Cost of Capital Navigator Size Premium.
At the October 17, 2025 meeting of the CNB Board, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of values for CNB of $99.1 million to $291.5 million when applying price to earnings multiples to the financial forecasts and $120.5 million to $247.1 million when applying tangible book value multiples to the financial forecasts.

	Earnings Multiple
Discount Rate	8.0x	10.5x	13.0x	15.5x	18.0x
10.13%	$139,824	$177,749	$215,673	$253,597	$291,522
12.13%	$127,925	$162,428	$196,930	$231,432	$265,934
14.13%	$117,260	$148,701	$180,142	$211,584	$243,025
16.13%	$107,680	$136,378	$165,077	$193,775	$222,474
18.13%	$99,059	$125,294	$151,530	$177,766	$204,001
	Tangible Book Value Multiple
Discount Rate	100.0%	112.5%	125.0%	137.5%	150.0%
10.13%	$170,884	$189,936	$208,988	$228,040	$247,092
12.13%	$156,182	$173,515	$190,848	$208,181	$225,514
14.13%	$143,010	$158,805	$174,600	$190,395	$206,191
16.13%	$131,183	$145,601	$160,018	$174,435	$188,853
18.13%	$120,545	$133,725	$146,905	$160,085	$173,266
Net Present Value Analysis for Standalone HBT
D.A. Davidson performed an analysis that estimated the net present value of HBT under various circumstances. The analysis assumed: (i) HBT performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2025 and December 31, 2026; and (ii) HBT performed in accordance with assumed growth rates for the years ended December 31, 2027 through December 31, 2030. To approximate the terminal value of HBT at December 31, 2030, D.A. Davidson applied trading price to earnings multiples ranging from 8.0x to 18.0x and trading tangible book value multiples ranging from 125.0% to 175.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 6.54% to 14.54% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HBT common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and plus the published Kroll Cost of Capital Navigator Size Premium.
At the October 17, 2025 meeting of the CNB Board, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of values for HBT of $468.3 million to $1.3 billion when applying price to earnings multiples to the financial forecasts and $624.0 million to $1.2 billion when applying tangible book value multiples to the financial forecasts.
	Earnings Multiple
Discount Rate	8.0x	10.5x	13.0x	15.5x	18.0x
6.54%	$662,008	$828,545	$995,083	$1,161,620	$1,328,158
8.54%	$605,291	$756,323	$907,355	$1,058,388	$1,209,420
10.54%	$554,575	$691,791	$829,006	$966,221	$1,103,437
12.54%	$509,128	$634,005	$758,882	$883,759	$1,008,636
14.54%	$468,315	$582,152	$695,989	$809,826	$923,663

	Tangible Book Value Multiple
Discount Rate	125.0%	137.5%	150.0%	162.5%	175.0%
6.54%	$889,751	$965,818	$1,041,884	$1,117,950	$1,194,017
8.54%	$811,830	$880,815	$949,799	$1,018,783	$1,087,768
10.54%	$742,220	$804,893	$867,567	$930,240	$992,914
12.54%	$679,900	$736,937	$793,975	$851,013	$908,051
14.54%	$623,989	$675,984	$727,980	$779,975	$831,970
Contribution Analysis
D.A. Davidson analyzed the relative contribution of CNB and HBT to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) number of branches; (ii) number of full-time equivalent employees; (iii) market capitalization based on 10-day VWAPs as of October 14, 2025; (iv) CNB’s estimated net income for the twelve months ended September 30, 2025 and CNB’s estimated net income for the twelve months ended December 31, 2025 based on CNB’s financial forecasts, prepared by or at the direction of management of CNB and approved for D.A. Davidson’s use by CNB; (v) HBT’s estimated net income for the twelve months ended September 30, 2025 and HBT’s estimated net income for the twelve months ended December 31, 2025 based on publicly available consensus analyst estimates; (vi) total assets; (vii) total investment securities; (viii) gross loans; (ix) loan loss reserve; (x) total deposits; (xi) non-interest bearing demand deposits; (xii) non-maturity deposits; (xiii) shareholders’ equity; (xiv) tangible common equity; and (xv) tangible common equity (excluding accumulated other comprehensive income). The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of CNB’s or HBT’s shareholders in the combined company:
Contribution Analysis
	HBT Standalone	HBT % of Total	CNB Standalone	CNB % of Total
Company Information
Branches	70	79.5%	18	20.5%
Full Time Equiv. Employees (FTE)	820	75.2%	271	24.8%
Market Cap. (10-Day VWAP – (10/14/25))	$769,321	84.0%	$146,452	16.0%
Income Statement(2)(3)
Est. Net Income (LTM)	$78,342	83.1%	$15,961	16.9%
Net Income (2025E)	$77,654	81.1%	$18,151	18.9%
Balance Sheet (9/30/2025)
Total Assets	$5,035,027	73.2%	$1,847,016	26.8%
Total Investment Securities	$1,260,295	77.4%	$368,622	22.6%
Gross Loans	$3,401,461	72.2%	$1,311,107	27.8%
Loan Loss Reserve	$41,900	73.1%	$15,441	26.9%
Deposits	$4,347,187	73.9%	$1,531,822	26.1%
NIB Deposits	$1,034,181	78.4%	$285,249	21.6%
Non-CDs	$3,582,472	78.7%	$972,201	21.3%
Shareholders’ Equity	$599,129	78.4%	$164,698	21.6%
Tangible Common Equity(1)	$523,549	78.7%	$141,996	21.3%
Tangible Common Equity, Excluding AOCI(1)	$550,668	76.3%	$171,138	23.7%
Pro Forma Ownership
PF Ownership: Implied Shares Out. (Stock/Cash Mix)	31,455,803	85.1%	5,513,480	14.9%
PF Ownership: Implied Shares Out. (Hypothetical 100% Stock Deal)	31,455,803	82.0%	6,896,752	18.0%

(1)
Assumes $19.4 million of CNB preferred stock is converted to CNB common stock

(2)
Financial projections for HBT based on consensus estimates in 2025

(3)
Financial projections for CNB based on combination of CNB guidance and D.A. Davidson Investment Banking assumptions in 2025, as discussed with and confirmed by CNB senior management

Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of CNB and HBT. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact the merger would have on certain projected financial results of HBT. In the course of this analysis, D.A. Davidson assumed HBT performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2025 and December 31, 2026 and HBT performed in accordance with assumed growth rates for the years ended December 31, 2027 through December 31, 2030. D.A. Davidson assumed CNB performed in accordance with CNB’s financial forecasts, prepared by or at the direction of management of CNB and approved for D.A. Davidson’s use by CNB, for the years ended December 31, 2025 through December 31, 2030. This analysis indicated that the merger is expected to be accretive to HBT’s estimated earnings per share beginning in 2026, after excluding non-recurring merger -related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for HBT and that HBT would maintain capital ratios in excess of those required for HBT to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by CNB and HBT prior to and following the merger will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing the CNB Board with an opinion as to the fairness of the merger, from a financial point of view, to the holders of CNB common stock and to assist the CNB Board in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of CNB, HBT or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.
D.A. Davidson’s opinion was one of many factors considered by the CNB Board in its evaluation of the merger and should not be viewed as determinative of the views of the CNB Board or management with respect to the merger.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to CNB in connection with and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to CNB, HBT and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of CNB and HBT for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with CNB or the HBT.
CNB selected D.A. Davidson as its financial advisor because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on September 22, 2025, CNB engaged D.A. Davidson as its financial advisor in connection with the contemplated merger. Pursuant to the terms of the engagement letter, CNB agreed to pay D.A. Davidson a cash fee of $250,000 concurrently with the rendering of its opinion. CNB agreed to pay D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.50% of the Aggregate Consideration, with the $250,000 fee paid in connection with the opinion credited against such contingent cash fee. CNB has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.
Opinion of Performance Trust
In connection with CNB’s consideration of a possible business combination with HBT, CNB retained Performance Trust to render its opinion to the CNB Board as to, as of October 17, 2025, the fairness, from a financial point of view, to the holders of CNB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. CNB selected Performance Trust because Performance Trust is a nationally recognized investment banking firm which specializes in community financial institutions. In the ordinary course of its investment banking business, Performance Trust is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. On October 17, 2025, Performance Trust rendered its oral opinion to the CNB Board (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion addressed to the CNB Board dated the same date) to the effect that, as of October 17, 2025, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken set forth therein, the merger consideration to be received by the holders of CNB common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Performance Trust’s opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Performance Trust’s opinion was directed to the CNB Board, in its capacity as such, in connection with its consideration of the merger and does not constitute a recommendation to any shareholder or any other person as to how to vote or otherwise act on any matters relating to the merger (including as to any election a holder of CNB common stock may make to receive stock consideration, cash consideration or mixed consideration). Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of CNB common stock in the merger pursuant to the merger agreement, and did not address the underlying business decision of CNB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for CNB or the effect of any other transaction in which CNB might engage. Performance Trust did not participate in the negotiation of the merger.
In undertaking this analysis, Performance Trust:
•
reviewed the draft dated October 17, 2025 of the merger agreement and certain related documents;

•
reviewed certain publicly available business and financial information relating to CNB and HBT, including reports filed with the SEC, the FDIC, and the Federal Reserve;

•
reviewed certain other business, financial and operating information relating to CNB and HBT provided by management of CNB and HBT, including financial forecasts for CNB prepared by the management of CNB (the “CNB Projections”) and financial forecasts for HBT prepared by the management of HBT, as approved for Performance Trust’s use by the management of CNB (the “HBT Projections”);

•
reviewed certain estimates of cost savings and other synergies anticipated by the management of HBT, as adjusted and approved for Performance Trust’s use by the management of CNB, to result from the merger (the “Synergies Estimates”);

•
discussed the past and current operations, financial condition, and prospects of CNB and HBT with senior executives of CNB, including discussions regarding the proposed merger;

•
reviewed certain financial terms of the proposed merger and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

•
reviewed certain financial data of CNB and HBT and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

•
considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

In performing its review, Performance Trust assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Performance Trust by CNB or HBT and formed a substantial basis for its opinion. Performance Trust relied upon the assurances of the management of CNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. With respect to CNB Projections, Performance Trust relied upon such projections at the direction of CNB and assumed, with CNB’s approval, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CNB as to the future financial performance of CNB. With respect to HBT Projections, Performance Trust relied upon such projections at the direction of CNB and assumed, with CNB’s approval, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HBT as to the future financial performance of HBT. With respect to the Synergies Estimates, Performance Trust assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CNB and HBT as to the cost savings and synergies anticipated to result from the merger (including the amount and timing thereof).
In addition, Performance Trust assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the final merger agreement would not differ in any respect material to its analyses or opinion from the draft thereof furnished to it. Performance Trust assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed merger. Performance Trust is not a legal, tax, or regulatory advisor. Performance Trust is a financial advisor only and relied upon, without independent verification, the assessment of CNB and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Performance Trust assumed, with CNB’s consent, that each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived.
Performance Trust expressed no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of CNB’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of CNB common stock in the merger. Performance Trust’s opinion does not address how the shares of HBT common stock to be issued in the merger would trade following the closing of the merger or at any time. Performance Trust did not make any independent valuation or appraisal of the assets or liabilities of CNB or HBT, nor was Performance Trust furnished with any such valuations or appraisals. In addition, Performance Trust is not an expert in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Performance Trust did not make an independent evaluation of the adequacy of CNB’s or HBT’s allowances for such losses, nor had Performance Trust reviewed any individual loan or credit files or investment or trading portfolios. In all cases, Performance Trust assumed that CNB’s and HBT’s allowances for such losses are adequate to cover such losses. Performance Trust did not evaluate the solvency or fair value of CNB, HBT, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.

Performance Trust’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring or coming to its attention after the date thereof may affect the opinion and the assumptions used in preparing it, and Performance Trust did not assume any obligation to update, revise or reaffirm its opinion. Performance Trust expressed no view as to, and its opinion does not address, the underlying business decision of CNB to proceed with the merger or the relative merits of the merger as compared to any alternative business strategies that might be available for CNB. Performance Trust’s opinion was approved by a committee of Performance Trust in accordance with its customary practice.
Performance Trust assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of CNB or HBT since the dates of the most recent financial statements made available to Performance Trust. Performance Trust assumed in all respects material to its analyses that CNB and HBT would remain as going concerns for all periods relevant to its analyses.
In rendering its opinion, Performance Trust performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Performance Trust’s opinion or the presentation made by Performance Trust to the CNB Board, but is a summary of the material analyses performed and presented by Performance Trust. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Performance Trust believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Performance Trust’s comparative analyses described below is identical to HBT or CNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of HBT or CNB and the companies to which they were compared. In arriving at its opinion, Performance Trust did not attribute any particular weight to any analysis or factor that it considered. Rather, Performance Trust made qualitative judgments as to the significance and relevance of each analysis and factor. Performance Trust did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Performance Trust made its determination as to the fairness from a financial point of view to the holders of CNB common stock of the merger consideration to be received by such holders pursuant to the merger agreement, on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Performance Trust also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of HBT, CNB and Performance Trust. The analyses performed by Performance Trust are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Performance Trust prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the CNB Board at its October 17, 2025, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Performance Trust’s analyses do not necessarily reflect the value of HBT or CNB common stock or the price at which HBT or CNB common stock may be sold at any time. The analyses of Performance Trust and its opinion were among a number of factors taken into consideration by the CNB Board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the CNB Board with respect to the fairness of the merger consideration to be received in the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics
As set forth in the merger agreement, each share of CNB common stock will be converted into the right to receive, at the option of each CNB shareholder, one of the following: (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share, (ii) cash in the amount of $27.73, or (iii) a combination of cash consideration and stock consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. Performance Trust’s financial analyses underlying its opinion was based closing stock prices as of October 16, 2025. Performance Trust also considered the blended consideration per share of CNB common stock of $25.64 (based on (i) the aggregate cash consideration and aggregate stock consideration provided for in the merger pursuant to the merger agreement, (ii) the exchange ratio and per share cash consideration provided for in the merger pursuant to the merger agreement and (iii) HBT’s 10-Day VWAP of $24.11 as of October 16, 2025). Based on such blended consideration per share and the 6,504,192 shares of CNB common stock outstanding as of the date of the opinion (inclusive of 974,500 common shares issued in connection with the conversion of CNB’s existing convertible preferred equity and 90,985 estimated vested RSUs issued), the aggregate consideration to common shareholders would equate to approximately $166.8 million.
Based upon financial information for CNB as of or for the last-twelve-months (“LTM”) ended September 30, 2025, Performance Trust calculated the following implied transaction metrics:
Premium to Market Price, 1-Day	15.0%
Merger Consideration / Tangible Book Value Per Share	117.7%
Merger Consideration / LTM Earnings Per Share	10.3x
Tangible Book Premium / Core Deposits(1)	2.2%

(1)
Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

Including the consideration paid to holders of CNB options and SARs (based on 79,790 CNB options outstanding with a weighted average strike price of $16.81 and 135,522 CNB SARs with a grant price of $18.25), the aggregate merger consideration would equate to approximately $168.4 million.
Based upon financial information for CNB as of or for the LTM period ended September 30, 2025 and including the consideration paid to holders of CNB options and SAR, Performance Trust calculated the following implied transaction metrics:
Aggregate Merger Consideration / Tangible Book Value Per Share	118.8%
Aggregate Merger Consideration / LTM Earnings Per Share	10.4x
Tangible Book Premium / Core Deposits(1)	2.3%

(1)
Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

CNB Three-Year Stock Performance
Performance Trust reviewed the historical performance of CNB common stock from October 14, 2022 to October 16, 2025, and compared such performance with the performance in the CNB peer group (defined in the section below — CNB Selected Publicly Traded Companies Analysis), as well as certain stock indices. This comparison reflected the following:
Stock Price Performance from 10/14/2022 to 10/16/2025
CNB	15.5%
CNB peer group (median)	16.1%
S&P 500 Index	85.0%
NASDAQ Bank Index	(2.0)%

52 Week High / Low
Performance Trust reviewed the 52-week trading history through October 16, 2025 for CNB common stock, which reflected a range of closing stock prices during such period of $16.50 to $22.86.
CNB Selected Publicly Traded Companies Analysis
Performance Trust used publicly available information to compare selected financial information for CNB with a group of financial institutions selected by Performance Trust. This CNB peer group included: publicly traded banks and thrifts, excluding companies that was subject to an announced merger and mutual holding companies (“MHCs”), (i) with total assets between $1.50 billion and $2.25 billion, LTM return on average assets (“ROAA”) for the period ended June 30, 2025 between 0.50% and 1.25%, and tangible common equity / tangible assets (“TCE / TA”) ratio between 6.00% and 10.00%; and (ii) with common stock that had a three-month average daily trading volume greater than 1,000. The CNB peer group consisted of the following companies — Company Name (State):
ENB Financial Corp (PA)
CoastalSouth Bancshares, Inc. (GA)
Isabella Bank Corporation (MI)
Eagle Bancorp Montana, Inc. (MT)
CF Bankshares Inc. (OH)
Ames National Corporation (IA)
First Community Corporation (SC)
First United Corporation (MD)
Middlefield Banc Corp. (OH)
QNB Corp. (PA)
Hawthorn Bancshares, Inc. (MO)
South Atlantic Bancshares, Inc. (SC)
Tri City Bankshares Corporation (WI)
Oakworth Capital Inc. (AL)
National Bankshares, Inc. (VA)
Mountain Commerce Bancorp, Inc. (TN)
Embassy Bancorp, Inc. (PA)
First Farmers and Merchants Corporation (TN)
Citizens Community Bancorp, Inc. (WI)
Peoples Bancorp of North Carolina, Inc. (NC)
Virginia National Bankshares Corporation (VA)
Landmark Bancorp, Inc. (KS)
Foresight Financial Group, Inc. (IL)
Southern Michigan Bancorp, Inc. (MI)
CB Financial Services, Inc. (PA)
Richmond Mutual Bancorporation, Inc. (IN)
PSB Holdings, Inc. (WI)
The analysis compared financial information for CNB (as of or for the LTM period ended September 30, 2025) with corresponding publicly available financial information for the CNB peer group as of or for the LTM period ended June 30, 2025, with pricing data as of October 16, 2025. The tables below set forth the data for CNB and the 25th percentile, median, and 75th percentile data for the CNB peer group.

		CNB Peer Group
	CNB(3)	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,847	$1,635	$1,850	$2,046
Tangible common equity / Tangible assets	7.77%	6.92%	8.35%	9.00%
LTM Return on average assets	0.90%	0.65%	0.78%	1.00%
LTM Return on average equity	10.79%	7.60%	10.65%	12.52%
LTM Net interest margin	3.47%	2.75%	3.04%	3.45%
LTM Efficiency ratio	65.7%	65.0%	67.2%	71.6%
Nonperforming assets / Total assets(1)	0.31%	0.12%	0.37%	0.73%
Market Capitalization (in millions)	$145.0	$129.4	$149.1	$204.1
90-day Average Daily Volume	552	2,235	8,706	22,194
Price / Tangible book value	102.4%	97.5%	114.1%	123.4%
Price / LTM EPS(2)	8.9x	9.2x	10.4x	12.7x

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 30.0x considered not meaningful (“NM”)

(3)
CNB as of or for the LTM ended September 30, 2025

Taking into account the results of the selected companies analysis, Performance Trust calculated the implied values per share of CNB common stock by application of the 25th and 75th percentile amounts for the CNB peer group for Price to LTM earnings per share (EPS) and Price to Tangible Book Value per share (TBVPS) to CNB’s LTM EPS and TBVPS (as of or for the LTM period ended September 30, 2025), based on information provided by CNB. The selected companies analysis indicated implied per share illustrative value ranges of $22.88 to $31.78 for the CNB common stock (based on LTM EPS multiple methodology) and $21.23 to $26.88 for the CNB common stock (based on TBVPS multiple methodology), as compared to the blended consideration per share of $25.64.
CNB Analysis of Selected Precedent Transactions
Illinois Banks and Thrifts
Performance Trust reviewed a group of Illinois bank and thrift merger and acquisition transactions that included transactions with disclosed financial terms announced between January 1, 2019 and October 16, 2025 and involved Illinois headquartered bank and thrift targets with total assets between $500 million and $5.0 billion and LTM ROAA greater than 0.00% (excluded credit union buyers, mergers of equals, and less than 100% equity ownership acquired) (the “Illinois Selected Transactions”). The Illinois Selected Transactions group included the following transactions:
Acquiror	Target
First Financial Bancorp. (OH)	BankFinancial Corporation (IL)
Old Second Bancorp, Inc. (IL)	Bancorp Financial, Inc. (IL)
Byline Bancorp, Inc. (IL)	Inland Bancorp, Inc. (IL)
HBT Financial, Inc. (IL)	Town and Country Financial Corporation (IL)
Finward Bancorp (IN)	Royal Financial, Inc. (IL)
Old Second Bancorp, Inc. (IL)	West Suburban Bancorp, Inc. (IL)
First Busey Corporation (IL)	Cummins-American Corp. (IL)
Heartland Financial USA, Inc. (IA)	Rockford Bank and Trust Company (IL)
Associated Banc-Corp (WI)	First Staunton Bancshares, Inc. (IL)
Wintrust Financial Corporation (IL)	SBC, Incorporated (IL)

Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM period ended September 30, 2025 for CNB, Performance Trust observed the following transaction metrics as indicated in the following table. The analysis compared certain financial information for CNB and the merger with corresponding publicly available financial information regarding the Illinois Selected Transactions. The table below sets forth the data for CNB (or the merger) and the 25th percentile, median, and 75th percentile data for the Illinois Selected Transactions.
		Illinois Precedent Transactions Group
	CNB / HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,847	$538	$1,055	$1,434
Tangible common equity / Tangible assets	7.77%	8.56%	10.94%	11.83%
LTM Return on average assets	0.90%	0.41%	0.73%	1.10%
LTM Return on average equity	10.79%	3.86%	7.21%	11.65%
Nonperforming assets / Total assets(1)	0.31%	0.32%	0.57%	1.17%
Transaction Price / Tangible book value	117.7%	113.1%	125.0%	133.1%
Transaction Price / LTM EPS(2)	10.3x	10.1x	14.5x	17.1x
Tangible Book Value Premium to Core Deposits	2.2%	2.0%	3.7%	5.3%
1-Day Market Premium	15.0%	3.3%	5.2%	21.9%

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 30.0x considered not meaningful (“NM”)

Taking into account the results of the Illinois Selected Transactions analysis, Performance Trust calculated the implied values per share of CNB common stock by application of the 25th and 75th percentile amounts for the Illinois Selected Transactions for Transaction Price to LTM EPS and Transaction Price to TBVPS to CNB’s LTM EPS and TBVPS (as of or for the LTM period ended September 30, 2025), based on information provided by CNB. The Illinois Selected Transactions analysis indicated implied per share illustrative value ranges of $25.24 to $42.55 for the CNB common stock (based on LTM EPS multiple methodology) and $24.64 to $28.99 for the CNB common stock (based on TBVPS multiple methodology), as compared to the blended consideration per share of $25.64.
National Banks and Thrifts
Performance Trust reviewed a group of National bank and thrift merger and acquisition transactions that included transactions with disclosed financial terms announced between January 1, 2023 and October 16, 2025 involving bank and thrift targets with total assets between $1.0 billion and $2.25 billion, LTM ROAA between 0.50% and 1.25% (excluded credit union buyers, mergers of equals, and less than 100% equity ownership acquired) (the “National Selected Transactions”). The National Selected Transactions group included the following transactions:
Acquiror	Target
Heritage Financial Corporation (WA)	Olympic Bancorp, Inc. (WA)
Bank First Corporation (WI)	Centre 1 Bancorp, Inc. (WI)
Investar Holding Corporation (LA)	Wichita Falls Bancshares, Inc. (TX)
TowneBank (VA)	Old Point Financial Corporation (VA)
Glacier Bancorp, Inc. (MT)	Bank of Idaho Holding Company (ID)
CNB Financial Corporation (PA)	ESSA Bancorp, Inc. (PA)
German American Bancorp, Inc. (IN)	Heartland BancCorp (OH)
ChoiceOne Financial Services, Inc. (MI)	Fentura Financial, Inc. (MI)

Acquiror	Target
Alerus Financial Corporation (ND)	HMN Financial, Inc. (MN)
Central Valley Community Bancorp (CA)	Community West Bancshares (CA)
Peoples Financial Services Corp. (PA)	FNCB Bancorp, Inc. (PA)
Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM period ended September 30, 2025 for CNB, Performance Trust observed the following transaction metrics as indicated in the following table. The analysis compared certain financial information for CNB and the merger with corresponding publicly available financial information regarding the National Selected Transactions. The table below sets forth the data for CNB (or the merger) and the 25th percentile, median, and 75th percentile data for the National Selected Transactions.
		National Precedent Transactions Group
	CNB / HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,847	$1,328	$1,594	$1,862
Tangible common equity / Tangible assets	7.77%	7.67%	8.42%	9.46%
LTM Return on average assets	0.90%	0.51%	0.70%	1.05%
LTM Return on average equity	10.79%	6.09%	8.60%	11.08%
Nonperforming assets / Total assets(1)	0.31%	0.09%	0.24%	0.39%
Transaction Price / Tangible book value	117.7%	96.3%	134.6%	186.7%
Transaction Price / LTM EPS(2)	10.3x	11.6x	16.2x	21.1x
Tangible Book Value Premium to Core Deposits	2.2%	(0.4)%	3.7%	8.3%
1-Day Market Premium	15.0%	6.6%	32.5%	42.8%

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 30.0x considered not meaningful (“NM”)

Taking into account the results of the National Selected Transactions analysis, Performance Trust calculated the implied values per share of CNB common stock by application of the 25th and 75th percentile amounts for the National Selected Transactions for Transaction Price to LTM EPS and Transaction Price to TBVPS to CNB’s LTM EPS and TBVPS (as of or for the LTM period ended September 30, 2025), based on information provided by CNB. The National Selected Transactions analysis indicated implied per share illustrative value ranges of $28.89 to $52.53 for the CNB common stock (based on LTM EPS multiple methodology) and $20.98 to $40.66 for the CNB common stock (based on TBVPS multiple methodology), as compared to the blended consideration per share of $25.64.
CNB Dividend Discount Analyses
Performance Trust performed a standalone analysis that estimated the net present value of potential dividends that could be distributed to holders of CNB common stock during the period reflected in the CNB Projections and a terminal value per share for CNB. Performance Trust calculated the amount of such dividends by assuming (i) CNB performed in accordance with the CNB Projections and (ii) maintenance of a tangible common equity / tangible assets ratio of 8.50% (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the CNB peer group based on public filings (see table under CNB Selected Publicly Traded Companies Analysis)). To derive an estimate of terminal value per share of CNB common stock at December 31, 2030, Performance Trust applied multiples of projected December 31, 2030 tangible book value (ranging from 105% to 125%) and projected 2030E EPS (ranging from 9.5x to 11.5x), based on the CNB Projections. The terminal values and estimated dividends were then discounted to present values using discount rates ranging from 13.66% to 15.66%, which were selected using Performance Trust’s professional judgment and experience. As illustrated in the following tables, the analysis indicated a range of per share values of CNB common stock of $21.89 to $26.33 (based on TBVPS terminal value methodology) and $24.25 to $29.73 (based on EPS terminal value methodology), as compared to the blended consideration per share of $25.64.
CNB Standalone Dividend Discount Analysis — Terminal TBV Multiple ($/share)
	Discount Rate
Tangible Book Value Multiple	13.66%	14.66%	15.66%
105.0%	23.60	22.73	21.89
115.0%	24.97	24.03	23.14
125.0%	26.33	25.33	24.38
CNB Standalone Dividend Discount Analysis — Terminal P/E Value ($/share)
	Discount Rate
Earnings Per Share Multiple	13.66%	14.66%	15.66%
9.5x	26.18	25.19	24.25
10.5x	27.96	26.88	25.87
11.5x	29.73	28.58	27.49
HBT Three-Year Stock Performance
Performance Trust reviewed the historical performance of HBT common stock from October 14, 2022 to October 16, 2025, and compared such performance with the performance in the HBT peer group (defined in the section below — HBT Selected Publicly Traded Companies Analysis), as well as certain stock indices. This comparison reflected the following:
Stock Price Performance from 10/14/2022 to 10/16/2025
HBT	23.2%
HBT peer group (median)	19.0%
S&P 500 Index	85.0%
NASDAQ Bank Index	(2.0)%
52 Week High / Low
Performance Trust reviewed the 52-week trading history through October 16, 2025 for HBT common stock, which reflected a range of closing stock prices during such period of $19.46 to $27.02.
HBT Selected Publicly Traded Companies Analysis
Performance Trust used publicly available information to compare selected financial information for HBT with a group of financial institutions selected by Performance Trust. This HBT peer group included: publicly traded banks and thrifts that trade on a major exchange, excluding companies that was subject to an announced merger and MHCs, with total assets between $3.0 billion and $7.0 billion, LTM ROAA for the period ended June 30, 2025, between 1.25% and 1.75%, and TCE / TA between 8.00% and 13.00%. The HBT peer group consisted of the following companies — Company Name (State):
Lakeland Financial Corporation (IN)
Community Trust Bancorp, Inc. (KY)
Mercantile Bank Corporation (MI)
Old Second Bancorp, Inc. (IL)
Equity Bancshares, Inc. (KS)
HomeTrust Bancshares, Inc. (NC)
Five Star Bancorp (CA)

Capital City Bank Group, Inc. (FL)
Bank First Corporation (WI)
South Plains Financial, Inc. (TX)
Capital Bancorp, Inc. (MD)
First Community Bankshares, Inc. (VA)
The analysis compared financial information for HBT (as of or for the LTM period ended September 30, 2025) with corresponding publicly available financial information for the HBT peer group as of or for the LTM period ended June 30, 2025, with pricing data as of October 16, 2025. The tables below set forth the data for HBT and the 25th percentile, median, and 75th percentile data for the HBT peer group.
		HBT Peer Group
	HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$5,035	$4,364	$4,496	$6,061
Tangible common equity / Tangible assets	10.56%	9.99%	10.15%	11.31%
LTM Return on average assets	1.55%	1.30%	1.38%	1.49%
LTM Return on average equity	13.90%	11.07%	12.16%	12.97%
LTM Net interest margin	4.09%	3.48%	3.97%	4.32%
LTM Efficiency ratio	54.7%	48.7%	57.0%	62.9%
Nonperforming assets / Total assets(1)	0.17%	0.17%	0.39%	0.67%
Market Capitalization (in millions)	$730.1	$615.0	$688.7	$912.9
90-day Average Daily Volume	33,221	47,352	59,064	103,879
Price / Tangible book value	139.3%	122.9%	138.4%	167.2%
Price / LTM EPS(2)	9.3x	9.9x	11.5x	12.9x
Price / 2026E EPS(2)	9.4x	8.1x	10.1x	11.4x

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 30.0x considered not meaningful (“NM”)

Taking into account the results of the selected companies analysis, Performance Trust calculated the implied values per share of HBT common stock by application of the 25th and 75th percentile amounts for the HBT peer group for Price to LTM EPS, Price to 2026E EPS and Price to TBVPS (based on public filings and research analyst consensus estimates) to HBT’s LTM EPS (for the twelve month period ending September 30, 2025), HBT’s estimated EPS for the twelve month period ending December 31, 2026 (based on the HBT Projections) and HBT’s TBVPS (as of September 30, 2025), based on information provided by HBT and approved by CNB. The selected companies analysis indicated implied per share illustrative value ranges of $24.58 to $32.02 for the HBT common stock (based on LTM EPS multiple methodology), $19.63 to $27.81 for the HBT common stock (based on the 2026E EPS multiple methodology) and $20.45 to $27.84 for the HBT common stock (based on TBVPS multiple methodology), as compared to the HBT share price of $23.18 on October 16, 2025 and the ten-day volume weighted average price for HBT common stock of $24.11.
HBT Dividend Discount Analyses
Performance Trust performed a standalone analysis that estimated the net present value of potential dividends that could be distributed to holders of HBT common stock during the period reflected in the HBT Projections and a terminal value per share for HBT. Performance Trust calculated the amount of such dividends by assuming (i) HBT performed in accordance with the HBT Projections and (ii) maintenance of a tangible common equity / tangible assets ratio of 10.00% (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the HBT peer group based on public filings (see table under HBT Selected Publicly Traded Companies Analysis)). To derive an estimate of terminal value per share of HBT common stock at December 31, 2029, Performance Trust applied multiples of projected December 31, 2029 tangible book value (ranging from 135% to 155%) and projected 2029E EPS (ranging from 9.5x to 11.5x), based on the HBT Projections. The terminal values and estimated dividends were then discounted to present values using discount rates ranging from 10.07% to 12.07%, which were selected using Performance Trust’s professional judgment and experience. As illustrated in the following tables, the analysis indicated a range of per share value of HBT common stock of $22.07 to $26.13 (based on TBVPS terminal value methodology) and $21.12 to $25.94 (based on EPS terminal value methodology), as compared to the HBT share price of $23.18 on October 16, 2025 and the ten-day volume weighted average price for HBT common stock of $24.11.
HBT Standalone Dividend Discount Analysis — Terminal TBV Multiple ($/share)
	Discount Rate
Tangible Book Value Multiple	10.07%	11.07%	12.07%
135.0%	23.64	22.83	22.07
145.0%	24.88	24.03	23.22
155.0%	26.13	25.23	24.37
HBT Standalone Dividend Discount Analysis — Terminal P/E Value ($/share)
	Discount Rate
Earnings Per Share Multiple	10.07%	11.07%	12.07%
9.5x	22.61	21.84	21.12
10.5x	24.27	23.44	22.65
11.5x	25.94	25.04	24.19
Performance Trust performed a pro forma analysis that estimated, after giving effect to the Synergies Estimates and estimates of certain other pro forma effects of the merger provided by CNB and HBT, the net present value of potential dividends that could be distributed to holders of HBT common stock during the period reflected in the HBT Projections and a terminal value per share for HBT. Performance Trust calculated the amount of such dividends by assuming (i) HBT performed in accordance with the HBT Projections and (ii) maintenance of a tangible common equity / tangible assets ratio of 10.00% (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the HBT peer group based on public filings (see table under HBT Selected Publicly Traded Companies Analysis)). To derive an estimate of terminal value per share of HBT common stock at December 31, 2029, Performance Trust applied multiples of projected December 31, 2029 tangible book value (ranging from 135% to 155%) and projected 2029E EPS (ranging from 9.5x to 11.5x), based on the HBT Projections and the Synergies Estimates. The terminal values and estimated dividends were then discounted to present values using discount rates ranging from 10.07% to 12.07%, which were selected using Performance Trust’s professional judgment and experience. As illustrated in the following tables, the analysis indicated a range of per share value of pro forma HBT common stock of $24.09 to $29.39 (based on TBVPS terminal value methodology) and $24.70 to $31.59 (based on EPS terminal value methodology), as compared to the HBT share price of $23.18 on October 16, 2025 and the ten-day volume weighted average price for HBT common stock of $24.11.
HBT Pro Forma Dividend Discount Analysis (with synergies) — Terminal TBV Value ($/share)
	Discount Rate
Tangible Book Value Multiple	10.07%	11.07%	12.07%
135.0%	26.09	25.07	24.09
145.0%	27.74	26.65	25.61
155.0%	29.39	28.23	27.13

HBT Pro Forma Dividend Discount Analysis (with synergies) — Terminal P/E Value ($/share)
	Discount Rate
Earnings Per Share Multiple	10.07%	11.07%	12.07%
9.5x	26.76	25.71	24.70
10.5x	29.18	28.02	26.93
11.5x	31.59	30.34	29.15
Other Matters
In connection with its engagement, Performance Trust was paid a fee of $300,000, which became payable upon delivery of its opinion. In the two years prior to the date of its opinion, Performance Trust had not been engaged on financial advisory and investment banking assignments for CNB or HBT (or their respective affiliates). Performance Trust may seek to provide financial advisory or investment banking services to HBT in the future and would expect to receive fees for the rendering of these services. CNB also agreed to indemnify Performance Trust against certain claims and liabilities arising out of Performance Trust’s engagement and to reimburse Performance Trust for certain of its out-of-pocket expenses incurred in connection with Performance Trust’s engagement.
Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of CNB, HBT or any other company that may be involved in the transactions contemplated by the merger agreement or any related derivative instruments. In the ordinary course of Performance Trust’s business as a broker-dealer, Performance Trust may purchase securities from and sell securities to HBT and CNB.
Certain Unaudited Prospective Financial Information
CNB and HBT do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective earnings press releases and other investor materials.
However, in connection with the merger, (i) HBT’s management guided its financial advisor, Piper Sandler & Co. (“Piper Sandler”), to use publicly available consensus analyst earnings per share estimates for the years ended December 31, 2025 and December 31, 2026, and a growth rate thereafter (which consensus analyst estimates and growth rate were made available to CNB and its financial advisors), and (ii) CNB’s financial forecasts were prepared by or at the direction of management of CNB and approved for use by its financial advisors, D.A. Davidson and Performance Trust, by CNB. These respective items were considered and relied upon, at the direction of CNB, by D.A. Davidson and Performance Trust for the purpose of preparing their fairness opinions as presented to the CNB Board, as described in this proxy statement/prospectus under the headings “Opinions of CNB’s Financial Advisors — Performance Trust” and “Opinions of CNB’s Financial Advisors — D.A. Davidson.” A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely because such information was made available to D.A. Davidson and Performance Trust in connection with the preparation of their fairness opinions and analyses. The information included below does not comprise all of the forecasted financial information provided by or at the direction of management of HBT to Piper Sandler, and by or at the direction of management of CNB to D.A. Davidson and Performance Trust.
Neither HBT nor CNB endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which HBT and CNB operate and the risks and uncertainties described under the sections captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in the reports that HBT files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of HBT and CNB, and will be beyond the control of HBT as the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is consummated. Further, these assumptions do not include all potential actions that the senior management of HBT or CNB could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.
The inclusion in this proxy statement/prospectus of the prospective financial information should not be regarded as an indication that HBT, CNB or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of HBT common stock or CNB common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, and does not attempt to predict or suggest actual future results of the surviving corporation, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the effect on HBT or CNB of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation will operate after consummation of the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available consensus analyst earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. None of RSM US LLP (HBT’s current independent registered public accounting firm), Forvis Mazars, LLP (CNB’s current independent registered public accounting firm) nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled nor applied any procedures with respect to the prospective financial information and, accordingly, RSM US LLP and Forvis Mazars, LLP have not expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information.
HBT Prospective Financial Information
HBT Consensus “Street Estimates.” The following table presents publicly available consensus analyst “street estimates” for HBT for the years ending December 31, 2025 through December 31, 2026 (the “HBT consensus estimates”) at the time of the merger announcement. The HBT consensus estimates, among other estimates, were provided to D.A. Davidson and Performance Trust in connection with their financial analyses performed in connection with their respective opinions.

Calendar Year Ended December 31, ($ in millions, except per share data)	2025E	2026E
Earnings Per Share	$2.46	$2.44
For purposes of extrapolating HBT’s financial results beyond 2026, HBT’s management provided to Piper Sandler, CNB, D.A. Davidson and Performance Trust an estimated long-term annual total asset growth rate of 5%, and an estimated long-term annual net income growth rate of 5%, both beginning in 2027.
CNB Prospective Financial Information
CNB Management Estimates.   The following table presents unaudited prospective financial information for CNB prepared by or at the direction of management of CNB for the years ending December 31, 2025 through December 31, 2030 (the “CNB management estimates”). The CNB management estimates, among other estimates, were provided by or at the direction of management of CNB and used by D.A. Davidson and Performance Trust, at their discretion, at the direction of CNB’s management in the financial analyses performed in connection with their respective opinions:
Calendar Year Ended December 31, ($ in millions, except per share data)(1)	2025E	2026E	2027E	2028E	2029E	2030E
Total Assets	$1,795.7	$1,837.9	$1,882.6	$1,929.4	$1,978.0	$2,028.5
Net Income	$18.2	$19.0	$20.6	$22.1	$23.5	$25.2
Earnings Per Share	$2.79	$2.92	$3.17	$3.39	$3.62	$3.87
Dividend Per Share	$0.61	$0.65	$0.69	$0.73	$0.77	$0.81

(1)
Assumes $19.4 million of CNB preferred stock is converted to CNB common stock

Certain Estimated Synergies Attributable to the Merger
The management of HBT developed and provided to the HBT Board certain prospective financial information relating to the anticipated cost savings to be realized by the surviving corporation beginning in 2026. Such prospective financial information, which we refer to in this “— Certain Estimated Synergies Attributable to the Merger” section as the “cost synergies,” also was provided to D.A. Davidson and Performance Trust, and approved by CNB for D.A. Davidson’s and Performance Trust’s use and reliance, in connection with their respective financial analyses and opinions, as described in this proxy statement/prospectus under the heading “Opinions of CNB’s Financial Advisors.”
The cost synergies consisted of annual estimated cost savings of approximately 29% of CNB’s noninterest expense with 83% phased-in during 2026 and 100% phased-in during 2027 and thereafter, on a pre-tax run-rate basis. For purposes of their financial analyses and opinions, CNB directed D.A. Davidson and Performance Trust to assume cost savings of approximately 27.9% of CNB’s noninterest expense with 62.5% phased-in during 2026 and 100% phased-in during 2027 and thereafter.
See the section “— Certain unaudited prospective financial information” beginning on page     for further information regarding the uncertainties underlying the cost synergies, as well as the sections captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” for further information regarding the uncertainties and factors associated with realizing cost synergies in connection with the merger.
General.   The standalone prospective financial information for each of HBT and CNB was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the merger is consummated and is not intended to represent forecasted financial information for the surviving corporation if the merger is consummated.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither HBT, CNB nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of HBT or CNB compared to the information contained in the prospective financial information. Neither HBT, CNB, nor, after consummation of the merger, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of HBT, CNB or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of HBT or shareholder of CNB or other person regarding HBT’s or CNB’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by CNB and the CNB Board and financial advisor in connection with the merger.
In light of the foregoing, and considering that the special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CNB shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review HBT’s most recent SEC filings for a description of their reported financial results and the financial statements of HBT and CNB incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any holder of CNB common stock to vote in favor of the merger proposal, the merger-related compensation proposal, the CNB adjournment proposal or any of the other proposals to be voted on at the special meeting.
Material U.S. Federal Income Tax Consequences of the Integrated Merger
The following discussion addresses the material U.S. federal income tax consequences of the integrated merger to U.S. holders (as defined below) of CNB common stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state or local laws, or any federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to CNB shareholders that hold their CNB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its individual circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation:
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financial institutions;

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qualified insurance plans;

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qualified retirement plans and individual retirement accounts;

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S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities;

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persons liable for the alternative minimum tax;

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insurance companies;

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mutual funds;

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tax-exempt organizations;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that hold CNB common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated transaction;

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persons with “applicable financial statements” within the meaning of Section 451(b) of the Code;

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regulated investment companies;

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real estate investment trusts;

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persons whose “functional currency” is not the U.S. dollar; and

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shareholders who acquired their shares of CNB common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds CNB common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the integrated merger to them.
The parties intend for the integrated merger to be treated as a single integrated transaction that qualifies as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and Vedder Price have delivered tax opinions, dated December 3, 2025, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to this effect. Additionally, it is a condition to CNB’s obligation to complete the integrated merger that CNB receive an opinion from Barack Ferrazzano, dated the closing date of the integrated merger, and it is a condition to HBT’s obligation to complete the integrated merger that HBT receive an opinion from Vedder Price, dated the closing date of the merger, each substantially to the same effect as the opinion described in the preceding sentence and as to certain other federal income tax consequences of the reorganization to holders of CNB common stock. These conditions are waivable, and HBT and CNB undertake to recirculate and resolicit if either of these conditions is waived and the change in U.S. federal income tax consequences is material. These opinions are and will be based upon representation letters provided by HBT and CNB and upon customary factual assumptions. Neither HBT nor CNB has sought or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the integrated merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the integrated merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the integrated merger in light of your particular circumstances, including without limitation, the applicability and the effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
U.S. Federal Income Tax Consequences of the Integrated Merger
Based upon the terms of the merger agreement and the facts and representations contained in the representation letters received from CNB and HBT in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Vedder Price that the integrated merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by HBT or CNB as a result of the integrated merger and the material U.S. federal income tax consequences of the integrated merger to U.S. holders will be as follows:
U.S. Holders who Receive Solely HBT Common Stock.   A holder of CNB common stock who exchanges all of its CNB common stock solely for shares of HBT common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of HBT common stock. The aggregate basis of the shares of HBT common stock received (including any fractional shares deemed received and exchanged for cash) by a holder of CNB common stock will be equal to the aggregate basis of the CNB common stock surrendered. The holding period of the HBT common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the CNB common stock surrendered, provided that such stock was held by such holder as a capital asset at the time of the exchange.
U.S. Holders who Receive Solely Cash.   The exchange of CNB common stock solely for cash generally will result in recognition of gain or loss by the holder in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis in the CNB common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder’s holding period for the CNB common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations.
U.S. Holders who Receive a Combination of Shares of HBT Common Stock and Cash.
•
A U.S. holder who receives a combination of shares of HBT common stock and cash (other than cash received in lieu of any fractional shares of HBT common stock) in exchange for shares of CNB common stock pursuant to the integrated merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the HBT common stock and cash received by the U.S. holder of CNB common stock exceeds such U.S. holder’s adjusted basis in its CNB common stock surrendered and (ii) the amount of cash received by such U.S. holder of CNB common stock (in each case excluding any cash received in lieu of any fractional shares of HBT common stock, which will be treated as discussed below);

•
The aggregate basis of the HBT common stock received (including any fractional shares of HBT common stock deemed received and exchanged for cash, as described below) by a U.S. holder of CNB common stock in the integrated merger will be the same as the aggregate basis of the CNB common stock for which it is exchanged, decreased by the amount of cash received in the integrated merger (other than cash received in lieu of a fractional share of HBT common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below), other than with respect to cash received in lieu of a fractional share of HBT common stock; and

•
The holding period of HBT common stock received in exchange for shares of CNB common stock (including fractional shares of HBT common stock deemed received and exchanged for cash, as described below) will include the holding period of the CNB common stock for which it is exchanged, provided such stock was held by such holder as a capital asset at the time of the exchange.

If a U.S. holder of CNB common stock acquired different blocks of shares of CNB common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of CNB common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by its other recognized capital losses in determining its U.S. federal income tax liability. Any such holders should consult their tax advisors regarding the manner in which HBT common stock received in the exchange should be allocated among different blocks of CNB common stock and with respect to identifying the bases or holding periods of the particular shares of HBT common stock received in the integrated merger.
Any capital gain recognized generally will be long-term capital gain if the U.S. holder held the shares of CNB common stock for more than one year at the effective time of the integrated merger. The deductibility of capital losses is subject to limitations.

In some cases, including without limitation, if a U.S. holder of CNB common stock actually or constructively owns HBT common stock other than HBT common stock received pursuant to the integrated merger, gain recognized pursuant to the integrated merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of CNB common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash Received In Lieu of a Fractional Share.   A U.S. holder of CNB common stock who receives cash in lieu of a fractional share of HBT common stock will be treated as having received the fractional share pursuant to the integrated merger and then as having exchanged the fractional share for cash in a redemption by HBT. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted basis of the shares of CNB common stock allocable to such fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the integrated merger, such U.S. holder’s holding period for such shares of CNB common stock is greater than one year. For U.S. holders of CNB common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.
Medicare Tax on Unearned Income.   In addition to regular U.S. federal income tax, net investment income of certain non-corporate taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) on the lesser of (i) his or her net investment income for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the integrated merger (including gain treated as dividend income, if any), as well as other items of interest, dividends, capital gains, and rental or royalty income. Non-corporate CNB shareholders should consult their own tax advisors regarding the possible effect of this tax.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of CNB common stock pursuant to the integrated merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%), unless such shareholder provides HBT with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of CNB common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.
A U.S. holder of CNB common stock who receives HBT common stock as a result of the integrated merger will be required to retain records pertaining to the integrated merger. Each U.S. holder of CNB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives HBT common stock in the integrated merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth certain information, including the parties to the integrated merger, the date of the integrated merger, and such holder’s basis in the CNB common stock surrendered. A “significant holder” is a holder of CNB common stock who, immediately before the integrated merger, owned at least 1% of the outstanding stock of CNB (by vote or value) or held securities of CNB with a basis for U.S. federal income tax purposes of at least $1 million.
Foreign Account Tax Compliance Act
Under Sections 1471 and 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a holder of CNB common stock could be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received (if any) pursuant to the integrated merger if it holds its stock through a foreign financial institution that has not entered into an agreement with the

U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. The Internal Revenue Service has released proposed regulations that, if finalized in their proposed form, would generally eliminate the obligation to withhold on gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Holders of CNB common stock should consult their own tax advisors on how these rules may apply to cash payments (if any) made in exchange for their stock pursuant to the integrated merger in light of their own individual circumstances.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the integrated merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the integrated merger, including without limitation tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws, including without limitation, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
Accounting Treatment
HBT will account for the merger as an acquisition by HBT of CNB under GAAP. Under the acquisition method of accounting for business combinations, the assets (including identifiable intangible assets) and liabilities of CNB as of the effective date of the merger will be recorded at their respective fair values and added to those of HBT. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of HBT issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of CNB.
Interests of Certain Persons in the Merger
General
In considering the recommendations of the CNB Board with respect to the merger, you should be aware that certain directors and executive officers of CNB have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of CNB. The CNB Board was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that CNB’s shareholders vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests, as well as significant interests of other persons, are described in more detail below, and certain of them are quantified in the narrative below.
Stock Ownership
As of        , 2025, CNB’s directors and CNB’s executive officers collectively held approximately      shares of CNB common stock, representing approximately     % of the outstanding shares of CNB common stock. For more information, see “Security Ownership of Certain CNB Beneficial Owners and Management.”
Treatment of CNB Preferred Stock
All CNB preferred stock issued and outstanding will, immediately prior to the merger, be automatically converted into a number of shares of CNB common stock equal to 100 shares of CNB common stock for each one share of CNB preferred stock. Castle Creek, the sole holder of 9,745 shares of CNB preferred stock, which constitutes all outstanding CNB preferred stock, has agreed to approve the merger and is expected to do so by written consent, separately from the special meeting.
Treatment of CNB RSUs
As of the date of the merger agreement, 83,785 shares of unvested RSUs were outstanding. Additionally, following the date of the merger agreement, the CNB Board approved the issuance of an additional 7,200 RSUs. As of the date of the merger agreement, Mr. Ashworth (CNB’s President) held 474 RSUs and Mr. Tinberg (CNB Bank’s President and Chief Executive Officer) held 75,339 RSUs. On November 18, 2025, the CNB Board approved the vesting of all outstanding unvested RSUs (and the issuance of the underlying shares of CNB common stock) effective on December 2, 2025. Accordingly, as of the record date, no unvested RSUs were outstanding.
Treatment of CNB Stock Options
Each CNB stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of CNB common stock subject to the option. as discussed in the below section titled “The Merger Agreement —  Merger Consideration.” As of the date of the merger agreement, stock options to purchase 77,530 shares of CNB’s common stock were outstanding. As of the date of the merger agreement, Mr. Ashworth did not hold any shares subject to stock option awards, and Mr. Tinberg held 5,000 shares subject to stock option awards.
Mr. Tinberg’s Employment Agreement
CNB and CNB Bank are parties to an employment agreement with Mr. Tinberg pursuant to which Mr. Tinberg is entitled to receive a payment in the event that he voluntarily terminates his employment with CNB for “good reason” or is terminated by CNB for reasons other than “cause” within two years following a “change of control” (as each term is defined in Mr. Tinberg’s employment agreement) in an amount equal to two and a half (2.5) times the sum of his base salary and the average annual bonus paid to him for the three fiscal years immediately preceding the fiscal year in which a change in control occurs. In connection with the execution of the merger agreement, HBT entered into an employment agreement with Mr. Tinberg (the “HBT Employment Agreement”) to be effective upon the closing of the merger. Once effective, the HBT Employment Agreement will supersede Mr. Tinberg’s employment agreement with CNB and CNB Bank. The HBT Employment Agreement provides for a $275,000 annual base salary, a target annual bonus equal to 50% of Mr. Tinberg’s annual base salary, customary employee benefits, and a restricted stock unit grant under HBT’s omnibus incentive plan with a grant date value of $100,000. Upon a termination of Mr. Tinberg without “cause” or by Mr. Tinberg for “good reason,” the HBT Employment Agreement provides for severance equal to six months of continued base salary, subject to Mr. Tinberg’s execution of a release of claims in favor of HBT. In addition, in consideration for Mr. Tinberg’s agreement to be bound by the restrictive covenants contained in the HBT Employment Agreement, which include a non-compete and customer and employee non-solicit for 18 months following his termination of employment, Mr. Tinberg will be paid $1,600,000 as soon as practicable following the effective date of the HBT Employment Agreement. CNB has obtained an independent third-party Code Section 280G analysis with respect to the payments that Mr. Tinberg may receive in connection with the merger and, based on the current analysis, does not anticipate that such aggregate payments to Mr. Tinberg will result in any “parachute payments” (as defined under Code Section 280G). Further, under the HBT Employment Agreement, if it is determined that Mr. Tinberg were to otherwise receive any “parachute payments,” Mr. Tinberg’s “parachute payments” would be reduced to $1.00 less than the maximum amount that Mr. Tinberg may be paid without loss of deduction under Code Section 280G.
Letter Agreements with Messrs. Tinberg and Ashworth and Ms. Ruyle
In connection with the execution of the merger agreement, CNB, CNB Bank and HBT entered into letter agreements with Messrs. Tinberg and Ashworth and Ms. Ruyle (the “Letter Agreements”), which agreements amended each such individual’s director deferred compensation agreements with CNB and CNB

Bank (the “Director Deferred Compensation Agreements”). Pursuant to the Letter Agreements, the Director Deferred Compensation Agreements were amended to provide that no further director’s fees earned for 2026, and subsequent years, shall be deferred under such Director Deferred Compensation Agreements, and that following the effective time of the merger, the interest crediting on the deferred account balances under such Director Deferred Compensation Agreements will be reduced from the current “return on equity rate” to CNB’s “2-year CD rate” for the period prior to the closing date of the merger and HBT’s “2-year CD rate” following the closing date of the merger. The Letter Agreements do not modify the distribution elections of such individuals under their respective Director Deferred Compensation Agreements.
Distribution of Mr. Tinberg’s Deferred Compensation Agreements’ Account Balances
As Mr. Tinberg’s service on the CNB Board will cease upon the effective time of the merger, Mr. Tinberg will experience a separation from service (as defined under his Deferred Compensation Agreements), and his account balances under such Director Deferred Compensation Agreements will become payable in accordance with his distribution elections.
Indemnification and Insurance
The merger agreement provides that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of CNB against all costs and liabilities arising out of or pertaining to matters existing or occurring at or prior to the completion of the merger, to the fullest extent permitted by applicable law.
The merger agreement also provides that for a period of six years after the merger is completed, HBT will maintain directors’ and officers’ liability insurance covering each person covered by CNB’s existing directors’ and officers’ liability insurance policy with respect to claims against such directors and officers arising from acts or omissions which occurred at or before the completion of the merger, provided that the total premium therefor is not in excess of 250% of the annual premium paid by CNB for the policy in place as of the date of the merger agreement.
Voting and Support Agreements
In connection with the merger agreement, all of the directors of CNB and CNB Bank and one significant shareholder of CNB have entered into voting and support agreements with HBT, which, among other things, require them to vote in favor of, and to otherwise support, the merger. See “The Merger Agreement — Voting and Support Agreements” for additional information about these agreements.
Restrictive Covenants Agreement
In connection with the merger agreement, Mr. Davis, a director of CNB, entered into a restrictive covenants agreement with HBT, which, among other things, contains certain confidentiality, non-competition and non-solicitation obligations, the form of which is attached to this proxy statement/prospectus as Appendix C. See “The Merger Agreement — Restrictive Covenants Agreement” for additional information about this agreement.
Board Representation
In connection with the merger agreement, HBT will cause Mr. Ashworth and Ms. Ruyle, current directors of CNB and CNB Bank, to be appointed to the boards of directors of both HBT and Heartland Bank as of the effective time of the merger, and, in the case of the board of directors of HBT, to be re-nominated for a one year term at HBT’s annual meeting of stockholders in 2026.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure
Subject to the terms and conditions of the merger agreement, MergerCo will merge with and into CNB, with CNB as the surviving entity, and as a result, CNB will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, CNB will then merge with and into HBT with HBT as the surviving entity, and thereby ending the separate corporate existence of CNB (the “intermediate merger”). In addition, subsequent to the intermediate merger and at a time to be determined by HBT, CNB Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, CNB Bank’s banking offices will become banking offices of Heartland Bank.
Merger Consideration
Upon completion of the merger, each holder of shares of CNB common stock will receive the merger consideration, consisting of, at the option of each holder of CNB common stock, one of the following (the “merger consideration”): (i) 1.0434 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share, per share of CNB common stock (“stock consideration”), (ii) cash in the amount of $27.73 per share of CNB common stock (“cash consideration”) or (iii) a combination of cash and HBT common stock (“mixed consideration”).
The exchange ratio of 1.0434 is not subject to adjustment but the value of the HBT common stock to be received by shareholders of CNB common stock in the merger will fluctuate based on the trading price of HBT common stock. The trading price of HBT common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the special meeting, CNB shareholders will not know or be able to calculate the value of HBT common stock that they will receive upon completion of the merger.
The merger consideration to be received by holders of CNB common stock is subject to adjustment and pro ration in accordance with the terms of the merger agreement. For example, if holders of CNB common stock elect to receive more cash consideration in the aggregate than $33,830,958, then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to $33,830,958. Any such adjustment will be made assuming that dissenting holders, if any, would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of CNB common stock elect to receive more stock consideration in the aggregate than 5,513,480 shares of HBT common stock, then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 5,513,480 shares of HBT common stock.
It may not be known at the time of the special meeting whether any of the foregoing adjustments will be made, or the amounts of any such adjustments. Accordingly, holders of CNB common stock may not know with certainty whether the amount of consideration they will receive as part of the merger consideration will be subject to reduction. Based on information available as of the date of this proxy statement/prospectus, however, no adjustment to the merger consideration is expected by the parties.

Conversion of Shares; Exchange of Certificates; Fractional Shares
Conversion.   The conversion of CNB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.
Exchange Procedures.   A form of election and letter of transmittal (which we refer to as an “election form”) will be mailed by the exchange agent to CNB common shareholders on or about the date on which the proxy statement/prospectus is first mailed to CNB shareholders (and at least 20 business days prior to the election deadline). For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”), before the election deadline, which is the date of the special meeting. CNB shareholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
Each election form will permit the holder of record of CNB common stock to elect to receive for each share of CNB stock: (i) stock consideration, (ii) cash consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as described in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of CNB common stock will receive cash.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing CNB common stock, you must return your stock certificates to the exchange agent with your election form. If any shares of HBT stock are to be issued, or cash payment made, in a name other than that in which the stock certificate surrendered in exchange for the merger consideration is registered, the CNB stock certificate must be properly endorsed or accompanied by an appropriate instrument of transfer, as applicable, and the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the merger consideration in a name other than that of the registered holder of the CNB stock certificate surrendered, or must establish to the satisfaction of HBT and the exchange agent that any such taxes have been paid or are not applicable.
If you own CNB common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
If you do not send in the properly completed election form by the election deadline, you will be treated as though you had not made an election and will likely receive a mix of stock consideration and cash consideration in accordance with the proration methodology described in the merger agreement. Carefully review and follow the instructions accompanying the election form.
As soon as reasonably practicable after the closing date, if necessary, the exchange agent will cause an additional letter of transmittal to be mailed to each holder of record of shares of CNB common stock who had not previously delivered a letter of transmittal, including delivery and surrender of the holder’s underlying CNB stock certificates, to the exchange agent by the election deadline. If you receive this subsequent letter of transmittal, you should complete the form, and if you hold CNB stock certificates, return them with your completed form to the exchange agent in the envelope provided as soon as reasonably practicable to receive the merger consideration.
Dividends and Distributions.   Until your shares of CNB common stock are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to HBT common stock into which shares of CNB common stock may have been converted will accrue but will not be paid. When such CNB common stock has been duly surrendered, HBT will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of CNB of any shares of CNB common stock. If shares of CNB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of CNB common stock have been converted.
Withholding.   The exchange agent and the parties to the merger agreement will be entitled to deduct and withhold from the merger consideration payable to any CNB shareholder (and from other amounts contemplated by the merger agreement) the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent or a party withholds any amounts, these amounts will be treated for all purposes as having been paid to the shareholders or other persons from whom they were withheld.
No Fractional Shares Will Be Issued.   HBT will not issue fractional shares of HBT common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of HBT common stock or any voting or other rights with respect to any fractional shares of HBT common stock. Instead of any fractional shares of HBT common stock, HBT will pay to each CNB shareholder an amount in cash (without interest) for any such fractional shares based on the per share volume weighted average closing price of the HBT common stock on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
Lost, Stolen or Destroyed CNB Common Stock Certificates.   If you have lost a certificate representing CNB common stock, or it has been stolen or destroyed, HBT will issue to you the HBT common stock or cash consideration (and any in lieu of any fractional shares) payable under the merger agreement if you (1) submit an affidavit of that fact and (2) if requested by HBT or the exchange agent, post bond in an amount as HBT or the exchange agent may determine is reasonably necessary as indemnity against it with respect to such old certificate.
For a description of HBT common stock and a description of the differences between the rights of CNB shareholders and HBT stockholders, see “Description of HBT Capital Stock” and “Comparison of Stockholder Rights.”
Effective Time
In the merger agreement, we agreed to close the merger on the later of (i) March 31, 2026 and (ii) the first day of the month immediately following the month during which the satisfaction or waiver of the last remaining condition to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. However, HBT and CNB may mutually agree to close on a different date. The time the merger is completed is the effective time of the merger. See “— Conditions to Completion of the Merger.”
However, closing could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by June 30, 2026 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2026, if the merger is not completed on or before September 30, 2026, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “— Conditions to Completion of the Merger” and “— Regulatory Approvals Required for the Mergers.”
Representations and Warranties
The merger agreement contains representations and warranties of HBT and CNB, to each other, as to, among other things:
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the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•
the capitalization of each party;

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the authority of each party and its subsidiaries to enter into the merger agreement (and any other transaction contemplated thereby) and the enforceability of the merger agreement against each party, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other legal requirements affecting creditors’ rights generally and subject to general principles of equity;

•
governmental approvals and other consents and approvals required in connection with the merger;

•
the fact that the merger agreement does not violate or breach the articles of incorporation, certificate of incorporation, formation or charter (or similar organizational documents) and by-laws or operating agreement of each party, applicable law, and agreements, instruments or obligations of each party, except (in the case of such breaches of agreements or instruments) such breaches that, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, on CNB;
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each party’s financial statements and filings with applicable regulatory authorities;

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sufficiency of each party’s internal controls;

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the absence of material changes in each party’s business since December 31, 2024, except as set forth on each party’s disclosure schedules to the merger agreement or as otherwise expressly permitted pursuant to the merger agreement;

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the absence of litigation, except as set forth on the disclosure schedules to the merger agreement, or except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, as defined in the merger agreement, on the parties;

•
each party’s compliance with applicable law, except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as defined in the merger agreement, on the parties; and

•
regulatory investigations and orders.

The merger agreement also contains representations and warranties of CNB to HBT as to, among other things:
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the absence of certain reporting obligations or the requirement to register any class of securities, pursuant to Sections 12(g), 13(a) or 15(d) of the Exchange Act;

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the absence of undisclosed obligations or liabilities, except as disclosed in CNB’s disclosure schedules to the merger agreement;

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the material accuracy of books and records and maintenance of books and records in compliance with CNB’s policies, practices and procedures;

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CNB’s right to use all intellectual property as is necessary to enable it to conduct and to continue to conduct all material phases of the businesses of CNB and its subsidiaries in the manner presently conducted by them;

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certain tax matters, including the timely filing and material accuracy of material tax returns required to be filed by CNB and its subsidiaries;

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environmental matters;

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labor matters;

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its, and CNB Bank’s, employment contracts and benefit arrangements;

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title and interest in property;

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the validity of, and the absence of material defaults under, its material contracts, except as contemplated by or permitted by the merger agreement, as disclosed in CNB’s disclosure schedules to the merger agreement, or where any such default would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, on CNB;

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transactions with officers and directors of CNB;

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adequacy of insurance coverage, as reasonably determined by the management of CNB to be prudent and consistent with comparable entities engaged in the same business and industry; and

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certain litigation matters.

In addition, the merger agreement contains representations and warranties of HBT to CNB as to, among other things, the availability of funds and shares of HBT common stock to complete the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger
CNB has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will, and will cause each of its subsidiaries to:
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conduct its business in the ordinary course of business;

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use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it;

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perform under each of certain identified material contracts;

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maintain and keep its properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear;

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comply in all material respects with applicable legal requirements; and

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take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to obtain any of the required regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

CNB has also agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will not, and will not agree to, without HBT’s prior written consent:
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(i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its equity securities or any security convertible into its equity securities; (ii) permit any additional shares of equity securities to become subject to new grants, including issuances under any CNB benefit plan; or (iii) grant any registration rights with respect to its equity securities;

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make, declare, pay or set aside for payment any dividend or distribution on or in respect of any shares of its stock outside of past practice, other than quarterly dividends not exceeding $0.15 per share made in the ordinary course of business, and except for regular distributions on outstanding trust preferred securities or made in the ordinary course of business or from CNB Bank to CNB;

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amend the terms of, waive any rights under, terminate, violate the terms of, assign or enter into any material contract or material restriction on the ability of CNB or CNB Bank’s ability to conduct its business, or other contract or other binding obligation relating to any class of CNB’s equity securities or rights associated therewith or any outstanding debt instrument of CNB;

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other than in the ordinary course of business, enter into loan transactions that are on terms and conditions that are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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other than in the ordinary course of business, extend any credit (i)(a) in excess of $1,000,000 that is unsecured or partially secured, (b) in excess of $1,000,000 with respect to any borrowers with loans, commitments or contracts that are unsecured or partially unsecured, or are listed on CNB Bank’s “watch list” or similar internal report of CNB Bank or (c) in excess of $2,000,000 without at least three business days’ prior written notice to HBT and without first providing HBT with a copy of the loan underwriting analysis and credit memorandum of CNB Bank and the basis of the credit decision of CNB Bank, (ii) sell, assign or otherwise transfer participation in any loan in accordance with the existing lending policies of CNB Bank or (iii) extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person if such borrower is party to any loan with CNB Bank that is a nonaccrual loan, a loan with an established loss reserve or a charged-off loan;

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fail to maintain materially adequate allowance for loan and lease losses under the requirements of GAAP to provide for possible losses, net of recoveries relating to CNB loans previously charged off, on CNB loans and leases outstanding;

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fail to charge off any loans or leases that would be deemed uncollectible under GAAP or applicable law or place on nonaccrual any loans or leases that are past due greater than 90 days;

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other than as provided in the merger agreement or as disclosed in the disclosure schedules to the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction either in the ordinary course of business, of financial assets or investments, or of obsolete or unused equipment, fixtures or assets;

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acquire or contract to acquire, the assets, loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly-owned subsidiary, except in various specified transactions in the ordinary course of business;

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amend its articles of incorporation or by-laws;

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change its accounting principles, practices or methods, except as required by GAAP or applicable regulatory accounting requirements;

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not buy or sell any investment security other than in the ordinary course of business and other than federal funds or the reinvestment of dividends paid on securities owned by CNB Bank as of the date of the merger agreement;

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except as permitted under the merger agreement or required by law or the terms of CNB’s benefit plans, (i) increase the compensation, benefits or bonus to any current or former directors, officers, employees, consultants, independent contractors or other service providers of CNB or its subsidiaries outside the ordinary course of business, (ii) enter into, amend or terminate any stock option plan or other stock-based compensation plan or other employee benefit plan for the benefit of any employee, director or shareholder or (iii) except for unvested RSUs, accelerate the vesting or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any CNB benefit plans;

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other than in the ordinary course of business, incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness;

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establish any new subsidiary, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or as requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, other than in the ordinary course of business in an amount not in excess of $100,000, in aggregate, and that would not impose any material restriction on CNB’s or its subsidiaries’ business or create precedent for claims that is reasonably likely to be adverse to it or its subsidiaries;

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open, relocate or close any, branch office, loan production office or other significant office or operations facility, or make an application to do so;

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except as required by GAAP or applicable law, make or change any material tax elections, or materially change its method of accounting for tax purposes;

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hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;

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materially increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business and in a manner consistent with safe and sound banking practices;

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except as required by law or otherwise in the ordinary course of business, (i) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices, (ii) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks or (iii) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices;

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foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;

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make any capital expenditures in excess of specified amounts without consulting with HBT, except pursuant to commitments made prior to the date of the merger agreement; or

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agree to take or adopt any resolutions in support of any of the actions above.

Acquisition Proposals by Third Parties
CNB has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries’ officers, directors, representatives, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any other acquisition proposal. CNB has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information to, or have any discussions with, any person relating to any other acquisition proposal.
However, if CNB receives an unsolicited bona fide acquisition proposal and the CNB Board concludes in good faith (after consultation with its financial and outside legal advisors) that it constitutes or would reasonably be likely to result in a superior proposal, and, after considering the advice of its outside counsel, the CNB Board concludes in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, CNB may furnish information (subject to a confidentiality agreement) to such person making such acquisition proposal, participate in negotiations or discussions and terminate the merger agreement with HBT to concurrently enter into an agreement with respect to such superior proposal; provided, however, that CNB may not terminate the merger agreement until five business days have elapsed following the delivery to the other party of a written notice of such determination by the CNB Board and, during such five business day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the transactions contemplated by the merger agreement may be effected, and at the end of such five business day period, CNB continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a superior proposal continues to exist.
For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:
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The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement and other than any sale of whole loans and securitizations in the ordinary course of business:

(i)
a tender or exchange offer to acquire more than 15% of the voting power in CNB or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving CNB or any of its subsidiaries; or

(ii)
any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, CNB or any of its subsidiaries.

•
The term “superior proposal” means a bona fide written acquisition proposal (with all references to 15% in the definition of “acquisition proposal” to be treated as references to 50% for these purposes) which the CNB Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the HBT merger after:

•
receiving the advice of its financial advisors;

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taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

•
taking into account all legal, financial, regulatory and other aspects of such proposal.

CNB has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. CNB has also agreed to notify HBT within one business day of receiving any acquisition proposal and the substance of the proposal.

In addition, CNB has agreed to use its reasonable best efforts to obtain from its shareholders approval of the merger agreement and the transactions contemplated thereby, including the merger. However, if the CNB Board (after consultation with, and based on the advice of, outside legal counsel) determines in good faith that, because of an acquisition proposal that the CNB Board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its shareholders would result in a violation of its fiduciary duties under applicable law, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its shareholders. CNB agreed that before taking such action with respect to an acquisition proposal, it will give HBT at least five business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by HBT.
Under certain circumstances, including if the merger agreement is terminated in the event CNB breaches certain obligations described above, CNB must pay HBT a fee equal to $7.25 million. See “Termination of the Merger Agreement” below.
Other Agreements
In addition to the agreements described above, HBT and CNB have also agreed in the merger agreement to take several other actions, such as:
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to use reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement;

•
that HBT and CNB will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a breach of any of its representations, warranties, covenants or agreements in the merger agreement that reasonably could be expected to give rise to the failure of a condition to the merger to be satisfied;

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that HBT and CNB will supplement their respective representations and warranties in the merger agreement with respect to any matter arising after the date of the merger agreement which would render any such representations and warranties inaccurate or incomplete in any material respect;

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that CNB will convene a special meeting of its shareholders to consider and vote on the merger proposal;

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that HBT will cause the shares of HBT common stock issued in the merger to be approved for listing on the NASDAQ Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

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that, subject to applicable law, HBT and CNB will cooperate with each other and use all reasonable best efforts to prepare promptly, and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including applications for the required regulatory approvals and this proxy statement/prospectus and the registration statement for the HBT common stock to be issued in the merger of which this proxy statement/prospectus is a part;

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to cooperate on shareholder and employee communications and press releases;

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that HBT and CNB will use their respective reasonable best efforts to take any reasonably necessary actions to eliminate or minimize the effects of any takeover laws on the transactions contemplated by the merger agreement;

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that CNB will provide HBT, and HBT’s officers, employees, counsel, accountants and other authorized representatives, with reasonable access during normal business hours throughout the period prior to the effective time of the merger to the facilities, operations, records, properties and other information of CNB as HBT may reasonably request;

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that CNB will provide HBT with copies of documents filed by CNB pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of CNB and its subsidiaries as HBT may reasonably request, including providing HBT with unaudited general ledger reports as of the end of each calendar month until the effective time of the merger;

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to keep any non-public information confidential;

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that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of CNB (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with CNB’s articles of incorporation, as amended, and by-laws, to the extent permitted by law;

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that, prior to the closing of the merger, CNB will obtain, and HBT shall fully pay the premium for, a prepaid tail policy of directors’ and officers’ liability coverage that provides directors’ and officers’ liability insurance with respect to actions and omissions occurring prior to the closing date;

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that CNB will take such actions necessary to wind-up and dissolve its subsidiaries (other than CNB Bank);

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that, following the effective time of the merger, HBT or its subsidiaries will cause certain eligible CNB employees to be covered by a severance policy whereby certain employees of CNB and CNB Bank will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

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that HBT will cause each employee benefit plan of HBT in which CNB employees are eligible to participate (other than a cash or equity compensation plan) to take into account, for purposes of eligibility and vesting (and not for benefit accrual) thereunder, the service of such employees with CNB as if such service were with HBT, to the same extent that such service was credited under a comparable plan of CNB immediately prior to the transition date, and, with respect to welfare benefit plans of HBT in which employees of CNB are eligible to participate, HBT agreed to waive any preexisting conditions and actively at work requirements under such plans;

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that CNB will, as may be requested by HBT, take or cause to be taken all such actions as may be necessary to terminate the CNB Bank Shares, Inc. 401(k) Plan (the “CNB 401(k) Plan”), and adopt corresponding amendments to the CNB 401(k) Plan to provide that, upon the consummation of the transactions contemplated by the merger agreement, the CNB 401(k) Plan, (i) will be terminated, each account thereunder will be fully vested and the assets distributed to the participants and beneficiaries, and (ii) will eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum;

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that for purposes of each HBT health plan, HBT will cause any eligible expenses incurred by employees of CNB who are employees of CNB or CNB Bank on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of CNB or CNB Bank ending on the date such employee’s participation in the corresponding HBT plan begins to be taken into account under such HBT plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the HBT plan;

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CNB agreed to amend its executive deferred compensation plan to cease additional voluntary deferrals as of January 1, 2026, and to fix the interest rate applicable to participant accounts following the merger.

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to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, reporting, payment and other operating systems of CNB Bank to those of Heartland Bank by the closing of the merger, or at such later time as HBT may determine, provided that such conversion will not become effective prior to the closing of the merger;

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that CNB will give HBT the opportunity to participate in the defense or settlement of any litigation against CNB and/or its directors or affiliates relating to the transactions contemplated by the merger agreement; and

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that CNB will take all necessary actions to withdraw from the OTCQX and cause CNB common stock to cease to be quoted on the OTCQX in compliance with applicable laws, regulations and rules.

See “The Merger Agreement — Merger Consideration” for a description of certain cash consideration adjustments relating to the foregoing agreements.

Conditions to Completion of the Merger
The obligations of HBT and CNB to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words “material” or “Material Adverse Effect,” which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and each party must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

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the merger agreement and the merger must be approved by the requisite vote of holders of CNB common stock;

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the required regulatory approvals must be obtained and any waiting periods required by law must have expired, and no regulatory approval shall have imposed, as a result of any unforeseeable issue, a restriction on or condition on, or requirement of, such approval that would, after the effective time of the merger, reasonably be expected by the HBT Board to materially restrict or burden, or impair in any material respect, the benefits of the merger to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure or compensation or fee arrangements of HBT as the surviving entity or any of its subsidiaries;

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the HBT common stock that is to be issued in the merger must be approved for listing on the Nasdaq Stock Market and the registration statement filed with the SEC, of which this proxy statement/prospectus is a part, must be effective;

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there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement;

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a material adverse effect, as defined in the merger agreement, has not occurred to either party; and

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both parties shall have received a written tax opinion of their respective counsel in form and substance reasonably satisfactory to CNB and HBT, dated as of the closing date.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 30, 2026 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2026, if the merger is not completed on or before September 30, 2026, either HBT or CNB may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.
Termination of the Merger Agreement
The merger agreement may be terminated by either HBT or CNB at any time before or after CNB has received approval of the merger agreement and the transactions contemplated thereby:
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by our mutual agreement;

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if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured on or prior to the earlier of (x) two business days prior to June 30, 2026, or (y) 30 days (or in the case of CNB’s obligations with respect to the closing, five days) following written notice thereof and that breach would also allow the non-breaching party not to complete the merger;

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if any governmental entity that must grant a regulatory approval has denied approval of the merger, bank merger or the other transactions contemplated by the merger agreement by final and non-appealable action, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial or withdrawal request;
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if the merger agreement and the transactions contemplated thereby are not approved by CNB shareholders following the special meeting;

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if the merger is not completed on or before June 30, 2026 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2026, if the merger is not completed on or before September 30, 2026, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement; or

•
if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

The merger agreement may also be terminated by HBT at any time before or after the shareholders of CNB approve the merger proposal:
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if the CNB Board fails to recommend approval of the merger agreement, the conversion proposal and the transactions contemplated thereby, including the merger, to its shareholders, or withdraws or materially and adversely modifies its recommendation;

•
if the CNB Board recommends an acquisition proposal other than the merger, or if the CNB Board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether the CNB Board will, in fact, engage in or authorize negotiations; or

•
if CNB has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under “— Acquisition Proposals by Third Parties.”

The merger agreement also provides that CNB must pay HBT a fee equal to $7.25 million if, on or prior to the termination of the merger agreement, any of the following circumstances occur:
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the CNB Board submits the merger agreement and the transactions contemplated thereby, including the merger, to CNB shareholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

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CNB enters into an agreement to engage in a competing acquisition proposal with any person other than HBT or any of HBT’s subsidiaries;

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CNB authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than HBT or its subsidiaries or recommends that CNB shareholders approve or accept such a competing acquisition proposal; or

•
CNB breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under “— Acquisition Proposals by Third Parties.”

Waiver and Amendment of the Merger Agreement
At any time before completion of the merger, either HBT or CNB may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or amend the merger agreement. However, once holders of CNB common stock have approved the merger proposal, no waiver of any condition or amendment may be made that would require further approval by CNB shareholders unless that approval is obtained.

The parties may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, so long as any change does not: (i) reduce the kind or amount of consideration to be received by CNB shareholders; (ii) adversely affect the timing of or capability of completion of the merger; or (iii) require submission to or approval of CNB’s shareholders after the merger agreement has been approved by the CNB shareholders.
The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of HBT and the CNB Board at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the shareholders of CNB, except that no amendment may be made after the receipt of such approval which requires further approval of the shareholders of CNB unless such further approval is obtained. Notwithstanding the foregoing, HBT and CNB may without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.
Regulatory Approvals Required for the Merger and the Bank Merger
We have agreed to use reasonable best efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” The requisite regulatory approvals include approval from the Federal Reserve relating to the merger and the intermediate merger. In addition, the bank merger is subject to approvals of the FDIC and the IDFPR, as discussed below. We filed the applications to obtain the requisite regulatory approvals on October 31, 2025. The merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger, the intermediate merger and the bank merger, other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.
Federal Reserve.   Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and HBT submitted a request on October 31, 2025 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
If the Federal Reserve denies HBT’s waiver request, HBT will immediately file an application with the Federal Reserve for approval. The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.
In addition, among other things, in reviewing the merger, the Federal Reserve must consider (i) the financial condition and future prospects of HBT, CNB and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal stockholders of HBT, CNB and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies’ effectiveness in combating money-laundering activities, (v) HBT’s and its subsidiaries’ record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.
Federal Deposit Insurance Corporation.   Completion of the bank merger requires approval from the FDIC under Section 18(c) of the Federal Deposit Insurance Act, and an application for approval was filed on October 31, 2025, pursuant to the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the FDIC uses similar criteria as used when evaluating applications filed pursuant to the BHC Act as described above as such criteria would apply to mergers between affiliated banks.
Pursuant to the BHC Act, a transaction approved by the FDIC is typically subject to a 15-day waiting period, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.
Illinois Department of Financial and Professional Regulation.   Completion of the bank merger also requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and an application for approval was filed on October 31, 2025.
Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of HBT, CNB and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.
Consent Order.   CNB Bank remains subject to a consent order entered into with the OCC on June 18, 2024, under which the OCC determined, although CNB Bank neither admitted or denied, that CNB Bank: (i) failed to implement a reasonably designed BSA/AML/CFT compliance program or correct certain previously identified issues; (ii) did not achieve full compliance with customer due diligence and customer identification program requirements; and (iii) engaged in unsafe or unsound practices relating to its BSA/AML/CFT compliance program. Under the consent order, CNB Bank is required to implement certain corrective actions, subject to OCC review and non-objection, including establishing a compliance committee, developing and implementing a BSA/AML Action Plan, enhancing its customer due diligence, suspicious activity review, and independent testing programs and conducting a lookback to determine whether suspicious activity reports should have been filed for past activity. CNB Bank’s board of directors must oversee these corrective measures, receive regular reporting, and ensure appropriate monitoring and implementation by management. CNB Bank believes that it generally has complied with the requirements of the consent order and expects to continue doing so. However, the consent order has imposed operational restrictions on CNB Bank, subjected it to enhanced regulatory scrutiny and required significant compliance resources and expenditures to meet enhanced regulatory expectations, which may limit CNB Bank’s business activities, acquisition opportunities and future expansion. If CNB Bank fails to comply with the consent order, supervisory scrutiny and restrictions may increase.
The parties expect that the Federal Reserve, FDIC and IDFPR will consider the consent order in reviewing the applications and in any related requests submitted in connection with the required regulatory approvals, consistent with the statutory criteria for each application or request. Such reviews could result in delays in the receipt of these approvals or, in certain circumstances, the denial of the applications or requests. In addition, the consent order may lead the regulators to impose conditions on the approvals that are burdensome or restrictive, which could delay or prevent the parties from consummating the merger or the bank merger, or impose certain limitations, restrictions or obligations on the combined institution.
Dividends
Pursuant to the terms of the merger agreement, CNB is prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.15 per share made in the ordinary course of business. For further information, please see “Price Range of Common Stock and Dividends.”
Stock Exchange Listing
HBT has agreed to use its commercially reasonable efforts to list the HBT common stock to be issued in the merger on the Nasdaq Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, HBT expects that its common stock will continue to trade on the Nasdaq Stock Market under the symbol “HBT.”
Restrictions on Resales by Affiliates
HBT has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of HBT common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of HBT common stock issued to any CNB shareholder who is or becomes an “affiliate” of HBT for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HBT or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of HBT’s outstanding common stock.
CNB Shareholder Dissenters’ Rights
The following is a brief summary of the material statutory procedures to be followed by a holder of CNB common stock in order to dissent from the merger and exercise dissents’ rights. CNB common shareholders who wish to exercise dissenters’ rights should review carefully Sections 11.65 and 11.70 of the IBCA, and are urged to consult a legal advisor because the failure to precisely follow all the necessary legal requirements may result in the loss of such dissenters’ rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the IBCA, which are reprinted in their entirety as Appendix F to this proxy statement/prospectus. CNB shareholders seeking to exercise dissenters’ rights must strictly comply with these provisions.
General.   Under Illinois law, holders of shares of CNB common stock who deliver written notice of their intent to dissent and do not vote in favor of the merger proposal have the right to dissent and receive the “fair value” of their CNB common stock in cash. Dissenters’ rights with respect to CNB common stock are governed by Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (which we refer to as the “IBCA”), copies of which are attached to this proxy statement/prospectus as Appendix F. CNB shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event the merger is completed. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, the parties could elect to terminate the merger agreement even if it is approved by CNB shareholders, thus terminating dissenters’ rights available to CNB shareholders.
CNB urges any CNB shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Sections 11.65 and 11.70 of the IBCA, copies of which are attached to this proxy statement/prospectus as Appendix F. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each CNB shareholder must take to exercise his, her or its right to dissent. Each CNB shareholder who wishes to dissent should read both the summary and the full text of the law. CNB cannot give any CNB shareholder legal advice. To completely understand this law, each CNB shareholder may want, and CNB encourages any CNB shareholder seeking to dissent, to consult with his, her or its legal counsel. This discussion is qualified by reference to the text of Sections 11.65 and 11.70 of the IBCA.
CNB common shareholders who comply with the provisions of Sections 11.65 and 11.70 of the IBCA, upon completion of the merger, will become entitled to receive payment in cash from HBT, as successor to CNB, for the “fair value” of such shareholders’ shares as of the closing date, with accrued interest. The term

“fair value,” with respect to a dissenting shareholder’s shares, means the proportionate interest of the shareholder in CNB, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable. If HBT and a dissenting shareholder cannot agree on the “fair value” of such dissenting shareholder’s shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more or less than the value that a holder of CNB common stock might ultimately receive from HBT in connection with and after the closing of the merger. CNB shareholders desiring to exercise dissenters’ rights should refer to the statute in its entirety, and should consult with legal counsel before taking any action to ensure strict compliance with the applicable statutory provisions.
A CNB common shareholder who desires to submit the written objection required by Sections 11.65 and 11.70 of the IBCA prior to the CNB special meeting must send or deliver such objection to CNB Bank Shares, Inc., Attn: Karen Viehweg, Senior Executive Assistant, 450 West Side Square, Carlinville, Illinois 62626. Shareholders may contact Karen Viehweg with any questions by phone at (217) 854-2674 or by email at kviehweg@cnbil.com. CNB urges any shareholder who wishes to dissent to act carefully. CNB cannot and does not accept the risk of late or undelivered written objections. CNB shareholders bear the risk of non-delivery and of untimely delivery.
Summary of Sections 11.65 and 11.70 of the IBCA.   To exercise dissenters’ rights under Sections 11.65 and 11.70 of the IBCA and be entitled to obtain a cash payment of the “fair value” of his, her or its shares under the IBCA, a CNB common shareholder must:
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before the vote on the merger is taken at the special meeting, deliver to CNB a written demand for payment of such shareholder’s shares;

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not vote in favor of the merger proposal (note, however, that solely a vote, in person or by proxy, against approval of the merger proposal will not constitute a written demand for appraisal under the IBCA); and

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continue to hold such shareholder’s shares of CNB common stock through the effective time of the merger.

Failure to vote against the merger proposal will constitute a waiver of dissenters’ rights under the IBCA. However, a vote against approval of the merger proposal will not by itself be sufficient to satisfy a shareholder’s notice obligations under the IBCA if he, she or it is seeking an appraisal. CNB common shareholders must follow the procedures set forth in Sections 11.65 and 11.70 of the IBCA to exercise dissenters’ rights.
Each outstanding share of CNB common stock for which a legally sufficient demand in accordance with Sections 11.65 and 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the “fair value” of those shares as provided under the IBCA.
Where a CNB common shareholder makes a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after such shareholder has delivered his, her or its written demand for payment, whichever is later, HBT, as the surviving corporation, will send to such shareholder a statement setting forth its opinion as to the fair value of such shareholder’s shares, as well as certain financial statements and a commitment to pay to such shareholder the estimated “fair value” for his, her or its shares. If the shareholder does not agree with the opinion of HBT as to the estimated “fair value” of the shares, then within 30 days of your receipt of HBT’s valuation statement, the shareholder must notify HBT of his, her or its estimated “fair value” of such shares and demand the difference between the shareholder’s estimated “fair value” and the amount of the proposed payment by HBT.
If within 60 days from delivery of HBT’s notice to the dissenting shareholders, a shareholder and HBT have not agreed in writing to the “fair value” of such shareholder’s shares, HBT either will pay the difference in value demanded by such shareholder, or file a petition in the circuit court requesting the court to determine the “fair value” of the shares. HBT will be required to then make all dissenters to the merger a party to this proceeding. If HBT does not commence the action, a dissenting shareholder is permitted by law to commence an action.
In a proceeding brought by HBT to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the “fair value” of the shares as determined by the court materially exceeds the price that HBT estimated to be the “fair value” of the shares or if no estimate was given, then all or any part of the costs may be assessed against HBT. If the amount that any dissenter estimated to be the “fair value” of the shares materially exceeds the “fair value” of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that HBT did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter’s rights.
A share for which a CNB common shareholder has properly exercised his, her or its dissenters’ rights and followed the correct procedures in the IBCA will no longer constitute a share of the common stock of CNB. None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, a CNB shareholder fails to properly perfect, effectively withdraws, waives or loses or otherwise becomes ineligible to exercise dissenters’ rights under the IBCA, then at that the effective time of the merger the shares held by such CNB common shareholder will again constitute issued and outstanding shares of CNB’s common stock.
The foregoing does not purport to be a complete statement of the provisions of IBCA relating to statutory dissenters’ rights, and is qualified in its entirety to the dissenters’ rights provisions, copies of which are attached to this proxy statement/prospectus as Appendix F and which are incorporated herein by reference. If any CNB common shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Appendix F carefully.
The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites under Sections 11.65 and 11.70 of the IBCA. In view of the complexity of these appraisal provisions, CNB shareholders who may wish to dissent from the merger and pursue appraisal rights with respect to their shares of CNB common are urged to consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights. To the extent there are any inconsistencies between the foregoing summary and Sections 11.65 and 11.70 of the IBCA, Sections 11.65 and 11.70 of the IBCA will govern.
Voting and Support Agreements
In connection with the execution of the merger agreement, and as a condition to HBT’s willingness to enter into the merger agreement, all of the directors of CNB and CNB Bank and one significant shareholder of CNB have entered into voting and support agreements with HBT. Accordingly, as of the date of this proxy statement/prospectus, the holders of approximately      % of the outstanding shares of CNB common stock entitled to vote on the merger proposal have entered into voting and support agreements with HBT. A copy of the form of these voting and support agreements is attached as Appendix B to this proxy statement/prospectus.
Under the voting and support agreements, each signing shareholder has agreed, with respect to the shares of CNB common stock owned of record or beneficially by the shareholder, that at any meeting of CNB shareholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special shareholders meeting or any other meeting or action of CNB shareholders called in relation to such matters, the shareholder will vote, or cause to be voted, such shares as follows:
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vote in favor of the adoption of the merger proposal, including the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement and the conversion proposal; and

•
not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

The voting and support agreements will terminate automatically upon the earlier of: (i) the termination of the merger agreement pursuant to its terms; (ii) the date CNB’s shareholders approve the merger proposal; or (iii) the date, if any, on which CNB publicly discloses that the CNB Board has made an adverse recommendation with respect to the merger, pursuant to the terms of the merger agreement.
Restrictive Covenants Agreement
In connection with the execution of the merger agreement, and as a condition to HBT’s willingness to enter into the merger agreement, Mr. Davis, a director of CNB who beneficially owned approximately    % of CNB’s outstanding common stock as of the record date, has entered into a restrictive covenants agreement with HBT. The form of this restrictive covenants agreement is attached as Appendix C to this proxy statement/ prospectus.
Under the restrictive covenants agreement, Mr. Davis has agreed to keep confidential certain information related to CNB, CNB Bank, HBT and Heartland Bank and their respective businesses and to refrain from competing against the business of CNB, CNB Bank, HBT and Heartland Bank and soliciting the customers or employees of CNB, CNB Bank, HBT or Heartland Bank for two years following the effective time of the merger.
In exchange for Mr. Davis entering into the restrictive covenants agreement with HBT, HBT has agreed to pay to Mr. Davis $74,713, provided that such payment is only due upon consummation of the merger and will be paid by HBT within 30 days after consummation of the merger.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Market Prices
HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.” The high and low trading prices for HBT common stock as of October 17, 2025, the last full trading day immediately before the public announcement of the merger, were $23.60 and $23.05 per share, respectively. The high and low trading prices for HBT common stock as of        , 2025, the latest practicable date before the date of this proxy statement/prospectus, were $         and $         per share, respectively.
You should obtain current market quotations for HBT common stock as the market price of HBT common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed. You can get these quotations from newspapers, on the internet or by calling your broker.
CNB common stock is quoted on the OTCQX under the symbol “CNBN.” Any market in CNB common stock prior to the merger should be characterized as illiquid and irregular.
As of         , 2025, there were approximately         holders of record of HBT common stock. These numbers do not reflect the number of persons or entities who hold their stock in nominee or “street name” through brokerage firms.
Past price performance is not necessarily indicative of likely future performance. Because market prices of HBT common stock will fluctuate, you are urged to obtain current market prices for HBT common stock. No assurance can be given concerning the market price of HBT common stock before or after the effective date of the merger. Changes in the market price of HBT common stock prior to the completion of the merger will affect the value of the merger consideration that CNB shareholders will receive upon completion of the merger.
Dividends and Other Matters
HBT declared a quarterly cash dividend of $0.21 per share of HBT common stock for each quarter of 2025 and $0.19 for each quarter of 2024. HBT expects to continue its policy of paying quarterly cash dividends, however, the actual payment of future dividends will depend on various factors including the discretion of the HBT Board, earnings, cash requirements, the financial condition of HBT, applicable state law and government regulations and other factors deemed relevant by the HBT Board, which may change at any time.
HBT may repurchase shares of its common stock in accordance with applicable legal and regulatory guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of the HBT Board, market conditions, legal and regulatory limitations and considerations affecting the amount and timing of repurchase activity, the company’s capital position, internal capital generation and alternative potential investment opportunities.
HBT’s primary source of liquidity is dividend payments from Heartland Bank. In addition to requirements to maintain adequate capital above regulatory minimums, Heartland Bank is limited in the amount of dividends it can pay to HBT under the Illinois Banking Act. Under this law, Heartland Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of Heartland Bank. While it continues its banking business, Heartland Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, Heartland Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank’s undivided profits, and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

Since HBT is a legal entity separate and distinct from Heartland Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, HBT is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by HBT and Heartland Bank, respectively, would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate.

INFORMATION ABOUT THE COMPANIES
HBT Financial, Inc.
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. The bank provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois and eastern Iowa through 66 full-service branch locations. As of September 30, 2025, HBT Financial had total assets of $5.0 billion, total loans of $3.4 billion, and total deposits of $4.3 billion. HBT is a long-standing central Illinois company, with banking roots that can be traced back to 1920. HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
HBT’s executive offices are located at 401 N. Hershey Rd., Bloomington, IL 61704 and its telephone number is (888) 897-2276.
CNB Bank Shares, Inc.
CNB is an Illinois corporation that serves as the holding company for CNB Bank, a national bank tracing its roots back to 1854. There are no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary. CNB’s primary activities are to provide management assistance and serve as a source of strength for CNB Bank. CNB’s principal asset is the outstanding capital stock of CNB Bank, and CNB derives its revenues primarily from the operations of CNB Bank.
CNB Bank is a national banking organization, chartered under the laws of the United States, which offers a broad range of consumer, commercial, and agricultural banking services to its customers. Headquartered in Carlinville, Illinois, CNB Bank operates 18 offices located primarily in communities throughout Northern and Central Illinois, including in the communities of Carlinville, Jacksonville, Oak Forest, Glen Carbon, Alton, Brighton, Carrollton, Chapin, Hillsboro, Jerseyville, Litchfield, Palos Heights, Pittsfield, Taylorville, Tinley Park, and Virden, Illinois and one location in Clayton, Missouri. It serves consumers and businesses with a wide variety of financial services, including retail and commercial banking, trust and portfolio management, and brokerage services. Products offered by CNB Bank include, among others, savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, commercial real estate loans, residential mortgages, consumer loans, online banking, telephone banking and mobile banking services.
CNB is subject to supervision and regulation by the Federal Reserve. As a national bank, CNB Bank is subject to supervision and regulation by the OCC.
As of September 30, 2025, CNB had, on a consolidated basis, approximately $1.85 billion in total assets, $1.53 billion in total deposits, and $1.29 billion in total loans.
CNB’s principal office is located at 450 W. Side Square, Carlinville, Illinois 62626, and its telephone number at that location is (217) 854-2674. For more information, see CNB Bank’s website at www.cnbil.com. The information on CNB’s website is not part of this proxy statement/prospectus, and the reference to CNB’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
CNB Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Illinois and Missouri. CNB Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to CNB Bank. CNB Bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.

Deposits represent CNB Bank’s primary source of funds to support earning assets. CNB Bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, CNB Bank also offers drive-through banking facilities, automated teller machines, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which CNB Bank operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, CNB Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which CNB Bank competes may have capital resources and legal lending limits substantially higher than those maintained by CNB Bank. Many of CNB Bank’s competitors have greater resources, have broader geographic markets, and have higher lending limits than those maintained by CNB Bank.
Legal Proceedings
From time to time, CNB or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither CNB nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of CNB’s management, would be expected to have a material adverse effect on CNB’s business, operating results, financial condition, or prospects.
Consent Order
CNB Bank remains subject to a consent order entered into with the OCC on June 18, 2024, under which the OCC determined, although CNB Bank neither admitted or denied, that CNB Bank: (i) failed to implement a reasonably designed BSA/AML/CFT compliance program or correct certain previously identified issues; (ii) did not achieve full compliance with customer due diligence and customer identification program requirements; and (iii) engaged in unsafe or unsound practices relating to its BSA/AML/CFT compliance program. Under the consent order, CNB Bank is required to implement certain corrective actions, subject to OCC review and non-objection, including establishing a compliance committee, developing and implementing a BSA/AML Action Plan, enhancing its customer due diligence, suspicious activity review, and independent testing programs and conducting a lookback to determine whether suspicious activity reports should have been filed for past activity. CNB Bank’s board of directors must oversee these corrective measures, receive regular reporting, and ensure appropriate monitoring and implementation by management. CNB Bank believes that it generally has complied with the requirements of the consent order and expects to continue doing so. However, the consent order has imposed operational restrictions on CNB Bank, subjected it to enhanced regulatory scrutiny and required significant compliance resources and expenditures to meet enhanced regulatory expectations, which may limit CNB Bank’s business activities, acquisition opportunities and future expansion. If CNB Bank fails to comply with the consent order, supervisory scrutiny and restrictions may increase.
The parties expect that the Federal Reserve, FDIC and IDFPR will consider the consent order in reviewing the applications and in any related requests submitted in connection with the required regulatory approvals, consistent with the statutory criteria for each application or request. Such reviews could result in delays in the receipt of these approvals or, in certain circumstances, the denial of the applications or requests. In addition, the consent order may lead the regulators to impose conditions on the approvals that are burdensome or restrictive, which could delay or prevent the parties from consummating the merger or the bank merger, or impose certain limitations, restrictions or obligations on the combined institution.
Employees
As of September 30 2025, CNB did not have any full-time equivalent employees and CNB Bank employed 264 full-time equivalent employees. No employees of CNB or CNB Bank are covered by a collective bargaining agreement. CNB considers its relationship with its employees to be satisfactory.

Description of Properties
The principal executive offices of CNB and CNB Bank are located in Carlinville, Illinois. The principal executive offices of CNB and CNB Bank are located at 450 West Side Square, Carlinville, Illinois 62626. CNB Bank owns this property. CNB Bank operates 18 branch locations. All banking locations are set forth in the table below.
Office Location	Type of Location	Owned or Leased
620 N Webster St. Taylorville, IL 62568	Branch Office	Owned
5459 159th St. Oak Forest, IL 60452	Branch Office	Owned
12727 S Ridgeland Ave. Palos Heights, IL 60463	Branch Office	Leased
9400 179th St. Tinley Park, IL 60487	Branch Office	Leased
600 N Main St. Carrollton, IL 62016	Branch Office	Owned
533 S State St. Jerseyville, IL 62052	Branch Office	Owned
450 W Side Sq. Carlinville, IL 62626	Branch Office	Owned
202 N Maple St. Brighton, IL 62012	Branch Office	Owned
100 N Dye St. Virden, IL 62690	Branch Office	Owned
200 Homer M Adams Pkwy. Alton, IL 62002	Branch Office	Owned
212 Evergreen Ln. Glen Carbon, IL 62034	Branch Office	Owned
549 S Main St. Hillsboro, IL 62049	Branch Office	Owned
501 N State St. Litchfield, IL 62056	Branch Office	Owned
1211 W Morton Ave. Jacksonville, IL 62650	Branch Office	Owned
903 S Main St. Jacksonville, IL 62650	Limited Service, Drive-through Facility	Owned
510 Superior St. Chapin, IL 62628	Branch Office	Owned
643 W Washington St. Pittsfield, IL 62363	Branch Office	Owned
168 N Meramec Ave. Suite 350 Clayton, MO 63105	Branch Office	Leased

CNB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the financial condition of CNB as of September 30, 2025, December 31, 2024, and December 31, 2023, and its results of operations for each of the nine months ended September 30, 2025, and 2024, as well as the two years ended December 31, 2024, and 2023. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and CNB’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.
CNB is a financial holding company providing community banking through its wholly-owned subsidiary, CNB Bank, headquartered in Carlinville, Illinois. CNB Bank makes commercial, residential and consumer loans, accepts deposits and provides trust services to customers primarily in Northern and Central Illinois, and to a lesser extent in Missouri. CNB Bank is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, CNB and CNB Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.
As of September 30, 2025, CNB had, on a consolidated basis, approximately $1.85 billion in total assets, $1.53 billion in total deposits, and $1.29 billion in total loans.
Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of CNB. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect CNB. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the consolidated financial statements of CNB Bank Shares, Inc. beginning on page F-1.
Critical Accounting Policies
The accounting and reporting policies of CNB conform to GAAP in the United States and general practices within the financial institution industry. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statement. CNB uses peer group historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio, however actual losses could differ significantly from the peer group historical factors that are used. In addition, GAAP itself may change from one previously acceptable method to another method. Management has identified the allowance for credit losses as an accounting policy critical in understanding CNB’s financial statements.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus, beginning on page F-1. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus.
Allowance for Credit Losses.   The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance for credit losses when management believes a loan balance is confirmed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance for credit losses. The allowance for credit losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is based on past events and current economic conditions and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions. The allowance is comprised of both a specific reserve component and a general reserve component. CNB has elected to exclude accrued interest receivable from its calculation of the allowance for credit losses.
The specific reserve relates to all individually evaluated loans for which the allowance for credit losses is estimated on a loan-by-loan basis. A loan is considered an individually evaluated loan when, based on current information and events, it is probable that CNB Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis as the excess of amortized cost over the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
CNB qualitatively adjusts model results and peer group historical loss data for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools, including current conditions and reasonable and supportable economic forecasts. These qualitative factors and other qualitative adjustments may increase or decrease CNB’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include, among other things, the impact of environmental factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.
The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist while loans that do not share risk characteristics are evaluated on an individual basis. CNB uses the Weighted Average Remaining Maturity (WARM) method, which is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the amortized cost basis. The calculation forecasts expected credit losses for two years before reverting to historical credit loss information. Ongoing impacts of the current expected credit loss (CECL) model will be dependent upon changes in economic conditions and forecasts, loan portfolio composition, credit performance trends, portfolio duration, and other factors.
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require CNB to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
Results of Operations — Comparison of Results between the Nine Months Ended September 30, 2025 and the Nine Months Ended September 30, 2024
Net Income.   Net income increased $2.3 million, or 20.8%, to $13.4 million for the nine months ended September 30, 2025, from $11.1 million for the nine months ended September 30, 2024. Details of significant changes are discussed below.
Net Interest Income.   Net interest income increased $6.2 million, or 15.8%, to $45.4 million for the nine months ended September 30, 2025, from $39.2 million for the nine months ended September 30, 2024. Total average interest-earning assets were $1.69 billion for the nine months ended September 30, 2025, from $1.63 billion for the nine months ended September 30, 2024. CNB’s net interest margin increased 36 basis points to 3.5% for the nine months ended September 30, 2025, from 3.1% for the nine months ended September 30, 2024. The increase was driven primarily by the repricing of variable rate loans as well as the origination of new loans in a higher interest rate environment.
Interest Income.    Total interest income increased $6.6 million, or 10.2%, to $71.6 million for the nine months ended September 30, 2025, from $65.0 million for the nine months ended September 30, 2024. This increase was driven by higher yields on loan originations during 2025. The yield on loans receivable increased 25 basis points to 6.58% for the nine months ended September 30, 2025, from 6.33% for the nine months ended September 30, 2024. The increase was driven primarily by the repricing of variable rate loans as well as the origination of new loans in a higher interest rate environment.
Interest Expense.   Interest expense increased $393,000, or 1.5%, to $26.2 million for the nine months ended September 30, 2025, from $25.8 million for the nine months ended September 30, 2024. This increase was primarily the result of a $83.5 million increase in interest bearing deposits from September 30, 2024.
Provision for Credit Losses.   CNB’s provision for credit losses was $1.3 million for the nine months ended September 30, 2025, and $1.2 million for the nine months ended September 30, 2024. The provision for credit losses for the nine months ended September 30, 2025 and 2024 were related to management’s estimation of the allowance for credit losses, as described above in the “Allowance for Credit Losses” section. CNB’s credit quality metrics remained strong with minimal nonperforming assets and past due loans as of September 30, 2025.
Noninterest Income.   CNB’s primary sources of noninterest income are service charges and fees on deposits accounts, card-based income, trust income, brokerage commissions, mortgage banking income and income from bank-owned life insurance. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method. Noninterest income increased $202,000, or 2.2% to $9.2 million for the nine months ended September 30, 2025, from $9.0 million for the nine months ended September 30, 2024.
The following table provides a comparison of the components of noninterest income for the nine months ended September 30, 2025 and 2024:
	For the Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	Change ($)	Change (%)
Service charges and fees on deposit accounts	$1,728	$1,676	52	3.10%
Card-based income	1,666	1,665	1	0.06%
Trust income	2,221	2,157	64	2.97%
Brokerage commissions	1,386	1,378	8	0.58%
Mortgage banking income	849	903	(54)	(5.98)%
Income from bank-owned life insurance	167	171	(4)	(2.34)%
Notable variances for the noninterest income table above are as follows:
•
Service charges and fees on deposit accounts increased compared to the prior period due to higher overdraft volume and increased usage of certain services, specifically on business accounts.

•
Trust income increased compared to the prior period based on the value of the assets held in trust.

•
Mortgage banking income decreased from the prior period as a result of lower premiums received and volumes on the sale of loans into the secondary market.

Noninterest Expense.   CNB’s primary components of noninterest expense are compensation and employee benefits, premises and occupancy costs and legal and professional fees. Noninterest expense increased $2.4 million, or 7.1% to $35.0 million for the nine months ended September 30, 2025, from $32.6 million for the nine months ended September 30, 2024.

The following table provides a comparison of the components of noninterest expense for the nine months ended September 30, 2025 and 2024:
	For the Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	Change ($)	Change (%)
Compensation and employee benefits	$20,860	$19,813	1,047	5.3%
Premises and occupancy costs	5,342	5,092	250	4.9%
Legal and professional fees	2,019	1,269	750	59.1%
Postage, printing, and supplies	578	542	36	6.6%
Amortization of intangible assets	541	647	(106)	(16.4)%
Advertising expense	475	579	(104)	(18.0)%
FDIC insurance assessments	986	892	94	10.5%
Notable variances in the noninterest expense table above are as follows:
•
Compensation and employee benefits increased primarily because of normal merit based compensation increases which occurred in June 2025, as well as increases related to certain expenses accrued for the CEO Equity Incentive Award Program.

•
Legal and professional fees increased as expenses for legal and audit services increased compared to the prior period, due in part to several strategic initiatives pursued by CNB in 2025.

Income Tax Expense.   Income tax expense increased $1.6 million, or 48.5%, to $5.0 million for nine months ended September 30, 2025, from $3.4 million for the nine months ended September 30, 2024. This increase was due to an increase in the effective tax rate, which increased to 27.2% for the nine months ended September 30, 2025, from 23.4% for the nine months ended September 30, 2024, as well as an increase in pretax earnings, which increased by $4.0 million, or 27.3%, to $18.4 million for the nine months ended September 30, 2025, from $14.4 million for the nine months ended September 30 2024.
Results of Operations — Comparison of Results between the Year Ended December 31, 2024 and the Year Ended December 31, 2023
Net Income.    Net income decreased $1.3 million, or 9.2%, to $13.7 million for the year ended December 31, 2024, from $15.0 million for the year ended December 31, 2023. The decrease in net income was largely due to increased year-over-year expenses as CNB transitioned to the 2024 Equity Incentive Plan approved by its shareholders in 2024, in addition to increased costs related to BSA/AML/CFT compliance as a result of the consent order. Also, CNB restructured certain areas of its balance sheet in 2024, which resulted in a loss on the sale of available-for-sale securities.
Net Interest Income.   Net interest income increased $2.8 million, or 5.5%, to $53.1 million for the year ended December 31, 2024, from $50.3 million for the year ended December 31, 2023. Total average interest-earning assets increased to $1.64 billion for the year ended December 31, 2024, from $1.54 billion for the year ended December 31, 2023. CNB’s net interest margin decreased one basis point to 3.14% for the year ended December 31, 2024, from 3.15% for the year ended December 31, 2023.
Interest Income.   Total interest income increased $12.9 million, or 17.2%, to $88.0 million for the year ended December 31, 2024, from $75.1 million for the year ended December 31, 2023. This increase was driven by higher yields on loan originations during 2024. The yield in loans receivable increased 51 basis points to 6.3% for the year ended December 31, 2024, from 5.8% for the year ended December 31, 2023.
Interest Expense.   Interest expense increased $10.2 million, or 41.0%, to $34.9 million for the year ended December 31, 2024, from $24.7 million for the year ended December 31, 2023. This increase was a result of an increase in the cost of interest-bearing deposits, which increased 62 basis points, to 2.6% for the year ended December 31, 2024, from 1.9% for the year ended December 31, 2023.
Provision for Credit Losses.   Provision for credit losses increased $1.3 million, to $2.0 million for the year ended December 31, 2024, compared to provision for credit losses of $642,000 for the year ended

December 31, 2023. The provision for credit losses recorded in 2024 related primarily to loan growth that occurred during 2024. The allowance for credit losses was $14.3 million, or 1.1% of total loans, at December 31, 2024, compared to $13.6 million, or 1.2% of total loans, at December 31, 2023.
Noninterest Income.   Noninterest income increased $478,000, or 4.3%, to $11.6 million for the year ended December 31, 2024, from $11.1 million for the year ended December 31, 2023.
The following table provides a comparison of the components of noninterest income for the twelve months ended December 31, 2024 and 2023:
	For the Year Ended December 31,
(Dollars in thousands)	2024	2023	Change ($)	Change (%)
Service charges and fees on deposit accounts	$2,272	$2,105	167	7.9%
Card based income	2,210	2,223	(13)	(0.6)%
Trust income	2,895	2,709	186	6.9%
Brokerage income	1,835	1,664	171	10.3%
Mortgage banking income	1,294	1,192	102	8.6%
Income from bank-owned life insurance	228	221	7	3.2%
Gains (losses) on sales of available-for-sale securities	(465)	—	(465)	(100.0)%
Notable variances for the noninterest income table above are as follows:
•
Service fees on deposit accounts increased from the prior year due to higher overdraft volume and increased usage of certain services, specifically on business accounts.

•
Trust income increased compared to the prior year based on the value of the assets held in trust under management.

•
Investment sales commissions increased primarily due to higher asset values throughout 2024 as compared to 2023.

•
Mortgage banking income increased as more 1 – 4 family residential mortgage loans were originated and sold into the secondary market.

•
Losses on sales of available-for-sale securities totaled $465,000 as CNB sold low-yield securities and reinvested the proceeds at higher rates.

Noninterest Expense.   Noninterest expense increased $3.7 million, or 9.1%, to $44.9 million for the year ended December 31, 2024, from $41.2 million for the year ended December 31, 2023.
The following table provides a comparison of the components of noninterest expense for the twelve months ended December 31, 2024 and 2023:
	For the Year Ended December 31,
(Dollars in thousands)	2024	2023	Change ($)	Change (%)
Compensation and employee benefits	$27,226	$24,602	2,624	10.7%
Premises and occupancy costs	6,818	6,121	697	11.4%
Legal and professional fees	2,040	1,201	839	69.9%
Postage, printing, and supplies	725	699	26	3.7%
Amortization of intangible assets	845	1,050	(205)	(19.5)%
Advertising expense	790	883	(93)	(10.5)%
FDIC insurance assessments	1,252	1,059	193	18.2%

Notable variances for the noninterest income table above are as follows:
•
Compensation and employee benefits expense increased due, in part, to the transition to the 2024 Equity Incentive Plan approved by CNB’s shareholders in 2024. Also, increased staffing needs, merit based compensation increases that occurred in June 2024, and higher production incentive payments led to increased expenses in 2024.

•
Premises and occupancy costs increased as a result of increased software expenses.

•
Legal and professional fees increased as a result of additional expenses incurred related to BSA/AML/CFT compliance as a result of the consent order.

Income Tax Expense.   Income tax expense decreased $416,000, or 9.1%, to $4.2 million for the year ended December 31, 2024, from $4.6 million for the year ended December 31, 2023. This was the result of $1.8 million less in pre-tax net income in 2024 compared to 2023.
Financial Condition
Total Assets.   Total assets increased $87.9 million, or 5.0%, to $1.85 billion at September 30, 2025 from $1.76 billion at December 31, 2024. Total assets increased $86.0 million, or 5.1%, to $1.76 billion at December 31, 2024, from $1.67 billion at December 31, 2023. The changes in the various asset categories are discussed below.
Cash and Cash Equivalents.   Cash and cash equivalents increased by $65.9 million, or 433.0%, to $81.2 million at September 30, 2025, from $15.2 million at December 31, 2024. This increase was a result of the seasonal nature of CNB’s agriculture lines of credit, which typically have heavy usage in the last quarter of the year with subsequent payoffs in the first quarter of the year. Cash and cash equivalents decreased by $6.6 million, or 30.3%, to $15.2 million at December 31, 2024, from $21.9 million at December 31, 2023. The decrease was a result of an increase in draws on agriculture lines of credit compared to the previous year.
Investment Securities.   The carrying value of total investment securities decreased $1.3 million, or 0.3%, to $368.6 million at September 30, 2025, from $369.9 million at December 31, 2024. With higher yielding investment alternatives, the decrease was primarily due to lack of reinvestment of cash flow into the bond portfolio. The carrying value of total investment securities decreased $36.3 million, or 8.9%, to $369.9 million at December 31, 2024 from $406.2 million at December 31, 2023. This decrease was, again, due to the redeployment of cash flow from the bond portfolio into higher earning assets, such as loans.
The following tables show the fair value and weighted average yield of available for sale securities as of September 30, 2025, December 31, 2024 and December 31, 2023 according to contractual maturity. Actual maturities may differ from contractual maturities of residential mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty.
	September 30, 2025
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of GSEs(1)	$977	$8,419	$2,955	$—	$12,351
Mortgage-backed:
GSE collateralized residential (CMO)	—	—	19	16,165	16,184
GSE Residential	7	264	7,967	104,369	112,607
State and political subdivisions	2,427	33,623	95,256	96,174	227,480
Total securities	3,411	42,306	106,197	216,708	368,622

	September 30, 2025
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	3.02%	1.80%	4.29%	—%	2.46%
Mortgage-backed:
GSE collateralized residential (CMO)	—%	—%	3.92%	3.55%	3.55%
GSE Residential	2.15%	2.05%	2.65%	2.51%	2.52%
State and political subdivisions	2.05%	2.56%	2.05%	1.94%	2.07%
Total securities	2.33%	2.40%	2.15%	2.32%	2.28%

	December 31, 2024
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of GSEs	$—	$9,638	$2,530	$—	$12,168
Mortgage-backed:
GSE collateralized residential (CMO)	8	6,872	8,776	747	16,403
GSE residential	58	20,248	89,110	6,168	115,584
State and political subdivisions	624	31,843	89,777	103,457	225,701
Total securities	690	68,601	190,193	110,372	369,856
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	—%	2.13%	4.96%	—%	2.70%
Mortgage-backed:
GSE collateralized residential (CMO)	2.14%	3.35%	3.28%	2.39%	3.26%
GSE residential	2.29%	2.89%	2.41%	2.28%	2.48%
State and political subdivisions	3.90%	2.64%	2.06%	1.92%	2.07%
Total securities	3.74%	2.71%	2.32%	1.94%	2.27%
	December 31, 2023
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of GSEs	$—	$11,410	$2,804	$—	$14,214
Mortgage-backed:
GSE collateralized residential (CMO)	50	5,460	5,604	—	11,114
GSE residential	119	18,696	95,002	10,789	124,606
State and political subdivisions	2,969	29,426	84,086	139,769	256,250
Total securities	3,138	64,992	187,496	150,558	406,184

	December 31, 2023
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	—%	2.33%	3.17%	—%	2.49%
Mortgage-backed:
GSE collateralized residential (CMO)	2.25%	2.47%	1.99%	—%	2.22%
GSE residential	2.43%	2.84%	2.28%	2.29%	2.35%
State and political subdivisions	3.01%	2.67%	2.19%	1.92%	2.10%
Total securities	2.97%	2.64%	2.25%	1.95%	2.19%

The weighted average yield is calculated using the purchased yield and amortized cost at each period presented. No adjustments have been made to adjust any yield to a taxable-equivalent yield.
Deposits.   CNB Bank’s main source of funding is comprised of deposits received from individuals, governmental entities and businesses located within CNB Bank’s service area. Deposit accounts include demand deposits, savings, money market and certificates of deposit.
Deposits increased $89.2 million, or 6.2%, to $1.53 billion at September 30, 2025, from $1.44 billion at December 31, 2024. This increase was due, in part, to the seasonal nature of municipal deposit customers as well as organic growth in money market accounts and time deposits. Deposits increased $34.1 million, or 2.4%, to $1.44 billion at December 31, 2024 from $1.41 billion at December 31, 2023. This increase was a result of customers’ renewed interest in higher yielding time deposits.
The following table sets forth the average balance amounts and the average rates paid on deposits held by CNB for the periods presented:
	For the nine months ended September 30, 2025		For the twelve months ended December 31, 2024		For the twelve months ended December 31, 2023
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$287,283	―%	$284,821	―%	$306,338	―%
Interest-bearing demand deposits	217,227	0.71%	217,894	0.71%	228,759	0.73%
Money market deposits	167,186	2.44%	154,072	2.31%	126,200	2.31%
Savings deposits	275,707	1.23%	279,629	1.18%	324,040	1.25%
Time deposits	550,083	3.83%	516,100	4.16%	424,699	3.11%
Total deposits	1,497,486	2.01%	1,452,516	2.06%	1,410,036	1.52%
The following table sets forth the portion of CNB’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit (currently $250,000), by remaining time until maturity, as of September 30, 2025:
(Dollars in thousands)	September 30, 2025
Three months or less	$43,587
Over three months through six months	65,524
Over six months through twelve months	71,205
Over twelve months	7,224
Total	187,539

As of September 30, 2025, December 31, 2024, and December 31, 2023, approximately $527.3 million, $449.6 million, and $402.2 million, respectively, of CNB Bank’s total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for CNB’s regulatory reporting requirements. The aggregate amount of time deposits, each with a minimum denomination over $250,000 as of September 30, 2025, December 31, 2024 and December 31, 2023 was $187.5 million, $197.0 million and $160.6 million, respectively. As of September 30, 2025, brokered deposits totaled $20.0 million.
Short-term borrowings.   Short-term borrowings increased $2.6 million, or 6.0%, to $44.9 million at September 30, 2025, from $42.4 million at December 31, 2024. Borrowings decreased $5.5 million, or 11.5%, to $42.4 million at December 31, 2024, from $47.9 million at December 31, 2023. Fluctuations in securities sold under agreement to repurchase explain the increase in 2025 and decrease in 2024.
Federal Home Loan Bank borrowings.   Federal Home Loan Bank (“FHLB”) borrowings decreased $28.3 million, or 26.8%, to $77.0 million at September 30, 2025, from $105.3 million at December 31, 2024. Borrowings increased $46.4 million, or 78.7%, to $105.3 million at December 31, 2024, from $58.9 million at December 31, 2023. The increase in 2024 and subsequent decrease in 2025 was due to high, short-term loan demand at the end of 2024 primarily from the agriculture sector.
Stockholders’ Equity.   Total stockholders’ equity increased $23.0 million, or 16.3%, to $164.7 million at September 30, 2025, from $141.7 million at December 31, 2024. This increase was attributed to net income during the nine-month period as well as improvement in the fair value of available-for-sale investments and related other comprehensive income adjustment within equity. Total stockholders’ equity increased $7.8 million, or 5.8%, to $141.7 million at December 31, 2024 from $133.9 million at December 31, 2023. Net income was the primary source of this increase.
Loans.   Net loans increased by $18.2 million, or 1.4%, to $1.29 billion at September 30, 2025 from $1.27 billion at December 31, 2024. This increase was due to a continued effort to expand CNB Bank’s customer base. Net loans increased by $126.0 million, or 11.0%, to $1.27 billion at December 31, 2024, from $1.15 billion at December 31, 2023. This increase was due to new loan customers and the deepening of relationships with existing customers.
Loan Portfolio
In order to manage the diversification of the loan portfolio, CNB segments loans into classes. Commercial loans are sub-segmented into real estate, agriculture production, and other commercial loans, and real estate loans are sub-segmented into construction, residential, and farm real estate loans.
CNB Bank’s commercial real estate loans are secured by various commercial property types including office and industrial buildings, warehouses, small retail shopping centers, and various special purpose properties, such as hotels, restaurants, and nursing homes, a majority of which are owner-occupied and in CNB Bank’s market areas. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management. For owner-occupied properties, the primary source of cash flow is from the ongoing operations and activities conducted by the party that owns the property. Nonowner-occupied properties are those loans where the primary source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing, or permanent financing of the property.
Agricultural loans (i.e., those loans which fund crop production, livestock production, and capital purchases) are structured to coincide with the purpose or seasonality. Collateral support, determined repayment ability, and creditworthiness are all considered in the loan approval process.
Commercial business loans vary in type and may be secured or unsecured. They are typically originated with the purpose of financing equipment acquisitions, expansion, working capital, and other general business purposes, such as issuing letters of credit. The Company’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery, and other business assets. The loans are either negotiated on a fixed-rate basis or carry variable interest rates that float in accordance with a designated public index. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, CNB Bank considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.
Construction lending generally involves a greater degree of risk than CNB Bank’s other real estate lending. As with CNB Bank’s other loan types, the underwriting standards require proper loan-to-value coverage and determination of the borrower’s ability to service the debt. Prior to approval of the construction loan, CNB Bank determines that the borrower has the approval, capacity, and wherewithal to handle the permanent financing.
Residential real estate loans are predominantly collateralized by properties located in CNB Bank’s market areas. CNB Bank adheres to strict underwriting standards that have been reviewed by its board of directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and proper lien positions supported by title policies.
Multifamily real estate loans, which are included as part of the commercial real estate segment, are generally secured by apartment buildings and rental properties and are typically offered with interest rates that are fixed or adjust with a designated public index. When originating multifamily real estate loans, CNB Bank evaluates the qualifications and financial condition of the borrower, profitability of the rental property, and expertise of the borrower in addition to the value and condition of the mortgaged property securing the loans. CNB Bank also considers the financial resources of the borrower, the cash flow the property generates (i.e., the gross rental income less associated expenses), and the borrower’s global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to determine proper valuation of the property and ability to service the debt.
Home equity lines of credit, included as part of the residential real estate segment, are designed for owner-occupied homes. These are typically junior liens; therefore, CNB Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Strict underwriting standards are followed to ensure safe and sound lending.
Farm real estate loans are customary in CNB Bank’s market areas. The underwriting criteria are much the same as for other loans (i.e., loan-to-value coverage, repayment ability, and creditworthiness are paramount). Farm real estate loans may be structured to coincide with the seasonal nature of agriculture. In determining the loan-to-value coverage, CNB Bank utilizes appraisers that are familiar with agricultural real estate values.
Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, creditworthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. Demand loans, loans having no stated repayment schedule and stated maturity date, and overdraft loans were reported as being due in one year or less. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:

(Dollars in thousands) As of September 30, 2025	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Commercial:
Real estate	$16,312	$41,095	$25,089	$2,897	$155,195	$—	$253,073	$493,661
Agricultural production	86,514	13,977	1,487	1,787	2,338	—	—	106,103
Other	50,931	33,143	25,270	8,211	28,377	—	271	146,203
Real estate:
Construction	42,768	23,923	58,424	—	12,058	—	19,471	156,644
Residential	12,333	11,236	9,933	1,785	25,984	4,065	103,229	168,565
Farmland	7,048	13,318	6,458	2,176	67,530	3,634	119,400	219,564
Consumer	2,214	15,108	—	1,465	40	—	—	18,827
Total loans	218,120	151,800	126,661	18,321	291,522	7,699	495,444	1,309,567
(Dollars in thousands) As of December 31, 2024	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Commercial:
Real estate	$18,795	$35,085	$14,700	$4,599	$147,472	$—	$263,625	$484,276
Agricultural production	87,238	13,763	9,481	1,573	1,998	—	—	114,053
Other	56,792	31,657	25,068	9,367	34,100	—	278	157,262
Real estate:
Construction	63,911	12,393	17,522	—	16,592	—	36,618	147,036
Residential	12,342	5,985	5,671	2,222	25,658	3,532	97,203	152,613
Farmland	4,206	12,488	3,968	2,695	58,425	4,008	128,384	214,174
Consumer	2,921	15,324	—	2,544	41	—	—	20,830
Total loans	246,205	126,695	76,410	23,000	284,286	7,540	526,108	1,290,244
(Dollars in thousands) As of December 31, 2023	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Commercial:
Real estate	$15,500	$24,783	$5,886	$2,942	$118,364	$—	$269,573	$437,048
Agricultural production	74,441	18,869	3,195	2,585	1,026	—	—	100,116
Other	44,868	30,766	21,660	10,314	36,346	—	669	144,623
Real estate:
Construction	47,615	8,080	5,574	592	19,467	—	34,099	115,427
Residential	8,338	3,765	7,568	2,566	24,807	3,210	88,895	139,149
Farmland	3,520	11,039	3,563	2,887	53,858	3,505	128,268	206,640
Consumer	2,151	15,137	—	3,077	46	53	—	20,464
Total loans	196,433	112,439	47,446	24,963	253,914	6,768	521,504	1,163,467

The following is a summary of information pertaining to nonaccrual loans:
(Dollars in thousands)	September 30, 2025	December 31, 2024	December 31, 2023
Nonaccrual Loans
Commercial:
Real estate	$2,351	$8,646	$5,736
Agricultural production	411	27	161
Other	587	809	615
Real estate:
Construction	13	3	88
Residential	756	607	615
Farmland	1,552	2,227	843
Consumer	65	72	96
Total Nonaccrual Loans	$5,735	$12,391	$8,154
Allowance for Credit Losses
The allowance for credit losses was $15.4 million, or 1.2% of total loans at September 30, 2025. The allowance for credit losses was $14.3 million, or 1.1% of total loans, at December 31, 2024, and $13.6 million, or 1.2% of total loans, at December 31, 2023.
The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
(Dollars in thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024	Year Ended December 31, 2023
Average loans outstanding	$1,294,416	$1,206,153	$1,077,794
Total loans outstanding at the end of the period	1,309,567	1,290,244	1,163,467
Allowance for credit losses at the beginning of the period	14,301	13,591	11,119
Provision for credit losses	1,178	1,943	541
Impact of adopting ASC 326	—	—	958
Charge-offs:
Commercial:
Real estate	1,187	723	222
Agricultural production	0	26	—
Other	0	96	194
Real estate:
Construction	—	—	—
Residential	245	9	34
Farmland	176	346	—
Consumer	38	201	31
Total charge-offs for all loan types	1,646	1,401	481
Recoveries:
Commercial:
Real estate	1,292	3	112
Agricultural production	1	38	2
Other	56	30	1,109

(Dollars in thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024	Year Ended December 31, 2023
Real estate:
Construction	1	—	—
Residential	219	52	44
Farmland	18	—	109
Consumer	21	45	78
Total recoveries for all loan types	1,608	168	1,454
Net (recoveries) charge-offs	38	1,233	(973)
Allowance for credit losses at the end of the period	15,441	14,301	13,591
Allowance for credit losses to total loans outstanding	1.18%	1.11%	1.17%
Nonaccrual loans to total loans outstanding	0.44%	0.96%	0.70%
Allowance for credit losses to nonaccrual loans	269.24%	115.41%	166.68%
Net charge-offs to average loans outstanding:
Commercial:
Real estate	(0.03)%	0.16%	0.03%
Agricultural production	0.00%	(0.01)%	—
Other	(0.05)%	0.05%	(0.65)%
Real estate:
Construction	—	—	—
Residential	0.02%	(0.03)%	(0.01)%
Farmland	0.10%	0.17%	(0.05)%
Consumer	0.12%	0.78%	(0.23)%
Total	0.00%	0.10%	(0.09)%
CNB Bank’s credit quality has improved over the time periods presented. In 2025, CNB Bank received full payment on a loan that had been on nonaccrual for several years, which reduced the total loans in nonaccrual and led to improvement in nonaccrual loans to total loans outstanding.
The following table shows the allocation of the allowance for credit losses among CNB Bank’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance for credit losses is available to absorb losses from any loan category.
	As of September 30, 2025		As of December 31, 2024		As of December 31, 2023
(Dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Commercial:
Commercial real estate	$6,052	37.7%	$6,168	37.5%	$5,525	37.6%
Agricultural production	1,256	8.1%	1,029	8.8%	815	8.6%
Other	2,414	11.2%	2,015	12.2%	1,717	12.4%
Real estate:
Construction	1,440	12.0%	1,186	11.4%	1,019	9.9%
Residential	1,693	12.9%	1,487	11.8%	1,371	12.0%
Farmland	2,393	16.8%	2,204	16.6%	2,855	17.8%
Consumer	193	1.4%	212	1.6%	289	1.8%
Total allowance for credit losses	15,441	100.0%	14,301	100.0%	13,591	100.0%

Indebtedness
CNB’s debt consisted of the following components at the dates set forth below:
(Dollars in thousands)	September 30, 2025	December 31, 2024	December 31, 2023
Federal Home Loan Bank advances	$77,024	$105,288	$58,927
Note payable	—	357	1,753
Short-term borrowings	44,910	42,352	47,875
CNB Bank had the ability to borrow additional funds from the FHLB in the amount of up to $192.7 million as of September 30, 2025, up to $197.8 million as of December 31, 2024, and up to $140.1 million as of December 31, 2023. Funds borrowed from the FHLB are collateralized by a lien on certain of CNB Bank’s loans. In addition to borrowing ability with the FHLB, CNB Bank maintained a Federal Funds line of credit of $15.0 million with a correspondent lender as of each of September 30, 2025, December 31, 2024 and December 31, 2023.
CNB maintains one note payable borrowing arrangement with an unaffiliated financial institution. This revolving line of credit note payable had a maximum availability of $2.0 million as of December 31, 2024 and 2023. In March 2025, the line of credit was amended and the borrowing availability increased to $15.0 million for a period of 12 months. It requires quarterly interest payments at a variable rate of interest, and was fully available at September 30, 2025 for future advances. At December 31, 2024 and 2023, CNB also maintained a term-note payable, which had an original balance of $6.7 million and outstanding balance of $357,000 and $1.8 million at December 31, 2024 and 2023, respectively. Effective March 15, 2020, the term note payable was amended to require quarterly interest payments. The floating rate was changed on December 15, 2022 to 2.12% over the 3 month USD-SOFR CME Term. After June 15, 2020, the term-note payable required quarterly principal and interest payments of approximately $360,000. The term-note payable was paid in full in March 2025.
Capital
CNB Bank desires to maintain a strong capital base to support current operations. As of September 30, 2025, CNB Bank’s total risk based capital and Tier 1 leverage ratios were 12.64% and 9.13%, respectively. These ratios are in excess of required regulatory minimums to be considered “well capitalized.”
CNB Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on CNB’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CNB Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. CNB Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require CNB Bank to maintain minimum thresholds for Common Equity Tier 1, or CET 1, total, and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, or Tier 1 leverage ratio. Tier 1 capital of CNB Bank consists of common shareholders equity, excluding the unrealized gain or loss on securities available-for-sale, less certain intangible assets (if applicable), while CET 1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the allowance for credit losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. Banks are required to hold CET 1 capital in excess of minimum risk-based capital ratios by at least 2.5% to avoid limits on capital distributions and certain discretionary bonus payments to executive officers. Management believes that CNB Bank met all capital adequacy requirements to which it was subject as of September 30, 2025. CNB Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below:

	Amount		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2025
Common Equity Tier 1 Capital (to Risk- Weighted Assets)	$166,929	11.52%	65,181	≥4.5%	94,151	≥6.5%
Total Capital (to Risk-Weighted Assets)	183,055	12.64%	115,878	≥8.0%	144,847	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	166,929	11.52%	86,908	≥6.0%	115,878	≥8.0%
Tier 1 Capital (to Average Assets)	166,929	9.13%	73,145	≥4.0%	91,432	≥5.0%
As of December 31, 2024
Common Equity Tier 1 Capital (to Risk- Weighted Assets)	$156,265	10.88%	$64,646	≥4.5%	$93,377	≥6.5%
Total Capital (to Risk-Weighted Assets)	171,099	11.91%	114,926	≥8.0%	143,658	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	156,265	10.88%	86,195	≥6.0%	114,926	≥8.0%
Tier 1 Capital (to Average Assets)	156,265	8.75%	71,415	≥4.0%	89,269	≥5.0%
As of December 31, 2023
Common Equity Tier 1 Capital (to Risk- Weighted Assets)	$148,013	11.21%	$59,438	≥4.5%	$85,855	≥6.5%
Total Capital (to Risk-Weighted Assets)	162,113	12.27%	105,668	≥8.0%	132,084	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	148,013	11.21%	79,251	≥6.0%	105,668	≥8.0%
Tier 1 Capital (to Average Assets)	148,013	8.79%	67,373	≥4.0%	84,216	≥5.0%
CNB makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of CNB at predetermined interest rates for a specified period of time. At September 30, 2025, December 31, 2024, and December 31, 2023, unfunded commitments to extend credit were $197.2 million, $230.0 million, and $219.6 million, respectively.
In addition to commitments to extend credit, CNB Bank also issues standby letters of credit that are assurances to a third party that it will not suffer a loss if CNB Bank’s customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled approximately $4.4 million, $4.8 million, and $4.6 million at September 30, 2025, December 31, 2024, and December 31, 2023, respectively. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity discussed above, CNB believes that it will have the necessary resources to meet these obligations should the need arise.
Liquidity
Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. CNB Bank’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of CNB Bank’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
CNB Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the OCC during its regular examinations. CNB Bank frequently monitors its liquidity position primarily using the ratio of cash and cash equivalents and unpledged available for sale investments securities as a percentage of total liabilities (which we refer to as the “liquidity ratio”). CNB Bank’s liquidity ratio as of September 30, 2025 was 10.7%. CNB Bank adjusts liquidity levels to meet funding needs for deposit outflows, payment of real estate taxes and insurance on mortgage loan escrow accounts, repayment of borrowings and loan fundings. As of September 30 2025, CNB Bank had $192.7 million of additional borrowing capacity available with the FHLB of Chicago.
Additional sources of liquidity available to CNB Bank include, but are not limited to, brokered CD issuances, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchase of federal funds. To further meet its liquidity needs, the Bank also maintains lines of credit with its primary correspondent financial institution, the Federal Reserve Bank of St. Louis and the FHLB of Chicago.
CNB is a legal entity, separate and distinct from CNB Bank. A significant portion of the revenues of CNB result from dividends paid to it by CNB Bank. There are various legal limitations applicable to the payment of dividends by CNB Bank to CNB and to the payment of dividends by CNB to its shareholders. The payment of dividends by CNB Bank or CNB may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Regulatory agencies have the authority to prohibit CNB Bank or CNB from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of CNB Bank, or CNB, could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, CNB should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to CNB’s capital structure.
Transfers of funds from CNB Bank to CNB in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. At September 30, 2025, the aggregate amount of unrestricted funds which could be transferred from CNB Bank to CNB, without prior regulatory approval, totaled $26.7 million. The amount of unrestricted funds is generally determined by subtracting the total dividend payments of CNB Bank from its net income for that year, combined with CNB Bank’s retained net income for the preceding two years.
For the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023, the aforementioned restrictions on CNB Bank’s ability to transfer funds to CNB have not had and are not reasonably likely to have in the future, an impact on the ability of CNB to meet its cash obligations. CNB does not anticipate any material cash requirements outside of the ordinary course of business, other than those related to the merger.

CNB Bank Shares, Inc.
Average Balance Sheet
(Dollar Amounts in Thousands)
(Unaudited)
The following table sets forth certain information relating to CNB’s average balance sheet and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and cost are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.
	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
Assets
Interest-earning deposits	$25,517	$841	4.41%	$39,018	$1,565	5.38%
Investment Securities	371,934	7,136	2.25%	395,437	7,271	2.17%
Loans(1)	1,294,416	63,664	6.58%	1,191,081	56,205	6.33%
Total interest-earnings assets	1,691,867	71,641	5.49%	1,625,536	65,041	5.20%
Other assets	87,756			84,219
Total assets	1,779,623			1,709,755
Liabilities
Interest-bearing demand deposits	217,227	1,156	0.71%	215,917	1,163	0.72%
Savings and MMDA	442,893	5,586	1.69%	437,174	5,142	1.58%
Time	550,083	15,772	3.83%	511,753	15,911	4.17%
Total non-interest bearing deposits	1,210,203	22,514	2.49%	1,164,844	22,216	2.56%
Other borrowed funds	123,139	3,702	4.02%	116,499	3,607	4.15%
Total interest-bearing liabilities	1,333,342	26,216	2.63%	1,281,343	25,823	2.70%
Noninterest-bearing deposits	287,283			283,074
Other liabilities	15,466			13,715
Stockholders’ equity	143,532			131,623
Total liabilities and stockholders’ equity	1,779,623			1,709,755
Net interest income		45,425			39,218
Net interest rate spread(2)			3.01%		2.64%
Net interest margin			3.48%		3.12%

(1)
Includes loan fee income, non-accruing loan balances and interest received on such loans.

(2)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

CNB Bank Shares, Inc.
Average Balance Sheet
(Dollar Amounts in Thousands)
(Unaudited)
The following table sets forth certain information relating to CNB’s average balance sheet and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and cost are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.
	Year Ended December 31, 2024			Year Ended December 31, 2023
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
Assets
Interest-earning deposits	$38,364	$2,006	5.23%	$36,946	$1,860	5.03%
Investment Securities	392,769	9,593	2.16%	420,842	10,435	2.17%
Loans(1)	1,206,153	76,359	6.33%	1,077,794	62,762	5.82%
Total interest-earnings assets	1,637,286	87,958	5.21%	1,535,582	75,057	4.70%
Other assets	85,105			84,579
Total assets	1,722,391			1,620,161
Liabilities
Interest-bearing demand deposits	217,894	1,551	0.71%	228,759	1,633	0.73%
Savings and MMDA	433,701	6,866	1.58%	450,240	6,574	1.46%
Time	516,099	21,453	4.16%	424,699	13,206	3.11%
Total non-interest bearing deposits	1,167,694	29,870	2.56%	1,103,698	21,433	1.94%
Other borrowed funds	120,890	4,981	4.12%	85,176	3,280	3.85%
Total interest-bearing liabilities	1,288,584	34,851	3.62%	1,188,874	24,723	2.08%
Noninterest-bearing deposits	284,821			306,338
Other liabilities	16,752			10,951
Stockholders’ equity	132,234			113,998
Total liabilities and stockholders’ equity	1,722,391			1,620,161
Net interest income		53,107			50,334
Net interest rate spread(2)			2.65%			2.76%
Net interest margin			3.14%			3.15%

(1)
Includes loan fee income, non-accruing loan balances and interest received on such loans.

(2)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

Rate/Volume Analysis of Net Interest Income
As discussed under the headings “Net Interest Income” above, CNB’s net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest sensitive assets and liabilities and the impact caused by changes in interest rates earned or paid. Each table compares two periods as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year. For purposes of these tables, changes attributable to both volume and rate that cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.
Nine Months Ended September 30, 2025 to 2024
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Interest-earning deposits	$(184)	$(540)	$(724)
Investment securities	212	(347)	(135)
Loans	2,466	4,993	7,459
Total interest-earning assets	2,494	4,106	6,600
Interest paid on:
Interest-bearing demand deposits	$(12)	$5	$(7)
Savings and MMDA	374	70	444
Time	(1,049)	910	(139)
Other borrowed funds	(135)	230	95
Total interest-bearing liabilities	(822)	1,215	393
Changes in net interest income	$3,316	$2,891	$6,207
Year Ended December 31, 2024 to 2023
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Interest-earnings deposits	$75	$71	$146
Investment securities	(31)	(811)	(842)
Loans	6,122	7,475	13,597
Total interest-earning assets	6,166	6,735	12,901
Interest paid on:
Interest-bearing demand deposits	$(33)	$(79)	$(112)
Savings and MMDA	533	(241)	292
Time	5,405	2,842	8,247
Other borrowed funds	326	1,375	1,701
Total interest-bearing liabilities	6,231	3,897	10,128
Changes in net interest income	$(65)	$2,838	$2,773

DESCRIPTION OF HBT CAPITAL STOCK
As a result of the merger, CNB shareholders who receive shares of HBT common stock in the merger will become stockholders of HBT. HBT stockholders’ rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of HBT as may be amended and in effect from time to time. The following description of the material terms of HBT’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all CNB shareholders to read carefully and in their entirety the applicable provisions of Delaware law, HBT’s restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies. Copies of HBT’s restated certificate of incorporation and HBT’s amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
HBT’s authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of undesignated preferred stock. As of the record date, there were       shares of HBT common stock, and no shares of HBT preferred stock outstanding. In addition, as of the record date,              shares of HBT common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under HBT’s equity compensation plans.
Because HBT is a holding company, the rights of HBT to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of HBT stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that HBT itself may be a creditor of that subsidiary with recognized claims. Claims on HBT’s subsidiaries by creditors other than HBT will include substantial obligations with respect to deposit liabilities and purchased funds.
Preferred Stock
HBT’s restated certificate of incorporation authorizes the HBT Board to authorize the issuance of shares of HBT preferred stock without stockholder approval. The HBT Board is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any HBT preferred stock is issued, the holders of HBT preferred stock may have a preference over holders of HBT common stock in the payment of dividends, upon liquidation of HBT, in respect of voting rights and in the redemption of the capital stock of HBT.
Common Stock
Dividends.   Subject to the rights of any series of preferred stock authorized by the board of directors as provided by HBT’s restated certificate of incorporation, the holders of HBT common stock are entitled to dividends as and when declared by the HBT board of directors out of funds legally available for the payment of dividends.
Voting Rights.   Each holder of HBT common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by the HBT Board with respect to any series of preferred stock, the holders of HBT common stock possess all voting power. HBT’s restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Preemptive Rights.   The holders of HBT common stock have no preemptive rights and no right to convert their stock into any other securities.
Redemption and Sinking Fund.   There are no redemption or sinking fund provisions applicable to HBT common stock. The holders of HBT common stock will have no liability for further calls or assessments and will not be personally liable for the payment of HBT’s debts except as they may be liable by reason of their own conduct or acts.
Issuance of Stock.   HBT’s restated certificate of incorporation authorizes the HBT Board to authorize the issuance of shares of HBT common stock and any other securities without stockholder approval. However, HBT common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances. The General Corporation Law of the State of Delaware (the “DGCL”) also requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances.
Liquidation Rights.   In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of HBT, the holders of HBT common stock are entitled to share in all assets remaining for distribution to holders of HBT common stock according to their interests therein.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of HBT stockholders are governed by the DGCL, and HBT’s restated certificate of incorporation (“HBT’s certificate”) and amended and restated bylaws (“HBT’s bylaws”). The rights of CNB’s shareholders are governed by the IBCA and CNB’s articles of incorporation, as amended (“CNB’s articles”), and bylaws (“CNB’s bylaws”). After the merger, the rights of CNB’s and HBT stockholders will be governed by the DGCL and HBT’s certificate and HBT’s bylaws. The following discussion summarizes the material differences between the rights of CNB shareholders and the rights of HBT stockholders. We urge you to review HBT’s certificate, HBT’s bylaws, CNB’s articles and CNB’s bylaws carefully and in their entirety.
	HBT	CNB
Authorized Capital Stock	HBT’s certificate provides that the authorized capital stock of HBT consists of 150,000,000 shares, 125,000,000 of which are common stock and 25,000,000 of which are preferred stock.	CNB’s certificate provides that the authorized capital stock of CNB consists of 20,200,000 shares, 16,000,000 of which are common stock, par value $0.05 per share, 200,000 of which are preferred stock, par value $0.01 per share, and 4,000,000 of which are non-voting common stock, par value $0.05 per share.
Size of Board of Directors
HBT’s certificate provides that the HBT Board shall be determined to HBT’s bylaws.
HBT’s bylaws provide for the HBT Board to initially consist of eight directors and, thereafter, as determined by resolution of the board of directors. HBT’s Board currently has nine directors.

CNB’s certificate provides that the CNB Board shall consist of no less than six and no more than eleven directors, to be determined by resolution of the majority of the board of directors. The board of directors of CNB currently consists of seven directors.
CNB’s certificate further provides that no person shall be eligible for election to the board of directors unless such person owns shares of CNB’s capital stock with a book value of note less than $1,000

Classes of Directors	HBT’s bylaws provide that the HBT Board consists of one class of directors, elected on an annual basis.	CNB’s bylaws provide that the CNB Board consist of one class of directors, elected on an annual basis.
Removal of Directors	Under HBT’s bylaws, any HBT director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.	Under CNB’s bylaws, any director may be removed, with or without cause, at any annual or special meeting, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares then entitled to vote in the election of directors, except that no director shall be removed at a meeting of shareholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors named in the notice.

	HBT	CNB
Only the named director or directors may be removed at such meeting. If a director is elected by a class or series of shares, they may be removed only by the shareholders of that class or series.
Filling Vacancies on the Board of Directors	Under HBT’s bylaws any vacancy occurring in the HBT Board may be filled by a majority vote of the remaining directors, although less than a quorum.	Under CNB’s certificate and bylaws, any vacancy occurring in the CNB Board may be filled by a majority vote of the remaining directors, although less than a quorum.
Nomination of Director Candidates by Stockholders	HBT’s bylaws provide that any stockholder nominating a director candidate for election must (i) be a stockholder of record at both the time of giving notice of the nomination and at the time of the annual meeting, (ii) be entitled to vote at the annual meeting and (iii) comply with certain customary notice procedures.
CNB’s bylaws provide that any shareholder of record entitled to vote at a meeting may submit a nomination for a director candidate at such meeting, which submission must comply with certain procedures. To be timely, such submission must be delivered to the secretary of the Company: (i) for an annual meeting, not less than 60 nor more than 90 days in advance of the first anniversary date of the previous year’s annual meeting, and (ii) for a special meeting, not less than 60 nor more than 90 days in advance of the date of the special meeting.
The notice shall set forth certain information with respect to the nominee as provided in CNB’s bylaws, including, but not limited to: their name, age, business address and residential address; their principal occupation; the class and number of shares of CNB’s stock beneficially owned; and any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act and pursuant to Regulation 14A under the Exchange Act.
The notice shall also set forth certain information with respect to the shareholder making the

	HBT	CNB

nomination, including, but not limited to: their name and address and the name and address of any other beneficial shareholders known by such shareholder to support such nominee; and the class and number of shares of CNB’s stock beneficially owned by such shareholder.
The CNB Board may reject any nomination which is not timely or otherwise does not comply with the requirements set forth in CNB’s bylaws.
CNB’s bylaws further provide that no person 72 years of age or older shall be eligible for election, reelection, appointment or reappointment to the CNB Board, unless a one-year extension is requested and approved by a majority of the board. A maximum of three such one-year extensions may be requested and approved.

Calling Special Meetings of Stockholders	HBT’s certificate provides that a special meeting of stockholders may only be called by HBT’s Chairperson or by written resolution adopted by an affirmative vote of a majority of the HBT Board.	CNB’S certificate provides that a special meeting of shareholders may only be called by the president, a majority of the CNB Board, or shareholders holding not less than one-fifth of all the outstanding CNB shares entitled to vote on the matter for which the meeting is called.
Stockholders Proposals	HBT’s bylaws provide that stockholder proposals must comply with certain customary notice procedures, including delivery not later than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders.	CNB’s bylaws provide that shareholder proposals must be delivered to CNB’s principal executive offices not less than 90 nor more than 120 days prior to the date of the meeting; provided, however, that, if less than 100 days’ notice of the date of the meeting is given by CNB, notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the scheduled meeting was first mailed to shareholders. Such notice shall set forth as to each matter proposed to be brought

	HBT	CNB

before the meeting: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the shareholder proposing such business; (iii) the number of shares of the CNB’s common stock beneficially owned by such shareholder; and (iv) any financial or other interest of such shareholder in the proposal.
The CNB Board may reject any proposal which is not timely or otherwise does not comply with the requirements set forth in CNB’s bylaws.

Notice of Stockholders Meetings	HBT’s bylaws provide that HBT must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	CNB’s certificate and bylaws provide that CNB must notify shareholders between 10 and 40 days before any shareholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. In the case of a meeting relating to a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets between 20 and 40 days before the meeting.
Indemnification of Directors and Officers	HBT’s certificate and bylaws provide that HBT will indemnify, to the fullest extent permitted by Delaware law, each person who is or was serving at the request of HBT as a director, officer, employee or agent of HBT or of another enterprise.	CNB’s certificate and bylaws provide that CNB will indemnify, to the fullest extent permitted by Illinois law and subject to applicable federal and Illinois banking law and regulation, each person who is or was serving at the request of CNB as a director, officer, partner, employee or agent of another corporation, bank partnership, joint venture, trust or other enterprise.
Amendments to Certificate of Incorporation, Articles of Incorporation and Bylaws	HBT’s certificate may be amended by the affirmative vote of the holders of at least a majority of the shares then entitled to vote; provided that no holder of common stock shall be entitled to vote on any amendment or alteration of the certificate that alters, amends or	CNB’s certificate may be amended, altered, changed or repealed by the affirmative vote of at least two-thirds of the voting power of all the outstanding stock then entitled to vote. Notwithstanding the foregoing, any such amendment, alteration, change or repeal

	HBT	CNB
changes the powers or rights of any preferred stock if the holders of such stock are entitled to vote. HBT’s bylaws provide that HBT’s bylaws may be altered, amended or repealed and new bylaws may be adopted by the HBT Board or the affirmative vote of the holders of at least a majority of the shares then entitled to vote.
which: has been approved by not less than two-thirds of directors then serving shall only require the affirmative vote of the holders of at least a majority of the voting power of all the outstanding stock then entitled to vote.
CNB’s bylaws provide that CNB’s bylaws may be altered, amended or repealed and new bylaws may be adopted by not less than a majority of the CNB Board.

Forum Selection Clause	HBT’s bylaws provide for exclusive forum in the State of Delaware, unless HBT otherwise consents in writing to the selection of an alternative forum.	CNB’s certificate and bylaws do not include a forum selection clause.

SECURITY OWNERSHIP OF CERTAIN
CNB BENEFICIAL OWNERS AND MANAGEMENT
The information contained herein has been obtained from CNB’s records and from information furnished directly to CNB by each individual or entity. Applicable percentage ownership in each of the tables is based on        shares of CNB common stock outstanding and        shares of CNB preferred stock outstanding as of           , 2025, the record date for the special meeting. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, however, the inclusion of shares of the CNB common stock in the tables below will not be deemed an admission of beneficial ownership of all the reported shares for any purpose. Except as otherwise indicated, the address for each shareholder listed in the tables below is c/o CNB Bank Shares, Inc., 450 West Side Square, Carlinville, Illinois 62626.
Directors, Executive Officers and Principal Shareholders
The following tables set forth, as of           , 2025, the record date for the special meeting, holdings of CNB capital stock by (i) each person who is known to CNB to be the beneficial owner of more than 5% of CNB common stock or CNB preferred stock; (ii) each director of CNB; (iii) each executive officer of CNB; and (iv) all directors and executive officers of CNB as a group.
Name of Beneficial Owner	Shares of CNB common stock beneficially owned(1)	Percent of CNB common stock beneficially owned	Shares of CNB preferred stock beneficially owned	Percent of CNB preferred stock beneficially owned
Directors and Executive Officers
Richard Walden			―	―
James Ashworth(2)			―	―
Andrew Tinberg			―	―
Shawn Davis(3)			―	―
Judith Baker(4)			―	―
Nancy Ruyle			―	―
Spencer Cohn(5)			―	―
All Directors and Executive Officers as a group (7 in number)			―	―
5% Shareholders
Castle Creek Capital Partners VI LP

*
Denotes less than 1.00%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of CNB common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from           , 2025, the record date for the special meeting. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock awards exercisable within 60 days from           , 2025 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Includes       shares held by the James T. Ashworth Trust, for which Mr. Ashworth serves as Trustee.

(3)
Includes       shares held by the Shawn L. Davis Living Trust, for which Mr. Davis serves as Trustee. Includes       shares held jointly by Mr. Davis and his spouse.

(4)
Shares held in a trust for the benefit of Ms. Baker and her siblings, for which Ms. Baker serves as Trustee.

(5)
Mr. Cohn is a principal at Castle Creek Capital VI LLC, which is the general partner of Castle Creek Capital Partners VI, LP, which entity owns        shares of the Company’s common stock, and        shares of the Company’s preferred stock, as of            , 2025. Mr. Cohn disclaims beneficial ownership of such shares held by Castle Creek Capital Partners VI, LP, except to the extent of his pecuniary interest therein.

SHAREHOLDER PROPOSALS
CNB held its annual meeting of shareholders on April 29, 2025. If the merger is completed, CNB shareholders will become stockholders of HBT and there will be no future annual meetings of CNB shareholders.
CNB’s next annual meeting is currently anticipated to be held in the fourth week of April 2026, if the merger has not been completed by that date, or at all. Any shareholder nominations or proposals intended to be presented at CNB’s next annual meeting must be submitted in accordance with CNB’s bylaws and applicable law.
VALIDITY OF SECURITIES
The validity of the HBT common stock to be issued in connection with the merger has been passed upon for HBT by Vedder Price P.C., Chicago, Illinois. Certain U.S. federal income tax consequences of the merger have been passed upon by Vedder Price P.C., Chicago, Illinois, and by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements of HBT Financial, Inc. and subsidiaries as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024, incorporated into this proxy statement/prospectus by reference from the Annual Report on Form 10-K of HBT Financial, Inc. for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated into this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary (CNB) as of and for the year ended December 31, 2024, and the effectiveness of CNB’s internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, included in this registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report pertaining to such financial statements and the effectiveness of CNB’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the CNB Board knows of no matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the CNB Board.

WHERE YOU CAN FIND MORE INFORMATION
HBT has filed a registration statement with the SEC under the Securities Act that registers the issuance to CNB shareholders of the shares of HBT common stock to be issued in the merger.
The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about HBT and its common stock, CNB and the combined company.
HBT is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. HBT’s filings with the SEC are available to the public through the SEC’s Internet website at http://www.sec.gov. You can also find information about HBT by visiting HBT’s website at http://ir.hbtfinancial.com. Information contained on these websites does not constitute part of this proxy statement/prospectus.
The SEC allows HBT to “incorporate by reference” information into this proxy statement/prospectus. This means that HBT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or information that is subsequently filed with the SEC.
This proxy statement/prospectus incorporates by reference the documents listed below that HBT has previously filed with the SEC (other than the portions of those documents deemed to be furnished rather than filed). They contain important information about HBT and HBT’s financial condition:
•
Annual Report on Form 10-K for the year ended December 31, 2024;

•
Definitive Proxy Statement on Schedule 14A for HBT’s 2025 Annual Meeting of Stockholders filed on April 9, 2025;

•
Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

•
Current Reports on Form 8-K filed on January 22, 2025 (with respect to item 8.01 only), April 23, 2025, May 22, 2025, July 23, 2025, August 12, 2025, October 20, 2025 (with respect to Item 1.01 only), October 22, 2025, and [•]; and

•
The description of HBT common stock set forth in HBT’s registration statement on Form 8-A filed on October 10, 2019 and as Exhibit 4.2 to its 2019 Annual Report on Form 10-K filed on March 27, 2020, and any amendment or report filed for the purpose of updating any such description.

In addition, HBT is incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of filing of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of such registration statement and (ii) between the date of this proxy statement/prospectus and the date of CNB’s special meeting (other than documents or portions of those documents furnished (but not filed) with the SEC). These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
HBT has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to HBT. CNB has supplied all information contained in this proxy statement/prospectus relating to CNB. You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from HBT through HBT’s Internet website at https://ir.hbtfinancial.com/, or from the SEC through the SEC’s Internet website at http://www.sec.gov. Documents incorporated by reference are available from HBT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.

You can also obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing at the address, or by telephone, as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than           , 2025, in order to receive them before the special meeting. If you request any incorporated documents, HBT will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.
We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that HBT has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CNB BANK SHARES, INC.
Independent Auditor’s Report	F-2
Consolidated Financial Statements

Independent Auditor’s Report
Board of Directors
CNB Bank Shares, Inc.
Carlinville, Illinois
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of CNB Bank Shares, Inc. and its subsidiary as of December 31, 2024, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
We also have audited CNB Bank Shares, Inc. and its subsidiary’s internal control over financial reporting as of December 31, 2024, based on the criteria established in the Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, CNB Bank Shares, Inc. and its subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on COSO.
Basis for Opinions
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Internal Control over Financial Reporting” section of our report. We are required to be independent of CNB Bank Shares, Inc. and its subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.
Prior Year Audited by Other Auditors
The 2023 financial statements, before they were revised for the matter discussed in Note 1, were audited by other auditors, and their report thereon, dated February 28, 2024, expressed an unmodified opinion. Our opinion is not modified with respect to this matter.
Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited

Responsibilities of Management for the Consolidated Financial Statements and Internal Control over Financial Reporting
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Management also is responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CNB Bank Shares, Inc. and its subsidiary’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Internal Control over Financial Reporting
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinions.
Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit of financial statements and an audit of internal control over financial reporting in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audits.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the consolidated financial statement audit in order to design audit procedures that are appropriate in the circumstances.

•
Obtain an understanding of internal control relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate. that raise substantial doubt about CNB Bank Shares, Inc. and its subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the consolidated financial statement audit.

Definition and Inherent Limitations of Internal Control over Financial Reporting
An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Act (FDICIA), our audit of the internal control of CNB Bank & Trust, N.A. (a wholly-owned subsidiary of CNB Bank Shares, Inc.) included controls over the preparation of CNB Bank Shares, Inc.’s financial statements in accordance with accounting principles generally accepted in the United States of America and controls over the preparation of schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report Instructions).
An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Decatur, Illinois
February 28, 2025

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2024 and 2023
	2024	2023
	(In thousands)
ASSETS
Cash and due from banks	$13,583	19,757
Interest-earning demand deposits in other financial institutions	1,644	2,098
Cash and cash equivalents	15,227	21,855
Interest-earning time deposits in other financial institutions	245	245
Investments in available-for-sale debt securities	369,856	406,184
Mortgage loans held for sale	188	169
Loans	1,290,244	1,163,467
Less:
Deferred loan fees, net of related costs	(1,842)	(1,780)
Allowance for credit losses	(14,301)	(13,591)
Net loans	1,274,101	1,148,096
Bank premises and equipment, net	17,440	18,155
Accrued interest receivable	13,787	12,505
Bank-owned life insurance policies	13,123	13,339
Identifiable intangible assets, net of accumulated amortization of $3,041 and $2,573 at December 31, 2024 and 2023, respectively	2,008	2,657
Goodwill	21,416	21,416
Other assets	31,769	28,527
	$1,759,160	1,673,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$279,476	280,418
Interest-bearing	1,163,118	1,128,042
Total deposits	1,442,594	1,408,460
Short-term borrowings	42,352	47,875
Accrued interest payable	6,897	3,585
Federal Home Loan Bank borrowings	105,288	58,927
Notes payable	357	1,753
Other liabilities	20,007	18,638
Total liabilities	1,617,495	1,539,238
Commitments and contingencies
Stockholders’ equity:
Preferred stock and related surplus, $0.01 par value; 200,000 shares authorized, 9,745 shares issued and outstanding	19,352	19,352
Common stock, $0.05 par value; 20,000,000 shares authorized, 5,779,659 shares issued and 5,407,033 and 5,392,417 shares outstanding at December 31, 2024 and 2023, respectively	289	289
Surplus	17,604	18,110
Retained earnings	153,498	143,475
Treasury stock, at cost – 372,626 and 387,242 shares at December 31, 2024 and 2023, respectively	(7,798)	(7,965)
Accumulated other comprehensive loss	(41,280)	(39,351)
Total stockholders’ equity	141,665	133,910
	$1,759,160	1,673,148
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Years ended December 31, 2024 and 2023
	2024	2023
	(In thousands)
Interest income:
Interest and fees on loans	$76,359	62,762
Interest on debt securities:
Taxable	5,456	5,975
Exempt from federal income taxes	4,137	4,460
Interest on short-term investments	2,006	1,860
Total interest income	87,958	75,057
Interest expense:
Interest on deposits	29,870	21,443
Interest on short-term borrowings	1,361	1,295
Interest on longer-term Federal Home Loan Bank borrowings	3,576	1,889
Interest on notes payable	44	96
Total interest expense	34,851	24,723
Net interest income	53,107	50,334
Provision for credit losses	1,987	642
Net interest income after provision for possible credit losses	51,120	49,692
Noninterest income:
Service charges on deposit accounts	2,272	2,105
Card-based revenue	2,210	2,223
Income from fiduciary activities	2,895	2,709
Mortgage banking revenues	1,294	1,192
Increase in cash surrender value of life insurance policies	228	221
Gain on sale of other real estate	34	—
Brokerage commissions	1,835	1,664
Gains (losses) on sales of available-for-sale securities	(465)	—
Other noninterest income	1,302	1,013
Total noninterest income	11,605	11,127
Noninterest expense:
Salaries and employee benefits	27,226	24,602
Occupancy and equipment expense	6,818	6,121
Legal and professional fees	2,040	1,201
Postage, printing, and supplies	725	699
Amortization of intangible assets	845	1,050
Advertising expense	790	883
FDIC insurance assessments	1,252	1,059
Other noninterest expense	5,215	5,588
Total noninterest expense	44,911	41,203
Income before applicable income taxes	17,814	19,616
Applicable income tax expense	4,158	4,574
Net income	$13,656	15,042
Per common share data:
Basic earnings per share	2.43	2.69
Diluted earnings per share	2.14	2.34
Weighted average common shares outstanding	5,398,145	5,395,951
Weighted average diluted common shares outstanding	6,387,573	6,420,972
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
Years ended December 31, 2024 and 2023
	2024	2023
	(In thousands)
Net income	$13,656	15,042
Other comprehensive income before tax:
Market value adjustment for cash flow hedge	(37)	(69)
Net unrealized gains (losses) on available-for-sale securities	(2,869)	7,001
Less: reclassification of realized losses included in net income	(465)	—
Other comprehensive income before tax	2,441	6,932
Income tax related to items of other comprehensive income	512	1,455
Total other comprehensive income, net of tax	1,929	5,477
Total comprehensive income	$15,585	20,519
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2024 and 2023
	Preferred stock and related surplus	Common stock	Surplus	Retained earnings	Treasury stock	Accumulated other comprehensive income (loss)	Total stock- holders’ equity
(In thousands, except share data)
Balance at January 1, 2023	$19,352	289	18,411	132,606	(7,655)	(44,828)	118,175
Adoption of new accounting standard	—	—	—	(796)	—	—	(796)
Net income	—	—	—	15,042	—	—	15,042
Compensation expense recorded for stock options granted	—	—	14	—	—	—	14
Cash dividends paid – $0.53 per share	—	—	—	(3,377)	—	—	(3,377)
Purchase of 68,315 common shares for treasury	—	—	—	—	(1,463)	—	(1,463)
Stock options exercised – 56,320 common shares from treasury	—	—	(315)	—	1,153	—	838
Unrealized net holding losses on available-for-sale securities, net of related tax effect	—	—	—	—	—	5,531	5,531
Market value adjustment for cash flow hedge, net of related tax effect	—	—	—	—	—	(54)	(54)
Balance at December 31, 2023	19,352	289	18,110	143,475	(7,965)	(39,351)	133,910
Net income	—	—	—	13,656	—	—	13,656
Stock-based compensation expense	—	—	39	—	—	—	39
Cash dividends paid – $0.57 per share	—	—	—	(3,633)	—	—	(3,633)
Purchase of 47,871 common shares for treasury	—	—	—	—	(1,133)	—	(1,133)
Stock-based compensation – 62,487 common shares from treasury	—	—	(545)	—	1,300	—	755
Unrealized net holding losses on available-for-sale securities, net of related tax effect	—	—	—	—	—	(1,899)	(1,899)
Market value adjustment for cash flow hedge, net of related tax effect	—	—	—	—	—	(30)	(30)
Balance at December 31, 2024	$19,352	289	17,604	153,498	(7,798)	(41,280)	141,665
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2024 and 2023
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$13,656	15,042
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization on available-for-sale debt securities	3,717	3,988
Depreciation and amortization on bank premises and equipment and intangible assets	2,082	2,313
Provision for credit losses	1,987	642
Net cash gains on sale of mortgage loans in secondary market	(352)	(303)
Capitalized mortgage servicing rights	(195)	(92)
Net gains on sales of other real estate owned	(34)	—
Net losses on sale of available-for-sale debt securities	465	—
Deferred income tax benefit	(605)	(627)
Stock option expense	39	14
Increase in accrued interest receivable	(1,282)	(2,325)
Increase in accrued interest payable	3,312	2,487
Mortgage loans originated for sale in secondary market	(19,532)	(9,049)
Proceeds from mortgage loans sold in secondary market	19,864	9,493
Increase in cash surrender value of life insurance policies, net of mortality costs	(228)	(221)
Decrease in other assets	281	—
Increase in other liabilities	1,325	—
Other operating activities, net	—	651
Net cash provided by operating activities	24,508	22,013
Cash flows from investing activities:
Proceeds from calls and maturities of and principal payments on available-for-sale debt securities	21,567	34,889
Purchases of available-for-sale debt securities	(16,610)	—
Purchases of time deposits in other financial institutions	—	(245)
Net (purchase) redemption of Federal Home Loan Bank stock	(1,926)	353
Net increase in loans	(128,122)	(142,399)
Purchases of bank premises and equipment	(884)	(1,483)
Proceeds from sale of available-for-sale debt securities	24,785	—
Proceeds from BOLI maturities	445	—
Proceeds from sale of other real estate owned	44	—
Net cash used in investing activities	(100,701)	(108,885)
Cash flows from financing activities:
Net increase in deposits	34,134	56,161
Net (decrease) increase in short-term borrowings	(5,523)	12,795
Principal payments on notes payable	(1,396)	(1,345)
Proceeds from Federal Home Loan Bank borrowings	63,700	32,000
Payments of Federal Home Loan Bank borrowings	(17,339)	(45,323)
Stock options exercised	755	838
Purchase of treasury stock	(1,133)	(1,463)
Dividends paid	(3,633)	(3,377)
Net cash provided by financing activities	69,565	50,286
Net decrease in cash and cash equivalents	(6,628)	(36,586)
Cash and cash equivalents at beginning of year	21,855	58,441
Cash and cash equivalents at end of year	$15,227	21,855
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CNB Bank Shares, Inc. (the Company) provides a full range of banking services to individual and corporate customers throughout south-central Illinois, suburban southwestern Chicago, and the St. Louis metropolitan area, through its wholly owned subsidiary bank, CNB Bank & Trust, N.A. (the Bank). In addition, CNB Insurance Services, LLC, a subsidiary of CNB Bank & Trust, N.A., provides insurance services to the customers of the geographic areas in which the Bank operates. The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout the Company’s market areas. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
The accounting and reporting policies of the Company and Bank conform to generally accepted accounting principles within the financial services industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change in a short period of time include the determination of the allowance for credit losses; valuation of other real estate owned and stock options; and determination of possible impairment of intangible assets. Actual results could differ from those estimates.
Following is a description of the more significant of the Company’s accounting policies:
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Basis of Accounting
The Company and Bank utilize the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred regardless of when actual cash payments are received or paid. The Company is also required to report comprehensive income of which net income is a component. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. This includes all changes in equity during a period, except those resulting from investments and distributions by and to owners and cumulative effects of any changes in accounting principles. The components of accumulated other comprehensive loss are as follows at December 31, 2024 and 2023 (in thousands):
	2024	2023
Net unrealized losses on available-for-sale securities	$(52,255)	(49,851)
Market value adjustment for cash flow hedge	2	39
Deferred tax effect	10,974	10,461
	$(41,280)	(39,351)
Cash Flow Information
For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks and interest-earning deposits in other financial institutions (all of which are payable upon demand). Certain balances maintained in other financial institutions generally exceed the level of deposits insured by the Federal Deposit Insurance Corporation (FDIC). Following is certain supplemental information relating to the Company’s consolidated statements of cash flows for the years ended December 31, 2024 and 2023 (in thousands):

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	2024	2023
Cash paid for:
Interest	$31,539	22,236
Income taxes	4,465	3,627
Noncash transactions:
Transfers to other real estate owned in settlement of loans	174	10
New lease standard right-of-use asset	336	—
New lease standard liability	336	—
Issuance of treasury stock for vested stock awards	602	504
Allowance for Credit Losses
The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Recoveries will be recognized up to the aggregate amount of previously charged off balances. The allowance for credit losses is established through a provision for credit loss expense charged to income.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost net of the allowance for credit losses. Amortized cost is the principal balance outstanding, net of deferred loan fees and costs. Accrued interest receivable on loans totaled $11,560,000 at December 31, 2024 and $9,865,000 at December 31, 2023. It was reported in accrued interest receivable on the consolidated balance sheet and is excluded from the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
The methodology influences, and is influenced by, the Company’s overall credit risk management processes. The allowance is managed in accordance with GAAP to provide an adequate allowance for credit losses that is reflective of management’s best estimate of what is expected to be collected. The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis.
The Company has chosen to use the Weighted Average Remaining Maturity (WARM) method, which is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the amortized cost basis. Adjustments are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions such as changes in unemployment rates, property values, and other relevant factors. The calculation forecasts expected credit losses for two years before reverting to historical credit loss information. Ongoing impacts of the current expected credit loss (CECL) model will be dependent upon changes in economic conditions and forecasts, loan portfolio composition, credit performance trends, portfolio duration, and other factors.
Allowance for Credit Losses on Off-Balance Sheet Credit Exposures
The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
allowance for credit losses on off-balance sheet credit exposures equaled $553,000 at December 31, 2024 and $509,000 at December 31, 2023 and is reported in other liabilities on the consolidated balance sheet.
Allowance for Credit Losses on Available-for-Sale Securities
For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the allowance for credit losses are recorded as credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on available-for sale securities totaled $2,227,000 and $2,640,000 at December 31, 2024 and 2023, respectively, and is excluded from the estimate of credit losses.
Investments in Debt Securities
The Company classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale, or held-to-maturity. Trading securities would be bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other debt securities not included in trading or held-to-maturity are classified as available-for-sale.
Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities (for which no securities were so designated at December 31, 2024 and 2023) would be recorded at amortized cost, adjusted for the amortization of premiums or accretion of discounts. Holding gains and losses on trading securities (for which no securities were so designated at December 31, 2024 and 2023) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer. Unrealized holding gains and losses would be recognized in earnings for any transfers into the trading category.
Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Amortization of premiums and accretion of discounts for mortgage-backed securities are recognized as interest income using the interest method, which considers the timing and amount of prepayments of the underlying mortgages in estimating future cash flows for individual mortgage-backed securities. For other debt securities, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Interest income is recognized when earned. Realized gains and losses from the sale of any securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
Interest-Earning Time Deposits
Interest-earning time deposits in other financial institutions are recorded at cost and mature in 2025.
Loans
Interest on loans is credited to income based on the principal amount outstanding. Loans are considered delinquent whenever interest and/or principal payments have not been received when due. The recognition of interest income is generally discontinued when a loan becomes 90 days delinquent or when, in management’s judgment, the interest is not collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. The Bank considers a loan impaired when all amounts due, both principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. When measuring impairment for such loans, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan; however, the Company measures impairment based on the fair value of the collateral, using observable market prices, if foreclosure is probable. Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the lives of the related loans using the interest method.
Bank Premises and Equipment
Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment is computed over the expected lives of the assets or related lease term for leasehold improvements using the straight-line method. Estimated useful lives are generally 39 years for premises and 3 to 15 years for building and leasehold improvements, furniture, fixtures, and equipment. Expenditures for major renewals and improvements of bank premises and equipment are capitalized (including related interest costs), and those for maintenance and repairs are expensed as incurred.
Bank premises and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In such situations, recoverability of assets to be held and used would be measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If such assets were considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets, using observable market prices. Assets to be disposed are reported at the lower of the carrying amount or fair value, less estimated selling costs.
Leases
Leases are classified as operating or financing leases at the lease commencement date. The Company leases certain locations and equipment. The Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record leases on the consolidated balance sheet that are classified as short-term.
At lease inception, the Company determines the lease term by considering the minimum lease term and all optional renewal periods that the Company is reasonably certain to renew. The lease term is also used to calculate straight-line rent expense. The depreciable life of leasehold improvements is limited by the estimated lease term, including renewals if they are reasonably certain to be renewed. The Company’s leases do not contain residual value guarantees or material variable lease payments that would impact the Company’s ability to pay dividends or cause the Company to incur additional expenses.
Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line basis, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variable lease expense are included in occupancy and equipment expense on the Company’s consolidated statements of income. The Company’s variable lease expense includes rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurances, and other costs associated with the lease.
Other Real Estate Owned
Other real estate owned, included in other assets on the balance sheet, represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, for loans on which the borrowers have defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of the Bank’s carrying amount or fair value using observable market prices (less estimated selling costs) and carried in other assets in the consolidated balance sheets. Other real estate owned, which consisted of commercial real estate and residential real estate properties at December 31, 2024 and solely residential real estate properties at December 31, 2023, totaled $174,000 and $10,000, respectively. Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the allowance but not below zero. Costs related to development and improvements of property are capitalized while costs relating to holding the property are expensed. The Bank had no residential real estate loans in process of foreclosure at December 31, 2024 or 2023.
Intangible Assets and Goodwill
Identifiable intangible assets include the mortgage servicing rights described below under “Mortgage Banking Operations” and core deposit premiums relating to the Company’s various bank acquisitions, which are being amortized into noninterest expense on straight-line and accelerated basis over periods ranging from 10 to 15 years. Amortization expense in 2024 and 2023 was $468,000. Future amortization of the core deposit intangible assets existing at December 31, 2024 will be $468,000 in 2025, $468,000 in 2026, $468,000 in 2027, and $233,000 in 2028. See Note 1, mortgage banking operations, for detail on future amortization of the mortgage servicing rights.
The excess of the Company’s consideration given in each subsidiary acquisition transaction over the fair value of the net assets acquired is recorded as goodwill, an intangible asset on the consolidated balance sheets. Goodwill is the Company’s only intangible asset with an indefinite useful life, and the Company is required to test the intangible asset for impairment on an annual basis. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. No impairment write-downs were required in 2024 or 2023.
Federal Home Loan Bank and Federal Reserve Bank Stock
Included in other assets are the Bank’s investments in the common stock of the Federal Home Loan Bank of Chicago, which is administered by the Federal Housing Finance Board, and Federal Reserve Bank

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
stock. As a member of the Federal Home Loan Bank system, the Bank is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Chicago. National banks are also required to maintain stock in the Federal Reserve Bank. The Federal Home Loan Bank and Federal Reserve Bank stock is recorded at cost, which represents redemption value. At December 31, 2024 and 2023, the carrying amount of this investment was $5,799,000 and $3,873,000, respectively.
Securities Sold Under Repurchase Agreements
The Bank enters into sales of securities under agreements to repurchase at specified future dates. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by debt securities, which are under the control of the Bank.
Income Taxes
The Company and Bank file consolidated federal and state income tax returns. Applicable income taxes are computed based on reported income and expenses adjusted for permanent differences between reported and taxable income. Penalties and interest assessed by income taxing authorities are included in income tax expense in the year assessed, unless such amounts relate to an uncertain tax position. The Company had no uncertain tax positions at December 31, 2024 and 2023.
The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.
The Company’s consolidated federal and state income tax returns are generally subject to examination by the Internal Revenue Service and State of Illinois for three years after they are filed.
Mortgage Banking Operations
The Bank’s mortgage banking operations include the origination of long-term, fixed-rate residential mortgage loans for sale in the secondary market. Upon receipt of an application for a residential real estate loan, the Bank generally locks in an interest rate with the applicable investor and, at the same time, locks in an interest rate with the customer. This practice minimizes the exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan is delivered to the applicable investor. Sales proceeds are generally received shortly thereafter. Therefore, no loans held for sale are included in the Bank’s loan portfolio at any point in time, except those loans for which the sale proceeds have not yet been received. Such loans are maintained at the lower of cost or fair value based on the outstanding commitment from the applicable investors for such loans.
Loan origination fees are recognized upon the sale of the related loans and included in the consolidated statements of income as noninterest income from mortgage banking operations. Additionally, loan administration fees, representing income earned from servicing certain loans sold in the secondary market, are calculated on the outstanding principal balances of the loans serviced and recorded as noninterest income as earned.
For certain loans sold in the secondary market, the Bank retains the rights to service such loans. Accordingly, the Bank has recognized as separate assets the rights to service mortgage loans for others at the origination date of the loan. These capitalized mortgage servicing rights are included as identifiable intangible assets in the consolidated financial statements and are reviewed on a quarterly basis for impairment based on the estimated fair value of those rights. The value of mortgage servicing rights is determined

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
based on the present value of estimated future cash flows using assumptions as to a current market discount rate, prepayment speeds, and servicing costs per loan. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.
At December 31, 2024 and 2023, the Bank had unpaid principal balances of mortgage loans serviced for others totaling $284,696,000 and $297,990,000, respectively. The mortgage servicing right asset is included in identifiable intangible assets on the balance sheet. The following summarizes the mortgage servicing rights activity using the amortization method:
Mortgage servicing rights	2024	2023
Balance, beginning of year	$552	1,043
Additions	196	91
Amortization	(377)	(582)
Balance, end of year	$371	552
Fair value disclosures
Fair value as of the beginning of the period	$3,397	3,219
Fair value as of the end of the period	$3,132	3,397
Future amortization of mortgage servicing rights existing at December 31, 2024 will be $212,000 in 2025, $93,000 in 2026, $43,000 in 2027, $19,000 in 2028, and $4,000 in 2029. No valuation reserve was required on the mortgage servicing rights at December 31, 2024 and 2023.
Financial Instruments
For purposes of information included in note 16 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both (a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.
Stock Options
Compensation costs relating to share-based payment transactions are recognized in the Company’s consolidated financial statements over the period of service to which such compensation relates (generally the vesting period) and are measured based on the fair value of the equity or liability instruments issued. The grant date values of employee share options are estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity award is modified after the grant date, incremental compensation cost would be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.
Treasury Stock
Treasury stock is stated at cost. Cost is determined using an average cost methodology.
Derivative Instruments and Hedging Activities
The Company uses derivative instruments to assist in the management of interest rate sensitivity and to modify the repricing, maturity, and option characteristics of certain assets and liabilities. The only derivative instruments used by the Company are interest rate swaps. Derivative instruments are required to be measured at fair value and recognized as either assets or liabilities in the consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
Fair value represents the payment the Company would receive or pay if the item were sold or bought in a current transaction. Fair values are generally based on market quotes. The accounting for changes in fair value (gains or losses) of a hedged item is dependent on whether the related derivative is designated and qualifies for “hedge accounting.” The Company assigns derivatives to one of three categories at the purchase date: fair value hedge, cash flow hedge, or nondesignated derivatives. An assessment is then made of the expected and ongoing hedge effectiveness of any derivative designated as a fair value hedge or cash flow hedge. Derivatives are included in other assets and other liabilities in the consolidated balance sheets.
The following is a summary of the Company’s accounting policies for derivative financial instruments and hedging activities:
Fair Value Hedges
For derivatives designated as fair value hedges, the fair value of the derivative instrument and related hedged item would be recognized through the related interest income or expense, as applicable, except for the ineffective portion, which would be recorded in noninterest income or expense. All changes in fair value would be measured on a monthly basis. The swap agreement would be accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability. The Company had no fair value hedge instruments at December 31, 2024 or 2023.
Cash Flow Hedges
Derivatives designated as cash flow hedges are accounted for at fair value. The effective portion of the change in fair value is recorded as a component of other comprehensive income in stockholders’ equity. Amounts recorded in other comprehensive income are subsequently reclassified into interest income or expense when the underlying transaction affects earnings. The ineffective portion of the change in fair value is recorded in noninterest income or expense. The swap agreements are accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability. The Company classified all of its interest rate swaps at December 31, 2024 and 2023 as cash flow hedges.
Nondesignated Derivatives
Certain economic hedges are not designated as cash flow or fair value hedges for accounting purposes. These nondesignated derivatives do not meet the criteria for hedge accounting treatment. Changes in the fair value of these instruments would be recorded in interest income or expense at the end of each reporting period. The Company had no nondesignated derivatives at December 31, 2024 or 2023.
Fair Value Measurements
The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried or reported at fair value will be classified and disclosed in one of the following three categories:
•
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
•
Level 2 — Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

•
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded at the lower of cost or fair value as described above on a nonrecurring basis (e.g., impaired loans, loans held for sale, other real estate owned), the only assets or liabilities recorded at fair value on a recurring basis are the Company’s investments in available-for-sale debt securities and derivative instruments. The derivative instruments are valued using Level 1 valuation inputs. The Company’s available-for-sale debt securities are measured at fair value using Level 2 valuation inputs. For the securities valued using Level 2 inputs, the market valuation utilizes several sources which include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus, prepayment speeds, credit information, and the bonds’ terms and conditions at the security level.
The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):
	December 31, 2024
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	12,168	—	12,168
Obligations of states and political subdivisions	—	225,701	—	225,701
Mortgage-backed securities	—	131,987	—	131,987
Total available-for-sale debt securities	—	369,856	—	369,856
Derivative financial instruments	$2	—	—	2

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	December 31, 2023
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	14,215	—	14,215
Obligations of states and political subdivisions	—	256,249	—	256,249
Mortgage-backed securities	—	135,720	—	135,720
Total available-for-sale debt securities	—	406,184	—	406,184
Derivative financial instruments	$39	—	—	39
Collateral dependent impaired loans are those loans for which it is probable that the principal and interest due on the loan will not be collected according to the contractual terms. Once a loan is deemed collateral dependent, an independent appraisal is obtained. The fair value of these loans is based on the appraised fair value of the collateral less estimated costs to sell and is a nonrecurring measurement. Collateral dependent impaired loans are classified within Level 3 of the fair value hierarchy. Management establishes a specific reserve for loans with an estimated fair value below the carrying value.
Foreclosed assets held for sale acquired through loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate and are classified within Level 3 of the fair value hierarchy.
The following tables summarize the Company’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2024 and 2023 (in thousands):
	December 31, 2024
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Collateral-dependent loans	$—	—	3,616	3,616
Foreclosed assets held for sale	—	—	174	174
	December 31, 2023
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Collateral-dependent loans	$—	—	1,156	1,156
Foreclosed assets held for sale	—	—	—	—

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following table presents quantitative information about unobservable inputs used in Level 3 fair value measurements.
	Fair Value at 12/31/24	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent loans	$3,616	Market comparable properties	Marketability discount	15% – 25% (18)%
Foreclosed assets held for sale	174	Market comparable properties	Comparability adjustments (%)	Not available
	Fair Value at 12/31/23	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent loans	$1,156	Market comparable properties	Marketability discount	15% – 25% (18)%
Foreclosed assets held for sale	—	Market comparable properties	Comparability adjustments (%)	Not available
The following tables present estimated fair values of the Company’s financial instruments at December 31, 2024 and 2023 (in thousands):
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Year Ended December 31, 2024
Financial assets
Cash and cash equivalents	$15,227	15,227	15,227	—	—
Interest-earnings time deposits in other financial institutions	245	245	—	—	245
Investments in available-for-sale debt securities	369,856	369,856	—	369,856	—
Mortgage loans held for sale	188	188	—	188	—
Loans net of allowance for credit losses	1,274,101	1,216,614	—	—	1,216,614
Accrued interest receivable	13,787	13,787	—	13,787	—
FHLB Stock	4,885	4,885	—	4,885	—
Federal Reserve Bank Stock	914	914	—	914	—
Financial liabilities
Deposits	$1,442,594	1,442,018	—	—	1,442,018
Short-term borrowings	42,352	42,352	—	42,352	—
Accrued interest payable	6,897	6,897	—	6,897	—
Federal Home Loan Bank borrowings	105,288	105,275	—	—	105,275
Notes payable	357	351	—	—	351

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Year Ended December 31, 2023
Financial assets
Cash and cash equivalents	$21,855	21,855	21,855	—	—
Interest-earnings time deposits in other financial institutions	245	245	—	—	245
Investments in available-for-sale debt securities	406,184	406,184	—	406,184	—
Mortgage loans held for sale	169	169	—	169	—
Loans net of allowance for credit losses	1,148,096	1,049,025	—	—	1,049,025
Accrued interest receivable	12,505	12,505	—	12,505	—
FHLB Stock	2,959	2,959	—	2,959	—
Federal Reserve Bank Stock	914	914	—	914	—
Financial liabilities
Deposits	$1,408,460	1,405,373	—	—	1,405,373
Short-term borrowings	47,875	47,875	—	47,875	—
Accrued interest payable	3,585	3,585	—	3,585	—
Federal Home Loan Bank borrowings	58,927	59,059	—	—	59,059
Notes payable	1,753	1,740	—	—	1,740
Adoption of New Accounting Standards
On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is not more likely than not they will be required to sell.
The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded a net decrease to retained earnings of $796,000 as of January 1, 2023, for the cumulative effect of adopting ASC 326. The transition adjustment included an increase to the allowance for credit losses on loans of $958,000 and an increase to the allowance for OBS credit exposures of $50,000. The Company did not record an allowance for credit losses on securities as it holds no held-to-maturity securities. The transition adjustment included corresponding increases in deferred tax assets.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following table illustrates the impact of ASC 326 on January 1, 2023 (in thousands).
	As reported under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:
Commercial real estate	$4,788	4,422	366
Agricultural production	520	797	(277)
Commercial other	2,050	3,101	(1,051)
Real estate construction	1,175	495	680
Residential real estate	1,630	888	742
Farmland	1,579	1,080	499
Consumer	335	336	(1)
Allowance for credit losses on loans	$12,077	11,119	958
Liabilities:
Allowance for credit losses OBS credit exposures	$408	358	50
Revisions and Adjustments
Certain revisions were made to the 2023 notes to the consolidated financial statements to include disclosures not previously included. Those disclosures were as follows:
•
Note 1 — Nonrecurring fair value measurements and fair value of financial instruments

•
Note 4 — Collateral dependent loans and loan charge-offs by vintage

In addition, earnings per share information was added to the 2023 Income Statement as well as Note 18. This was considered an adjustment as it is not required information.
Subsequent Events
The Company has considered all events occurring subsequent to December 31, 2024 for possible disclosure through February 28, 2025, the date these consolidated financial statements were available to be issued.
NOTE 2 — CASH AND DUE FROM BANKS
The Company maintains cash balances in several financial institutions, which, at times, exceed the Federal Deposit Insurance Corporation (FDIC) insured limits. No losses have been experienced in these accounts, and management believes it is not exposed to significant credit risk on cash balances. At December 31, 2024, the Company’s cash accounts exceeded federally insured limits by $222,000. In addition, the Company had $1,220,000 at the Federal Reserve Bank and Federal Home Loan Bank, which are government-sponsored entities not insured by the FDIC.
The Bank is generally required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Effective March 26, 2020, the Federal Reserve Board reduced reserve requirements to zero percent.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
NOTE 3 — INVESTMENTS IN DEBT SECURITIES
The amortized cost, gross unrealized gains and losses, and estimated fair value of debt securities classified as available-for-sale at December 31, 2024 and 2023 (in thousands) are as follows:
2024	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$13,010	—	(842)	12,168
Obligations of states and political subdivisions	255,497	86	(29,882)	225,701
Mortgage-backed securities	153,604	1	(21,618)	131,987
	$422,111	87	(52,342)	369,856
2023	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$15,276	—	(1,061)	14,215
Obligations of states and political subdivisions	284,243	390	(28,384)	256,249
Mortgage-backed securities	156,516	3	(20,799)	135,720
	$456,035	393	(50,244)	406,184
The amortized cost and estimated fair value of debt securities classified as available-for-sale (in thousands) at December 31, 2024, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.
	Amortized cost	Estimated fair value
Due one year or less	$620	624
Due one year through five years	43,367	41,481
Due five years through ten years	104,169	92,307
Due after ten years	120,351	103,457
Mortgage-backed securities	153,604	131,987
	$422,111	369,856
Provided below is a summary of securities which were in an unrealized loss position (in thousands) at December 31, 2024 and 2023:
	Less than 12 months		12 months or more		Total
2024	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
Obligations of U.S. government agencies and corporations	$2,530	59	9,638	783	12,168	842
Obligations of states and political subdivisions	6,708	102	199,211	29,780	205,919	29,882
Mortgage-backed securities	2,431	18	117,427	21,600	119,859	21,618
	$11,669	179	326,276	52,163	337,946	52,342

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Less than 12 months		12 months or more		Total
2023	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
Obligations of U.S. government agencies and corporations	$—	—	14,215	1,061	14,215	1,061
Obligations of states and political subdivisions	4,877	30	216,066	28,354	220,943	28,384
Mortgage-backed securities	46	1	135,585	20,798	135,631	20,799
	$4,923	31	365,866	50,213	370,789	50,244
The obligations of U.S. government agencies and corporations and mortgage-backed securities with unrealized losses are primarily issued from and guaranteed by the Federal Home Loan Bank, Federal National Mortgage Association, or Federal Home Loan Mortgage Corporation. Obligations of states and political subdivisions in an unrealized loss position are primarily comprised of bonds with adequate credit ratings, underlying collateral, and/or cash flow projections. The unrealized losses associated with these securities are not believed to be attributed to credit quality but rather to changes in interest rates and temporary market movements. In addition, the Company does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Company will be required to sell them before recovery of their amortized cost bases, which may be at maturity.
During 2024, gross gains of $24,006 and gross losses of $489,174 resulting from sales of available-for-sale securities were realized while no gains or losses on the sale of available-for-sale securities were reporting in 2023. The tax benefit applicable to the net realized loss in 2024 amounted to $97,685.
The carrying value of debt securities pledged to secure public funds, securities sold under repurchase agreements, certain short- and long-term borrowings, and for other purposes amounted to approximately $188,600,000 and $264,335,000 at December 31, 2024 and 2023, respectively. The Bank has also pledged letters of credit from the Federal Home Loan Bank of Chicago totaling $92,145,000 and $71,276,000 as additional collateral to secure public funds at December 31, 2024 and 2023, respectively.
NOTE 4 — LOANS
The composition of the loan portfolio at December 31, 2024 and 2023 (in thousands) is as follows:
	2024	2023
Commercial:
Real estate	$484,276	437,048
Agricultural production	114,053	100,116
Other	157,262	144,625
Real estate:
Construction	147,036	115,427
Residential	152,613	139,148
Farmland	214,174	206,639
Consumer	20,830	20,464
	1,290,244	1,163,467
Less deferred fees	(1,842)	(1,780)
	$1,288,402	1,161,687
The Bank grants commercial, industrial, residential, agricultural, and consumer loans throughout south-central Illinois, suburban southwestern Chicago, and the St. Louis, Missouri metropolitan area. With the

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
exception of agricultural credits, the Bank does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the Bank’s market areas. The ability of the Bank’s borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market. Included in consumer loans are overdrafts of $1,078,000 and $180,000 at December 31, 2024 and 2023, respectively.
The following describe the risk characteristics relevant to each of the portfolio segments:
Commercial real estate loans are secured by various commercial property types including office and industrial buildings, warehouses, small retail shopping centers, and various special purpose properties, such as hotels, restaurants, and nursing homes, majority of which are owner-occupied and in the Bank’s market areas. The Bank originates commercial real estate loans with a typical term of three or five years and a fixed or adjustable rate feature generally tied to a designated public index. These loans are typically amortized over 15 or 25 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management. For owner-occupied properties, the primary source of cash flow is from the ongoing operations and activities conducted by the party that owns the property. Nonowner-occupied properties are those loans where the primary source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing, or permanent financing of the property.
Agricultural loans (i.e., those loans which fund crop production, livestock production, and capital purchases) are structured to coincide with the purpose or seasonality. Collateral support, determined repayment ability, and creditworthiness are all considered in the loan approval process.
Commercial business loans vary in type and may be secured or unsecured. They are typically originated with the purpose of financing equipment acquisitions, expansion, working capital, and other general business purposes, such as issuing letters of credit. The Company’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery, and other business assets. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates that float in accordance with a designated public index. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, the Bank considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.
Construction lending generally involves a greater degree of risk than the Bank’s other real estate lending. The construction phase of a loan generally lasts 9 to 18 months. As with the Bank’s other loan types, the underwriting standards require proper loan-to-value coverage and determination of the borrower’s ability to service the debt. Prior to approval of the construction loan, the Bank determines that the borrower has the approval, capacity, and wherewithal to handle the permanent financing.
Residential real estate loans are predominantly collateralized by properties located in the Bank’s market areas. The Bank adheres to strict underwriting standards that have been reviewed by the Board of Directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and proper lien positions supported by title policies.
Multifamily real estate loans are generally secured by apartment buildings and rental properties and are typically offered with interest rates that are fixed or adjust with a designated public index. When originating multifamily real estate loans, the Bank evaluates the qualifications and financial condition of the borrower, profitability of the rental property, and expertise of the borrower in addition to the value and condition of the mortgaged property securing the loans. The Bank also considers the financial resources of the borrower, the cash flow the property generates (i.e., the gross rental income less associated expenses), and the borrower’s

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to determine proper valuation of the property and ability to service the debt.
Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens; therefore, the Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Strict underwriting standards are followed to ensure safe and sound lending.
Farm real estate loans are not unique to the Bank’s market areas. The underwriting criteria is much the same as for other loans (i.e., loan-to-value coverage, repayment ability, and creditworthiness are paramount). Farm real estate loans may be structured to coincide with the seasonal nature of agriculture. In determining the loan-to-value coverage, the Bank utilizes appraisers that are familiar with agricultural real estate values.
Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, creditworthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.
At December 31, 2024 and 2023, the Bank had loans outstanding to the agricultural sector of $328,227,000 and $306,755,000, respectively, comprising 25.4% and 26.4% of the Bank’s total loan portfolio. The Bank’s agricultural credits are concentrated in the south-central Illinois area and are generally fully secured with either growing crops, farmland, livestock, and/or machinery and equipment. Such loans are subject to the overall national effects of the agricultural economy, as well as the local effects relating to their south-central Illinois location. At December 31, 2024 and 2023, the Bank had loans secured by commercial real estate totaling $484,275,000 and $437,048,000, respectively, comprising 37.5% and 37.6% of the Bank’s total loan portfolio. These loans are well-secured by various commercial properties including owner-occupied commercial real estate, multi-family housing, hotels, restaurants, and industrial buildings concentrated in our urban markets of suburban Chicago and the metro St. Louis area.
The aggregate amount of loans to executive officers and directors and loans made for the benefit of executive officers and directors was $6,558,000 and $5,778,000 at December 31, 2024 and 2023, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 2024 (in thousands) is as follows:
Balance, December 31, 2023	$5,778
New loans made	8,667
Payments received	(7,887)
Balance, December 31, 2024	$6,558

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following is an analysis of the allowance for credit losses by loan type at December 31, 2024 and 2023 (in thousands):
	2024
	Beginning Balance Dec. 31, 2023	Charge Offs	Recoveries	Provision	Ending Balance Dec. 31, 2024
Allowance for credit losses:
Commercial
Commercial	$5,525	(723)	3	1,363	6,168
Agricultural production	815	(26)	38	202	1,029
Other	1,717	(96)	30	364	2,015
Real estate
Construction	1,019	—	—	167	1,186
Residential	1,371	(9)	52	73	1,487
Farmland	2,855	(346)	—	(305)	2,204
Consumer	289	(201)	45	79	212
Total	$13,591	(1,401)	168	1,943	14,301
	2023
	Beginning Balance Dec. 31, 2022	Impact of Adopting ASC 326	Charge Offs	Recoveries	Provision	Ending Balance Dec. 31, 2023
Allowance for credit losses:
Commercial
Real estate	$4,422	366	(222)	112	847	5,525
Agricultural production	797	(277)	—	2	293	815
Other	3,101	(1,051)	(194)	1,109	(1,248)	1,717
Real estate
Construction	495	680	—	—	(156)	1,019
Residential	888	742	(34)	44	(269)	1,371
Farmland	1,080	499	—	109	1,167	2,855
Consumer	336	(1)	(31)	78	(93)	289
Total	$11,119	958	(481)	1,454	541	13,591

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following is a summary of past-due loans by type and by number of days delinquent at December 31, 2024 and 2023 (in thousands):
	2024
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days	Total past due	Current	Total loans	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$417	388	5,887	6,691	475,898	482,588	—
Agricultural production	31	—	27	58	113,995	114,053	—
Other	233	131	182	547	156,560	157,107	—
Real estate:
Construction	—	—	—	—	147,036	147,036	—
Residential	977	447	318	1,743	150,870	152,613	—
Farmland	1,329	—	539	1,866	212,308	214,174	—
Consumer	61	58	4	124	20,706	20,830	—
	$3,048	1,024	6,957	11,029	1,277,373	1,288,402	—
	2023
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days	Total past due	Current	Total Loans	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$1,364	—	751	2,115	433,308	435,423	—
Agricultural production	269	7	114	390	99,726	100,116	—
Other	234	200	71	505	143,965	144,470	—
Real estate:
Construction	1,680	—	88	1,768	113,659	115,427	—
Residential	1,489	172	—	1,661	137,487	139,148	—
Farmland	227	—	540	767	205,872	206,639	—
Consumer	67	—	1	68	20,396	20,464	—
	$5,330	379	1,565	7,274	1,154,413	1,161,687	—

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following is a summary of loans on nonaccrual status by type at December 31, 2024 and 2023 (in thousands). No income was recognized on nonaccrual loans during the years ended December 31, 2024 and 2023.
	2024		2023
	Nonaccrual with no Allowance for Credit Loss	Total Nonaccrual	Nonaccrual with no Allowance for Credit Loss	Total Nonaccrual
Commercial:
Real estate	$4,003	8,646	4,225	5,736
Agricultural production	—	27	51	161
Other	495	809	230	615
Real estate:
Construction	3	3	—	88
Residential	586	607	543	615
Farmland	2,040	2,227	302	843
Consumer	68	72	83	96
	$7,195	12,391	5,434	8,154
The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, current economic trends and other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans based on credit risk. The Bank uses the following definitions for risk ratings:
•
Watch — Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•
Substandard — Loans classified as substandard are inadequately protected by the current worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not resolved.

•
Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make full collection or liquidation on the basis of currently existing factors, conditions, and values highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The following table presents the credit risk profile of the Bank’s loan portfolio based on rating category as of December 31, 2024 and 2023 (in thousands):
	Term Loans by Origination Year
2024	2024	2023	2022	2021	Prior	Revolving	Total
Commercial real estate
Pass	$61,492	83,973	116,459	85,970	118,903	3,238	470,035
Watch	—	—	1,737	187	503	—	2,427
Substandard	54	44	809	315	5,046	3,861	10,129
	$61,546	84,017	119,005	86,472	124,452	7,099	482,591
Current period gross charge offs	$—	—	—	—	635	—	635
Agricultural production
Pass	$9,309	2,597	4,189	3,759	3,206	88,963	112,023
Watch	20	231	—	6	15	1,468	1,740
Substandard	185	—	—	—	—	105	290
	$9,514	2,828	4,189	3,765	3,221	90,536	114,053
Current period gross charge offs	$—	—	—	26	—	—	26
Commercial other
Pass	$29,033	23,987	24,338	8,102	13,409	55,493	154,362
Watch	45	95	—	927	412	—	1,479
Substandard	191	146	361	84	157	325	1,264
	$29,269	24,228	24,699	9,113	13,978	55,818	157,105
Current period gross charge offs	$—	8	—	—	88	—	96
Real estate construction
Pass	$82,966	49,290	8,417	2,721	1,593	2,046	147,033
Watch	—	—	—	—	—	—	—
Substandard	—	—	—	—	3	—	3
	$82,966	49,290	8,417	2,721	1,596	2,046	147,036
Current period gross charge offs	$—	—	66	22	—	—	88
Residential real estate
Pass	$27,883	28,857	31,385	11,612	33,652	17,802	151,191
Watch	—	—	—	—	319	—	319
Substandard	—	—	83	—	882	138	1,103
	$27,883	28,857	31,468	11,612	34,853	17,940	152,613
Current period gross charge offs	$—	—	—	9	—	—	9
Farmland
Pass	$28,239	24,671	27,911	24,078	97,479	3,495	205,873
Watch	200	—	—	1,809	2,733	210	4,952
Substandard	1,657	—	—	—	1,692	—	3,349
	$30,096	24,671	27,911	25,887	101,904	3,705	214,174

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Term Loans by Origination Year
2024	2024	2023	2022	2021	Prior	Revolving	Total
Current period gross charge offs	$—	—	—	—	346	—	346
Consumer
Pass	$8,625	5,476	2,546	1,009	2,323	711	20,690
Watch	—	—	—	—	—	—	—
Substandard	4	—	1	18	117	—	140
	$8,629	5,476	2,547	1,027	2,440	711	20,830
Current period gross charge offs	$8	7	177	3	3	3	201
Total
Pass	$247,547	218,851	215,245	137,251	270,565	171,748	1,261,207
Watch	265	326	1,737	2,929	3,982	1,678	10,917
Substandard	2,091	190	1,254	417	7,897	4,429	16,278
	$249,903	219,367	218,236	140,597	282,444	177,855	1,288,402
Current period gross charge offs	$8	15	243	60	1,072	3	1,401
	Term Loans by Origination Year
2023	2023	2022	2021	Prior	Revolving	Total
Commercial real estate
Pass	$62,975	141,946	80,064	137,920	4,618	427,523
Watch	—	—	191	1,179	—	1,370
Substandard	—	289	—	6,241	—	6,530
	$62,975	142,235	80,255	145,340	4,618	435,423
Current period gross charge offs	$—	—	—	202	—	202
Agricultural production
Pass	$6,590	7,218	5,291	5,443	72,829	97,371
Watch	174	—	8	24	1,246	1,452
Substandard	—	1,125	26	95	47	1,293
	$6,764	8,343	5,325	5,562	74,122	100,116
Current period gross charge offs	$—	—	—	—	—	—
Commercial other
Pass	$28,840	28,720	11,876	19,927	52,301	141,664
Watch	145	347	1,018	527	100	2,137
Substandard	38	—	42	589	—	669
	$29,023	29,067	12,936	21,043	52,401	144,470
Current period gross charge offs	$—	93	24	54	23	194
Real estate construction
Pass	$74,014	14,975	12,980	12,931	439	115,339
Watch	—	—	—	—	—	—
Substandard	—	66	22	—	—	88
	$74,014	15,041	13,002	12,931	439	115,427

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Term Loans by Origination Year
2023	2023	2022	2021	Prior	Revolving	Total
Current period gross charge offs	$—	17	—	—	—	17
Residential real estate
Pass	$34,228	35,053	13,268	40,115	15,055	137,719
Watch	—	—	—	185	—	185
Substandard	—	—	—	1,244	—	1,244
	$34,228	35,053	13,268	41,544	15,055	139,148
Current period gross charge offs	$—	—	—	38	—	38
Farmland
Pass	$30,794	31,686	25,651	106,914	2,038	197,083
Watch	—	—	1,848	4,297	725	6,870
Substandard	—	—	117	2,569	—	2,686
	$30,794	31,686	27,616	113,780	2,763	206,639
Current period gross charge offs	$—	—	—	—	—	—
Consumer
Pass	$9,201	5,174	2,046	3,215	646	20,282
Watch	—	—	—	—	—	—
Substandard	—	1	25	156	—	182
	$9,201	5,175	2,071	3,371	646	20,464
Current period gross charge offs	$—	8	3	18	1	30
Total
Pass	$246,642	264,772	151,176	326,465	147,926	1,136,981
Watch	319	347	3,065	6,212	2,071	12,014
Substandard	38	1,481	232	10,894	47	12,692
	$246,999	266,600	154,473	343,571	150,044	1,161,687
Current period gross charge offs	$—	118	27	312	24	481
The Bank seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a restructured loan when a concession has been granted to a borrower experiencing financial difficulties. The Bank’s modifications generally include interest rate adjustments and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. The Bank’s restructured loans are considered impaired and are individually evaluated for impairment as part of the allowance for credit losses as described above.
The following table presents the amortized cost basis (dollars in thousands) of loans at December 31, 2024 and 2023 that were both experiencing financial difficulty and modified during the year ended December 31, 2024 and 2023, by segment and type of modification. The percentage of amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each segment of loans is also presented below.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
2024	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension/ Principal Forgiveness	Combination Term Extension/ Interest Rate Reduction	Percent of Loans
Commercial:
Real estate	$—	949	—	—	—	—	0.20%
Agricultural production	—	—	—	—	—	—	—
Other	—	—	—	—	—	143	0.09%
Real estate
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
	$—	949	—	—	—	143	0.08%
2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension/ Principal Forgiveness	Combination Term Extension/ Interest Rate Reduction	Percent of Loans
Commercial:
Real estate	$—	1,049	—	—	—	—	0.24%
Agricultural production	—	—	—	—	—	—	—
Other	—	—	314	—	—	150	0.32%
Real estate
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
	$—	1.049	314	—	—	150	0.13%
No restructured loans defaulted within 12 months of their restructuring in 2024 or 2023. The Bank had no commitments to extend additional credit on any restructured loans at December 31, 2024 or 2023.
A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31, 2024 and December 31, 2023:

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Collateral
2024	Real Estate	Business Assets	Other	Total
Commercial real estate	$4,643	—	—	4,643
Agricultural production	—	27	—	27
Commercial other	—	314	—	314
Real estate construction	—	—	—	—
Residential real estate	21	—	—	21
Farmland	187	—	—	187
Consumer	—	—	4	4
Total	$4,851	341	4	5,196
	Collateral
2023	Real Estate	Business Assets	Other	Total
Commercial real estate	$1,511	—	—	1,511
Agricultural production	—	110	—	110
Commercial other	—	440	—	440
Real estate construction	88	—	—	88
Residential real estate	73	—	—	73
Farmland	540	—	—	540
Consumer	—	—	13	13
Total	$2,212	550	13	2,775
NOTE 5 — BANK PREMISES AND EQUIPMENT
A summary of Bank premises and equipment at December 31, 2024 and 2023 (in thousands) is as follows:
	2024	2023
Land	$3,052	3,112
Buildings and improvements	21,152	20,979
Furniture, fixtures, and equipment	13,634	13,336
	37,838	37,427
Less accumulated depreciation and amortization	20,398	19,272
	$17,440	18,155
Amounts charged to noninterest expense for depreciation and amortization aggregated $1,238,000 and $1,264,000 for the years ended December 31, 2024 and 2023, respectively.
NOTE 6 — LEASES
The Company enters into leases in the normal course of business primarily for premises and equipment. The Company’s leases have remaining terms of up to three years some of which include renewal options to extend the lease.
Right-of-use assets, included in other assets, totaled $341,000 and $300,000 and lease liabilities, included in other liabilities, totaled $345,000 and $305,000 at December 31, 2024 and 2023, respectively.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The components of lease expense were as follows for the periods ending December 31, 2024 and 2023 (in thousands):
	2024	2023
Operating lease expense	$309	345
Short-term lease expense	24	17
Variable lease expense	19	46
	$352	408
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2024, (in thousands) are as follows:
Year ending December 31:
2025	$129
2026	74
2027	77
2028	79
Thereafter	13
Total undiscounted cash flows	$372
Less: present value discount	(27)
Total lease liabilities	$345
Supplemental lease information at December 31, 2024, (in thousands) are as follows:
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$309	345
Right of use assets obtained in exchange for new operating lease liabilities	$336	—
Operating lease weighted average remaining lease term (years)	4	1
Operating lease weighted average discount rate	3.91%	1.34%
NOTE 7 — DEPOSITS
A summary of interest-bearing deposits at December 31, 2024 and 2023 (in thousands) is as follows:
	2024	2023
Interest-bearing transaction accounts	$373,119	358,839
Savings	270,633	290,260
Time deposits	519,366	478,942
	$1,163,118	1,128,042
Deposits of executive officers, directors, and their related interests at December 31, 2024 and 2023 totaled $3,217,000 and $3,842,000, respectively.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
Interest expense on deposits for the years ended December 31, 2024 and 2023 (in thousands) is summarized as follows:
	2024	2023
Interest-bearing transaction accounts	$5,108	4,180
Savings	3,309	4,056
Time deposits	21,453	13,207
	$29,870	21,443
Time deposits meeting or exceeding the FDIC insurance limit of $250,000 totaled $196,988,000 and $160,553,000 at December 31, 2024 and 2023, respectively. The following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 2024:
Year ending December 31:
2025	$502,080
2026	7,717
2027	7,361
2028	1,040
2029	1,168
$519,366
NOTE 8 — INCOME TAXES
The components of income tax expense for the years ended December 31, 2024 and 2023 (in thousands) are as follows:
	2024	2023
Current:
Federal	$3,181	3,476
State	1,582	1,725
Deferred	(605)	(627)
	$4,158	4,574
A reconciliation of expected income tax expense computed by applying the federal statutory rate of 21% to income before applicable income taxes for the years ended December 31, 2024 and 2023 (in thousands) is as follows:
	2024	2023
Expected statutory federal income tax	$3,741	4,119
Tax-exempt interest and dividend income	(364)	(839)
State tax, net of related federal benefit	1,249	1,363
Stock options	(81)	(51)
Other, net	(387)	(18)
	$4,158	4,574

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2024 and 2023 are presented below (in thousands) and are included in other assets on the Consolidated Balance Sheets:
	2024	2023
Deferred tax assets:
Allowance for credit losses	$3,917	3,718
Deferred compensation	2,702	2,622
Purchase adjustments	103	196
Available-for-sale securities – net loss	10,974	10,469
Other, net	529	437
Total deferred tax assets	18,225	17,442
Deferred tax liabilities:
Bank premises and equipment	(1,153)	(1,341)
Intangible assets	(949)	(1,129)
Cash flow hedge	—	(8)
Other, net	(366)	(318)
Total deferred tax liabilities	(2,469)	(2,796)
Net deferred tax assets	$15,756	14,646
The Company is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation reserve at December 31, 2024 and 2023 as management believes that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.
NOTE 9 — SHORT-TERM BORROWINGS
Short-term borrowings consisted of federal funds purchased and securities sold under repurchase agreements. At December 31, 2024 and 2023, federal funds purchased totaled $2,250,000 and $0, respectively, while securities sold under repurchase agreements totaled $40,102,000 and $47,875,000. The repurchase agreements are collateralized by debt securities consisting of $40,210,000 (which includes $26,131,000 of obligations of U.S. government agencies and corporations and mortgage-backed securities and $14,079,000 of obligations of states and political subdivisions) at December 31, 2024 and $58,656,000 (which includes $43,909,000 of obligations of U.S. government agencies and corporations and mortgage-backed securities and $14,747,000 of obligations of states and political subdivisions) at December 31, 2023. The Bank also occasionally borrows funds purchased on an overnight basis from unaffiliated financial institutions (including the Federal Home Loan Bank of Chicago) to meet short-term liquidity needs. The average balances, weighted average interest rates paid, and maximum month-end amounts outstanding for the years ended December 31, 2024 and 2023, and the average rates at each year-end for funds purchased and securities sold under repurchase agreements, are as follows (dollars in thousands):
	2024	2023
Average balance	$39,079	36,388
Weighted average interest rate paid during the year	3.48%	3.56%
Maximum amount outstanding at any month-end	$47,628	49,073
Average rate at end of year	3.32%	3.73%

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
NOTE 10 — FEDERAL HOME LOAN BANK BORROWINGS
At December 31, 2024, the Bank had fixed-rate advances outstanding with the Federal Home Loan Bank of Chicago maturing as follows (dollars in thousands):
	Amount	Weighted average rate
Due in 2025	$31,338	4.66%
Due in 2026	26,250	4.50%
Due in 2027	22,000	4.06%
Due in 2028	10,000	4.09%
Due in 2029	15,700	4.34%
	$105,288
At December 31, 2023, total outstanding advances totaled $58,927,000 and had interest rates ranging from 3.75% to 4.65%. At December 31, 2024, the Bank maintained a line of credit for $328,355,000 with the Federal Home Loan Bank of Chicago and had availability under this line of $197,800,000. Under agreements with the Federal Home Loan Bank of Chicago, advances are secured by pledging qualifying collateral of the Bank (such as one-to-four family closed-end, first-lien mortgages, commercial real estate loans, multifamily real estate loans, farmland loans, and Federal Home Loan Bank of Chicago stock). Qualifying loans pledged to the Federal Home Loan Bank of Chicago total $526,277,000.
NOTE 11 — NOTES PAYABLE
Following is a summary of the Company’s notes payable at December 31, 2024 and 2023 (in thousands):
	2024	2023
Line of credit note payable	$—	—
Term notes payable	357	1,753
	$357	1,753
At December 31, 2024, the Company maintains two notes payable borrowing arrangements with an unaffiliated financial institution. The term-note payable had an original balance of $6,700,000 with a balance of $357,000 and $1,753,000 at December 31, 2024 and 2023, respectively, maturing on May 31, 2025. Effective March 15, 2020, the term note payable was amended to require quarterly interest payments at a variable rate of 2.12% over LIBOR through June 15, 2020. The floating rate was amended on December 15, 2022 to 2.12% over the 3 month USD-SOFR CME Term. After June 15, 2020, the term note payable required quarterly principal and interest payments of approximately $360,000. The final principal payment of $357,000 will be made in 2025. The revolving line of credit note payable has a maximum availability of $2,000,000, matures on March 28, 2025, and requires quarterly interest payments at a variable rate of interest. The line of credit note payable is fully available at December 31, 2024 for future advances.
The notes payable are secured by the common stock of the Bank and include certain restrictions that, among other things, specify minimum levels for earnings, capital, and the reserve for loan losses in addition to maximum levels for nonperforming loans. Any of the financial ratios or covenants may be waived at the discretion of the lending institution. As of December 31, 2024 and 2023, the Company was in compliance with all of the financial ratios and covenants specified in the notes payable agreements or has received a waiver from the lender. Company management does not believe the covenants will restrict its future operations. The weighted average interest rate paid on the notes payable in 2024 and 2023 was 3.73%.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
NOTE 12 — CAPITAL STOCK
The Company has authorized 20,000,000 shares of common stock with a par value of $0.05 per share. At December 31, 2024, 5,779,659 shares were issued and outstanding (including 372,626 shares held in treasury). Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a shareholder vote, except that 4,000,000 shares of the authorized common shares are designated as nonvoting shares none of which were issued at December 31, 2024. Holders of the Company’s common stock are entitled to receive dividends when, as, and if declared by the Company’s Board of Directors. In the event of liquidation of the Company, the holders of the Company’s common stock are entitled to share ratably in the remaining assets after payment of all liabilities and any preferred stock outstanding.
The Company has authorized 200,000 shares of preferred stock, 9,745 of which has been issued at December 31, 2024, as described below. Preferred stock may be issued by the Company’s Board of Directors from time to time, in series, at which time the terms of such series (par value per share, dividend rates and dates, cumulative or noncumulative, liquidation preferences, etc.) shall be fixed by the Board of Directors.
Castle Creek Transaction
On June 4, 2018, Castle Creek Capital Partners VI, LP (Castle Creek) purchased 525,459 shares of common stock and 9,745 shares of nonvoting Series A preferred stock for $10,436,557 ($19.86 per common share) and $19,352,310, respectively, from the Company. The Series A preferred stock has a par value of $0.01 per share and each share of preferred stock is convertible into 100 shares of common stock or nonvoting common stock. The purchase agreement restricts Castle Creek from purchasing more than 33.3% of the Company’s total equity, and Castle Creek’s ownership of voting common stock shall not exceed 9.9% of the total issued and outstanding voting common stock. Additionally, the purchase agreement provides subscription rights to Castle Creek granting it the opportunity to acquire from the Company additional Company securities to maintain its proportionate interest in the Company in the event of any offer or sale of any equity in the Company.
In previous years, the Company’s shareholders approved various stock option plans under which options to purchase up to 1,700,000 shares of Company stock were authorized for grants to directors, officers, and employees of the Company and Bank. Options to purchase Company common stock were granted at the award value that is based on fair value of a share of common stock on the grant date. Options granted to the officers and directors of the Company and Bank vest 20% each year and expire in ten years.
At the Annual Meeting of Stockholders held on May 14, 2024, the stockholders approved the 2024 Equity Incentive Plan (“Equity Plan”). The Equity Plan was implemented to succeed previously approved equity plans, and a maximum of 1,266,552 shares are authorized. Restricted stock unit awards are granted at the award value that is based on fair value of a share of common stock on the grant date and measured as a level 3 financial instrument. Restricted stock units granted to the officers and directors of the Company and Bank vest over 5 years. At December 31, 2024, 1,176,552 shares are available for future grants.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
A summary of the activity of nonvested options for the years ended December 31, 2024 and 2023 is as follows:
	Number of shares	Weighted average grant date fair value
Nonvested at December 31, 2022	64,150	0.36
Vested	(17,378)	0.60
Forfeited	(7,950)	0.66
Nonvested at December 31, 2023	38,822	0.33
Vested	(17,343)	0.42
Forfeited	(528)	—
Converted to restricted stock units	(19,586)	0.26
Nonvested at December 31, 2024	1,365	0.29
Following is a summary of stock option activity for the years ended December 31, 2024 and 2023:
	Weighted average option price per share	Number of shares	Remaining contractual term (years)	Aggregate intrinsic value per option share
Outstanding at December 31, 2022	$18.31	329,885
Exercised	14.87	(56,320)
Forfeited	24.49	(8,750)
Outstanding at December 31, 2023	18.84	264,815	3.63	$3.55
Exercisable at December 31, 2023	$17.31	225,993	3.06	$4.16
Outstanding at December 31, 2023	$18.84	264,815
Exercised	15.13	(49,845)
Forfeited	27.98	(8,350)
Converted to restricted stock units	25.40	(70,150)
Outstanding at December 31, 2024	16.27	136,470	1.83	$3.00
Exercisable at December 31, 2024	$16.15	135,105	1.78	$3.03
The fair value of options vested during 2024 and 2023 was $7,000 and $10,000, respectively. At December 31, 2024, there was no unrecognized compensation expense related to nonvested stock options. No options were granted during 2024 or 2023.
Cash received from options exercised for the years ended December 31, 2024 and 2023 totaled $153,000 and $334,000, respectively. The actual tax benefit realized for the tax deductions from options exercised totaled $109,000 and $51,000 for the years ended December 31, 2024 and 2023, respectively.
During 2024, the Company offered eligible officers the opportunity to exchange outstanding and underwater options for fewer restricted stock units (“RSUs”) at a ratio of four options to one RSU. This represents a Type 1 (probable to probable) modification of the awards under the definition of ASC Topic 718. Effective October 1, 2024, 70,150 options were converted into 17,545 RSUs. The incremental cost associated with this modification was $29,000 which was recognized during 2024. The exchanging of options did not impact the vesting schedule. At December 31, 2024, there were 4,903 unvested RSUs.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
In addition, the Company granted 90,000 restricted stock units during 2024. The awards vest cumulatively over three years upon the attainment of certain Company performance goals. The grant date fair value per share was $17.55. As the vesting of any awards during 2024 was not deemed probable, no expense was recognized.
No new stock appreciation rights were granted during 2024 or 2023. A liability for the appreciation in stock appreciation rights is recorded on each vesting date and, once fully vested, for any further appreciation in the Company’s common stock until the stock appreciation right is exercised. Effective October 1, 2024, all outstanding stock appreciation rights were repriced to the current fair market value price of $18.25 per share, with all other terms remaining the same. Total expense related to the stock appreciation rights liability was $57,000 and $35,000 in 2024 and 2023, respectively. Each stock appreciation right must be exercised within ten years of the grant date. At December 31, 2024 and 2023, a liability of $70,000 and $31,000, respectively, is included in other liabilities in the consolidated balance sheet for the vested balance of these stock appreciation rights. Rights exercised in 2024 totaled 5,305 and those forfeited totaled 18,826 while rights exercised in 2023 totaled 2,740 and those forfeited totaled 10,425. Total stock appreciation rights outstanding at December 31, 2024 and 2023 totaled 151,576 and 169,367, respectively.
NOTE 13 — EMPLOYEE BENEFIT PLANS
The Company maintains a defined contribution 401(k) plan to provide retirement benefits to substantially all of its employees. All employees meeting certain age and service requirements are eligible to participate in the plan. Under the 401(k) plan, the Company may make discretionary matching contributions to the plan up to the amount of employee contributions and subject to certain limitations. Total contributions made by the Company under this plan were $992,000 and $1,059,000 for the years ended December 31, 2024 and 2023, respectively.
Incentive deferral plans are maintained for certain directors and officers allowing such participants to defer current compensation earned in their role with the Company or Bank and agreeing to pay to such participants, or their designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. Under the plans, interest is added to the accumulated deferred compensation at a periodic compound rate equal to the Company’s return on equity from the previous year. The directors are expected to continue to render their normal service as directors to the Company or Bank from the date of the plan’s inception until retirement.
The incentive deferral plans stipulate that, upon disability, termination, or death prior to retirement, the affected director (or his/her designated beneficiaries or survivors) would be vested in the total deferred compensation accumulated to that date, plus compounded interest. Payments under the plan may be made in a lump sum or periodically over a specified time period, with interest.
To fund the individual agreements with each director and officer covered under the incentive deferral plans, the Company and Bank have purchased flexible-premium universal life insurance policies on the lives of these individuals payable upon death to the Company or Bank. Each life insurance policy has a cash surrender value feature that allows the Company or Bank to receive an amount in cash upon cancelation or lapse of the policy. The cash surrender value of the policies increases monthly, based upon an interest factor, net of mortality, administration, and early termination costs that are inherent in the contracts.
The Company and Bank recognize annual compensation expense equal to the sum of the compensation deferred under the incentive deferral plans by the affected directors plus interest applied to the accumulated balance of the deferred compensation. The Company also administers deferred compensation plans assumed through acquisitions of other banks. The charge to expense for the deferred compensation plans reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date. An amount of $9,127,000 and $8,459,000 is included in other liabilities in the consolidated balance sheet at December 31, 2024 and 2023, respectively, representing the sum of all deferrals and interest additions accumulated to date.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
NOTE 14 — LITIGATION
During the normal course of business, the Company becomes subject to various legal claims. However in the opinion of management, these will not result in any material liability to the Company.
NOTE 15 — PARENT COMPANY FINANCIAL INFORMATION
The Bank’s dividends are the principal source of funds for the payment of dividends by the Company to its stockholders and for debt servicing. The Bank is subject to regulations by regulatory authorities that require the maintenance of minimum capital requirements and is also limited to the earnings of the current year and two previous years for the payment of dividends without obtaining the prior approval of the Office of the Comptroller of the Currency.
Following are condensed balance sheets as of December 31, 2024 and 2023 and the related condensed schedules of income and cash flows (in thousands) for the years then ended of the Company (parent company only):
Condensed Balance Sheets	2024	2023
Assets:
Cash	$407	506
Investment in subsidiary bank	137,188	131,171
Life insurance policies	756	746
Income tax receivable	1,571	1,610
Market adjustment of cash flow hedge	2	39
Equity investments	2,715	2,111
Other assets	186	145
	$142,825	136,328
Liabilities:
Other liabilities	$803	665
Notes payable	357	1,753
Total liabilities	1,160	2,418
Total stockholders’ equity	141,665	133,910
Total liabilities and stockholders’ equity	$142,825	136,328
Condensed Schedules of Income	2024	2023
Revenue:
Cash dividends from subsidiary bank	$6,000	6,900
Other income	57	32
Total revenue	6,057	6,932
Expenses:
Salaries and benefits	176	114
Interest expense	44	96
Legal and professional fees	202	80
Miscellaneous expenses	153	174
Total expenses	575	464
Income before income tax benefit and equity in undistributed net income of subsidiary bank	5,482	6,468
Income tax benefit	258	193
	5,740	6,661
Equity in undistributed net income of subsidiary bank	7,916	8,381
Net income	$13,656	15,042

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
Condensed Schedules of Cash Flows	2024	2023
Cash flows from operating activities:
Net income	$13,656	15,042
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary bank	(7,916)	(8,381)
Increase in cash surrender value of life insurance policies	(11)	(10)
Stock option expense	39	14
Other, net	144	229
Cash provided by operating activities	5,913	6,894
Cash flows from investing activities:
Capital contribution to equity investments	(604)	(1,315)
Cash used in investing activities	(604)	(1,315)
Cash flows from financing activities:
Principal payments on notes payable	(1,396)	(1,345)
Dividends paid	(3,633)	(3,377)
Purchase of treasury stock	(1,133)	(1,463)
Stock options exercised	755	838
Cash used in financing activities	(5,408)	(5,347)
Net increase (decrease) in cash	(99)	232
Cash at beginning of year	506	274
Cash at end of year	$407	506
Supplemental Cash Flows Information
Noncash transactions:
Issuance of treasury stock for vested stock awards	602	504
NOTE 16 — DISCLOSURES ABOUT FINANCIAL INSTRUMENTS
The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for financial instruments included on the consolidated balance sheets. Following is a summary of the Company’s off-balance sheet financial instruments at December 31, 2024 and 2023 (in thousands):
	2024	2023
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$229,975	219,555
Standby letters of credit	4,815	4,596
	$234,790	224,151

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 2024, $57,115,000 were made at fixed rates of interest. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but is generally residential or income-producing commercial property or equipment on which the Bank generally has a superior lien.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and historically have not been drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
On March 15, 2020, the Bank entered into an interest rate swap agreement with an unaffiliated financial institution to convert the variable interest rate on a loan to a fixed interest rate. The swap agreement provides for the Bank to pay a fixed rate of 3.73% and to receive a variable rate of interest based on a designated public index from the lender. The interest rate swap agreement expires March 15, 2025.
Information pertaining to the outstanding interest rate swap agreement at December 31, 2024 (in thousands) is as follows:
Notional amount	$357
Underlying loan balance	357
Fair value recorded in other assets	2
The notional amounts of derivative financial instruments do not represent amounts exchanged by parties and, therefore, are not a measure of the Bank’s credit exposure through its use of these instruments. The credit exposure represents the accounting loss the Bank would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral held to support the credit exposure was of no value.
NOTE 17 — REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1, and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).
Banks and their bank holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a leverage ratio (equal to Tier 1 capital divided by average total consolidated assets) of greater than 9%, are eligible to opt into the CBLR framework. Qualifying community banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, will be considered to have met the well-capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Accordingly, a qualifying community banking organization that exceeds the 9% CBLR will be considered to have met: (i) the generally applicable risk-based and leverage capital requirements of the generally applicable capital rules; (ii) the capital ratio requirements in order to be considered well-capitalized under the prompt corrective action framework; and (iii) any other applicable capital or leverage requirements. A qualifying community banking organization that elects to be under the CBLR framework generally would be exempt from the current capital framework, including risk-based capital requirements and capital conservation buffer requirements. A banking organization meets the definition of a “qualifying community banking organization” if the organization has:
•
A leverage ratio of greater than 9%;

•
Total consolidated assets of less than $10 billion;

•
Total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancellable commitments) of 25% or less of total consolidated assets; and

•
Total trading assets plus trading liabilities of 5% or less of total consolidated assets.

Even though a banking organization meets the above-stated criteria, federal banking regulators have reserved the authority to disallow the use of the CBLR framework by a depository institution or depository institution holding company, based on the risk profile of the banking organization.
Company management believes, as of December 31, 2024, that the Company and Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2024 and 2023, the most recent notification from applicable regulatory authorities categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as a well-capitalized bank, a bank that has not opted to use the CBLR option must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that Company management believes have changed the Bank’s risk category.
The Bank’s actual capital amounts (dollars in thousands) and ratios at December 31, 2024 and 2023 are presented in the following tables:
	Actual		For capital adequacy purposes		To be a well-capitalized bank under prompt corrective action provision
2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands of dollars)
Total capital (to risk-weighted assets):	$171,099	11.91%	$114,926	≥8.0%	$143,658	≥10.0%
Tier 1 capital (to risk-weighted assets):	$156,265	10.88%	$86,195	≥6.0%	$114,926	≥8.0%
Common Equity Tier 1 capital (to risk-weighted assets):	$156,265	10.88%	$64,646	≥4.5%	$93,377	≥6.5%
Tier 1 capital (to average assets):	$156,265	8.75%	$71,415	≥4.0%	$89,269	≥5.0%

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
	Actual		For capital adequacy purposes		To be a well-capitalized bank under prompt corrective action provision
2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands of dollars)
Total capital (to risk-weighted assets):	$162,113	12.27%	$105,668	≥8.0%	$132,084	≥10.0%
Tier 1 capital (to risk-weighted assets):	$148,013	11.21%	$79,251	≥6.0%	$105,668	≥8.0%
Common Equity Tier 1 capital (to risk-weighted assets):	$148,013	11.21%	$59,438	≥4.5%	$85,855	≥6.5%
Tier 1 capital (to average assets):	$148,013	8.79%	$67,373	≥4.0%	$84,216	≥5.0%
NOTE 18 — EARNINGS PER SHARE
Basic net income per common share available to common stockholders is calculated as net income less preferred stock dividends divided by the weighted average number of common shares outstanding. Diluted net income per common share available to common stockholders is computed using the weighted average number of shares outstanding, increased by the assumed conversion of the Company’s convertible preferred stock and the Company’s stock options and restricted stock awarded. Presented below are the calculations for the basic and diluted earnings per common share:
	For the Years Ended December 31,
($ in thousands, except per share data)	2024	2023
Basic
Net income	$13,656	15,042
Less: Dividends on preferred shares	555	516
Net income available to common stockholders	$13,100	14,525
Weighted average common shares outstanding	5,398,145	5,395,951
Basic earnings per common share	$2.43	2.69
Diluted
Net income	$13,656	15,042
Weighted average common shares outstanding	5,398,145	5,395,951
Dilutive potential common shares:
Preferred shares as converted	974,500	974,500
Stock option equivalents	14,928	50,521
Restricted stock units awarded	4,903	—
Dilutive potential common shares	994,331	1,025,021
Diluted weighted average common shares outstand	6,392,476	6,420,972
Diluted earnings per common share	$2.14	2.34
NOTE 19 — SEGMENT REPORTING
During the year ended December 31, 2024, the Company adopted ASU 2023-07, segment reporting. The Company operates with a single reportable segment for financial reporting purposes with the Bank’s President and Chief Executive Officer, Andy Tinberg, serving as the chief operating decision maker (CODM). The CODM does not significantly rely on disaggregated financial data to allocate resources and make decisions and, instead, assesses Company needs and performance at the consolidated level.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
To determine if further reporting disclosures are warranted, ASU 2023-07 requires that companies assess several criteria:
•
Performance tracking at the segment level for decision-making or resource allocation purposes

•
Use of internal performance measures or segment-specific expenses as a means for decision-making or resource allocation purposes

•
Internal reporting used for the CODM’s decision-making process

Management has reviewed the requirements of ASU 2023-07 and has determined that the financial statement disclosures fully comply with the accounting standard and no additional qualitative segment disclosures are required.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets (Unaudited)
September 30, 2025 and December 31, 2024
	September 30, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and due from banks	$17,968	$13,583
Interest-earning demand deposits in other financial institutions	63,187	1,644
	81,155	15,227
Interest-earning time deposits in other financial institutions	245	245
Investments in available-for-sale debt securities	368,622	369,856
Mortgage loans held for sale	1,540	188
Loans	1,309,567	1,290,244
Less:
Deferred loan fees, net of related costs	(1,828)	(1,842)
Allowance for credit losses	(15,441)	(14,301)
Net loans	1,292,298	1,274,101
Bank premises and equipment, net	16,965	17,440
Accrued interest receivable	14,661	13,787
Bank-owned life insurance policies	13,012	13,123
Identifiable intangible assets	1,601	2,008
Goodwill	21,416	21,416
Other assets	35,501	31,769
Total assets	$1,847,016	$1,759,160
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$285,249	$279,476
Interest-bearing	1,246,573	1,163,118
Total deposits	1,531,822	1,442,594
Short-term borrowings	44,910	42,352
Accrued interest payable	4,636	6,897
Federal Home Loan Bank borrowings	77,024	105,288
Notes payable	—	357
Other liabilities	23,926	20,007
Total liabilities	1,682,318	1,617,495
Commitments and contingencies
Stockholders’ equity:
Preferred stock and related surplus, $0.01 par value; 200,000 shares authorized, 9,745 shares issued and outstanding	19,352	19,352
Common stock, $0.05 par value; 20,000,000 shares authorized, 5,779,659 shares issued and 5,438,707 and 5,407,033 shares outstanding at September 30, 2025 and December 31, 2024, respectively	289	289
Surplus	17,227	17,604
Retained earnings	163,991	153,498
Treasury stock, at cost – 340,952 and 372,626 shares at September 30, 2025 and December 31, 2024, respectively	(7,020)	(7,798)
Accumulated other comprehensive loss	(29,141)	(41,280)
Total stockholders’ equity	164,698	141,665
Total liabilities and stockholders’ equity	$1,847,016	$1,759,160
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income (Unaudited)
Nine Months Ended September 30, 2025 and 2024
	Nine Months Ended September 30,
(In thousands, except share and per share data)	2025	2024
Interest income:
Interest and fees on loans	$63,664	$56,205
Interest on debt securities:
Taxable	4,341	4,132
Exempt from federal income taxes	2,795	3,139
Interest on short-term investments	841	1,565
Total interest income	71,641	65,041
Interest expense:
Interest on deposits	22,514	22,216
Interest on short-term borrowings	885	1,032
Interest on longer-term Federal Home Loan Bank borrowings	2,814	2,537
Interest on notes payable	3	38
Total interest expense	26,216	25,823
Net interest income	45,425	39,218
Provision for credit losses	1,310	1,172
Net interest income after provision for credit losses	44,115	38,046
Noninterest income:
Service charges on deposit accounts	1,728	1,676
Card-based revenue	1,666	1,665
Income from fiduciary activities	2,221	2,157
Mortgage banking revenues	849	903
Increase in cash surrender value of life insurance policies	167	171
Gain on sale of other real estate	—	—
Brokerage commissions	1,386	1,378
Gains (losses) on sales of available-for-sale securities	—	18
Other noninterest income	1,226	1,073
Total noninterest income	9,243	9,041
Noninterest expense:
Salaries and employee benefits	20,860	19,813
Occupancy and equipment expense	5,342	5,092
Legal and professional fees	2,019	1,269
Postage, printing, and supplies	578	542
Amortization of intangible assets	541	647
Advertising expense	475	579
FDIC insurance assessments	986	892
Other noninterest expense	4,173	3,810
Total noninterest expense	34,974	32,644
Income before income taxes	18,384	14,443
Income tax expense	5,009	3,373
Net income	$13,375	$11,070
Per common share data:
Basic earnings per common share	$2.38	$1.98
Diluted earnings per common share	2.06	1.73
Weighted average common shares outstanding	5,425,893	5,395,161
Weighted average diluted common shares outstanding	6,492,447	6,383,472
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income (Unaudited)
Nine Months Ended September 30, 2025 and 2024
	Nine Months Ended September 30,
	2025	2024
	(In thousands)
Net income	$13,375	$11,070
Other comprehensive income before tax:
Market value adjustment for cash flow hedge	(2)	(32)
Net unrealized gains (losses) on available-for-sale securities	11,498	8,277
Reclassification of realized losses included in net income	—	(18)
Other comprehensive income before tax	11,496	8,227
Income tax related to items of other comprehensive income	(643)	1,729
Total other comprehensive income, net of tax	12,139	6,498
Total comprehensive income	$25,514	$17,568
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders’ Equity (Unaudited)
Nine Months Ended September 30, 2025 and 2024
(In thousands, except share and per share data)	Preferred stock and related surplus	Common stock	Surplus	Retained earnings	Treasury stock	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balance at December 31, 2023	$19,352	$289	$18,110	$143,475	$(7,965)	$(39,351)	$133,910
Net income	—	—	—	11,070	—	—	11,070
Other comprehensive income	—	—	—	—	—	6,498	6,498
Cash dividends paid – $0.42 per share	—	—	—	(2,675)	—	—	(2,675)
Purchase of 44,110 common shares for treasury	—	—	—	—	(1,064)	—	(1,064)
Stock options exercised – 49,845 common	—	—	(280)	—	1,034	—	754
Stock option expense	—	—	7	—	—	—	7
Balance at September 30, 2024	$19,352	$289	$17,837	$151,870	$(7,995)	$(32,853)	$148,500
Balance at December 31, 2024	$19,352	$289	$17,604	$153,498	$(7,798)	$(41,280)	$141,665
Net income	—	—	—	13,375	—	—	13,375
Other comprehensive income	—	—	—	—	—	12,139	12,139
Cash dividends paid – $0.45 per share	—	—	—	(2,882)	—	—	(2,882)
Purchase of 37,701 common shares for treasury	—	—	—	—	(662)	—	(662)
Stock options exercised – 69,375 common	—	—	(377)	—	1,440	—	1,063
Balance at September 30, 2025	$19,352	$289	$17,227	$163,991	$(7,020)	$(29,141)	$164,698
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended September 30, 2025 and 2024
	Nine Months Ended September 30,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income	$13,375	$11,070
Adjustments to reconcile net income to net cash
Depreciation and amortization on bank premises and equipment and intangible assets	3,899	4,384
Provision for credit losses	1,310	1,172
Net cash gains on sale of mortgage loans in secondary market	(180)	(218)
Capitalized mortgage servicing rights	(134)	(122)
Net gains on sales of other real estate owned	(25)	(30)
Net gains on sale of available-for-sale debt securities	—	(18)
Stock option expense	—	7
Increase in accrued interest receivable	(874)	(1,927)
Increase in accrued interest payable	(2,261)	4,587
Mortgage loans originated for sale in secondary market	(14,720)	(12,890)
Proceeds from mortgage loans sold in secondary market	13,547	12,372
Increase in cash surrender value of life insurance policies, net of mortality costs	(167)	(171)
Gain from death benefit income on BOLI maturity	(189)	—
Other operating activities, net	249	(1,642)
Net cash provided by operating activities	13,830	16,574
Cash flows from investing activities:
Proceeds from calls and maturities of and principal payments of available-for-sale debt securities	14,345	16,428
Purchases of available-for-sale debt securities	(3,966)	—
Purchases of time deposits in other financial institutions	(245)	—
Net redemption (purchase) of Federal Home Loan Bank stock	271	(1,257)
Net increase in loans	(21,763)	(67,892)
Purchases of bank premises and equipment	(530)	(557)
Proceeds from sale of available-for-sale debt securities	—	3,244
Proceeds from maturity of time deposits in banks	245	—
Proceeds from BOLI maturities	467	445
Proceeds from sale of other real estate owned	2,588	40
Net cash used in investing activities	(8,588)	(49,549)
Cash flows from financing activities:
Net increase in deposits	89,228	54,325
Net (decrease) increase in short-term borrowings	2,558	(247)
Principal payments on notes payable	(357)	(1,042)
Proceeds from Federal Home Loan Bank borrowings	90,000	44,700
Payments of Federal Home Loan Bank borrowings	(118,264)	(13,253)
Stock options exercised	1,064	754
Purchase of treasury stock	(662)	(1,064)
Dividends paid	(2,881)	(2,675)
Net cash provided by financing activities	60,686	81,498
Net decrease in cash and cash equivalents	65,928	48,523
Cash and cash equivalents at beginning of year	15,227	21,855
Cash and cash equivalents at end of period	$81,155	$70,378
See accompanying notes to consolidated financial statements.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
CNB Bank Shares, Inc. (the “Company” or “CNB”) provides a full range of banking services to individual and corporate customers throughout south-central Illinois, suburban southwestern Chicago, and the St. Louis metropolitan area, through its wholly owned subsidiary bank, CNB Bank & Trust, N.A. (the Bank). In addition, CNB Insurance Services, LLC, a subsidiary of CNB Bank & Trust, N.A., provides insurance services to the customers of the geographic areas in which the Bank operates. The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout the Company’s market areas. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
The unaudited consolidated financial statements, including the notes thereto, have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) interim reporting requirements and therefore do not include all information and notes included in the annual consolidated financial statements in conformity with GAAP. These interim unaudited consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
The unaudited consolidated financial statements include all normal, recurring adjustments necessary for a fair presentation of the results for the interim periods. The results for interim periods are not necessarily indicative of results for a full year.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
Estimates that are particularly susceptible to change in a short period of time include the determination of the allowance for credit losses; valuation of other real estate owned and stock options; and determination of possible impairment of intangible assets. Actual results could differ from those estimates.
Basis of Accounting
The Company utilizes the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred regardless of when actual cash payments are received or paid. The Company is also required to report comprehensive income of which net income is a component. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. This includes all changes in equity during a period, except those resulting from investments and distributions by and to owners and cumulative effects of any changes in accounting principles. The components of accumulated other comprehensive loss are as follows at September 30, 2025 and December 31, 2024 (in thousands):
	2025	2024
Net unrealized losses on available-for-sale securities	$(40,757)	$(52,255)
Market value adjustment for cash flow hedge	—	2
Deferred tax effect	11,616	10,974
	$(29,141)	$(41,280)

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
Cash Flow Information
For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks and interest-earning deposits in other financial institutions (all of which are payable upon demand). Following is certain supplemental information relating to the Company’s consolidated statements of cash flows for the nine months ended September 30, 2025 and 2024 (in thousands):
	Nine Months Ended September 30,
	2025	2024
Cash paid for:
Interest	$28,477	$21,236
Income taxes	5,920	3,305
Noncash transactions:
Transfers to other real estate owned in settlement of loans	2,389	174
New lease standard right-of-use asset	—	336
New lease standard liability	—	336
Issuance of treasury stock for vested stock awards	747	602
Fair Value Measurements
The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried or reported at fair value will be classified and disclosed in one of the following three categories:
•
Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•
Level 2 — Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

•
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded at the lower of cost or fair value as described above on a nonrecurring basis (e.g., impaired loans, loans held for sale, other real estate owned), the only assets or liabilities recorded at fair value on a recurring basis are the Company’s investments in available-for-sale debt securities and derivative instruments. The derivative instruments are valued using Level 1 valuation inputs. The Company’s available-for-sale debt securities are measured at fair value using Level 2 valuation inputs. For the securities valued using Level 2 inputs, the market valuation utilizes several sources which

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus, prepayment speeds, credit information, and the bonds’ terms and conditions at the security level.
The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$12,351	$—	$12,351
Obligations of states and political subdivisions	—	227,480	—	227,480
Mortgage-backed securities	—	128,791	—	128,791
Total available-for-sale	$—	$368,622	$—	$368,622
	December 31, 2024
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$12,168	$—	$12,168
Obligations of states and political subdivisions	—	225,701	—	225,701
Mortgage-backed securities	—	131,987	—	131,987
Total available-for-sale	$—	$369,856	$—	$369,856
Derivative financial instruments	$2	$—	$—	$2
Collateral dependent impaired loans are those loans for which it is probable that the principal and interest due on the loan will not be collected according to the contractual terms. Once a loan is deemed collateral dependent, an independent appraisal is obtained. The fair value of these loans is based on the appraised fair value of the collateral less estimated costs to sell and is a nonrecurring measurement. Collateral dependent impaired loans are classified within Level 3 of the fair value hierarchy. Management establishes a specific reserve for loans with an estimated fair value below the carrying value.
Foreclosed assets held for sale acquired through loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate and are classified within Level 3 of the fair value hierarchy.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following tables summarize the Company’s assets and liabilities measured at fair value on a nonrecurring basis as of September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value
Collateral-dependent loans	$—	$—	$8,602	$8,602
	December 31, 2024
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value
Collateral-dependent loans	$—	$—	$3,616	$3,616
Foreclosed assets held for sale	—	—	174	174
The following table presents quantitative information about unobservable inputs used in Level 3 fair value measurements.
	Fair Value at 9/30/25	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent loans	$8,602	Market comparable properties	Marketability discount	15% – 25% (18)%
	Fair Value at 12/31/24	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent loans	$3,616	Market comparable properties	Marketability discount	15% – 25% (18)%
Foreclosed assets held for sale	174	Market comparable properties	Comparability adjustments (%)	Not Available

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following tables present estimated fair values of the Company’s financial instruments at September 30, 2025 and December 31, 2024 (in thousands):
September 30, 2025	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$81,155	$81,155	$81,155	$—	$—
Interest-earnings time deposits in other financial institutions	245	245	—	—	245
Investments in available-for-sale debt securities	368,622	368,622	—	368,622	—
Mortgage loans held for sale	1,540	1,540	—	1,540	—
Loans net of allowance for credit losses	1,292,298	1,306,159	—	—	1,306,159
Accrued interest receivable	14,661	14,661	—	14,661	—
FHLB Stock	4,614	4,614	—	4,614	—
Federal Reserve Bank Stock	914	914	—	914	—
Financial liabilities
Time deposits	559,620	558,738	—	—	558,738
Short-term borrowings	44,910	44,910	—	44,910	—
Accrued interest payable	4,636	4,636	—	4,636	—
Federal Home Loan Bank borrowings	77,024	78,086	—	—	78,086
December 31, 2024	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$15,227	$15,227	$15,227	$—	$—
Interest-earnings time deposits in other financial institutions	245	245	—	—	245
Investments in available-for-sale debt securities	369,856	369,856	—	369,856	—
Mortgage loans held for sale	188	188	—	188	—
Loans net of allowance for credit losses	1,274,101	1,216,614	—	—	1,216,614
Accrued interest receivable	13,787	13,787	—	13,787	—
FHLB Stock	4,885	4,885	—	4,885	—
Federal Reserve Bank Stock	914	914	—	914	—
Financial liabilities
Deposits	1,442,594	1,442,018	—	—	1,442,018
Short-term borrowings	42,352	42,352	—	42,352	—
Accrued interest payable	6,897	6,897	—	6,897	—
Federal Home Loan Bank borrowings	105,288	105,275	—	—	105,275
Notes payable	357	351	—	—	351

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
Adoption of New Accounting Standards
In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 expands income tax disclosure requirements. The amendments require annual disclosure of certain information relating to the rate reconciliation, income taxes paid by jurisdiction, income (loss) from continuing operations before income tax expense (benefit) disaggregated between domestic and foreign, income tax expense (benefit) from continuing operations disaggregated by federal (national), state, and foreign. The amendments also eliminate certain requirements relating to unrecognized tax benefits and certain deferred tax disclosure relating to subsidiaries and corporate joint ventures. The amendments in this update are effective for years beginning after December 15, 2024. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. Early adoption is permitted. This standard did not have a material impact on the Company’s consolidated results of operations or financial position.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 provides more decision-useful information about a public entity’s expenses by requiring additional detail on expenses reported in income statements. Under the ASU, public business entities will provide detailed disclosure in interim and annual periods of specified categories underlying certain expense captions. The ASU requires public business entities to apply the amendments prospectively, with an option to use retrospective application. The amendments in this update are effective for years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. This standard is not expected to have a material impact on the Company’s consolidated results of operations or financial position.
In November 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (Topic 326): Purchased Loans. ASU 2025-08 expands the population of acquired financial assets subject to the gross-up approach in Topic 326. Loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned” are purchased seasoned loans and accounted for using the gross-up approach at acquisition. All non-PCD loans (excluding credit cards) that are acquired in a business combination are deemed seasoned. Other non-PCD loans (excluding credit cards) are seasoned if they were purchased at least 90 days after origination and the acquirer was not involved in the origination of the loans. The amendments in this update are effective for years beginning after December 15, 2026, and interim periods within those annal reporting periods. Early adoption is permitted. This standard is not expected to have a material impact on the Company’s consolidated results of operations or financial position.
Revisions and Adjustments
Certain prior period amounts have been reclassified to conform to the current period presentation without any impact on the reported amounts of net income or stockholders’ equity.
Subsequent Events
In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were available to be issued.
On October 20, 2025, CNB and HBT Financial, Inc. (“HBT”), jointly announced the signing of a merger agreement pursuant to which HBT will acquire CNB. Under the terms of the merger agreement, total consideration consists of approximately 5.5 million shares of HBT’s common stock and $33.8 million in cash. CNB shareholders may elect to receive either (i) 1.0434 shares of HBT’s common stock for each share of CNB’s common stock, or (ii) $27.73 per share in cash, or (iii) a combination of cash and stock consideration, subject to adjustment and to the election and proration provisions in the merger agreement. Upon closing the transaction, shareholders of CNB are expected to hold approximately 15% of HBT Financial’s outstanding common stock.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions, approval of CNBN shareholders, and regulatory approvals.
NOTE 2 — INVESTMENTS IN DEBT SECURITIES
The amortized cost, gross unrealized gains and losses, and estimated fair value of debt securities classified as available-for-sale at September 30, 2025 and December 31, 2024 (in thousands) are as follows:
September 30, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligation of U.S. government agencies and corporations	$12,753	$33	$(435)	$12,351
Obligations of states and political subdivisions	252,629	94	(25,243)	227,480
Mortgage-backed securities	143,997	221	(15,427)	128,791
	$409,379	$348	$(41,105)	$368,622
December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligation of U.S. government agencies and corporations	$13,010	$—	$(842)	$12,168
Obligations of states and political subdivisions	255,497	86	(29,882)	225,701
Mortgage-backed securities	153,604	1	(21,618)	131,987
	$422,111	$87	$(52,342)	$369,856
The amortized cost and estimated fair value of debt securities classified as available-for-sale (in thousands) at September 30, 2025, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.
	Amortized Cost	Estimated Fair Value
Due one year or less	$3,419	$3,404
Due one year through five years	43,159	42,042
Due five years through ten years	107,687	98,211
Due after ten years	111,117	96,174
Mortgage-backed securities	143,997	128,791
	$409,379	$368,622
Provided below is a summary of securities which were in an unrealized loss position (in thousands) at September 30, 2025 and December 31, 2024:
	Less than 12 months		12 months or more		Total
September 30, 2025	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
Obligation of U.S. government agencies and corporations	$—	$—	$9,697	$(435)	$9,697	$(435)
Obligations of states and political subdivisions	1,852	(11)	200,506	(25,232)	202,358	(25,243)
Mortgage-backed securities	403	(8)	111,614	(15,419)	112,017	(15,427)
	$2,255	$(19)	$321,817	$(41,086)	$324,072	$(41,105)

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
	Less than 12 months		12 months or more		Total
December 31, 2024	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
Obligation of U.S. government agencies and corporations	$2,530	$(59)	$9,638	$(783)	$12,168	$(842)
Obligations of states and political subdivisions	6,708	(102)	199,211	(29,780)	205,919	(29,882)
Mortgage-backed securities	2,431	(18)	117,427	(21,600)	119,858	(21,618)
	$11,669	$(179)	$326,276	$(52,163)	$337,945	$(52,342)
The obligations of U.S. government agencies and corporations and mortgage-backed securities with unrealized losses are primarily issued from and guaranteed by the Federal Home Loan Bank, Federal National Mortgage Association, or Federal Home Loan Mortgage Corporation. Obligations of states and political subdivisions in an unrealized loss position are primarily comprised of bonds with adequate credit ratings, underlying collateral, and/or cash flow projections. The unrealized losses associated with these securities are not believed to be attributed to credit quality but rather to changes in interest rates and temporary market movements. In addition, the Company does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Company will be required to sell them before recovery of their amortized cost bases, which may be at maturity.
During the nine months ended September 30, 2025, there were no sales of available-for-sale securities. During the nine months ended September 30, 2024, gross gains of $24,000 and gross losses of $6,000 resulted from sales of $3,244,000 of available-for-sale securities.
The carrying value of debt securities pledged to secure public funds, securities sold under repurchase agreements, certain short- and long-term borrowings, and for other purposes amounted to approximately $207,140,000 and $188,600,000 at September 30, 2025 and December 31, 2024, respectively. The Bank has also pledged letters of credit from the Federal Home Loan Bank of Chicago totaling $92,145,000 and $92,145,000 as additional collateral to secure public funds at September 30, 2025 and December 31, 2024, respectively.
Accrued interest receivable on available-for sale securities totaled $2,628,000 and $2,227,000 at September 30, 2025 and December 31, 2024, respectively, and is excluded from the estimate of credit losses.
NOTE 3 — LOANS
The composition of the loan portfolio at September 30, 2025 and December 31, 2024 (in thousands) is as follows:
	September 30, 2025	December 31, 2024
Commercial:
Real estate	$493,661	$484,276
Agricultural production	106,103	114,053
Other	146,203	157,262
Real estate:
Construction	156,644	147,036
Residential	168,565	152,613
Farmland	219,564	214,174
Consumer	18,827	20,830
	$1,309,567	$1,290,244
Less deferred fees	(1,828)	(1,842)
	$1,307,739	$1,288,402

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following is an analysis of the allowance for credit losses by loan type for the nine months ended September 30, 2025 and 2024 (in thousands):
	Nine Months Ended September 30, 2025
	Balance at 12/31/2024	Charge-offs	Recoveries	Provision	Balance at 9/30/2025
Allowance for credit losses:
Commercial:
Real estate	$6,168	$(1,187)	$1,292	$(221)	$6,052
Agricultural production	1,029	—	1	226	1,256
Other	2,015	—	56	343	2,414
Real estate:
Construction	1,186	—	1	253	1,440
Residential	1,487	(245)	219	232	1,693
Farmland	2,204	(176)	18	347	2,393
Consumer	212	(38)	21	(2)	193
Total	$14,301	$(1,646)	$1,608	$1,178	$15,441
	Nine Months Ended September 30, 2024
	Balance at 12/31/2023	Charge-offs	Recoveries	Provision	Balance at 9/30/2024
Allowance for credit losses:
Commercial:
Real estate	$5,525	$(723)	$3	$948	$5,753
Agricultural production	815	(26)	11	(60)	740
Other	1,717	(78)	20	282	1,941
Real estate:
Construction	1,019	—	—	(88)	931
Residential	1,371	(9)	47	87	1,496
Farmland	2,855	(346)	—	89	2,598
Consumer	289	(29)	35	(59)	236
Total	$13,591	$(1,211)	$116	$1,199	$13,695
Accrued interest receivable on loans totaled $12,033,000 and $11,560,000 at September 30, 2025 and December 31, 2024, respectively. It was reported in accrued interest receivable on the consolidated balance sheet and is excluded from the estimate of credit losses.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following is a summary of past-due loans by type and by number of days delinquent at September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days	Total past due	Current	Total loans	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$1,312	$—	$1	$1,313	$491,184	$492,497	$—
Agricultural production	853	7	4	864	105,239	106,103	—
Other	307	—	1	308	145,743	146,051	—
Real estate:
Construction	—	—	—	—	156,160	156,160	—
Residential	589	111	173	873	167,663	168,536	—
Farmland	22	15	22	59	219,506	219,565	—
Consumer	41	29	7	77	18,750	18,827	—
	$3,124	$162	$208	$3,494	$1,304,245	$1,307,739	$—
	December 31, 2024
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days	Total past due	Current	Total loans	Recorded investment > 90 days past due and accruing
Commercial:
Real estate	$417	$388	$5,887	$6,691	$475,898	$482,588	$—
Agricultural production	31	—	27	58	113,995	114,053	—
Other	233	131	182	547	156,560	157,107	—
Real estate:
Construction	—	—	—	—	147,036	147,036	—
Residential	977	447	318	1,743	150,870	152,613	—
Farmland	1,329	—	539	1,866	212,308	214,174	—
Consumer	61	58	4	124	20,706	20,830	—
	$3,048	$1,024	$6,957	$11,029	$1,277,373	$1,288,402	$—

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following is a summary of loans on nonaccrual status by type at September 30, 2025 and December 31, 2024 (in thousands). No income was recognized on nonaccrual loans during the nine months ended September 30, 2025 and 2024.
	September 30, 2025		December 31, 2024
	Nonaccrual with no Allowance for Credit Loss	Total Nonaccrual	Nonaccrual with no Allowance for Credit Loss	Total Nonaccrual
Commercial:
Real estate	$532	$2,351	$4,003	$8,646
Agricultural production	4	410	—	27
Other	61	587	495	809
Real estate:
Construction	—	13	3	3
Residential	127	756	586	607
Farmland	1,533	1,553	2,040	2,227
Consumer	9	65	68	72
	$2,266	$5,735	$7,195	$12,391
The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, current economic trends and other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans based on credit risk. The Bank uses the following definitions for risk ratings:
•
Watch — Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•
Substandard — Loans classified as substandard are inadequately protected by the current worth and paying capacity of the borrower or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not resolved.

•
Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make full collection or liquidation on the basis of currently existing factors, conditions, and values highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
The following table presents the credit risk profile of the Bank’s loan portfolio based on rating category as of September 30, 2025 and December 31, 2024 (in thousands):
	Term Loans by Origination Year						Revolving	Total
September 30, 2025	2025	2024	2023	2022	2021	Prior
Commercial real estate
Pass	$65,809	$84,532	$90,307	$107,254	$64,068	$71,489	$2,801	$486,260
Watch	88	—	183	1,707	—	48	—	2,026
Substandard	534	1,103	916	527	638	493	—	4,211
	$66,431	$85,635	$91,406	$109,488	$64,706	$72,030	$2,801	$492,497
Current period gross charge-offs	$—	$—	$488	$699	$—	$—	$—	$1,187
Agricultural production
Pass	$8,392	$5,032	$1,782	$2,586	$2,240	$1,188	$83,342	$104,562
Watch	600	211	121	—	—	—	—	932
Substandard	106	484	10	—	9	—	—	609
	$9,098	$5,727	$1,913	$2,586	$2,249	$1,188	$83,342	$106,103
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial other
Pass	$27,589	$17,346	$15,685	$21,553	$5,894	$7,070	$49,848	$144,985
Watch	30	18	—	—	122	—	—	170
Substandard	243	392	—	254	—	7	—	896
	$27,862	$17,756	$15,685	$21,807	$6,016	$7,077	$49,848	$146,051
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Real estate construction
Pass	$84,925	$59,581	$7,253	$1,241	$480	$1,624	$1,043	$156,147
Watch	—	—	—	—	—	—	—	—
Substandard	13	—	—	—	—	—	—	13
	$84,938	$59,581	$7,253	$1,241	$480	$1,624	$1,043	$156,160
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential real estate
Pass	$37,432	$20,415	$26,598	$29,008	$10,104	$25,782	$17,951	$167,290
Watch	—	—	—	—	—	46	—	46
Substandard	299	98	—	41	104	658	—	1,200
	$37,731	$20,513	$26,598	$29,049	$10,208	$26,486	$17,951	$168,536
Current period gross charge-offs	$—	$—	$—	$—	$—	$245	$—	$245
Farmland
Pass	$42,297	$35,025	$23,656	$22,876	$23,627	$62,449	$4,721	$214,651
Watch	25	—	—	—	—	2,070	—	2,095
Substandard	—	1,529	1,241	—	—	49	—	2,819
	$42,322	$36,554	$24,897	$22,876	$23,627	$64,568	$4,721	$219,565
Current period gross charge-offs	$—	$—	$—	$—	$—	$176	$—	$176

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
	Term Loans by Origination Year						Revolving	Total
September 30, 2025	2025	2024	2023	2022	2021	Prior
Consumer
Pass	$6,736	$5,817	$3,418	$1,385	$370	$783	$200	$18,709
Watch	—	—	—	—	—	—	—	—
Substandard	—	40	19	—	20	39	—	118
	$6,736	$5,857	$3,437	$1,385	$390	$822	$200	$18,827
Current period gross charge-offs	$—	$6	$8	$3	$—	$21	$—	$38
Total
Pass	$273,180	$227,748	$168,699	$185,903	$106,783	$170,385	$159,906	$1,292,604
Watch	743	229	304	1,707	122	2,164	—	5,269
Substandard	1,195	3,646	2,186	822	771	1,246	—	9,866
	$275,118	$231,623	$171,189	$188,432	$107,676	$173,795	$159,906	$1,307,739
Current period gross charge-offs	$—	$6	$496	$702	$—	$442	$—	$1,646
	Term Loans by Origination Year					Revolving	Total
December 31, 2024	2024	2023	2022	2021	Prior
Commercial real estate
Pass	$61,492	$83,973	$116,459	$85,970	$118,903	$3,238	$470,035
Watch	—	—	1,737	187	503	—	2,427
Substandard	54	44	809	315	5,046	3,861	10,129
	$61,546	$84,017	$119,005	$86,472	$124,452	$7,099	$482,591
Current period gross charge-offs	$—	$—	$—	$—	$635	$—	$635
Agricultural production
Pass	$9,309	$2,597	$4,189	$3,759	$3,206	$88,963	$112,023
Watch	20	231	—	6	15	1,468	1,740
Substandard	185	—	—	—	—	105	290
	$9,514	$2,828	$4,189	$3,765	$3,221	$90,536	$114,053
Current period gross charge-offs	$—	$—	$—	$26	$—	$—	$26
Commercial other
Pass	$29,033	$23,987	$24,338	$8,102	$13,409	$55,493	$154,362
Watch	45	95	—	927	412	—	1,479
Substandard	191	146	361	84	157	325	1,264
	$29,269	$24,228	$24,699	$9,113	$13,978	$55,818	$157,105
Current period gross charge-offs	$—	$8	$—	$—	$88	$—	$96
Real estate construction
Pass	$82,966	$49,290	$8,417	$2,721	$1,593	$2,046	$147,033
Watch	—	—	—	—	—	—	—
Substandard	—	—	—	—	3	—	3
	$82,966	$49,290	$8,417	$2,721	$1,596	$2,046	$147,036
Current period gross charge-offs	$—	$66	$22	$—	$—	$—	$88

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
	Term Loans by Origination Year					Revolving	Total
December 31, 2024	2024	2023	2022	2021	Prior
Residential real estate
Pass	$27,883	$28,857	$31,385	$11,612	$33,652	$17,802	$151,191
Watch	—	—	—	—	319	—	319
Substandard	—	—	83	—	882	138	1,103
	$27,883	$28,857	$31,468	$11,612	$34,853	$17,940	$152,613
Current period gross charge-offs	$—	$—	$—	$9	$—	$—	$9
Farmland
Pass	$28,239	$24,671	$27,911	$24,078	$97,479	$3,495	$205,873
Watch	200	—	—	1,809	2,733	210	4,952
Substandard	1,657	—	—	—	1,692	—	3,349
	$30,096	$24,671	$27,911	$25,887	$101,904	$3,705	$214,174
Current period gross charge-offs	$—	$—	$—	$—	$346	$—	$346
Consumer
Pass	$8,625	$5,476	$2,546	$1,009	$2,323	$711	$20,690
Watch	—	—	—	—	—	—	—
Substandard	4	—	1	18	117	—	140
	$8,629	$5,476	$2,547	$1,027	$2,440	$711	$20,830
Current period gross charge-offs	$8	$7	$177	$3	$3	$3	$201
Total
Pass	$247,547	$218,851	$215,245	$137,251	$270,565	$171,748	$1,261,207
Watch	265	326	1,737	2,929	3,982	1,678	10,917
Substandard	2,091	190	1,254	417	7,897	4,429	16,278
	$249,903	$219,367	$218,236	$140,597	$282,444	$177,855	$1,288,402
Current period gross charge-offs	$8	$81	$199	$38	$1,072	$3	$1,401
The Bank seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a restructured loan when a concession has been granted to a borrower experiencing financial difficulties. The Bank’s modifications generally include interest rate adjustments and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. The Bank’s restructured loans are considered impaired and are individually evaluated for impairment as part of the allowance for credit losses as described above.
The following table presents the amortized cost basis (dollars in thousands) of loans at September 30, 2025 and December 31, 2024 that were both experiencing financial difficulty and modified during the nine months ended September 30, 2025 and year ended December 31, 2024, by segment and type of modification. The percentage of amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each segment of loans is also presented below.

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
	September 30, 2025
	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension/ Principal Forgiveness	Combination Term Extension/ Interest Rate Reduction	Percentage of Loans
Commercial:
Real estate	$—	$874	$—	$—	$—	$—	0.18%
Agricultural production	—	—	—	—	—	—	—
Other	—	—	—	—	—	130	0.09
Real estate:
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
	$—	$874	$—	$—	$—	$130	0.08%
	December 31, 2024
	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension/ Principal Forgiveness	Combination Term Extension/ Interest Rate Reduction	Percentage of Loans
Commercial:
Real estate	$—	$949	$—	$—	$—	$—	0.20%
Agricultural production	—	—	—	—	—	—	—
Other	—	—	—	—	—	143	0.09
Real estate:
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
	$—	$949	$—	$—	$—	$143	0.08%
No modified loans to borrowers experiencing financial difficulty defaulted within 12 months of their restructuring in the nine months ended September 30, 2025 and 2024. The Bank had no commitments to extend additional credit on any restructured loans at September 30, 2025 and December 31, 2024.
A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
following table presents the amortized cost basis of collateral-dependent loans by class of loans as of September 30, 2025 and December 31, 2024:
	September 30, 2025
	Real Estate	Business Assets	Other	Total
Commercial:
Real estate	$3,260	$—	$—	$3,260
Agricultural production	—	407	—	407
Other	—	3,268	—	3,268
Real estate:
Construction	—	—	—	—
Residential	575	—	—	575
Farmland	2,785	—	—	2,785
Consumer	—	—	17	17
	$6,620	$3,675	$17	$10,312
	December 31, 2024
	Real Estate	Business Assets	Other	Total
Commercial:
Real estate	$4,643	$—	$—	$4,643
Agricultural production	—	27	—	27
Other	—	314	—	314
Real estate:
Construction	—	—	—	—
Residential	21	—	—	21
Farmland	187	—	—	187
Consumer	—	—	4	4
	$4,851	$341	$4	$5,196
NOTE 4 — DEPOSITS
A summary of interest-bearing deposits at September 30, 2025 and December 31, 2024 (in thousands) is as follows:
	September 30, 2025	December 31, 2024
Interest-bearing transaction accounts	$419,156	$373,119
Savings	267,797	270,633
Time deposits	559,620	519,366
	$1,246,573	$1,163,118

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
Interest expense on deposits for the years ended nine months ended September 30, 2025 and 2024 (in thousands) is summarized as follows:
	Nine Months Ended September 30,
	2025	2024
Interest-bearing transaction accounts	$1,156	$1,163
Savings	5,586	5,142
Time deposits	15,772	15,911
	$22,514	$22,216
Time deposits meeting or exceeding the FDIC insurance limit of $250,000 totaled $187,539,000 and $196,988,000 at September 30, 2025 and December 31, 2024, respectively.
NOTE 5 — LITIGATION
During the normal course of business, the Company becomes subject to various legal claims. However in the opinion of management, these will not result in any material liability to the Company.
NOTE 6 — DISCLOSURES ABOUT FINANCIAL INSTRUMENTS
The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for financial instruments included on the consolidated balance sheets. Following is a summary of the Company’s off-balance sheet financial instruments at September 30, 2025 and December 31, 2024 (in thousands):
	September 30, 2025	December 31, 2024
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$191,026	$229,975
Standby letters of credit	4,366	4,815
	195,392	234,790
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but is generally residential or income-producing commercial property or equipment on which the Bank generally has a superior lien.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
arrangements and historically have not been drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
The allowance for credit losses on off-balance sheet credit exposures equaled $685,000 and $553,000 at September 30, 2025 and December 31, 2024, respectively, and is reported in other liabilities on the consolidated balance sheet.
NOTE 7 — REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1, and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).
Banks and their bank holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a leverage ratio (equal to Tier 1 capital divided by average total consolidated assets) of greater than 9%, are eligible to opt into the CBLR framework. Qualifying community banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, will be considered to have met the well-capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Accordingly, a qualifying community banking organization that exceeds the 9% CBLR will be considered to have met: (i) the generally applicable risk-based and leverage capital requirements of the generally applicable capital rules; (ii) the capital ratio requirements in order to be considered well-capitalized under the prompt corrective action framework; and (iii) any other applicable capital or leverage requirements. A qualifying community banking organization that elects to be under the CBLR framework generally would be exempt from the current capital framework, including risk-based capital requirements and capital conservation buffer requirements. A banking organization meets the definition of a “qualifying community banking organization” if the organization has:
•
A leverage ratio of greater than 9%;

•
Total consolidated assets of less than $10 billion;

•
Total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancellable commitments) of 25% or less of total consolidated assets; and

•
Total trading assets plus trading liabilities of 5% or less of total consolidated assets.

Even though a banking organization meets the above-stated criteria, federal banking regulators have reserved the authority to disallow the use of the CBLR framework by a depository institution or depository institution holding company, based on the risk profile of the banking organization.
Company management believes, as of September 30, 2025 and December 31, 2024, that the Company and Bank meet all capital adequacy requirements to which they are subject. As of September 30, 2025 and December 31, 2024, the most recent notification from applicable regulatory authorities categorized the Bank

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as a well-capitalized bank, a bank that has not opted to use the CBLR option must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that Company management believes have changed the Bank’s risk category.
The Bank’s actual capital amounts (dollars in thousands) and ratios at September 30, 2025 and December 31, 2024 are presented in the following tables:
	Actual		Minimum for capital adequacy purposes		Minimum to be a well-capitalized bank under prompt corrective action provision
September 30, 2025	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$183,085	12.64%	$115,878	8.00%	$144,847	10.00%
Tier 1 capital (to risk-weighted assets)	166,929	11.52	86,908	6.00	115,878	8.00
Common Equity Tier 1 capital (to risk-weighted assets)	166,929	11.52	65,181	4.50	94,151	6.50
Tier 1 capital (to average assets)	166,929	9.13	73,145	4.00	91,432	5.00
	Actual		Minimum for capital adequacy purposes		Minimum to be a well-capitalized bank under prompt corrective action provision
December 31, 2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$171,099	11.91%	$114,926	8.00%	$143,658	10.00%
Tier 1 capital (to risk-weighted assets)	156,265	10.88	86,195	6.00	114,926	8.00
Common Equity Tier 1 capital (to risk-weighted assets)	156,265	10.88	64,646	4.50	93,377	6.50
Tier 1 capital (to average assets)	156,265	8.75	71,415	4.00	89,269	5.00
NOTE 8 — EARNINGS PER SHARE
Basic earnings per common share is calculated as net income less preferred stock dividends divided by the weighted average number of common shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding, increased by the assumed conversion of the Company’s convertible preferred stock and the Company’s stock options and restricted stock awarded. Presented below are the calculations for the basic and diluted earnings per common share (dollars in thousands, except per share data):
	Nine Months Ended September 30,
	2025	2024
Basic
Net income	$13,375	$11,070
Less: Dividends on preferred shares	(439)	(409)
Net income available to common stockholders	$12,936	$10,661
Weighted average common shares outstanding	5,425,893	5,395,161
Basic earnings per common share	$2.38	$1.98

CNB BANK SHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2025
	Nine Months Ended September 30,
	2025	2024
Diluted
Net income	$13,375	$11,070
Weighted average common shares outstanding	5,425,893	5,395,161
Dilutive potential common shares:
Preferred shares as converted	974,500	974,500
Stock compensation	92,054	13,811
Total dilutive potential common shares	1,066,554	988,311
Diluted weighted average common shares outstanding	6,492,447	6,383,472
Diluted earnings per common share	$2.06	$1.73

NOTE 9 — SEGMENT REPORTING
The Company operates with a single reportable segment for financial reporting purposes with the Bank’s President and Chief Executive Officer, Andy Tinberg, serving as the chief operating decision maker (“CODM”). The CODM does not significantly rely on disaggregated financial data to allocate resources and make decisions and, instead, assesses Company needs and performance at the consolidated level.

Appendix A
AGREEMENT AND PLAN OF MERGER
BETWEEN
HBT FINANCIAL, INC.,
HB-CNB MERGER, INC.
AND
CNB BANK SHARES, INC.
OCTOBER 20, 2025

A-i

A-ii

A-iii

EXHIBITS
A-1 List of Parties Entering into Voting and Support Agreements
A-2 Form of Voting and Support Agreement
B-1 List of Parties Entering into Restrictive Covenant Agreements
B-2 Form of Restrictive Covenants Agreement
C Mid-Tier Merger Agreement
D Statutory Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS
Page
Acquiror	A-1
Acquiror Bank	A-71
Acquiror Benefit Plan	A-71
Acquiror Board	A-71
Acquiror Bylaws	A-71
Acquiror Capital Stock	A-72
Acquiror Capitalization Date	A-36
Acquiror Certificate of Incorporation	A-72
Acquiror Common Stock	A-72
Acquiror Disclosure Schedules	A-80
Acquiror ERISA Affiliate	A-72
Acquiror Financial Statements	A-38
Acquiror Preferred Stock	A-37
Acquiror SEC Reports	A-72
Acquiror Stock Issuance	A-72
Acquisition Proposal	A-72
Affiliate	A-72
Aggregate Cash Consideration	A-4
Aggregate Stock Consideration	A-4
Agreement	A-1
Applicable Mortgage Business Requirements	A-72
Bank	A-73
Bank Merger	A-73
Book-Entry Share	A-9
Borrowing Affiliate	A-44
Business Day	A-73
Call Report	A-73
Cancellation Agreement	A-6
Cancellation Payment	A-6
Cash Consideration	A-4
Cash Designated Shares	A-9
Cash Election	A-7
Cash Election Number	A-7
Cash Election Shares	A-7
Certificate of Merger	A-2
CIC Payment	A-60
Closing	A-2
Closing Acquiror Common Stock Price	A-73
Closing Date	A-2
Code	A-73
Company	A-1
Company 401(k) Plan	A-51
Company Adverse Recommendation	A-48

A-v

Page
Company Articles of Incorporation	A-73
Company Benefit Plan	A-73
Company Board	A-73
Company Bylaws	A-73
Company Capital Stock	A-74
Company Capitalization Date	A-14
Company Common Stock	A-74
Company Disclosure Schedules	A-80
Company Employees	A-45
Company ERISA Affiliate	A-74
Company Financial Statements	A-16
Company Investment Securities	A-33
Company Loans	A-18
Company Material Contract	A-28
Company Permitted Exceptions	A-18
Company Preferred Stock	A-74
Company Real Estate	A-74
Company RSU	A-5
Company SAR	A-6
Company Shareholder Approval	A-74
Company Shareholder Matters	A-86
Company Shareholders’ Meeting	A-47
Company Stock Certificates	A-9
Company Stock Option	A-5
Company Stock Plan	A-74
Confidentiality Agreement	A-42
Constituent Documents	A-74
Contemplated Transactions	A-74
Contract	A-74
Control, Controlling or Controlled	A-74
Conversion Fund	A-9
Covered Employees	A-59
CRA	A-75
Deposit Insurance Fund	A-75
Derivative Transactions	A-75
DGCL	A-75
Dissenters’ Shares	A-11
DOL	A-75
Effective Time	A-2
Election Deadline	A-8
Election Form	A-7
Environment	A-75
Environmental Laws	A-75
ERISA	A-75

A-vi

Page
Exchange Act	A-75
Exchange Agent	A-7
Exchange Ratio	A-4
Existing D&O Policy	A-55
FDIC	A-75
Federal Reserve	A-75
GAAP	A-76
Governmental Authority	A-76
Hazardous Materials	A-76
Holder Representative	A-7
IBCA	A-76
Illinois Articles of Merger	A-2
Immediate Family Member	A-76
Indemnified Party	A-54
IRS	A-76
IRS Guidelines	A-58
Knowledge	A-76
Legal Requirement	A-76
Letter of Transmittal	A-9
Lien	A-76
Mailing Date	A-7
Material Adverse Effect	A-76
Merger	A-1
Merger Agreement	A-86
Merger Consideration	A-4
Merger Sub	A-86
MergerCo	A-1
Mid-Tier Merger	A-1
Mid-Tier Merger Agreement	A-3
Mixed Consideration	A-4
Mixed Election	A-7
Mortgage Agency	A-77
Mortgage Loan	A-77
NASDAQ Rules	A-77
New Plans	A-59
Non-Election	A-7
Non-Election Shares	A-7
Old Plans	A-59
Option Payment	A-6
Order	A-77
Ordinary Course of Business	A-77
OREO	A-78
OTCQX	A-78
Outstanding Company Shares	A-78

A-vii

Page
Owned Shares	A-86
Parent	A-86
PBGC	A-78
Per Share Merger Consideration	A-4
Person	A-78
Phase I	A-50
Phase II	A-50
Previously Disclosed	A-81
Proceeding	A-78
Proxy Statement	A-78
Registration Statement	A-78
Regulatory Authority	A-78
Remediation Cost	A-78
Representative	A-78
Requisite Regulatory Approvals	A-79
Restrictive Covenant Agreements	A-1
SAR Payment	A-6
Schedules	A-80
SEC	A-79
Securities Act	A-79
Stock Consideration	A-4
Stock Consideration Cash Value	A-79
Stock Designated Shares	A-8
Stock Election	A-7
Stock Election Number	A-7
Stock Election Shares	A-7
Subsidiary	A-79
Superior Proposal	A-79
Surviving Entity	A-1
Tax	A-79
Tax Return	A-79
Termination Date	A-65
Termination Fee	A-66
Third Party Consents	A-14
Total Payments	A-60
Transfer	A-87
Transition Date	A-80
Treasury Regulations	A-80
U.S.	A-80
Unaudited Monthly Financial Statements	A-42
Voting and Support Agreements	A-1

A-viii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of October 20, 2025, by and among HBT Financial, Inc., a Delaware corporation (“Acquiror”), HB-CNB Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and CNB Bank Shares, Inc., an Illinois corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company, Acquiror and MergerCo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and as a result of such Merger, the Company shall become a wholly owned subsidiary of Acquiror.
B.   Immediately after the effectiveness of the Merger, the Company, as the Surviving Entity of the Merger and a wholly-owned subsidiary of Acquiror following the effectiveness of the Merger, shall merge with and into Acquiror, with the Acquiror as the surviving corporation (the “Mid-Tier Merger”).
C.   The parties intend that the Merger together with the Mid-Tier Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.   As an inducement to Acquiror to enter into this Agreement, certain of the directors, executive officers and shareholders of the Company, listed on Exhibit A-1 have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A-2 (the “Voting and Support Agreements”), pursuant to which, among other things, such persons have agreed to vote in favor of the adoption of this Agreement.
E.   As an inducement of Acquiror’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers have, listed on Exhibit B-1 hereto, concurrently with the execution of this Agreement, entered into a confidentiality, non-solicitation and non-competition agreement, the form of which is attached hereto as Exhibit B-2 (the “Restrictive Covenant Agreements”), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by the Acquiror and its Subsidiaries.
F.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
Article 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the IBCA, at the Effective Time, MergerCo shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the DGCL and the IBCA, the separate corporate existence of MergerCo shall cease and the Company will be the Surviving Entity and a wholly-owned subsidiary of Acquiror.

Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic means or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the later of (i) March 31, 2026 and (ii) the first day of the month immediately following the month during which each of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The Company shall file on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and articles of merger with the Secretary of State of the State of Illinois (“Illinois Articles of Merger”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects prescribed by applicable law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents, Directors and Officers of the Surviving Entity.   The Company’s Articles of Incorporation and Company’s Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Entity’s articles of incorporation and bylaws.
Section 1.5   Mid-Tier Merger.   The parties will cooperate and shall take all action necessary or deemed appropriate by Acquiror to cause the Surviving Entity and Acquiror to enter into an agreement and plan of merger, in the form attached hereto as Exhibit C (the “Mid-Tier Merger Agreement”), pursuant to which the Surviving Entity and Acquiror shall undertake the Mid-Tier Merger, with Acquiror being the surviving corporation thereof in accordance with the terms of the Mid-Tier Merger Agreement and the DGCL. At the effective time of the Mid-Tier Merger, the separate existence of the Surviving Entity shall terminate and Acquiror, as the surviving corporation, will continue its existence under the DGCL.
Section 1.6   Bank Merger.   The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger and Mid-Tier Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit D.
Section 1.7   Alternative Structure.   The parties may mutually agree in writing to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) reduce the amount, or change the kind, of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger or (iii) require submission to or approval of the Company’s shareholders after this Agreement has been adopted by the Company’s shareholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect such change.

Article 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.
(a)   At the Effective Time, in each case subject to Section 2.1(d) – (f), Section 2.2, Section 2.3, and Section 2.5, by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by the Company as treasury stock, which shall be cancelled, and Dissenters’ Shares shall be converted into the right to receive one of the following from the Acquiror:
(i)   1.0434 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Stock Consideration”), subject to adjustment in Section 5.12; or
(ii)   $27.73 in cash, subject to adjustment in Sections 2.1(d), 2.1(e) and 5.12 (the “Cash Consideration”); or
(iii)   a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock (the “Mixed Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”).
(b)   Certain Additional Defined Terms Relating to Merger Consideration. For purposes of this Agreement, the following terms shall have the following meanings:
(i)   “Aggregate Cash Consideration” means $33,830,958.00, subject to adjustment in accordance with Sections 2.1(d), 2.1(e) and 5.12.
(ii)   “Aggregate Stock Consideration” means 5,513,480 shares of Acquiror Common Stock, subject to adjustment in accordance with Section 5.12.
(iii)   “Per Share Merger Consideration” means the amounts of cash and stock obtained by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(a)).
(c)   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration.
(d)   If, prior to the Effective Time, the outstanding shares of Company Common Stock, or the outstanding shares of Acquiror Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration, Cash Consideration and Per Share Merger Consideration; provided, however, that the exercise of Company Stock Options shall not cause an adjustment to the Stock Consideration, Cash Consideration or Per Share Merger Consideration.
(e)   In the event the Merger otherwise fails to qualify for the federal income Tax treatment described in Section 7.5, then Acquiror may, in its sole discretion, increase the amount of Stock Consideration and make a corresponding decrease to the Cash Consideration by the minimum amount necessary to enable the Merger to otherwise qualify for the federal income tax treatment described in Section 7.5.

Section 2.2   Conversion of Company Preferred Stock.   Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Company or Acquiror, or the holder of any securities of the Company or Acquiror, each share of Company Preferred Stock issued and outstanding shall automatically be converted, without interest, into a number of shares of Company Common Stock equal to 100 shares of Company Common Stock for each one (1) share of Company Preferred Stock, calculated in accordance with the terms and conditions of the Certificate of Designation of the Company Preferred Stock, and, upon such conversion, the Company Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time. For avoidance of doubt, at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1.
Section 2.3   Company Equity Awards.
(a)   On the Closing Date but prior to the Effective Time, each restricted stock unit granted under a Company Stock Plan (a “Company RSU”) that is then outstanding shall, automatically and without any required action on the part of the holder thereof, fully vest (to the extent unvested) and shall be cancelled and terminated, and in full satisfaction thereof, each holder of such a Company RSU shall receive one (1) share of Company Common Stock for each Company RSU then being settled; provided, however, that, unless the holder of such Company RSU paid to the Company the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates) pursuant to and in accordance with a written election delivered to the Company not less than three (3) Business Days prior to the Effective Time, the number of shares of Company Common Stock to be delivered in respect of a Company RSU in accordance with the foregoing shall be reduced by the number of shares of Company Common Stock (rounded up to the nearest whole share) having a fair market value (based on the closing price of the Company Common Stock on the date immediately prior to the Closing Date) equal to the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates). For the avoidance of doubt, only the net number of shares of Company Common Stock (after reduction for shares of Company Common Stock used to satisfy tax withholding obligations) shall be provided to the holder of the applicable Company RSU, and, at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1.
(b)   At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”), shall be cancelled in exchange for a cash payment equal to the product of (i) (A) the excess, if any, of the Stock Consideration Cash Value over (B) the exercise price per share of Company Common Stock under such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Stock Option (each, an “Option Payment”). Each Option Payment shall be treated as compensation and shall be payable in accordance with Section 2.3(d).
(c)   At the Effective Time, each outstanding award of stock appreciation rights granted prior to the date hereof under the Company Stock Plan (a “Company SAR”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), a cash payment equal to the product of (i) (A) the excess, if any, of the Stock Consideration Cash Value over (B) the grant price per share of Company Common Stock under such Company SAR, multiplied by (ii) the number of shares of Company Common Stock subject to such Company SAR (each, a “SAR Payment”). Each SAR Payment shall be treated as compensation and shall be payable in accordance with Section 2.3(d).
(d)   Each Option Payment and SAR Payment (each, a “Cancellation Payment”) shall be payable as soon as administratively practicable following the Effective Time by the Surviving Entity, net of any applicable withholding taxes; provided that prior to the Effective Time the holder of the underlying Company Stock Option or Company SAR has delivered to Acquiror a cancellation agreement (a “Cancellation Agreement”), in a form reasonably satisfactory to Acquiror, acknowledging such holder’s right to the applicable Cancellation Payment and releasing any claims such holder may have with respect to cancellation and conversion of each such Company Stock Option or Company SAR. The Company shall use commercially reasonable best efforts to obtain an executed Cancellation Agreement from each such holder prior to the Effective Time. In the event a holder has not delivered a Cancellation Agreement prior to the

Effective Time, the Cancellation Payment shall be payable as soon as administratively practicable following delivery of the Cancellation Agreement by the holder, provided that the Cancellation Payment shall be made no later than the last day of the calendar year during with the Effective Time occurs.
(e)   For the avoidance of doubt, each Company Stock Option and Company SAR with an exercise or grant price per share that is equal to or greater than the Stock Consideration Cash Value shall be cancelled as of the Effective Time without any cash payment being made in respect thereof and the holder of such Company Stock Option or Company SAR shall have no further rights in respect thereof.
(f)   Prior to the Effective Time, the Board of Directors of Company shall take all necessary action to give effect to the vesting, cancellation and conversion of each Company Stock Option and Company SAR as contemplated by this Section 2.3.
Section 2.4   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.5   Election and Proration Procedures.
(a)   The parties to this Agreement agree: (i) that Computershare shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver to the Exchange Agent the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   An election form, in such form as Acquiror and the Company shall agree (an “Election Form”), shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Common Stock and each holder of Company RSUs. Unless another date is agreed to by Acquiror and the Company prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Registration Statement is first mailed to holders of Company Common Stock. Acquiror shall make available Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock or Company RSUs after the record date for eligibility to vote at the Company Shareholders’ Meeting (as defined herein) and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.
(c)   Each Election Form shall allow the holder of Company Common Stock or Company RSUs (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”) or (iii) the Mixed Consideration for all of such holder’s shares currently held or entitled to be held as of immediately prior to the Effective Time (a “Mixed Election”), in such proportion as such holder may specify. If a holder of Company Common Stock or Company RSUs fails to make an election or does not properly complete and timely return the Election Form, such failure to make an election is referred to herein as a “Non-Election.” Holders of record of Company Common Stock or Company RSUs who hold such shares or Company RSUs as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Company Common Stock or Company RSUs held by that Holder Representative for a particular beneficial owner. The shares of Company Common Stock and Company RSUs as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of Company Common Stock and Company RSUs as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”

(d)   To be effective, a properly completed Election Form must be received by the Exchange Agent on or prior to the date of the Company Shareholders’ Meeting (or such other date as Acquiror and the Company may mutually agree prior to the Effective Time) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any holder of Company Common Stock or Company RSUs may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of Company Common Stock or Company RSUs may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Acquiror or the Company that this Agreement has been terminated prior to the Effective Time pursuant to Article 10 of this Agreement. If a holder of Company Common Stock or Company RSUs either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Company Common Stock or Company RSUs held by such shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(e)   Within three (3) Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock or Company RSUs to receive the Per Share Merger Consideration and to distribute such as follows:
(i)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is greater than the Aggregate Cash Consideration, then:
(A)   all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;
(B)   all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Cash Election Shares, by pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the cash consideration to be paid equals as closely as possible the Aggregate Cash Consideration and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(D)   the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.
(ii)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is less than the Aggregate Cash Consideration, then:
(A)   all Cash Election Shares shall be converted into the right to receive the Cash Consideration;
(B)   all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Non-Election Shares, by a pro rata selection process, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration and, if necessary, the Exchange Agent shall then select among the Stock Election Shares, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration (collectively, “Cash Designated Shares”), and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

(D)   the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.
Section 2.6   Exchange of Shares.
(a)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock pursuant to Section 2.1, and (ii) the aggregate Cash Consideration payable (including the amount payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2). Such amount of aggregate Cash Consideration and aggregate Stock Consideration, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.”
(b)   (c)   As soon as reasonably practicable after the Closing Date, and in any event within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock evidenced by one or more certificates (“Company Stock Certificates”) or designated by a book entry representing non-certificated shares of Company Common Stock (each, a “Book-Entry Share”), a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement, if applicable.
(c)   Promptly following the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal, together with the proper surrender of a Company Stock Certificate, if applicable, the holder of such Company Stock Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.2 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share; thereupon such Company Stock Certificate or Book-Entry Share shall forthwith be canceled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate or Book-Entry Share. Until so surrendered, if applicable, and cancelled, each such Company Stock Certificate and Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Per Share Merger Consideration; and (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the stockholder has a right to receive pursuant to Section 2.2, in each case, upon the proper surrender of such Company Stock Certificate, if applicable, in accordance with this Article 2.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.
(e)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share until the holder thereof shall surrender such Company Stock Certificate, if applicable, or Book-Entry Share in accordance with this Article 2. Promptly after the surrender, if applicable, and cancellation of a Company Stock Certificate or Book-Entry Share in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(f)   Any portion of the Conversion Fund that remains unclaimed by the shareholder of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Merger

Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock).
Section 2.7   Dissenters’ Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the IBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA and received by the Company relating to shareholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA.
Section 2.8   Withholding Rights.   Notwithstanding any other provision of this Agreement, the parties to this Agreement and the Exchange Agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (or the transactions contemplated hereby) to another party to this Agreement or to any holder or former holder of Company Common Stock, Company Stock Options and Company SARs such amounts as the party or Exchange Agent is required to deduct and withhold for Taxes with respect to such payment pursuant to the Code or any applicable provision of U.S. federal, state, local, or non-U.S. Legal Requirements relating to Taxes. All amounts so deducted and withheld shall be timely remitted to the appropriate Regulatory Authority. To the extent that such amounts are deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the party, holder or former holder, as the case may be, of Company Common Stock in respect of whom such deduction and withholding were made.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.
(a)   The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (ii) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
(b)   Attached to Schedule 3.1 of the Company Disclosure Schedules are copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Schedule 3.1(b) of the Company Disclosure Schedules. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedules: (i) the Company does not directly engage in and has not directly engaged in any business or operations other than owning the equity interests in the Bank, and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; (ii) the Company does not directly own any assets other than the equity interests in the Bank and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; and (iii) the Company is not a party to any contract relating to the business of any Subsidiary of the Company.
Section 3.2   Company Subsidiary Organizations.   The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States of America. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement. Attached to Schedule 3.2 of the Company Disclosure Schedules are copies of the Bank’s and all Subsidiaries’ Constituent Documents and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, and the Mid-Tier Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its shareholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders. The Company Board has directed that the Merger and Mid-Tier Merger be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (c) contravene, conflict with or result in a violation or breach of any provision of, or the loss of any benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any Lien upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of, or non-objection to, such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; (vi) the filing of the Illinois Articles of Merger with the Illinois Secretary of State; and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents, non-objections, approvals of, notices to, waivers or authorizations by, or applications, filings or registrations with any Regulatory Authority or any other Person except as set forth on Schedule 3.4 of the Company Disclosure Schedules (all consents and approvals, the “Third Party Consents”) are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company consists exclusively of 20,000,000 shares of Company Common Stock and 200,000 shares of Company Preferred Stock. As of the date of this Agreement (the “Company Capitalization Date”), (i) 5,438,707 shares of the Company Common Stock were issued and outstanding, (ii) 90,985 Company RSUs granted by the Company under the Company Benefit Plans, (iii) 9,745 shares of Company Preferred Stock issued and outstanding, and which are convertible to 100 shares of Company Common Stock for each 1 share of Company Preferred Stock, (iv) 77,530 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, with a weighted average strike price of $17.00 per share, and (v) 128,655 Company SARs, with a grant price of $18.25 per share, granted by the Company under the Company Benefit Plans. Except as listed in Schedule 3.5 of the Company Disclosure Schedules, the Company does not have outstanding any bonds, debentures, notes or any similar obligations, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in this Section 3.5, there are no equity-based awards outstanding as of the Company Capitalization Date.

(b)   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding capital stock of the Company. A true, correct and complete list dated as of the date hereof, of all of the outstanding shares of Company Common Stock, all of which are owned of record by shareholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Schedule 3.5 of the Company Disclosure Schedules and will be updated by the Company as of the Closing Date. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, there are no shareholders agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Common Stock, including any agreement that or imposes any limitation or restriction on Company Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Common Stock.
(c)   Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no issued, reserved for issuance or outstanding: (i) shares of Company Capital Stock or voting securities of the Company other than the Company Common Stock; (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock or other securities of, or ownership interests in, the Company. As of the Company Capitalization Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the securities or rights described in this Section 3.5(c). Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, since January 1, 2022 through the date hereof, the Company has not: (1) issued, reserved for issuance, repurchased or redeemed any shares of Company equity securities; or (2) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than as Previously Disclosed, no outstanding subscriptions, agreements, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company.
Section 3.6   Company Subsidiary Capitalization.   Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7   Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements have been made available to Acquiror: (i) the consolidated audited financial statements of the Company and its Subsidiaries including any related notes and schedules thereto and the signed, unqualified opinion of Anders Minkler Huber & Helm and FORVIS, LLP, as applicable, for the years ended as of December 31, 2022, 2023 and 2024; (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders’ equity for the six (6) month period ended June 30, 2025; (iii) Call Reports for the Bank as of and for the years ended December 31, 2022, 2023 and 2024; and (iv) Call Report for the Bank as of and for the period ended September 30, 2025, if available (collectively, the “Company Financial Statements”).
(b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations, cash flows, changes in shareholders’ equity and consolidated financial position, as applicable, of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements. Except for (i) those liabilities that are set forth on the Company Financial Statements; and (ii) liabilities incurred since December 31, 2024 in the Ordinary Course of Business and that are not, individually or in the aggregate, material to Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on in the Company Financial Statements if it had existed on or before December 31, 2024.
(c)   Except as set forth in Schedule 3.7(c) of the Company Disclosure Schedule, since January 1, 2022, neither the Company nor any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any Subsidiary of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.
(d)   The Company and each of its Subsidiaries have filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)   Except as set forth in Schedule 3.7(e) of the Company Disclosure Schedule, there has not been any event or occurrence since January 1, 2022 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r). Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of the Company and its Subsidiaries, there is no pending proceeding before, or to the Knowledge of the Company, examination or investigation by, any Regulatory Authority into the business or operations of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any Subsidiary of the Company or the Bank is, or has ever been, subject to any reporting obligation (whether active or suspended) pursuant to Section 13(a) or Section 15(d) of the Exchange Act or subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act.

Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Schedule 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no Liens of any kind except: (i) as noted in the most recent Company Financial Statements or as set forth in Schedule 3.9 of the Company Disclosure Schedules; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business and set forth on Schedule 3.9 of the Company Disclosure Schedules; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; and (viii) liens on property required by Regulation W promulgated by the Federal Reserve (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2022, none of the Company’s or its Subsidiaries’ real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).
Section 3.10   Loans; Loan Loss Reserve.
(a)   Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedules, each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is true, genuine, customary and legally sufficient in all material respects and (i) to the extent relating to a secured obligation, is secured by valid liens which have been perfected (including, if applicable, by the timely filing of financing statements (and, if applicable, extensions thereof) pursuant to the applicable Uniform Commercial Code in effect or timely recording of deeds of trust), and the collateral for such Company Loan to the extent collateral is required to be insured, the collateral is so insured and (ii) constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Legal Requirements at the time of origination or purchase by the Company and are complete and correct in all material respects.
(b)   All Company Loans originated or purchased by the Bank were made or purchased (i) in accordance with the policies of the board of directors of the Bank, subject to certain customary Bank policy exceptions, which policy exceptions are recorded in the Bank’s loan files, and (ii) in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any Lien and the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Schedule 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2025, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that, to the Knowledge of the Company, has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director; (vii) a specific reserve allocation existed in connection therewith; (viii) to the Knowledge of the Company had past due Taxes associated therewith; (ix) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; or (x) was a high-volatility commercial real estate loan.
(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was and is adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged off, on outstanding Company Loans. Since December 31, 2020, the Bank has not been notified by any Regulatory Authority that: (i) its allowance for loan and lease losses is inadequate or inconsistent with the Bank’s historical loss experience; or (ii) the practices and policies of the Bank in establishing its allowance for loan and lease losses and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements.
(e)   (i) To the Knowledge of the Company none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)   All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable law in all material respects. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by contract or otherwise that would result in recourse liability under applicable federal and state law.
(g)   All Company Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries are and were originated in compliance in all material respects with all applicable Legal Requirements.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Legal Requirements. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not shown on any Tax Return) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. Neither the Company nor any of its Subsidiaries has ever received written notice of any claim by a Regulatory Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax or Tax Return filing requirements in that jurisdiction.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth in Schedule 3.11(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.
(c)   The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all (i) Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case with respect to the last three (3) fiscal years.
(d)   The Company and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(e)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period preceding the Closing Date.
(f)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.

(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 965 of the Code; or (vii) election pursuant to Code Section 108(i) (or any corresponding or similar provision of foreign, state or local law).
(h)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 3.12   Employee Benefits.
(a)   Schedule 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists) and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents, including the following documents related to each Company Benefit Plan:
(i)   all material contracts with third-party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;
(iii)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and
(iv)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)   Except as set forth in Schedule 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b)(ii) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being nondeductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA, and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No tax-qualified Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related trust is tax exempt under Section 501(a) of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust or increase costs related thereto. Further, no Company Benefit Plan owns or holds Company Common Stock.
(e)   Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(i)   Except as set forth in Schedule 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j)   To the Company’s Knowledge, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are eligible and authorized in all material respects to participate in such Company Benefit Plans.

(k)   Neither the Company nor any of its Subsidiaries has any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(l)   Except as set forth in Schedule 3.12(l) of the Company Disclosure Schedules, each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.
Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. Each of the Company and each of its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or as set forth in Schedule 3.13 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2022, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14   Legal Proceedings; Orders.
(a)   Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedules, or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2018, none of the foregoing has been threatened by any Regulatory Authority, and to the Company’s Knowledge, no Regulatory Authority is considering issuing any the foregoing or has threatened the commencement of any regulatory investigation.
(c)   None of the Company, any Subsidiary of the Company or the Bank, or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any Subsidiary of the Company for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any Subsidiary of the Company; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Subsidiary of the Company; (v) made any fraudulent entry on the books or records of the Company or any Subsidiary of the Company; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any Subsidiary of the Company or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Subsidiary of the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)   Schedule 3.14 of the Company Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against the Company or any Subsidiary of the Company, or any present or former officer, director or employee of the Company or any Subsidiary of the Company (relating to their capacity as such).
Section 3.15   Absence of Certain Changes and Events.   Except as set forth in Schedule 3.15 of the Company Disclosure Schedules or as otherwise expressly permitted pursuant to this Agreement, (i) since December 31, 2024, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) without limiting the foregoing with respect to each, since December 31, 2024, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;
(c)   payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000 or is otherwise a Company Material Contract;
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one (1) year or that involves the payment by the Bank of more than $100,000 in the aggregate;
(h)   Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;
(i)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss” or “other loans specially mentioned,” or listed as a “potential problem loan”;

(j)   incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;
(k)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any Lien upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(l)   cancellation or waiver by them of any claims or rights with a value in excess of $100,000;
(m)   investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(o)   transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(p)   material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;
(q)   change or revocation of any material Tax election, filing of any amended Tax Return, entry into any closing agreement, settlement of any material Tax claim or assessment, surrender of any right to claim a material refund of Taxes, change of any method of accounting for Tax purposes, waiver or extension of any statute of limitations with respect to Taxes;
(r)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(s)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(t)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $100,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;
(u)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;
(v)   hiring of any employee with an annual salary in excess of $125,000;
(w)   agreement, whether oral or written, by it to do any of the foregoing;
(x)   failure to maintain in full force and effect any insurance policy in effect as of December 31, 2024, in each case, on substantially the same terms as in effect on December 31, 2024; or
(y)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made or otherwise acquired by the Bank in the Ordinary Course of Business, Schedule 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries

(each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its direct and indirect Subsidiaries is a party;
(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, or guaranteed by the Company or any of its direct and indirect Subsidiaries, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans and Contracts that are Company Benefit Plans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its direct and indirect Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);
(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)   each joint venture, partnership, shareholder, limited liability company, investor rights and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person including from soliciting customers, clients or employee of any Person, or provides a right of first offer, right of first refusal, option or similar right to the Company or any Subsidiary or any other Person or that would limit or purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, including any (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; or (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amount in excess of $100,000;
(l)   that is (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, retirement or other similar Contract (including any amendment to any such existing agreement or arrangement); or (ii) relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any direct and indirect Subsidiary of the Company;
(m)   that is with an Affiliate of the Company or any of its Subsidiaries other than loans in the Ordinary Course of Business;

(n)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(o)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(p)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;
(q)   each Contract that may not be terminated without payment or penalty equal to or greater than $50,000 upon notice of thirty (30) days or less (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software);
(r)   that is a settlement agreement, other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(s)   each Company Benefit Plan; and
(t)   each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and, to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Company’s Knowledge, except as expressly contemplated by or permitted by this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Schedule 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2022, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Except as set forth in Schedule 3.17 of the Company Disclosure Schedules, or other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.    Schedule 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective businesses, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies, each of which has been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its direct and indirect Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its direct and indirect Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. No such pending claim has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. None of the Company or any of its direct and indirect Subsidiaries has had any insurance policy or bond canceled or nonrenewed by the issuer of the policy or bond within the past three (3) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its direct and indirect Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its direct and indirect Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its direct and indirect Subsidiaries is the owner of any interest in real estate, other than OREO, on which the Company or any of its Subsidiaries has caused or allowed any substances to have been generated, used, stored, deposited, treated, recycled or disposed of, which substances, if known to be present on, at or under such property, would require notification to any Regulatory Authority, cleanup, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each direct and indirect Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20   Transactions with Affiliates.   Except as set forth in Schedule 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any Subsidiary of the Company.
Section 3.21   Voting Requirements.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or an adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.
Section 3.22   Brokerage Commissions; Fairness Opinion.
(a)   Except for fees payable to D.A. Davidson & Co. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
(b)   The Board of Directors of the Company has received the opinion of each of Performance Trust Capital Partners and D.A. Davidson & Co., and has delivered a copy of each such opinion to Acquiror, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.
Section 3.23   Approval Delays.   Except as set forth on Schedule 3.23 of the Company Disclosure Schedules, to the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the CRA is “satisfactory” or better.

Section 3.24   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.25   Intellectual Property.   Except as set forth in Schedule 3.25 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them. Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party.
Section 3.26   Investments.
(a)   Schedule 3.26(a) of the Company Disclosure Schedules includes a complete and correct list and description, as of September 30, 2025, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity) and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.27   Fiduciary Accounts.   The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal representative, or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. The Bank has not committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
Section 3.28   Deposits.   All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with applicable Legal Requirements and in all material respects with all applicable policies, practices and procedures of the Bank. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened. account.
Section 3.29   Customer Information Security.   Since December 31, 2022, to the Knowledge of the Company, there has been no unauthorized disclosure of, or unauthorized access to, or suspected unauthorized disclosure of, or unauthorized access to, any nonpublic personal information of a customer in the possession of the Company or any of its Subsidiaries that could result in substantial harm to such customer.
Section 3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

Article 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and are in full force and effect as of the date of this Agreement. Acquiror has no Subsidiary other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Section 4.2   Acquiror Subsidiary Organizations.   Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. MergerCo is a wholly-owned subsidiary of Acquiror and was newly-formed for the purpose of engaging in the Merger and has not held any assets or conducted any business except as has been necessary to consummate the Contemplated Transactions. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject. Except for the Third Party Consents no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Acquiror Capitalization.   As of the date of this Agreement (the “Acquiror Capitalization Date”), the authorized capital stock of Acquiror consists exclusively of: (i) 125,000,000 shares of Acquiror Common Stock, of which 31,434,456 shares were issued and outstanding, and 1,464,648 shares were held in the treasury of Acquiror; and (ii) 25,000,000 shares of Acquiror’s preferred stock, par value of $0.01 per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 175,390 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Benefit Plans; and (ii) 1,380,428 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Benefit Plans.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6 of the Acquiror Disclosure Schedules.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof,

RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2022 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r).
Section 4.8   Taxes.
(a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Acquiror, threatened against Acquiror and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Acquiror Financial Statements) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   Acquiror and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
Section 4.9   Books and Records.   The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the

Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All acquiror loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank. Acquiror Bank’s interest in all acquiror loans is free and clear of any security interest, lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such acquiror loans, except where the failure to so comply would not have a Material Adverse Effect on the Acquiror. There has been no default on, or forgiveness or waiver of, in whole or in part, any acquiror loan made to an executive officer or director of the Acquiror or Acquiror Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
Section 4.11   Absence of Certain Changes and Events.   Since December 31, 2024, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.12   Brokerage Commissions.   Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.13   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.14   Financial Capability.   Acquiror has sufficient funds to pay the cash component of the Merger Consideration and to perform its other obligations contemplated by this Agreement.
Section 4.15   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, in the negotiation of this Agreement or in the course of the Contemplated Transactions.
(b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
Article 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice to the Company’s Executive Vice President or Controller, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective

Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. The Company and the Bank shall permit Acquiror to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and the Bank with the Company’s and the Bank’s management and employees, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and the Bank, to the extent allowable by applicable Legal Requirements. Upon request to the Company’s Executive Vice President or Controller, the Company and each of its Subsidiaries will furnish Acquiror or its Representative attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror for such purposes (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; (iii) would relate to pending or threatened litigation or investigations, if disclosure would affect the confidential nature of, or any privilege relating to, the matters being discussed; or (iv) would relate to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9), or (v) related to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement.
(d)   From and after the date hereof, the Company shall provide Acquiror within ten (10) Business Days of the end of such month or fiscal quarter, as applicable, with (i) an unaudited unconsolidated balance sheet of the Company’s Subsidiaries as of the end of each calendar month, and an unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of the end of each calendar quarter; (ii) an unaudited unconsolidated balance sheet and income statement of the Company as of the end of each calendar month; (iii) the unaudited AOCI of the Company as of the end of each fiscal quarter; and (iv) the unaudited general ledger of the Company as of the end of each calendar month (collectively, the “Unaudited Monthly Financial Statements”). The Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries; (B) be prepared in accordance with GAAP (other than such exceptions as described in Schedule 3.7(b) of the Company Disclosure Schedules); and (C) with respect to the foregoing clauses (i) and (ii), fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and the Company’s Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to recurring year-end audit adjustments normal in nature and amount).
(e)   The Company shall cooperate with Acquiror in connection with the preparation of financial statements, if any, of the Company and pro forma financial statements that Acquiror may file with the SEC.
(f)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Nondisclosure Agreement dated as of July 10, 2025, between Acquiror and the Company (the “Confidentiality Agreement”).
Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, and except as is otherwise consistent with the Ordinary Course of Business, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any Subsidiary of the Company; (iii) perform under each of the Company Material Contracts; (iv) maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; (v) comply in all material respects with all applicable Legal Requirements; and (vi) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock outside of past practice (other than quarterly dividends not exceeding $0.15 per share made in the Ordinary Course of Business and, for the avoidance of doubt, except for regular distributions on outstanding trust preferred securities or from its wholly owned Subsidiaries to it); provided, however, that the Company may alter the record and payment dates for quarterly dividends on Company Common Stock to the extent reasonably necessary to ensure that holders of Company Common Stock will be paid one quarterly dividend in each calendar quarter that commences on or prior to the Effective Time, unless holders of the shares comprising the Stock Consideration would reasonably be expected to receive at least one regularly quarterly dividend from Acquiror during such calendar quarter; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of Company Capital Stock;
(iii)   amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument representing indebtedness of the Company;
(iv)   other than in the Ordinary Course of Business, enter into loan transactions that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   (A) other than in the Ordinary Course of Business, extend credit or enter into any contracts binding the Bank to extend or acquire any credit except in accordance with the lending policies of such Bank as disclosed to Acquiror, and the Bank will not extend or acquire any credit or enter into any Contracts binding it to extend or acquire any credit (1) in an amount in excess of $1,000,000 with respect to any loan, commitment or Contract that is unsecured or partially unsecured; (2) in an amount in excess of $1,000,000 with respect to any borrowers with loans, commitments or Contracts listed on the Bank’s “watch list” or similar internal report of the Bank; or (3) in an amount in excess of $2,000,000 with respect to any loan, commitment or Contract, in each case, without first providing Acquiror (at least three (3) Business Days prior to extending such credit or entering into any contract binding such Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of such Bank and the basis of the credit decision of such Bank; (B) other than in the Ordinary Course of Business, sell, assign or otherwise transfer any participation in any loan in accordance with the existing lending policies of the Bank; or (C) extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or the Bank which constitutes a nonaccrual loan or against any part of such indebtedness for which the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged off by the Company or the Bank;
(vi)   maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii)   fail to: (A) charge off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on nonaccrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii)   other than as disclosed on Schedule 5.2(b)(viii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xii)   not buy or sell any security held, or intended to be held, for investment other than in the Ordinary Course of Business, and provided that such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;
(xiii)   except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof or as otherwise set forth in Schedule 5.2(b)(xiii) of the Company Disclosure Schedules: (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than bonus payments or increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiv)   incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(xv)   establish any new Subsidiary of the Company or any Affiliate of the Company, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xvi)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an actions, suits, claims or proceedings that are settled in an amount and for consideration not in excess of $100,000, in aggregate, and that would not:
(A)   impose any material restriction on the business of the Company or its Subsidiaries; or
(B)   create precedent for claims that is reasonably likely to be adverse to it or its Subsidiaries;
(xvii)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)   make or change any material Tax elections, change or consent to any material change in its or any of its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with prior practice, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return or fail to timely file any Tax Return that becomes due;
(xix)   hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;
(xx)   materially increase or decrease the rate of interest paid on deposit accounts, except in the Ordinary Course of Business and in a manner consistent with safe and sound banking practices;

(xxi)   (A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each case (A) through (C) as required by any Regulatory Authority or otherwise in the Ordinary Course of Business;
(xxii)   foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;
(xxiii)   make any capital expenditure in excess of $200,000 in the aggregate without consulting with Acquiror, except pursuant to commitments made prior to the date of this Agreement;
(xxiv)   take any action that is intended or is reasonably likely to result in
(A)   any of the conditions to the Merger set forth in this Agreement not being satisfied; or
(B)   a material violation of any provision of this Agreement; or
(xxv)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to J. Lance Carter, President and Chief Executive Officer of Acquiror, Peter R. Chapman, Executive Vice President and Chief Financial Officer of Acquiror, and Mark W. Scheirer, Executive Vice President and Chief Credit Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b), and Acquiror has failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request; provided, however, that for the purposes of Section 5.2(b)(v), Acquiror’s consent shall be deemed to have been given if Acquiror has failed to respond to such request within three (3) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8. The Company shall promptly advise Acquiror of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Acquiror of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
Section 5.4   Shareholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the IBCA, including by recommending that its shareholders vote in favor of this Agreement, and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its shareholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.7   Resignations; Termination of Agreements.   The Company shall cause each director and those officers of the Company and each of its Subsidiaries, as may be requested by the Acquiror, to execute and tender to Acquiror a resignation, from all director positions in a form reasonably acceptable to Acquiror in its sole discretion; provided that no such resignation shall be required to be effective prior to the Effective Time.
Section 5.8   Company Benefit Plans.
(a)   At the written request of Acquiror delivered at least twenty (20) days prior to the Closing Date, the Company will take all reasonable measures within its control to amend or terminate, prior to the Effective Time, any Company Benefit Plan (excluding any Company Benefit Plan listed on Schedule 5.8 of the Company Disclosure Schedules), provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due, or any vesting of equity awards, under any Company Benefit Plan, including without limitation any change-of-control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.
Section 5.9   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within one (1) Business Day advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith and consistent with the advice of outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under the IBCA, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
Section 5.10   Third Party Consents.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.11   Conforming Accounting Entries.   If requested by Acquiror, the Company shall, and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Acquiror may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Acquiror. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank of any adverse circumstances for purposes of determining whether the conditions to Acquiror’s obligations under this Agreement have been satisfied. No adjustment required by Acquiror shall: (i) require any prior filing with any Regulatory Authority; or (ii) violate any applicable Legal Requirement.
Section 5.12   Environmental Investigation.
(a)   Acquiror may, in its discretion and at its sole expense, within thirty (30) days of the date of this Agreement, require the Company to obtain a Phase I environmental site assessment (“Phase I”) for each parcel of Company Real Estate conducted by an independent professional consultant reasonably acceptable to both Acquiror and the Company to determine if any such parcel of Company Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If a Phase I report discloses any materially adverse environmental conditions, or reports a reasonable suspicion thereof, then, at Company’s sole expense, the Company shall promptly obtain and provide to Acquiror a Phase II environmental site assessment (“Phase II”) with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements. Acquiror shall have no duty to act upon any information produced by any Phase I or Phase II report or for the benefit of the Company, the Bank or any other Person.

(b)   Upon receipt of the estimate of the costs of all follow up work to any Phase I or Phase II report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by any Phase I or Phase II environmental report, that includes an estimate of any Remediation Cost.
(c)   If any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws at its properties involving an expenditure (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) reasonably expected to exceed $400,000 based on estimates prepared by the consultant conducting the Phase I or Phase II assessment, then (i) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $5,000,000, the Merger Consideration shall be reduced at the Closing by the difference between $400,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs); or (ii) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $5,000,000, Acquiror may, at its sole option, elect by written notice to the Company to (A) cause the Merger Consideration to be reduced at the Closing by the difference between $400,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs), or (B) terminate this Agreement.
Section 5.13   Title and Survey to Real Estate.
(a)   As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall obtain at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to the Company Real Estate, other than property carried as OREO, a commitment for an ALTA 2006 Owner’s Policy of Title Insurance covering a date subsequent to the date hereof, issued by a title insurance company selected by the Company, showing fee simple title in the Company, Bank or any current or past Subsidiary of the Company or Bank, in such Company Real Estate with coverage over all standard exceptions and subject to no Liens of any kind except for any Company Permitted Exceptions. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.
(b)   At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all Company Real Estate, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense, dated as of the later of the Closing Date or the actual date of recording of the deed for the Company Real Estate, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to the Company Real Estate, other than property carried as OREO, issued by a title insurance company selected by the Acquiror, containing any endorsements reasonably required by the Company, insuring the fee simple estate of the Bank in the Company Real Estate, other than property carried as OREO, in amount not less than the greater of (i) the appraised value of the Company Real Estate and (ii) the value at which the Company or the Bank currently carries the Company Real Estate on its books, subject only to the Company Permitted Exceptions.
(c)   Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.
Section 5.14   Termination of Company 401(k) Plan.
(a)   The Company shall make or cause to be made timely contributions to the CNB Bank Shares, Inc. 401(k) Plan (the “Company 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the Company 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those Company 401(k) Plan participants who are employed by the Company or its Subsidiaries. Notwithstanding the foregoing, the Company shall make or cause all final contributions

(including employee deferrals and employer contributions, if any) to be made to the Company 401(k) Plan as soon as reasonably practicable following the Closing.
(b)   Prior to the Effective Time and to the extent requested by the Acquiror, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company 401(k) Plan, and adopt corresponding amendments to the Company 401(k) Plan document (which amendments shall be in form and substance acceptable to Acquiror) effective as of the Effective Time. Such amendments to the Company 401(k) Plan shall provide that, upon the consummation of the transactions contemplated hereby, the Company 401(k) Plan, (i) shall be terminated, each account thereunder shall be fully vested and the assets distributed to the participants and beneficiaries, and (ii) shall eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum.
(c)   Acquiror shall permit the Acquiror’s tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to employees of the Company and the Company Subsidiaries from the Company 401(k) Plan. The term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to an employee of the Company or a Subsidiary under the Company 401(k) Plan and (ii) the promissory note evidencing such loan.
(d)   The Company shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Company as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company 401(k) Plan.
Section 5.15   Dissolution of Certain Company Subsidiaries.   To the extent requested by Acquiror, the Company shall use commercially reasonable efforts and cooperate with Acquiror to wind-up and dissolve its Subsidiaries; provided, however, any such request for dissolution of any Company Subsidiary shall be provided by the Acquiror within thirty (30) days from the date hereof.
Section 5.16   Cessation of Quotation on OTCQX.   On or before the Closing Date, the Company shall take all necessary actions to withdraw from the OTCQX and cause the Company Common Stock to cease to be quoted on the OTCQX in compliance with the rules and regulations of the OTCQX and applicable Legal Requirements, including any FINRA notification requirements.
Article 6
ACQUIROR’S COVENANTS
Section 6.1   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would adversely affect the benefits of the Merger to the shareholders of the Company; (iii) directly or indirectly adjust, split, combine or reclassify any shares of Acquiror Common Stock; (iv) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Acquiror Capital Stock, in each case in amount or frequency outside of past practice, unless the record date for such dividend or distribution outside of past practice is after the Effective Time; (v) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into any Contract or other binding obligation relating to Acquiror Common Stock or rights associated therewith; or (vi) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of any of the actions prohibited by this Section 6.1 Acquiror shall keep the Company informed of the record and payment dates for dividends on Acquiror Common Stock, so as to enable the Company to coordinate the timing of its quarterly dividend payments, as contemplated by Section 5.2(b)(ii).

Section 6.2   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.3   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.4   Notice of Changes.   Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Acquiror; or (b) would cause or constitute a material breach of any of the Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)   Any Indemnified Party wishing to claim indemnification under Section 6.5(a), upon learning of any claim for indemnification pursuant thereto, shall promptly notify Acquiror thereof; provided, however, that failure to so notify will not affect the obligations of the Surviving Entity under Section 6.5(a) unless and to the extent that the Surviving Entity is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) the Surviving Entity shall have the right to assume the defense thereof and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Entity elects in writing not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that in such instance the Surviving Entity shall be obligated pursuant to this Section 6.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except where a conflict of interest would limit or preclude the retention of one firm of counsel; (ii) Indemnified Parties will cooperate in the defense of any such claim for indemnification; and (iii) the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.5(a) is prohibited by applicable Legal Requirements.
(c)   Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5 of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred-fifty percent (250%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5 of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(c) would exceed such two hundred-fifty percent (250%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred fifty percent (250%) amount.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.
Section 6.7   Stock Exchange Listing.   Acquiror shall cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.
Section 6.8   Representation on the Acquiror Board.   Prior to the Effective Time, Acquiror shall cause the two (2) persons set forth on Section 6.8 of the Company Disclosure Schedules to be appointed as directors on the Acquiror Board and the board of directors of Acquiror Bank to be effective at the Effective Time, and, in the case of the directors appointed to the Acquiror Board, to be re-nominated for a one (1) year term at the annual meeting of the Acquiror’s stockholders to be held in 2026. If, prior to the Effective Time, either such person shall for any reason cease to serve as a director of the Company or chose for any reason not to serve on the Acquiror Board or the board of directors of Acquiror Bank, the Acquiror Board shall promptly appoint another person, to be effective at the Effective Time, as mutually agreed to by the Company and Acquiror.
Article 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Acquiror and the Company and their respective Subsidiaries shall (i) cooperate and use all reasonable best efforts to as promptly as possible, but in no event later than thirty (30) days following the date hereof, prepare and file, applications or other filings reasonably necessary to obtain all Requisite Regulatory Approvals, (ii) take, or cause to be taken, and assist and cooperate with the other parties in taking, all other actions necessary, proper or advisable to obtain all Requisite Regulatory Approvals and to comply promptly with all Legal Requirements with respect to the Contemplated Transactions, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the Contemplated Transactions, and (iii) without limiting the foregoing, cooperate and use all reasonable best efforts to resolve any objections that may be asserted by any governmental authority with respect to this Agreement or the Contemplated Transactions. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its shareholder as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as Merger Consideration pursuant to Section 2.1(a).
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the

Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.
Section 7.4   Reasonable Best Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to satisfy the various covenants and conditions to the Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax-Free Reorganization.
(a)   The parties intend that the Merger together with the Mid-Tier Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to cause the Merger together with the Mid-Tier Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurred, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger together with the Mid-Tier Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions, additions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions;

or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing, or if later, immediately prior to the Bank Merger (“Covered Employees”) shall automatically become employees of Acquiror or its Subsidiaries as of the Closing of Bank Merger, as applicable. Acquiror or its subsidiaries shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of Acquiror or its subsidiaries under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), provided that the following is (i) permitted by the terms of the applicable New Plan, or Acquiror can reasonably amend the terms of such plan to permit such recognition; and (ii) permitted by applicable Legal Requirements, then each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use reasonable best efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all preexisting condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company Employee eligible to receive severance benefits or other payment (excluding, for the avoidance of doubt, any accelerated vesting or payments described in Section 2.3, as to which this sentence shall not apply) triggered by the Merger under any employment, change in control, severance, or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy applicable to Company Employees, if such person referenced in this sentence is terminated within six (6) months of the Effective Time. No Company Employee who is entitled to receive severance or similar benefits under a written agreement shall also be entitled to receive benefits under such severance policy. Any Company Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all reasonable measures within its control to ensure that in the event that the amount of the CIC Payment, or any other payment or benefit under any other plan, agreement or arrangement that, either individually or in combination, for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment and such other payments or benefits shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 3.1(a), Section 3.3 and Section 3.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect); and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3   Shareholder Approvals.   The Company Shareholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of any Order preventing, delaying or, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity or its Subsidiaries.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
Section 8.9   Tax Opinion.   Acquiror shall have received a written opinion of Vedder Price P.C., tax counsel to Acquiror, or other counsel having a generally recognized national tax practice, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 8.10   Dissenting Shares.   The total number of outstanding shares of Company Common Stock with respect to which the holders thereof have duly exercised their dissenters’ rights under the IBCA shall not exceed five percent (5%) of the outstanding shares of Company Common Stock.
Section 8.11   Other Documents.   The Company shall have delivered to Acquiror all other instruments and documents that Acquiror or its counsel may reasonably request to effectuate the Contemplated Transactions.
Article 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of the Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 4.1, Section 4.3 and Section 4.5 shall be true and correct in all respects (except for inaccuracies that are de minimis in amount and effect) and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 9.2   Performance by Acquiror.    Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Shareholder Approvals.   The Company Shareholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenges to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company, or other counsel having a generally recognized national tax practice in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 9.9   FIRPTA Certificate.   The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonably to Acquiror.

Section 9.10   Stock Exchange Listing.   Acquiror shall have filed with the NASDAQ Global Select Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Global Select Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.11   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or any of its Subsidiaries.
Section 9.12   Other Documents.   Acquiror shall have delivered to the Company all other instruments and documents that the Company or its counsel may reasonably request to effectuate the Contemplated Transactions.
Article 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)   by mutual consent of the Acquiror Board and the Company Board, each evidenced by appropriate written resolutions;
(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.9, which are separately addressed in Section 10.1(g) and (h), respectively, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of the Company’s obligations under Section 1.2, five (5) days) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform; provided that neither Acquiror nor MergerCo shall then have breached or failed to perform in a manner that would permit the Company to terminate this Agreement pursuant to Section 10.1(c);
(c)   by the Company if Acquiror or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of Acquiror’s and MergerCo’s obligations under Section 1.2, five (5) days)) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform, provided that the Company shall not then have breached or failed to perform in a manner that would permit Acquiror to terminate this Agreement pursuant to Section 10.1(b);
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and non-appealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) the Company Shareholder Approval is not obtained following the Company Shareholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2026 (the “Termination Date”); provided, however, that the Termination Date shall be extended to September 30, 2026 if as of June 15, 2026 any of the Requisite Regulatory Approvals shall not have been obtained; provided, further, the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of this Agreement;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and non-appealable;
(g)   by the Company pursuant to Section 5.9; or
(h)   by Acquiror if the Company makes a Company Adverse Recommendation.
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement, in which case the breaching party shall remain liable to the non-breaching party for damages.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Acquiror.
(b)   If this Agreement is terminated by the Company pursuant to Section 10.1(g) or by Acquiror pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $7,250,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally, or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach and (ii) within twelve (12) months after such termination the Company shall have entered into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Proposal” has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “fifteen percent (15%)” shall be replaced by “fifty percent (50%).”
(d)   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and, except as provided in Section 10.2 in the case of fraud or willful and material breach of this Agreement, and except for a party’s rights pursuant to Section 11.10, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.
Article 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law; Venue; Waiver of Jury Trial.    All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third-Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further shareholder approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
Telephone: (309) 664-8902
Attention: J. Lance Carter
President & CEO
E-Mail: lcarter@hbtbank.com
with copies, which shall not constitute notice, to:
Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone: (312) 609-7741
Attention: Mark C. Svalina
E-Mail: msvalina@vedderprice.com

If to the Company, to:
CNB Bank Shares, Inc.
450 West Side Square
Carlinville, Illinois 62626
Telephone: (217) 854-7401
Attention: Andrew E. Tinberg
Executive Vice President
E-Mail: atinberg@cnbil.com
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, Illinois 60606
Telephone: (312) 629-5143
Attention: Joseph T. Ceithaml
Email: joseph.ceithaml@bfkn.com
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, three (3) Business Days after deposit with the U.S. Postal Service; and (d) if delivered by facsimile or electronic mail, on the next Business Day.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.
Section 11.11   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 11.12   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Article 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Bank” means Heartland Bank and Trust Company, an Illinois state chartered bank headquartered in Bloomington, Illinois, and a wholly-owned subsidiary of Acquiror.
(b)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(c)   “Acquiror Board” means the board of directors of Acquiror.
(d)   “Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.
(e)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(f)   “Acquiror Certificate of Incorporation” means the Restated Certificate of Incorporation of Acquiror.
(g)   “Acquiror Common Stock” means the common stock, $0.01 par value per share, of Acquiror.
(h)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act or the regulations thereunder, since January 1, 2021.
(j)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(k)   “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(l)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(m)   “Applicable Mortgage Business Requirements” as of the time of reference, (A) all applicable Legal Requirements applicable to the origination and servicing of Mortgage Loans (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Mortgage Loan servicing rights at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in any servicing agreements, and (D) all legal obligations to, or agreements with, any insurer, investor or regulatory agency, government sponsored enterprise or similar organization or authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any insurer, investor, regulatory agency, government sponsored enterprise or similar organization or authority, applicable to any Mortgage Loan or Mortgage Loan servicing rights.
(n)   “Bank” means CNB Bank & Trust, N.A., a national banking association headquartered in Carlinville, Illinois, and a wholly owned subsidiary of the Company.
(o)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(p)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Bloomington, Illinois are authorized or required by law or other government action to close.
(q)   “Call Report” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.
(r)   “Closing Acquiror Common Stock Price” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date.
(s)   “Code” means the Internal Revenue Code of 1986, as amended.
(t)   “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.
(u)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change-in-control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(v)   “Company Board” means the board of directors of the Company.
(w)   “Company Bylaws” means the Bylaws of the Company, as amended.
(x)   “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(y)   “Company Common Stock” means the common stock, $0.05 par value per share, of the Company.
(z)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(aa)   “Company Preferred Stock” means the Series A Convertible Perpetual Preferred Stock, par value of $0.01, of the Company.
(ab)   “Company Real Estate” means all interests in real property owned by the Company and the Bank, including OREO listed on Schedule 12.1(bb) of the Company Disclosure Schedules.
(ac)   “Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the IBCA and the Company Articles of Incorporation.
(ad)   “Company Stock Plan” means the CNB Bank Shares, Inc. 2024 Equity Incentive Plan, as amended, the CNB Bank Shares, Inc. 2017 Equity Incentive Plan, as amended, and the CNB Bank Shares, Inc. 2008 Equity Incentive Plan, as amended, and any successor plan to each such plan.
(ae)   “Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
(af)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger, (ii) the Mid-Tier Merger, (iii) the Bank Merger; (iv) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (v) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.
(ag)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ah)   “Control,” “Controlling” or “Controlled,” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(ai)   “CRA” means the Community Reinvestment Act, as amended.
(aj)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(ak)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(al)   “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(am)   “DOL” means the U.S. Department of Labor.
(an)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(ao)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(ap)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(aq)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ar)   “FDIC” means the Federal Deposit Insurance Corporation.
(as)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(at)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(au)   “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Authority, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.
(av)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(aw)   “IBCA” means the Business Corporation Act of 1983 of Illinois, as amended.
(ax)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(ay)   “IRS” means the U.S. Internal Revenue Service.
(az)   “Knowledge” means the actual knowledge of those individuals set forth in Section 12.1(zz) of the Company Disclosure Schedules, with respect to the Company, and Section 12.1(zz) of the Acquiror Disclosure Schedules, with respect to Acquiror. For purposes of this definition, the individuals set forth in such schedule shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of the Company or Acquiror, as applicable.
(ba)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty or interpretation of any of the foregoing, or any other request or requirement of any Governmental Authority.
(bb)   “Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
(bc)   “Material Adverse Effect” means, with respect to the Company or Acquiror, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (i) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by governmental authorities, (B) changes in GAAP, SEC, or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets, prevailing interest rates, rates of inflation or other general economic or business conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required or expressly permitted by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (ii) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger, or materially impair the ability of the party to perform its obligations under this Agreement.
(bd)   “Mortgage Agency” means the Federal National Mortgage Corporation, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Veterans Administration, Government National Mortgage Association and any insurer, investor or other regulatory agency, government sponsored enterprise or similar organization or authority.
(be)   “Mortgage Loan” means any United States individual one-to-four family residential mortgage loan or other extension of credit for a personal, family, or household use secured by a Lien on United States residential real property of a borrower.
(bf)   “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.
(bg)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(bh)   “Ordinary Course of Business” shall include any action or omission taken by a Person only if such action or omission is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of such Person, or otherwise commercially reasonable in nature and magnitude. For purposes of this Agreement.
(bi)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(bj)   “OTCQX” means the OTCQX Best Market, a tier of the over-the-counter stock markets operated by OTC Markets Group Inc., or any successor marketplace or service of such entity.
(bk)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(bl)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(bm)   “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(bn)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(bo)   “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(bp)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(bq)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority, or any Mortgage Agency that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(br)   “Remediation Cost” means the estimated total cost for completing all necessary work plans or removal or remediation actions with respect to any Phase I or Phase II report with respect to real property in which the Company or the Bank holds any interest.
(bs)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(bt)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(bu)   “SEC” means the Securities and Exchange Commission.
(bv)   “Securities Act” means the Securities Act of 1933, as amended.
(bw)   “Stock Consideration Cash Value” means the volume weighted average closing price of Acquiror Common Stock on the NASDAQ Global Select Market over the ten (10) trading days ending on the fifth (5th) trading day prior to the Effective Time multiplied by the Exchange Ratio.
(bx)   “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(by)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be D.A. Davidson & Co. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(bz)   “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(ca)   “Tax Return” means any return (including any information return and any amended return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(cb)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(cc)   “Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of the Treasury.
(cd)   “U.S.” means the United States of America.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or the Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a Section of this Agreement shall be deemed to qualify (A) any other Section of this Agreement specifically referenced or cross-referenced and (B) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. The Company shall be permitted to modify, amend and supplement the Company Disclosure Schedules from time to time to the extent reasonably necessary or appropriate to reflect any fact, circumstance, change, event or effect arising or existing on or after the date of this Agreement, in each case by notifying Acquiror in writing thereof; provided that the information contained in any such modification, amendment or supplement shall not be deemed to have modified any of the representations and warranties of the Company contained in this Agreement or be considered Previously Disclosed (defined below) unless it is expressly accepted as such in writing by the other party. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:
HBT FINANCIAL, INC.
By:	/s/ J. Lance Carter Name: J. Lance Carter Title: President and Chief Executive Officer
COMPANY:
CNB BANK SHARES, INC.
By:	/s/ James T. Ashworth Name: James T. Ashworth Title: President
MERGERCO:
HB-CNB MERGER, INC.
By:	/s/ J. Lance Carter Name: J. Lance Carter Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Appendix B
FORM OF VOTING AND SUPPORT AGREEMENT
HBT Financial, Inc. 401 N. Hershey Road Bloomington, IL 61704
Ladies and Gentlemen:
[•], 2025
The undersigned, being a shareholder of CNB Bank Shares, Inc., an Illinois corporation (the “Company”), hereby acknowledges that the Company, HBT Financial, Inc., a Delaware corporation (“Parent”), and HB-CNB Merger, Inc., a Delaware corporation (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger, to be dated as of an even date herewith (as amended or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), and subsequently, the Company will be merged with and into Parent. A draft copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement. If this agreement is being provided on behalf of a trust, the term “undersigned” shall include both the trust and the trustee.
The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:
1.   Owned Shares.   The undersigned owns (of record or beneficially) and has the full power and authority to vote or cause the voting of the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, other than Section 3, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.
2.   Agreement to Vote Owned Shares.   The undersigned agrees that at the Company Shareholders’ Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (a) vote or cause the voting of all the Owned Shares (or otherwise provide a proxy or consent) owned beneficially or of record by the undersigned as of the applicable record date, in favor of, and will otherwise support approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement (the “Company Shareholder Matters”), and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his or her capacity as legal title and beneficial holder of the Owned Shares and that nothing in this letter agreement shall prevent any person from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.
3.   Transfer of Owned Shares and Subject Parent Common Stock.   Prior to the Effective Time, the undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (1) directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge (except for the renewals of any existing lines of credit to which any Owned Shares are pledged) or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a “Transfer”) of, any of the Owned Shares, or (2) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement. Parent acknowledges that the undersigned may Transfer any or all of the Owned Shares for estate planning purposes so long as the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer.

4.   Further Assurances.   The undersigned, solely in his, her or its capacity as a shareholder of the Company, will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof. The undersigned acknowledges and agrees that in the event that the Company Board submits any of the Company Shareholder Matters to its shareholders without recommendation, or withdraws its recommendation in accordance with Section 5.9 of the Merger Agreement, all obligations in this agreement, including the agreement of the undersigned to vote the Owned Shares in accordance with the first sentence of Section 2 hereof, shall remain in full force and effect.
5.   No Solicitation.   The undersigned, solely in his, her or its capacity as a shareholder of the Company, agrees that the undersigned shall not, and shall direct the undersigned’s, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, maintain, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.
6.   Waiver of Certain Rights and Claims.   To the extent applicable, effective as of the Effective Time, the undersigned irrevocably agrees to waive and does hereby waive (1) any and all rights to which the undersigned has been, is or may be entitled under any Company shareholder agreement, as applicable; (2) any and all claims (whether at law, at equity, through arbitration or otherwise) against the Company, Parent, the Surviving Corporation and their respective Affiliates and each of their respective officers, employees and directors to the extent relating to, in connection with or arising from any Company shareholder agreement, as applicable; and (3) any and all claims arising prior to or as of the Effective Time as a result of the undersigned’s ownership of the Owned Shares (whether at law, at equity, through arbitration or otherwise) against the Company and entities that are its Affiliates prior to the Effective Time and each of their respective officers, employees and directors (and against Parent and the Surviving Corporation and their respective Affiliates, as applicable, each as successors to the Company or any entity that is any Affiliate of the Company prior to the Effective Time), including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive dividends declared prior to the Effective Time and the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual effective as of the Effective Time unless and until such time as this agreement is terminated pursuant to Section 10 below.
7.   No Economic Benefit.   Nothing contained in this agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain and belong to the applicable stockholder and Parent shall have no power or authority to direct any stockholder in the voting of any of the Owned Shares or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Parent a proxy to vote the Owned Shares subject to this agreement.
8.   Directors’ Duties.   The parties hereto acknowledge that the stockholder is entering into this agreement solely in his or her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this agreement, nothing in this agreement is intended or shall be construed to require any stockholder, in his or her capacity as a director and/or officer of the Company and/or CNB Bank & Trust, N.A. (the “Bank”) as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, stockholder does not make any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the stockholder hereunder to vote the shares owned by him or her in accordance with the terms of the agreement and not to transfer any shares except as permitted by this Agreement.

9.   Specific Performance.   The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.
10.   Termination of this Agreement.   This agreement will terminate automatically upon the earlier of: (1) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 10 of the Merger Agreement; (2) the date of the Company Shareholder Approval; or (3) the date, if any, on which the Company publicly discloses that the Company Board has made a Company Adverse Recommendation. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.
11.   Certain Representations and Warranties.   The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery, and the performance by the undersigned of each of its obligations under this agreement, does not and will not violate, result in a breach of, or require any consent, approval, or notice under, any trust instrument, organizational document, contract or agreement of any type or Legal Requirements; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements or equitable principles or doctrines).
12.   Appraisal Rights.   The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Owned Shares under applicable Legal Requirements.
13.   Governing Law.   This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.
14.   Counterparts.   This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
15.   Severability.   Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.
*   *   *

The undersigned has executed and delivered this agreement as of the day and year first above written.
Very truly yours,
Name:
Title:
Number of Shares of Company Voting Common
Stock:

ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:
HBT FINANCIAL, INC.
By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

Appendix C
FORM OF RESTRICTIVE COVENANTS AGREEMENT
RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”), dated as of [•], 2025, by and among CNB Bank Shares, Inc., an Illinois corporation (the “Company”), HBT Financial, Inc., a Delaware corporation (“Parent”), and the undersigned (the “Covenantor”). Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).
WHEREAS, Covenantor is currently an executive officer, member of the Board of Directors or a shareholder of the Company and/or CNB Bank & Trust, N.A., a wholly-owned Subsidiary of the Company (“Company Bank Sub”), and owns (of record or beneficially) the number of shares of Company Common Stock set forth on the signature page hereof (“Owned Shares”);
WHEREAS, Parent, Company and HB-CNB Merger, Inc., a Delaware corporation (“Merger Sub”) are entering into an Agreement and Plan of Merger on the date hereof (the “Merger Agreement”), upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), and subsequently, the Company will be merged with and into Parent, with Parent as the surviving corporation, and the Company will cause the Company Bank Sub to merge with and into Heartland Bank and Trust Company, a wholly owned Subsidiary of Parent (“Parent Bank Sub”), with Parent Bank Sub being the surviving bank (the “Bank Merger”);
WHEREAS, Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company’s business to Parent as a result of consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged; and
WHEREAS, Covenantor, Company and Parent acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and Company Bank Sub that is being acquired by Parent in the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:
1.   Effectiveness; Effect on Prior Agreements.   This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.
2.   Confidential Information.
(a)   Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, Company Bank Sub, Parent, Parent Bank Sub any of their respective Subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor is aware, whether or not relating to or arising out of Covenantor’s specific duties and all other documents, materials and information relating to the Company, Company Bank Sub or any of their respective subsidiaries or any of their respective businesses (“Confidential Information”). The term “Confidential Information” also includes any information to which Employee had access by reason of Covenantor’s employment or affiliation with the Company, Company Bank Sub, Parent, or Parent Bank or any of their respective subsidiaries and that meets the definition of “trade secret” set forth in the Illinois Trade Secrets Act, 765 ILCS 1065/1, et seq., and/or the Defend Trade Secrets Act, 18 U.S.C. §1839 or any analogous federal, state or local law (“Company Trade Secrets”). Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except (i) in connection with the ordinary course of the Company and/or its Subsidiaries’ business prior to the Effective Time, consistent with past practices, (ii) to officers, directors, employees, agents and advisors of Parent and its Subsidiaries (iii) to such other persons or entities as may be authorized by Parent and (iv) to the extent required by Legal Requirements or requested by regulatory authority. Confidential Information is limited to information that is not generally known to the Company’s competitors, that has not been voluntarily disclosed to the public by Parent, the Company or their respective affiliates, and that is not otherwise in the public domain, except as a result of a disclosure by Covenantor in breach of this Agreement. Covenantor’s obligations under this Section 2 shall apply during the term of Covenantor’s employment or affiliation with the Company, Company Bank Sub, Parent, or Parent Bank Sub and for a period of five (5) years thereafter.
(b)   Upon Covenantor ceasing to be an officer, member of the Board of Directors of the Company and/or Company Bank Sub or holder of greater than two percent (2%) of the outstanding Company Common Stock for any reason, unless Covenantor is an employee of Parent or Parent Bank Sub, Covenantor shall promptly return to Parent and its Subsidiaries any and all Confidential Information in Covenantor’s possession or under Covenantor’s control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, Covenantor or any other person or entity; provided, however, that in lieu of returning such Confidential Information, Covenantor may (at his, her or its sole election) destroy such Confidential Information and confirm such destruction to Parent; and provided, further, that Covenantor shall not be required to return or destroy any Confidential Information as may be required to be retained by him, her or it by Legal Requirements.
(c)   Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall promptly notify Parent of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by Legal Requirements. Notwithstanding anything herein to the contrary, Covenantor may not be held criminally or civilly liable under any federal or state trade secrets law for any disclosure of a trade secret that is (i) made in confidence to a federal, state or local governmental, regulatory or administrative agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) set forth in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and provided Covenantor does not otherwise disclose such information except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016 or other applicable law
3.   Covenant not to Compete; Non-Solicitation of Employees and Customers; Non-Disparagement of Parent.
(a)   Covenantor agrees that for a two (2) year period immediately following the effective time of the Merger as provided by the Merger Agreement (the “Effective Time”), Covenantor will:
(1)   not, directly or indirectly (whether as principal, agent, independent contractor, consultant, advisor, director, officer, employee or otherwise), either (i) own, manage, operate, join, control or otherwise carry on, participate in the ownership, management, operation or control of, or (ii) engage in a position that is the same as or substantial similar in function or purpose to the position that Covenantor held with the Company, Company Bank Sub, Parent, or Parent Bank Sub with any business (other than, for the avoidance of doubt, Parent and its Subsidiaries) offering the same or substantially similar lending, deposit taking or other banking products or services, including without limitation, all trust, fiduciary or agency services provided by Parent Bank Sub, as those offered or sold by the Company, Company Bank Sub or the Parent, or any of their respective Subsidiaries, immediately after the Effective Time (a “Competing Business”), within a twenty-five (25) mile radius of each county where the Company Bank Sub, or any of its respective Subsidiaries has an office or banking branch immediately after the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however, that Covenantor shall not be prohibited from owning passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange or traded or listed through the OTC Markets Group’s electronic matching platforms, whether or not such corporation is a Competing

Business; provided, further, that Covenantor shall not be prohibited from engaging in any business (other than the Competing Business) in which Covenantor or its Affiliates otherwise engage as of the date hereof; and
(2)   inform any Competing Business which seeks to engage the services of Covenantor that Covenantor is bound by this Section 3 and the other terms of this Agreement.
(b)   Covenantor agrees that for a two (2) year period immediately following the Effective Time, Covenantor will:
(1)   not knowingly solicit or induce, directly or indirectly, any employee of the Company, Company Bank Sub or the Parent, or any of their respective Subsidiaries, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee’s employment relationship with the Company, Company Bank Sub or Parent (or Parent Bank Sub following the Merger), or any of their respective Subsidiaries; and
(2)   not (x) solicit by mail, by telephone, by personal meeting, by electronic communication, either directly or indirectly, any customer of the Company, Company Bank Sub or Parent, or any of their respective Subsidiaries with whom Covenantor had contact for the purpose of conducting Company or Company Bank Sub business, for whom Covenantor had supervisory responsibility or about whom Covenantor had access to Confidential Information, other than Covenantor (each, a “Restricted Customer”); or (y) intentionally interfere with or damage (or attempt to interfere with or damage) any relationship between Parent, Parent Bank Sub or any affiliates thereof, on the one hand, and any such Restricted Customer, on the other hand. For purposes of the non-solicitation restriction contained in Section 3(b)(2)(x) and (y), “Restricted Customer” also includes any individual or entity specifically and reasonably identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor received Confidential Information prior to the Effective Time. For purposes of clarity, the termination of Covenantor’s employment with Parent, if applicable, shall not by itself be treated as a violation of Section 3(b)(2)(y).
(c)   Covenantor acknowledges and understands that the Company’s and Parent’s, and their respective Subsidiaries’, good name and goodwill are extremely valuable and the result of the expenditure of substantial time, effort and resources by the respective party. Therefore, during the period described in Section 3(b) of this Agreement, Covenantor agrees not to make, or cause to be made, any public statement or disclosure that disparages the Company or the Parent, or any of their respective Subsidiaries, or any person known by Covenantor to be a director, officer or employee of any of the foregoing, or assist any other person, business or entity to do so.
(d)   Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor and that Company and Parent and their respective Subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Company, Company Bank, Parent and/or any Subsidiaries or affiliates thereof against Covenantor for such breaches or threatened or attempted breaches. If Covenantor breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled for the period of such breach and pendency of the lawsuit until all appeal periods initiated by Covenantor have expired.
4.   Entire Agreement; Modification.   This Agreement contains the entire agreement between Covenantor, Parent and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof, provided, however, that this Agreement shall not supersede or otherwise effect any agreement or understanding between the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, on the one hand and Covenantor on the other hand that includes any confidentiality, restrictive covenant or other provisions concerning the subject matter hereof on the part of Covenantor. This Agreement is being entered into by Covenantor without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be amended except in writing signed by all parties hereto.
In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with applicable Legal Requirements as it shall then appear.
5.   Notices.   For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its main offices located at 450 West Side Square, Carlinville, Illinois 62626, and if to Parent, to its main offices located at 401 North Hershey Road, Bloomington, IL 61704 or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.
6.   Waiver.   If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.   Assignment.   This Agreement and any rights or obligations hereunder may be assigned by Parent to any Subsidiary of Parent or any successor in interest to Parent’s or any of its Subsidiaries’ businesses. This Agreement may not be assigned by Covenantor.
8.   Headings.   The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
9.   Governing Law.   This Agreement shall be governed by the laws of the State of Illinois without reference to the choice of law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in McLean County, Illinois. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in McLean County, Illinois, agrees that process may be served upon term in any manner authorized by the laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.
10.   Counterparts.   This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
*   *   *

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.
CNB BANK SHARES, INC.
By:

Name:
Title:
HBT FINANCIAL, INC.
By:

Name:
Title:
COVENANTOR
Name:

Number of Shares of Company Voting Common
Stock:

[Signature Page to Restrictive Covenants Agreement]

Appendix D
October 17, 2025
Board of Directors
CNB Bank Shares, Inc.
450 West Side Square
Carlinville, IL 62626
Members of the Board of Directors:
We understand that CNB Bank Shares, Inc. (the “Company”) and HBT Financial, Inc. (the “Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 17, 2025 (the “Agreement”). The Agreement provides, among other things, that (a) HB-CNB Merger, Inc., a wholly-owned subsidiary of the Buyer, will merge with and into the Company, the surviving Company will itself become a wholly-owned subsidiary of the Buyer and then immediately merge with and into the Buyer (the “Transaction”) and (b) each share of common stock, par value $0.05 per share (“Company Common Stock”), of the Company will be converted into the right to receive (x) $27.73 in cash (the “Cash Consideration”); (y) 1.0434 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“Buyer Common Stock”), of the Buyer (the “Stock Consideration”); or (z) a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock subject to certain aggregate consideration mix adjustments. The Cash Consideration and the Exchange Ratio are referred to herein collectively as the “Merger Consideration”. For purposes of this opinion, we have assumed the Company’s Series A Convertible Perpetual Preferred Stock (“Company Preferred Stock”), par value $0.01 per share, is converted into Company Common Stock with each share of Company Preferred Stock converted into 100 shares of Company Common Stock. You have requested that Performance Trust Capital Partners, LLC (“Performance Trust”) provide an opinion to the Board of Directors of the Company as to whether the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
For purposes of the opinion set forth herein, we have:
(1)
Reviewed the draft Agreement and certain related documents;

(2)
Reviewed certain publicly available business and financial information relating to the Company and the Buyer, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;

(3)
Reviewed certain other business, financial and operating information relating to the Company and the Buyer provided by management of the Company and the Buyer, including financial forecasts for the Company prepared by the management of the Company (the “Company Projections”) and financial forecasts for the Buyer prepared by the management of the Buyer, as adjusted by the management of the Company (the “Buyer Projections”);

(4)
Reviewed certain estimates of cost savings and other synergies anticipated by the management of the Buyer, as adjusted and approved for our use by the management of the Company to result from the Transaction (the “Synergies Estimates”;

(5)
Discussed the past and current operations, financial condition, and the prospects of the Company and the Buyer with senior executives of the Company, including discussions regarding the proposed Transaction;

(6)
Reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

(7)
Reviewed certain financial data of Company and the Buyer and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

(8)
Considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Buyer Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer as to the future financial performance of the Buyer. With respect to the Synergies Estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Buyer as to the cost savings and synergies anticipated to result from the Transaction (including the amount and timing thereof).
In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the Agreement will not differ in any respect material to our analyses or opinion from the draft thereof furnished to us. We have assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters.
We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the to be received by the holders of shares of the Company Common Stock in the Transaction. This opinion does not address how the shares of Buyer Common Stock to be issued in the Transaction will trade following the closing of the Transaction or at any time. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of the Company’s or the Buyer’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that the Company’s and the Buyer’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of the Company or the Buyer or the solvency or fair value of the Company, the Buyer, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. We express no view as to, and our opinion does not address, the underlying business decision of the Company to proceed with the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might be available for the Company.

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We have been asked to render a fairness opinion to the Board of Directors of the Company in connection with this Transaction and will be entitled to receive a fee upon delivery of this opinion. In the two years prior to the date hereof, we have not been engaged on financial advisory and investment banking assignments for the Company or the Buyer and their respective affiliates. We may seek to provide financial advisory or investment banking services to the Buyer in the future and would expect to receive fees for the rendering of these services.
Please note that Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates may, from time to time, perform various investment banking and financial advisory services for other clients who may have conflicting interest with respect to the Company. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of the Company, the Buyer or any other company that may be involved in the Transaction, or any related derivative instruments.
This opinion has been approved by a committee of Performance Trust in accordance with our customary practice. This opinion is for the information of the Board of Directors (in its capacity as such) of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder or any other person as to how such stockholder should vote or act on any matters relating to the proposed Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
Performance Trust Capital Partners, LLC

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Appendix E
October 17, 2025
Board of Directors
CNB Bank Shares, Inc.
450 West Side Square
Carlinville, IL 62626
Members of the Board:
We understand that CNB Bank Shares, Inc. (the “Company”), an Illinois corporation, proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with HBT Financial, Inc. (“Acquiror”), a Delaware corporation, and HB-CNB Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), pursuant to which, among other things, MergerCo will merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger and, as a result of such Merger, the Company shall become a wholly owned subsidiary of Acquiror. Each share of “Company Common Stock” that is issued and outstanding immediately prior to the “Effective Time”, other than shares of Company Common Stock owned by the Company as treasury stock, which shall be cancelled, and “Dissenters’ Shares,” shall be converted into the right to receive one of the following from the Acquiror: (i) 1.0434 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of “Acquiror Common Stock” (the “Stock Consideration”), subject to adjustment in Section 5.12; or (ii) $27.73 in cash, subject to adjustment in Sections 2.1(d), 2.1(e) and 5.12 (the “Cash Consideration”); or (iii) a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock (the “Mixed Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Aggregate Cash Consideration” means $33,830,958.00, subject to adjustment in accordance with Sections 2.1(d), 2.1(e) and 5.12; (ii) “Aggregate Stock Consideration” means 5,513,480 shares of Acquiror Common Stock, subject to adjustment in accordance with Section 5.12; and, (iii) “Per Share Merger Consideration” means the amounts of cash and stock obtained by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(a)). The Merger Consideration is subject to adjustments pursuant to Section 2.1 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness of the Merger, from a financial point of view, to the holders of the Company Common Stock.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated October 14, 2025;

(ii)
certain publicly available business and financial information about the Company and Acquiror and the industry in which each operates, public filings by Acquiror including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for Acquiror;

Investment Banking
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www.dadavidson.com/Corporations-Institutions/Equity-Capital-Markets/Investment-Banking

(iii)
certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Company prepared by or at the direction of management of the Company, as approved for our use by the Company;

(iv)
information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger, prepared by or at the direction of management of the Company and Acquiror, as approved for our use by the Company;

(v)
the past and current business, operations, financial condition, and prospects of the Company and Acquiror, and other matters we deemed relevant, which we discussed with senior management of the Company;

(vi)
the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as we deemed relevant;

(vii)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that we deemed relevant;

(viii)
the current and historical market prices and trading activity of the Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies that we deemed relevant;

(ix)
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger, as provided by or at the direction of the senior management of Acquiror and approved for our use by the Company;

(x)
the implied valuation of the Company derived by discounting future cash flows and a terminal value of the Company based upon the Company’s financial forecasts, prepared by or at the direction of management of the Company and approved for our use by the Company;

(xi)
the implied valuation of Acquiror derived by discounting future cash flows and a terminal value of Acquiror based upon publicly available consensus analyst estimates for Acquiror for the years ending December 31, 2025 and December 31, 2026, and assumed growth rates for the years ended December 31, 2027 through December 31, 2030, at discount rates that we deemed appropriate; and

(xii)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Company and Acquiror concerning the business, financial condition, results of operations and prospects of the Company and Acquiror.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Acquiror, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s or Acquiror’s respective business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Acquiror or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Acquiror’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Acquiror. We did not make an independent evaluation of the quality of the Company’s or Acquiror’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Acquiror.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated October 14, 2025, reviewed by us.
We have assumed in all respects material to our analysis that the Company and Acquiror will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Acquiror or any other entity.
Our opinion is limited to the fairness of the Merger, from a financial point of view, to the holders of the Company Common Stock. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Acquiror, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of Acquiror Common Stock when issued in the Merger or the prices at which the Acquiror Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Company or Acquiror under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Acquiror. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Acquiror or the ability of the Company or Acquiror to pay their respective obligations when they come due.
We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Acquiror for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Acquiror in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the holders of the Company Common Stock.
Very truly yours,
D.A. Davidson & Co.

Appendix F
ILLINOIS DISSENTERS’ RIGHTS STATUTES
SECTIONS 11.65 AND 11.70
ILLINOIS BUSINESS CORPORATION ACT OF 1983
5/11.65. Right to Dissent.
§ 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:
(1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;
(2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
(3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)   alters or abolishes a preferential right of such shares;
(ii)   alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
(iii)   in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
(4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
(c)   A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.
5/11.70. Procedure to Dissent.
§ 11.70. Procedure to Dissent.
(a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

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(b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f)   If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
(g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

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(h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
(i)   The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.
(j)   As used in this Section:
(1)   “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
HBT Financial, Inc. (“HBT”) is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides for this limitation of liability. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
Article Ninth of HBT’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of HBT shall be liable to HBT or its stockholders for monetary damages arising from a breach of a duty owed to HBT or its stockholders.
Article VI of HBT’s Amended and Restated By-laws provides that, to the extent permitted by the DGCL, HBT shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of HBT or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of HBT, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of HBT, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to HBT unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of HBT has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification (unless ordered by a court) shall be made by HBT only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by HBT) in a written opinion, or (4) by the stockholders.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. Each of the directors and officers of HBT are covered by insurance policies maintained and held in effect by HBT against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1	Agreement and Plan of Merger among HBT Financial, Inc., HB-CNB Merger, Inc. and CNB Bank Shares, Inc. dated as of October 20, 2025 (included as Appendix A to the proxy statement/prospectus contained in the Registration Statement).
3.1	Restated Certificate of Incorporation of HBT Financial, Inc. (incorporated by reference to Exhibit 4.1 to HBT Financial, Inc.’s Registration Statement on Form S-8 (File No. 333-234385), filed with the SEC on October 30, 2019).
3.2	Amended and Restated By-laws of HBT Financial, Inc. (incorporated by reference to Exhibit 4.2 to HBT Financial, Inc.’s Registration Statement on Form S-8 (File No. 333-234385), filed with the SEC on October 30, 2019).
5.1*	Opinion of Vedder Price P.C. with respect to the validity of the securities being registered.
8.1	Opinion of Vedder Price P.C. regarding certain U.S. income tax aspects of the merger.
8.2	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding certain U.S. income tax aspects of the merger.
21.1	Subsidiaries of HBT Financial, Inc. (incorporated by reference to Exhibit 21.1 to HBT Financial, Inc.’s Annual Report on Form 10-K (File No. 001-39085), filed with the SEC on March 7, 2025).
23.1*	Consent of Vedder Price P.C. (included in Exhibits 5.1 and 8.1)
23.2	Consent of RSM US LLP
23.3	Consent of Forvis Mazars, LLP
23.4	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2)
24.1	Powers of Attorney (included on signature page to the Registration Statement)
99.1	Consent of Performance Trust Capital Partners, LLC
99.2	Consent of D.A. Davidson & Co.
99.3*	Form of Proxy to be used by CNB Bank Shares, Inc.
99.4*	Form of Election Form
99.5	Form of Voting and Support Agreement
99.6	Consent of Prospective Director James T. Ashworth
99.7	Consent of Prospective Director Nancy Ruyle
107	Filing Fee Table

*
To be filed in whole or in part by amendment.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows:
(1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(f)   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Illinois, on December 3, 2025.
HBT FINANCIAL, INC.
By:
/s/ Fred L. Drake

Name:
Fred L. Drake

Title:
Executive Chairman of the Board

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each officer and director of HBT Financial, Inc. whose signature appears below constitutes and appoints J. Lance Carter and Peter R. Chapman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date
/s/ Fred L. Drake Fred L. Drake	Executive Chairman of the Board	December 3, 2025
/s/ J. Lance Carter J. Lance Carter	President and Chief Executive Officer and Director (principal executive officer)	December 3, 2025
/s/ Peter R. Chapman Peter R. Chapman	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 3, 2025
/s/ Roger A. Baker Roger A. Baker	Director	December 3, 2025
/s/ C. Alvin Bowman C. Alvin Bowman	Director	December 3, 2025

S-1

Signatures	Title	Date
/s/ Eric E. Burwell Eric E. Burwell	Director	December 3, 2025
/s/ Patrick F. Busch Patrick F. Busch	Director	December 3, 2025
/s/ Allen C. Drake Allen C. Drake	Director	December 3, 2025
/s/ Linda J. Koch Linda J. Koch	Director	December 3, 2025
/s/ Gerald E. Pfeiffer Gerald E. Pfeiffer	Director	December 3, 2025

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